As filed with the Securities and Exchange Commission on April 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

View, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	84-3235065
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

195 S. Milpitas Blvd.

Milpitas, CA 95035

(408) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bill Krause

Senior Vice President, General Counsel & Secretary

View, Inc.

195 S. Milpitas Blvd.

Milpitas, CA 95035

(408) 263-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael J. Mies, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

14th Floor

Palo Alto, California 94301

(650) 470-4500

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Class A common stock, par value $0.0001 per share(4)	17,033,303	$11.50(2)	$195,882,984.50(2)	$ 21,370.84
Secondary Offering:
Class A common stock, par value $0.0001 per share(5)	69,319,822	$8.00(3)	$554,558,576.00(3)	$60,502.35
Warrants to purchase Class A common stock	366,666	$1.78(6)	$652,665.48(6)	$71.21
Total			$751,094,225.98	$81,944.40

(1)

In the event of a stock split, stock dividend or other similar transaction involving shares of Class A common stock (as such term is defined under “Selected Definitions”) of View, Inc. (the “Registrant”), in order to prevent dilution, the number of shares of Class A common stock registered hereby shall be automatically increased to cover the additional shares of Class A common stock in accordance with Rule 416(a) under the Securities Act.

(2)	Based upon the exercise price per share of Class A common stock issuable upon exercise of the warrants (as such term is defined under “Selected Definitions”).
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Class A common stock on April 1, 2021, as reported on Nasdaq under the symbol “VIEW”.

(4)

Consists of: (i) 16,666,637 shares of Class A common stock that may be issued upon exercise of the Public Warrants (as such term is defined under “Selected Definitions”) based on the number of Public Warrants outstanding as of April 1, 2021 and (ii) 366,666 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants (as such term is defined under “Selected Definitions”). The aggregate number of shares of Class A common stock shall be adjusted to include any additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(5)

Consists of the following shares of Class A common stock registered for resale by the Selling Holders (as such term is defined under “Selected Definitions”): (a) 1,100,000 Private Placement Shares (as such term is defined under “Selected Definitions”), (b) 42,103,156 PIPE Shares (as such term is defined under “Selected Definitions”), (c) 12,500,000 Founder Shares (as such term is defined under “Selected Definitions”), (d) 750,000 shares of Class A common stock received pursuant to the Engagement Letter (as such term is defined under “Selected Definitions”), (e) 12,500,000 shares of Class A common stock underlying the Restricted Stock Units (as such term is defined under “Selected Definitions”) and (f) 366,666 shares of Class A common stock underlying the Private Placement Warrants.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The price per warrant and aggregate offering price are based on the average of the high and low prices of the Public Warrants on April 1, 2021, as reported on Nasdaq under the symbol “VIEWW”.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to the securities described herein has been filed with the Securities and Exchange Commission. Neither we nor the selling securityholders may sell or distribute the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2021

PRELIMINARY PROSPECTUS

View, Inc.

69,319,822 Shares of Class A common stock

366,666 Warrants to Purchase Class A common stock

This prospectus relates to the issuance by us of an aggregate of up to 17,033,303 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), which consist of (i) up to 366,666 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement (“Private Placement”) to CF Finance Holdings II, LLC (the “Sponsor”), in connection with the initial public offering of CF Finance Acquisition Corp. II (“CF II”) and (ii) up to 16,666,637 shares of Class A common stock that are issuable upon the exercise of public warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”).

This prospectus also relates to the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 69,319,822 shares of Class A common stock, comprised of (a) up to 1,100,000 shares of Class A common stock (the “Private Placement Shares”) issued to the Sponsor in the Private Placement, (b) up to 42,103,156 shares of Class A common stock (the “PIPE Shares”) issued on March 8, 2021 in a private placement to subscription agreements, dated November 30, 2020 and January 11, 2021, (c) up to 12,500,000 shares of Class A common stock originally purchased by the Sponsor (the “Founder Shares”), some of which were transferred to CF II’s independent directors prior to the business combination, (d) up to 750,000 shares of Class A common stock under an engagement letter, pursuant to which Cantor Fitzgerald & Co. agreed to serve as financial advisor in connection with the business combination, dated as of October 3, 2020, as amended on November 26, 2020 (the “Engagement Letter”), (e) up to 12,500,000 shares of Class A common stock issuable upon the vesting of restricted stock units (the “Restricted Stock Units”) outstanding under the 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) and (f) up to 366,666 shares of Class A common stock issuable upon exercise of the Private Placement Warrants, and (ii) up to 366,666 Private Placement Warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. We will receive up to an aggregate of approximately $195.9 million from the exercise of all Warrants assuming the exercise in full of all such warrants for cash at a price of $11.50 per share of Class A common stock. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock and warrants are traded on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) under the symbols “VIEW” and “VIEWW,” respectively. On April 1, 2021, the closing price of our Class A common stock was $8.08 per share and the closing price of our warrants was $1.84 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue an aggregate of up to 17,033,303 shares of our Class A common stock, which consists of (i) up to 366,666 shares of Class A common stock that are issuable upon the exercise of the Private Placement Warrants and (ii) up to 16,666,637 shares of Class A common stock that are issuable upon the exercise of the Public Warrants. The Selling Holders may use the shelf registration statement to sell (i) up to 69,319,822 shares of Class A common stock, comprised of (a) up to 1,100,000 Private Placement Shares, (b) up to 42,103,156 PIPE Shares, (c) up to 12,500,000 Founder Shares, (d) up to 750,000 shares of Class A common stock under the Engagement Letter, (e) up to 12,500,000 shares of Class A common stock issuable upon the vesting of the Restricted Stock Units under the 2021 Equity Incentive Plan and (f) up to 366,666 shares of Class A common stock issuable upon exercise of the Private Placement Warrants, and (ii) up to 366,666 Private Placement Warrants.

More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On March 8, 2021 (the “Closing Date”), View, Inc. (formerly known as CF Finance Acquisition Corp. II) (the “Company”), consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of November 30, 2020 (the “Merger Agreement”), by and among the Company, PVMS Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of the

Company, and View Operating Corporation (formerly known as View, Inc.) (“Legacy View”), a Delaware corporation. As contemplated by the Merger Agreement, Merger Sub merged with and into Legacy View, with Legacy View continuing as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Business Combination”).

Unless the context requires otherwise, references to “the Company,” “View,” “we,” “us” and “our” refer to View, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination. “CF II” refers to CF Finance Acquisition Corp. II prior to the Business Combination.

MARKET, RANKING AND OTHER INDUSTRY DATA

Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including their products and services relative to their competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate, which, in each case, we believe are reliable.

We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to us being a leader in a market or product category refers to our belief that it has a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products and services.

Assumptions and estimates of our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains some of our trademarks, service marks and trade names, including, among others, “VIEW”, “VIEW NET”, “INTELLIGENCE”, “VIEW SENSE”, “VIEW DISPLAY”, AND “SMARTPROTECT”. Each one of these trademarks, service marks or trade names is either (1) our registered trademark, (2) a trademark for which we have a pending application, or (3) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

v

SELECTED DEFINITIONS

Unless stated otherwise in this prospectus or the context otherwise requires, references to:

•	“2018 Plan” are to Legacy View’s Amended and Restated 2018 Equity Incentive Plan terminated in connection with the Business Combination following the Closing;

•	“2021 Equity Incentive Plan” are to the 2021 Equity Incentive Plan approved in connection with the Business Combination and effective as of the Closing;

•	“Additional Subscription Agreement” are to the Subscription Agreement by and between the Company and the investor named therein, dated as of January 11, 2021;

•	“Board” or “Board of Directors” are to the board of directors of the Company;

•

“Business Combination” are to the transactions contemplated by the Merger Agreement, including: (1) the merger of Merger Sub, a wholly-owned subsidiary of the Company, with and into Legacy View, with Legacy View continuing as the surviving corporation and as a wholly-owned subsidiary of the Company; and (2) the PIPE Investment, which transactions were consummated on March 8, 2021;

•	“Bylaws” are to the Amended and Restated Bylaws of the Company;

•	“CEO Equity Incentive Plan” are to the 2021 Chief Executive Officer Incentive Plan approved in connection with the Business Combination and effective as of the Closing;

•	“Certificate of Incorporation” are to the Amended and Restated Certificate of Incorporation of the Company;

•	“CF II” are to CF Finance Acquisition Corp. II, prior to the consummation of the Business Combination;

•	“Class A common stock” are to Class A common stock, par value $0.0001 per share, of the Company;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to March 8, 2021, the date on which we completed the Business Combination;

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•	“common stock” are to the Class A common stock;

•	“Company,” “we,” “us,” and “our” are to View, Inc. (formerly known as CF Finance Acquisition Corp. II), a Delaware corporation, and its consolidated subsidiaries;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Effective Time” are to the effective time of the Business Combination;

•	“Engagement Letter” are to the engagement letter by and between CF II and Cantor Fitzgerald & Co., dated as of October 3, 2020, as amended on November 26, 2020;

•	“Equity Incentive Plans” are to, collectively, the 2021 Equity Incentive Plan and the CEO Equity Incentive Plan, each approved by CF II’s stockholders on March 5, 2021;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Founder Shares” are to the shares of CF II Class B common stock, par value $0.0001, initially purchased by Sponsor in September 2019;

•	“GAAP” are to the Generally Accepted Accounting Principles in the United States of America;

•	“Initial Stockholders” are to the Sponsor and CF II’s independent directors prior to the Business Combination, Robert Hochberg and Charlotte Blechman;

•

“Initial Subscription Agreements” are to those Subscription Agreements entered into contemporaneously with the execution of the Merger Agreement, by and between the Company and each of the PIPE Investors, not including the Additional Subscription Agreement;

•	“IPO” or “initial public offering” are to CF II’s initial public offering which was consummated on August 31, 2020;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Legacy View” are to View Operating Corporation (formerly known as View, Inc.);

•	“management” or “management team” of an entity are to the officers and directors of such entity;

•	“Merger” are to the merger of Merger Sub with and into Legacy View, with Legacy View continuing as the surviving corporation and as a wholly-owned subsidiary of the Company;

•

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of November 30, 2020 (as it may be further amended from time to time), by and among Legacy View, Merger Sub, and the Company;

•	“Merger Sub” are to PVMS Merger Sub, Inc., a wholly-owned subsidiary of CF II;

•	“Nasdaq” are to the National Association of Securities Dealers Automated Quotations;

•	“Organizational Documents” are to the Bylaws and the Certificate of Incorporation;

•

“PIPE Investment” are to the private placement pursuant to which the PIPE Investors purchased 42,103,156 shares of Class A common stock for an aggregate purchase price equal to approximately $441.1 million;

•

“PIPE Investors” are to the “accredited investors” (as defined in Rule 501 under the Securities Act), and their permitted transferees, that subscribed for and purchased shares of Class A common stock in the PIPE Investment;

•	“PIPE Shares” are to the 42,103,156 shares of Class A common stock that were issued to the PIPE Investors in connection with the PIPE Investment;

•	“Private Placement” are to the private placement consummated simultaneously with the IPO on August 31, 2020, in which CF II issued to the Sponsor the Private Placement Units;

•	“Private Placement Shares” are to the 1,100,000 shares of Class A common stock that were underlying the Private Placement Units initially issued to the Sponsor in the Private Placement;

•

“Private Placement Units” are to the CF II units, each consisting of one share of CF II Class A common stock and one-third of one warrant to purchase one share of CF II Class A common stock, initially issued to the Sponsor in the Private Placement;

•

“Private Placement Warrants” are to the 366,666 warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock that were underlying the Private Placement Units initially issued to the Sponsor in the Private Placement;

•	“public shares” are to the shares of Class A common stock (including those that underlie the units) that were initially offered and sold by CF II in its IPO;

•	“Public Warrants” are to public warrants;

•

“public stockholders” are to the holders of the public shares (including certain of the Initial Stockholders provided that each of their status as a “public stockholder” shall only exist with respect to such public shares);

•	“Restricted Stock Units” are to restricted stock units based on shares of View Class A common stock;

•	“Registration Rights Agreement” are to the Registration Rights Agreement dated as of November 30, 2020, by and among CF II and the undersigned stockholders of Legacy View listed thereto;

•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•

“Selling Holders” are to the selling holders identified in this prospectus and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A common stock and/or warrants, as applicable, after the date of this prospectus such that registration rights shall apply to those securities;

•	“Sponsor” are to CF Finance Holdings II, LLC, a Delaware limited liability company;

•

“Sponsor Registration Rights Agreement” are to the Registration Rights Agreement dated as of August 26, 2020, by and among CF II, Sponsor and the undersigned investors listed thereto, as amended by the Amendment thereto dated as of March 8, 2021;

•	“Subscription Agreements” are to, collectively, those certain Subscription Agreements entered into between the Company and each of the PIPE Investors, including the Additional Subscription Agreement;

•	“transfer agent” or “Continental” are to Continental Stock Transfer & Trust Company;

•

“trust account” are to the trust account of CF II that held proceeds from its IPO and the sale of the Private Placement Units, together with interest earned thereon, less amounts released to pay tax obligations and up to $100,000 for dissolution expenses;

•	“Underwriting Agreement” are to the Underwriting Agreement, by and among CF II, Cantor Fitzgerald & Co. and BTIG, LLC, dated as of August 26, 2020;

•	“View” are to View, Inc., after giving effect to the Business Combination; and

•	“Warrants” are to Private Placement Warrants together with Public Warrants.

Unless otherwise stated in this prospectus or as the context otherwise requires, all references in this prospectus to Class A common stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking within the meaning of the federal securities laws, including safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995 and as such are not historical facts. This includes, without limitation, statements regarding the financial position, capital structure, dividends, indebtedness, business strategy and plans and objectives of management for future operations, including as they relate to the anticipated effects of the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When the Company discusses its strategies or plans, including as they relate to the Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company’s management.

The forward-looking statements contained in this prospectus are based on various assumptions, current expectations and beliefs concerning future developments and their potential effects on the Company. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the benefits of the Business Combination; (2) the future financial performance of the Company following the Business Combination; (3) the ability to maintain the listing of the Company’s securities on Nasdaq; (4) volatility in the price of the Company’s securities; (5) the risk that the Business Combination disrupts current plans and operations of the Company and potential difficulties in Company employee retention as a result of the Business Combination; (6) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the Business Combination; (8) the outcome of any legal proceedings that may be instituted against the Company or any of its directors or officers following or related to the Merger Agreement or the Business Combination; (9) the failure to realize anticipated pro forma results and underlying assumptions; (10) the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; (11) changes in competitive and regulated industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure; (12) the potential inability of the Company to increase its manufacturing capacity or to achieve efficiencies regarding its manufacturing process or other costs; (13) the enforceability of the Company’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others; (14) factors relating to the business, operations and financial performance of the Company and its subsidiaries, including: global economic weakness and uncertainty; risks relating to the continued growth of the Company’s customers’ markets; failure to meet or anticipate technology changes; the unpredictability of the Company’s future operational results; disruption of the Company’s customers’ orders or the Company’s customers’ markets; less favorable contractual terms with large customers; risks associated with governmental contracts; failure to mitigate risks associated with long-term fixed price contracts; risks associated with information technology disruption or security; risks associated with the implementation and enhancement of information systems; failure to properly manage the Company’s supply chain or difficulties with third-party manufacturers; competition in the smart glass industry;

failure to realize the expected benefit from any rationalization and improvement efforts; disruption of, or changes in, the Company’s independent sales representatives, distributors and original equipment manufacturers; failure to obtain performance and other guarantees from financial institutions; failure to realize sales expected from the Company’s backlog of orders and contracts; changes to tax law; ongoing tax audits; risks associated with future legislation and regulation of the Company’s customers’ markets both in the United States and abroad; costs or liabilities associated with product liability; the Company’s ability to attract, train and retain key members of its leadership team and other qualified personnel; the adequacy of the Company’s insurance coverage; a failure to benefit from future acquisitions; failure to realize the value of goodwill and intangible assets; the global scope of the Company’s operations; risks associated with the Company’s sales and operations in emerging markets; exposure to fluctuations in foreign currency exchange rates; the Company’s ability to comply with various laws and regulations and the costs associated with legal compliance; adverse outcomes to any legal claims and proceedings filed by or against us; the Company’s ability to protect or enforce its proprietary rights on which its business depends; third party intellectual property infringement claims; liabilities associated with environmental, health and safety matters; risks associated with the Company’s limited history of operating as a public company; and potential net losses in future periods; and (15) other risks and uncertainties indicated in this prospectus, including those under the heading “Risk Factors,” and that may be set forth in any applicable prospectus supplement under any similar caption. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of this prospectus, the Company’s Quarterly Reports on Form 10-Q, the registration statement on Form S-4, the Current Report on Form 8-K filed with the SEC on March 12, 2021, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Forward-looking statements included in this prospectus speak only as of the date of this prospectus or any earlier date specified for such statements. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The Company does not give any assurance that it will achieve its expectations.

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PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “View, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. The definitions of some of the terms used in this prospectus are set forth under the section “Selected Definitions.”

Business Summary

Our Mission

View is on a mission to create delightful environments.

The real estate industry, the largest asset class, and the construction industry, which employs over 500 million people and uses over 50% of all the resources in the world, have consistently under-participated in innovation compared to the rapid improvements we have experienced in other industries.1 Buildings consume 40% of all energy, more than any other sector, and humans spend 90% of their time inside buildings compared to just 5% inside an automobile.2 Yet, comparatively the real estate industry has experienced very little innovation in the last several decades.

We believe that innovation and advances in materials, processes, business practices, and ways of thinking will drive significant advancements. This creates a unique opportunity to transform this massive industry and the human experience in buildings. At View, we are accomplishing this mission by making buildings healthier, more sustainable, smarter, and more fun.

Our Story

Humans are an outdoor species. We are wired to crave natural daylight and a connection to the outdoors. This is why buildings are built with windows to let in natural light and provide unobstructed views. We as humans are lucky to have discovered glass, this magical material—a wall you can see through. However, conventional glass suffers from two significant issues—glare and heat. While conventional glass lets in natural light, it also causes significant glare and heat from the rays of the sun. People compensate for these visual and thermal discomforts by hanging blinds, shades or curtains; however, blinds defeat the entire purpose of having windows by blocking the view. Further, once the shades are drawn down, they typically tend to stay down.

Conventional glass also allows heat into buildings, primarily from solar radiation; architects compensate for this heat by installing larger air conditioning and HVAC systems. While larger HVAC systems alleviate the problem, they do not fully solve heat issues and leave thermally hot zones near the windows, while still adding substantial cost and increasing materials and energy usage.

[1]	2018 Global Status Report, Global Alliance for Buildings and Construction.
[2]	.S. Environmental Protection Agency. 1989. Report to Congress on indoor air quality: Volume 2. EPA/400/1-89/001C. Washington, DC.

Our experience inside buildings also leaves a lot to be desired. We frequently suffer from insufficient natural light, upset circadian cycles, poor air quality, and a lack of connection to the outdoors. These conditions often manifest themselves in the form of increased eye strain, headaches, drowsiness, and depression, leading to increased stress and absenteeism, and lower productivity.

View’s innovations and products enable people to lead healthier and more productive lives by allowing in more natural daylight and views while still minimizing glare and heat, and simultaneously reducing the building’s carbon footprint and energy usage. We have achieved these transformations by designing, manufacturing, and providing electrochromic or “smart” glass panels to which we add a 1 micrometer (approximately 1/100th the thickness of human hair) proprietary electrochromic coating that fundamentally changes the building’s thermodynamics and the health of the humans inside it. Through our proprietary network infrastructure, each View Smart Glass window is provided an individual IP-addressable location and when combined with our proprietary software and algorithms, View Smart Glass intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa. In addition, we now offer a suite of fully integrated, cloud-connected smart-building products that we believe will enable us to further optimize the human experience within buildings ensuring a truly delightful experience.

Our Strengths

We believe View has several strengths that will allow us to drive the rapid adoption of View products and to maintain our market leading position:

•

Complete product solution: View offers complete product solutions, in which we design all critical aspects of the product, including the electrochromic nano-coatings, smart glass panels, electronics, cabling, network, algorithms, and software. Having complete design control over our products enables us to provide a superior, more elegant and more integrated solution and experience to customers and end users as compared to our competitors.

•

Proven product durability: We have demonstrated projected lifetimes of our electrochromic nano-coating of over 30 years, with no degradation in performance, in tests conducted by independent laboratories.[3]

•	Strong record of execution: View Smart Glass has now been installed in over 20 million square feet of buildings of significant scale and prominence.

•

Manufacturing scale: View has a manufacturing footprint of over one million square feet in North America and has full control of its manufacturing processes, allowing us to rapidly scale while reducing production costs and maintaining quality.

•

Intellectual property portfolio: View has over 1,000 patents and patent filings, 12 years of R&D experience, and continues to drive innovation across materials science, electronics, networking, hardware, software, and human factors research.

•

Smart building platform: View’s smart building platform and network architecture offers a competitive advantage, as it has greater functionality, utilizes less cabling, and we believe is significantly simpler and cheaper to install than solutions from competing smart glass suppliers. As “smart buildings” grow in popularity, our enterprise-grade network and smart building platform provide yet another reason for building owners to choose smart glass.

•

Growing product portfolio: View has continued to develop several new products that will optimize the human experience in buildings, help reduce energy usage and carbon footprint, and make buildings more intelligent and adaptable.

[3]	Verified by National Renewable Energy Laboratory (NREL) testing as per ASTM E2141 for accelerated aging of electrochromic devices.

•

Strong ecosystem relationships: In the course of supplying View Smart Glass to over 20 million square feet of buildings of significant scale and prominence, View has developed strong relationships with members of the construction ecosystem including architects, general contractors, glaziers and low voltage electricians. In addition, we have built strong relationships with owners, tenants, and building developers who are in the best position to recognize and appreciate the multiple benefits we bring to their employees and tenants, as well as their energy efficiency initiatives. Over 50% of our and Legacy View’s design wins over the last two years have been from building owners, developers and tenants that have previously had View Smart Glass installed in their buildings. See “Business—Our Customers” for more details on our sales process.

•	Experienced leadership team: View has built an experienced leadership team with a strong track record of driving product innovation, revenue growth and profitability in several technology businesses.

•

Company culture: Most importantly, we have built a strong culture of safety, inclusion, curiosity, customer delight, iterative learning, commitment to excellence, ownership, and teamwork. This has enabled us to tackle hard technical and business problems and opportunities, challenge conventional wisdom, deliver value to our customers, and build a strong competitive advantage over incumbents and other entrants.

Growth Strategies

Each of the below growth initiatives will be propelled by our ability to develop mainstream acceptance of our products. We continuously work to market our product and believe we will have mainstream acceptance of our products through the execution of the following:

•

Compelling, proven product with growing installed base: Our technology is patented, functional and proven, with an increasing number of installations across major markets in North America driving both greater product awareness and higher interest from the real estate ecosystem. We expect this trend to accelerate as our base of installations continues to grow. Over 50% of our and Legacy View’s design wins over the last two years have been from building owners, developers and tenants that have previously had View Smart Glass installed in their buildings.

•

New product introduction: We have significantly expanded our product portfolio and offer several smart building products, services and subscriptions to the market. In addition to a strong existing installed base who we believe will be likely adopters of these products, we also anticipate that strong interest in our smart building products will accelerate adoption of View Smart Glass.

•

Sales channel expansion: We plan to create greater awareness and education among building owners and tenants, of the significant benefits of View, by forming business relationships with real estate brokers. Given the large number of commercial real estate brokers across North America, such business arrangements have the potential to significantly increase the awareness and recognition of View, our products and our benefits multiple fold.

•

Deepen delivery ecosystem relationships: In the course of supplying View Smart Glass to over 20 million square feet of buildings of significant scale and prominence, View has developed strong relationships with members of the construction delivery ecosystem including architects, general contractors, glaziers and low voltage electricians. We will continue to focus on developing stronger relationships with these partners to facilitate smooth execution and positive momentum.

•

Expansion into new geographies: View currently derives the majority of its business from select markets in North America. We believe our solutions will have universal appeal, and anticipate significant growth opportunities to expand our business in additional regions in North America and in international markets around the world.

•

Serving new applications and industries: We believe there are significant benefits to using smart glass solutions in automotive applications such as windows and glass roofs that automatically adjust to sunlight, mobile phones and computing, wearables, mixed and augmented reality applications, and in other industries. We anticipate serving these applications in the future.

By focusing on innovation, continually enhancing our product offerings and leveraging our platform to offer new products, we believe we can increase building project originations, product usage and customer satisfaction, which we believe will increase revenue per customer and also reduce customer attrition. With over 12 years of experience and over 1,000 patents and patent applications, our research and development and engineering teams include people with expertise in all aspects of the development process, including materials science, electronics and networking, product design, software development, machine learning and AI, and quality assurance. Our research and development activities are conducted at our headquarters in Milpitas, California and also at our manufacturing facility located in Olive Branch, Mississippi.

Business Combination

On the Closing Date, View, Inc. (formerly known as CF Finance Acquisition Corp. II), consummated the Business Combination pursuant to that certain Merger Agreement, by and among the Company, Merger Sub, and View Operating Corporation (formerly known as View, Inc.). As contemplated by the Merger Agreement, Merger Sub merged with and into View Operating Corporation, with View Operating Corporation continuing as the surviving entity and as a wholly owned subsidiary of CF Finance Acquisition Corp. II.

On March 5, 2021, CF Finance Acquisition Corp. II’s stockholders, at a special meeting of CF Finance Acquisition Corp. II, approved and adopted the Merger Agreement, and approved the Business Combination proposal and the other related proposals presented in the definitive proxy statement filed by CF II on February 16, 2021 (the “Proxy Statement”) and the supplement thereto filed by CF II on February 23, 2021 (the “Supplement”).

At the Effective Time:

(1)

each share of Legacy View capital stock that was issued and outstanding immediately prior to the Effective Time (other than any shares of Legacy View capital stock held by a Legacy View stockholder who validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its Legacy View capital stock, “Dissenting Shares,” or Legacy View capital stock held in treasury or by CF II, the Sponsor or any of their Affiliates, as defined in the Merger Agreement), was automatically cancelled and ceased to exist in exchange for the right to receive such fraction of a share of newly issued Class A common stock equal to 0.02325 (the “Exchange Ratio”), without interest, subject to rounding up such fractional shares of each holder to the nearest whole share of Class A common stock (after aggregating all fractional shares of Class A common stock that otherwise would be received by such holder),

(2)

each share of Merger Sub common stock outstanding immediately prior to the Effective Time was automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of Class A common stock;

(3)

each Legacy View option that was outstanding immediately prior to the Effective Time, whether vested or unvested, was assumed by CF II and converted into an option exercisable for that number of shares of Class A common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Legacy View common stock subject to the Legacy View option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, such option having a per share exercise price for each share of Class A common stock issuable upon exercise of the option equal to the quotient

(rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of Legacy View common stock subject to such Legacy View option immediately prior to the Effective Time by (ii) the Exchange Ratio, and, except as specifically provided in the Merger Agreement, each option to continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy View options immediately prior to the Effective Time; and

(4)

each Legacy View warrant that was outstanding immediately prior to the Effective Time was assumed by CF II and converted into a warrant exercisable for that number of shares of Class A common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Legacy View capital stock subject to the Legacy View warrant immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, such warrant having a per share exercise price for each share of Class A common stock issuable upon exercise of the warrant equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of Legacy View capital stock subject to the Legacy View warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, and, except as specifically provided in the Merger Agreement, each warrant to continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy View warrant immediately prior to the Effective Time.

Concurrently with the execution of the Merger Agreement, CF II entered into the Initial Subscription Agreements with certain of the PIPE Investors, and on January 11, 2021, CF II entered into the Additional Subscription Agreement with GIC Private Ltd. Pursuant to the Subscription Agreements, the PIPE Investors purchased an aggregate of 42,103,156 shares of Class A common stock in a private placement, in the case of the Initial Subscription Agreements at a price of $10.00 per share and in the case of the Additional Subscription Agreement at a price of $11.25 per share, for an aggregate purchase price of approximately $441.1 million. The PIPE Investment was consummated in connection with the consummation of the Business Combination. See “—Related Agreements” below for a summary of the Subscription Agreements.

On the Closing Date, in connection with the Business Combination, we entered into certain related agreements which are described below in “—Related Agreements”.

The following diagram illustrates our structure following the consummation of the Business Combination:

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We are also a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Summary of Risk Factors

The business and financial condition of View is subject to numerous risks and uncertainties. Below is a summary of material factors that make an investment in our securities speculative or risky. The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may have an adverse effect on the business, cash flows, financial condition and results of operations of View. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus beginning on page 12. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

•	View’s limited operating history and Legacy View’s history of financial losses make evaluating View’s business and future prospects difficult, and may increase the risk of your investment.

•

View’s future growth and success is dependent upon the real estate ecosystem’s to adopt smart glass and specifically View’s products, especially in the smart glass market which View is targeting with View Smart Glass.

•	View’s revenue and backlog may not be adequate or grow sufficiently, and that backlog may not convert into future sales.

•	View’s new products and services may not be successful.

•	View’s financial results may vary significantly from period-to-period due to fluctuations in its operating costs, revenue and other factors.

•

View’s operating and financial results forecast relies in large part upon assumptions and analyses developed by View. If these assumptions or analyses prove to be incorrect, View’s actual operating results may be materially different from its forecasted results.

•

View may not be able to accurately estimate the future supply and demand for its products, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If View fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

•	Increases in cost of materials, including glass, could harm View’s business.

•

View has identified material weaknesses in its internal control over financial reporting. If View’s remediation of such material weaknesses is not effective, or if it fails to develop and maintain proper and effective internal control over financial reporting, View’s ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired.

•	View has yet to achieve positive cash flow and there can be no assurance that View will be able to generate positive cash flow from operations in the future.

•

Any significant disruption to View’s sole manufacturing production line or the failure of its facility to operate according to its expectation could have a material adverse effect on View’s results of operations.

•	COVID-19 and other public health crises could materially impact View’s business, financial condition, and results of operations.

•

While View obtains components from multiple sources whenever possible, the glass component used in its products is purchased by View from a single source supplier. The inability of this supplier, as well as other suppliers, to deliver necessary glass components and other components of View’s products according to its schedule and at prices, quality levels and volumes acceptable to View, or View’s inability to efficiently manage these components, could have an adverse effect on View’s financial condition and operating results.

•	View’s management has limited experience in operating a public company.

•

View faces risks associated with its national and future global operations and expansion, including unfavorable regulatory, political, economic, tax and labor conditions, and with establishing itself in new markets, all of which could harm its business.

•

The markets in which View operates are highly competitive, and View may not be successful in competing in these industries. View currently faces competition from new and established national and international competitors and expects to face competition from others in the future, including competition from companies with new technology.

•	If View is unable to attract and/or retain key employees and hire qualified personnel, View’s ability to compete could be harmed.

•

View may be unable to meet its growing production demand, product sales, delivery plans and servicing needs, or accurately project and manage this growth nationwide or internationally, which could harm View’s business and prospects.

•	View relies on certain third-party providers of licensed software and services integral to the operations of View’s business.

•

View’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on View’s ability to prevent others from interfering with its commercialization of its products.

•	View may need to acquire intellectual property that if View is unable to obtain, or if View is unable to adequately protect its intellectual property, View could be competitively disadvantaged.

•

View’s products and services are subject to substantial regulations, which are evolving, and unfavorable changes or failure by View to comply with these regulations could substantially harm its business and operating results.

•	Many of View’s products must comply with local building codes and ordinances, and failure of View’s products to comply with such codes and ordinances may have an adverse effect on its business.

•

View’s business model of manufacturing smart glass is capital-intensive, and View may not be able to raise additional capital on attractive terms, if at all, which could be dilutive to stockholders. If View cannot raise additional capital when needed, its operations and prospects could be materially and adversely affected.

•

Private Placement Warrants will become exercisable for our Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•	We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to a Warrant holder, thereby making the Warrants worthless.

•

The Warrants may not be in the money after they become exercisable, they may expire worthless and the terms of the Warrants may be amended in a manner that may be adverse to holders of our Warrants with the approval by the holders of a majority of the then outstanding Public Warrants, or, in the case of an amendment solely to the Private Placement Warrants, the approval of a majority of the holders of the then outstanding Private Placement Warrants. As a result, the exercise price of the Warrants could be increased, the Warrants could be converted into cash or stock (at a ratio different than initially provided), the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a Warrant could be decreased, all without a Warrant holder’s approval.

•	Resales of our securities may cause the market price of our securities to drop significantly, even if our business is doing well.

•	The trading price of our Class A common stock and warrants may be volatile.

Corporate Information

We were incorporated on September 27, 2019 as a Delaware corporation under the name “CF Finance Acquisition Corp. II” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On March 8, 2021, in connection with the consummation of the Business Combination, we changed our name to “View, Inc.” Our principal executive offices are located at 195 S. Milpitas Blvd., Milpitas, CA 95035, and our telephone number is (408) 263-9200. Our website is www.view.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of an aggregate of up to 17,033,303 shares of our Class A common stock, which consists of (i) up to 366,666 shares of Class A common stock that are issuable upon the exercise of the Private Placement Warrants and (ii) up to 16,666,637 shares of Class A common stock that are issuable upon the exercise of the Public Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 69,319,822 shares of Class A common stock, comprised of (a) up to 1,100,000 Private Placement Shares, (b) up to 42,103,156 PIPE Shares, (c) up to 12,500,000 Founder Shares, (d) up to 750,000 shares of Class A common stock under the Engagement Letter, (e) up to 12,500,000 shares of Class A common stock issuable upon the vesting of the Restricted Stock Units under the 2021 Equity Incentive Plan and (f) up to 366,666 shares of Class A common stock issuable upon exercise of the Private Placement Warrants, and (ii) up to 366,666 Private Placement Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 12 of this prospectus.

Issuance of Class A common stock and warrants

The following information is as of March 31, 2021 and does not give effect to issuances of our Class A common stock or warrants after such date, or the exercise of warrants after such date.

Shares of Class A common stock that may be issued upon exercise of Private Placement Warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock	366,666 shares

Shares of Class A common stock that may be issued upon exercise of Public Warrants	16,666,637 shares

Shares of common stock outstanding prior to exercise of all warrants	217,076,712 shares (as of March 31, 2021)

Shares of common stock outstanding assuming exercise of all warrants	234,110,015 shares (based on total shares outstanding on March 31, 2021)

Exercise price of warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will receive an aggregate of approximately $195.9 million from the exercise of all Warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Class A common stock and warrants

Founder Shares	12,500,000 shares

PIPE Shares	42,103,156 shares

Private Placement Shares	1,100,000 shares

Shares of Class A common stock under the Engagement Letter	750,000 shares

Shares of Class A common stock issuable upon the vesting of Restricted Stock Units	12,500,000 shares

Shares of Class A common stock issuable upon exercise of the Private Placement Warrants	366,666 shares

Private Placement Warrants	366,666 warrants

Exercise Price	$11.50 per share, subject to adjustment as described herein.

Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities—Private Placement Warrants” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of the Class A common stock and warrants to be offered by the Selling Holders. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Lock-up Securities	The 12,500,000 Founder Shares, 750,000 shares under the Engagement Letter and 119,860,088 shares owned by certain View shareholders subject to the lock-up agreements entered into concurrently with the Merger Agreement (the “Lock-Up Agreements”) are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Business Combination—Related Agreements” and “Securities Act Restrictions on Resale of Securities—Lock-Up Securities” for further discussion.

Nasdaq Ticker Symbols	Class A common stock: VIEW

Warrants: VIEWW

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the following risks as well as the other information included in this prospectus, including “Cautionary Statement Regarding Forward-Looking Statements,” “Selected Consolidated Historical and Pro Forma Financial Information,” “View, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us. Unless otherwise indicated or the context otherwise requires, references to “View,” the “Combined Entity” and the “Company” refer to View, Inc. (formerly known as CF Finance Acquisition Corp. II) and its consolidated subsidiaries after giving effect to the Business Combination. References in this section to “CF II” refer to CF Finance Acquisition Corp. II prior to the Business Combination. References in this section to “Legacy View” refer to View Operating Corporation and its subsidiaries prior to the Business Combination.

Risk Factors Relating to Our Business and Industry

View’s limited operating history and Legacy View’s history of financial losses make evaluating View’s business and future prospects difficult, and may increase the risk of your investment.

You must consider the risks and difficulties View faces as an early stage company with a limited operating history. If View does not successfully address these risks, View’s business, prospects, operating results and financial condition will be materially and adversely harmed. Legacy View devoted substantially all of its efforts towards the manufacturing, sale and further development of its product platforms, and marketing of both custom and standardized product solutions. In the course of its activities, Legacy View did not achieve profitable operations or positive cash flows from operations. Legacy View incurred a net loss of $289.9 million and $257.0 million for the years ended December 31, 2019 and 2020, respectively. View believes that it will continue to incur substantial losses until at least the time it meets the demands of its current order backlog, assuming such backlogs can be sustained. There can be no assurance that positive cash flows from operations can be achieved or sustained and may occur later than expected.

The amount of View’s future losses is uncertain and View’s quarterly operating results may fluctuate significantly or may fall below the expectations of investors as View, among other things, continues to incur significant expenses in connection with the design, development and manufacturing of its products, expansion of its research and development activities, investment in manufacturing capabilities, build-up of inventories of components for its products, increase in its sales and marketing activities, development of its distribution infrastructure and increase in its general and administrative functions to support its growing operations. View may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in a sufficient increase in revenue, which would lead to even greater losses.

View’s future growth and success is dependent upon the real estate industry’s willingness to adopt smart glass and specifically View’s products, especially in the smart glass market which View is targeting with View Smart Glass.

View’s growth is highly dependent upon the adoption of smart glass by the real estate industry. Although View anticipates growing demand for View’s products, there is no guarantee of such future demand, or that View’s products will remain competitive in the market.

If the market for smart glass in general and View products in particular do not develop as View expects, or develop more slowly than View expects, or if demand for View’s products decreases in its markets, View’s business, prospects, financial condition and operating results could be harmed. The market for View’s products could be affected by numerous factors, such as:

•	perceptions about smart glass features, quality, safety, performance and cost;

•	competition, including from other types of smart glass or traditional glass;

•	the cost premium of smart glass in contrast to traditional glass;

•	government regulations and economic incentives;

•	reduced construction activity, including as a result of the short and long-term effect of COVID-19; and

•	concerns about View’s future viability.

View’s revenue and backlog may not be adequate or grow sufficiently, and that backlog may not convert into future sales.

View cannot provide assurances that its business will grow. For instance, bookings and design win backlogs may not materialize into future sales as expected, as building projects may be canceled or change their product plans due to the time-sensitive nature of the construction of commercial buildings which is often delayed by unforeseen events, or terminated completely. Even if View’s backlog can be sustained and there is conversion into future sales, View may not be able to produce and deliver the products at sufficient cost, or at all.

View’s new products and services may not be successful.

Legacy View launched its first smart glass products and services in 2012. Since that time, Legacy View has launched a number of other offerings and View anticipates launching additional products and services in the future. Existing and new products and services View may launch in the future may not be well received by View’s business customers, may not help View to generate new business customers, may adversely affect the attrition rate of existing business customers, may increase View’s business customer acquisition costs and may increase the costs to service View’s business customers. Any profits View may generate from these or other new products or services may be lower than profits generated from View’s other products and services and may not be sufficient for View to recoup View’s development or business customer acquisition costs incurred. New products and services may also have lower gross margins, particularly to the extent that they do not fully utilize View’s existing infrastructure. In addition, new products and services may require increased operational expenses or business customer acquisition costs and present new and difficult technological and intellectual property challenges that may subject View to claims or complaints if business customers experience service disruptions or failures or other quality issues. To the extent View’s new products and services are not successful, it could have a material adverse effect on View’s business, financial condition, cash flows or results of operations.

View’s financial results may vary significantly from period-to-period due to fluctuations in its operating costs, revenue and other factors.

View expects its period-to-period financial results to vary based on its operating costs and revenue, which View anticipates will fluctuate as the pace at which it continues to design, develop and manufacture new products and possibly increase production capacity by expanding its current manufacturing facility and adding future facilities, and, ultimately, upon market acceptance of its products. Additionally, View’s revenue from period-to-period may fluctuate as it introduces existing products to new markets for the first time and as it develops and introduces new products. As a result of these factors, View believes that quarter-to-quarter comparisons of its financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, View’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results.

View’s operating and financial results forecast relies in large part upon assumptions and analyses developed by View. If these assumptions or analyses prove to be incorrect, View’s actual operating results may be materially different from its forecasted results.

The projected financial and operating information appearing elsewhere in this prospectus reflect current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with View’s expectations and assumptions as reflected in its forecasts depends on a number of factors, many of which are outside View’s control, including, but not limited to:

•	market acceptance of View’s products;

•	success and timing of development activity;

•	competition, including from established and future competitors;

•	View’s ability to manage its growth;

•	View’s ability to satisfy the manufacturing and production demands associated with customer orders;

•	whether View can manage relationships with key suppliers;

•	View’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

•	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond View’s control, could materially and adversely affect its business, results of operations and financial results.

View may not be able to accurately estimate the future supply and demand for its products, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If View fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict View’s future revenue and appropriately budget for its expenses, and View may have limited insight into trends that may emerge and affect its business. View anticipates being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products to potential business customers. Currently, there is no historical basis for making judgments on the demand for View’s products or its ability to develop, manufacture, and deliver products, or View’s profitability in the future. If View overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase View’s costs. If View underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenue. In addition, lead times for materials and components that View’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If View fails to order sufficient quantities of product components in a timely manner, the delivery of its products to its potential business customers could be delayed, which would harm View’s business, financial condition and operating results.

Disruption of supply or shortage of materials, in particular for glass, could harm View’s business.

View’s business is dependent on the continued supply of certain materials, including glass for use in its products, and View may experience a sustained interruption in the supply or shortage of such materials. Any such supply interruption or shortage could materially and negatively impact View’s business, prospects, financial condition and operating results. The available supply may be unstable, depending on market conditions and global demand for these materials and could adversely affect View’s business and operating results.

Increases in cost of materials, including glass, could harm View’s business.

Certain materials necessary to produce View products, including glass, are sourced from a limited number of suppliers. Any disruption in the supply of materials from such suppliers could disrupt production of its products until such time as a different supplier is fully qualified. As a result, View may experience an increase in costs or inability to meet customer demand. Furthermore, shortages or increased demand of such materials and other economic conditions may cause View to experience significant increases in freight charges and the cost of materials. Substantial increases in the prices for View’s materials or prices charged to it would increase View’s operating costs, and could reduce its margins if it cannot recoup the increased costs through increased product prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of product orders and reservations and therefore materially and adversely affect View’s brand, image, business, prospects and operating results.

View has yet to achieve positive cash flow and there can be no assurance that View will be able to generate positive cash flow from operations in the future.

Legacy View had negative cash flow from operating activities of $234.0 million and $165.7 million in the years ended December 31, 2019 and 2020, respectively. View anticipates that it will have negative cash flow from operating and investing activities for the foreseeable future as it scales its business. View’s business also will at times require significant amounts of working capital to support its growth, particularly as it acquires inventory to support its anticipated increase in production. An inability to generate positive cash flow for the foreseeable future may adversely affect View’s ability to raise needed capital for its business on reasonable terms, diminish supplier or customer willingness to enter into transactions with View, and have other adverse effects that would decrease its long-term viability. There can be no assurance View will achieve positive cash flow in the foreseeable future.

Any significant disruption to View’s sole manufacturing production line or the failure of its facility to operate according to its expectation could have a material adverse effect on View’s results of operations.

View currently manufactures its smart glass product on a single production line. While significantly complete, View’s second production line is currently incapable of producing its products and will require capital investment to become operational. Any stoppages, malfunction, or destruction of View’s operational line could adversely affect View’s ability to meet customer demand, manufacture its products at cost and/or ramp production. In addition, View may experience delays in realizing its cost targets in the event that there is an increase in the costs of maintenance of the equipment, machinery and facility used in production.

Operational problems with View’s manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. Safety incidents could damage machinery or product, slow or stop production, or harm employees. In addition, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational problems could have a material adverse effect on View’s business, results of operations, cash flows, financial condition or prospects.

View’s corporate headquarters and production facility are located in seismically active regions. If major disasters such as earthquakes, fires or other events occur, or View’s information system or communications network breaks down or operates improperly, its headquarters and production facility may be seriously damaged, or View may have to stop or delay production and shipment of its products. View may incur expenses relating to such damages, which could have a material adverse impact on its business, operating results and financial condition.

Any issues or delays in meeting View’s projected manufacturing costs and production capacity could adversely impact its business, prospects, operating results and financial condition.

Future events could result in issues or delays in further ramping View’s products and expanding production output at its existing and future operating lines. In order to achieve its volume and the anticipated ramp in production of its products, View must continue to sustain and ramp significant production at its sole, existing production line. View is not currently employing full degree of automation in the manufacturing processes for its products. If View is unable to maintain production at its Olive Branch facility, ramp output additionally over time as needed, and do so cost-effectively, or if it is unable to attract, hire and retain a substantial number of highly skilled personnel, View’s ability to supply its products could be negatively impacted, which could negatively affect View’s brand and harm its business, prospects, financial condition and operating results.

The timeframe for the construction of View’s second operating line is subject to a number of uncertainties, including regulatory licenses, supply chain constraints, hiring and retention of qualified employees, labor delays and competition for workers. Moreover, View’s second operating line will require significant investments of cash and management resources. If we experience any issues or delays in meeting its projected timelines, costs, capital efficiency and production capacity for this second operating line, or in securing and complying with the terms of financing that View intends will largely fund its construction, its business, prospects, operating results and financial condition could be adversely impacted.

COVID-19 and other public health crises could materially impact View’s business, financial condition, and results of operations.

During March 2020, the World Health Organization declared the rapidly growing coronavirus outbreak (COVID-19) to be a global pandemic. The COVID-19 pandemic has impacted health and economic conditions throughout the United States, including the construction industry. In response to the global COVID-19 pandemic, Legacy View implemented a number of precautionary and other measures to promote business continuity. These measures have been comprehensive and included initiatives regarding employee health and safety, working conditions (including remote working), engagements with business customers and suppliers, financial management, operational efficiency, internal and external communications, government relations and community outreach. While View believes that all of these measures have been necessary or appropriate, they have resulted in additional costs and may adversely impact its business and financial performance in the future or expose View to additional unknown risks.

The extent to which the pandemic could impact View continues to be highly uncertain and cannot be predicted, and will depend largely on subsequent developments, including the severity and duration of the pandemic, measures taken to contain the spread of the virus, such as restrictions on travel and gatherings of people and temporary closures of or limitations on businesses and other commercial activities, and policies implemented by governmental authorities to ease restrictions in a phased manner.

Although it is not possible to predict the ultimate impact of COVID-19, including on View’s business, View may be subject to significant risks, which have the potential to materially and adversely impact its business, financial condition, and results of operations, including the following:

•	reduced or delayed demand for its products in the markets that it serves around the world;

•	potential long-term effects on employer work-from-home policies and therefore demand for office space;

•	increased credit risk, including increased failure by business customers experiencing business disruptions to make timely payments;

•	a negative impact on its liquidity position, as well as increased costs and less ability to access funds under its existing or future credit facilities and the capital markets;

•

long-term tightening of the supply of capital in global financial markets (including, in the United States, a reduction in total tax equity availability), which could make it difficult for purchasers of its products or its development projects to secure the debt or equity capital necessary to finance its operations, thereby delaying or reducing demand for its products;

•	reduced availability and productivity of employees and third-party partner personnel;

•	recommendations or orders of governmental authorities that require View to curtail or cease business operations or activities, including manufacturing;

•	costs associated with production curtailments that are driven by governmental actions, business customer demand or other causes related to COVID-19;

•

increased operational risks resulting from changes to operations and remote work arrangements, including the potential effects on internal controls and procedures, cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events;

•

failure of View’s suppliers or vendors to supply materials or equipment, or the failure of its vendors to install, repair, or replace View’s specialized equipment, due to the COVID-19 pandemic, related containment measures, or limitations on logistics providers’ ability to operate, may idle, slowdown, shutdown, or otherwise cause View to adjust its manufacturing capacity;

•

higher costs in certain areas such as transportation and distribution, as well as incremental costs associated with health screenings, temperature checks and enhanced cleaning and sanitation protocols to protect View’s employees and others;

•	delays and disruptions in the availability of and timely delivery of materials and equipment used in View’s operations, as well as increased costs for such materials and equipment;

•	delays in the performance by third parties of activities related to the development of projects, such as engineering, procurement, construction, and other activities;

•	delays in obtaining, or failing to obtain, the approvals or rights that are required for View’s development projects to proceed, such as permitting, interconnection, or land usage approvals or rights;

•	government-imposed travel or visa restrictions that may prevent personnel employed by View or its vendors from traveling to View’s sites to work on key projects, which may delay their progress;

•	any further impairment in the value of tangible or intangible assets that could be recorded as a result of weaker or more volatile economic conditions; and

•	administrative proceedings, litigation or regulatory compliance matters.

With respect to the U.S. credit markets (in particular for middle market loans), the COVID-19 outbreak has resulted in, and until fully resolved is likely to continue to result in, the following among other things: (i) increased draws by borrowers on revolving lines of credit; (ii) increased requests by borrowers for amendments and waivers of their credit agreements to avoid default, increased defaults by such borrowers and/or increased difficulty in obtaining refinancing at the maturity dates of their loans; (iii) volatility and disruption of these markets including greater volatility in pricing and spreads and difficulty in valuing loans during periods of increased volatility, and liquidity issues; and (iv) rapidly evolving proposals and/or actions by state and federal governments to address problems being experienced by the markets and by businesses and the economy in general which will not necessarily adequately address the problems facing the loan market and middle market businesses. This outbreak is having, and any future outbreaks could have, an adverse impact on the markets and the economy in general, which could have a material adverse impact on, among other things, the ability of lenders to originate loans, the volume and type of loans originated, and the volume and type of amendments and waivers granted to borrowers and remedial actions taken in the event of a borrower default, each of which could negatively impact the amount and quality of loans available for investment by View and returns to it and its subsidiary, View Smart Building Technology, Inc. (“View Canada”), among other things. The financial and economic market uncertainty could have a significant adverse impact on View and the fair value of its investments. These potential impacts, while uncertain, could adversely affect View Canada’s operating results.

If the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, loan non-accruals, problem assets, and bankruptcies may increase. In addition, collateral for View’s loans may decline in value, which could cause loan losses to increase and the net worth and liquidity of loan guarantors could decline, impairing their ability to honor commitments to View. An increase in loan delinquencies and non-accruals or a decrease in loan collateral and guarantor net worth could result in increased costs and reduced income which would have a material adverse effect on View’s business, financial condition or results of operations.

View will also be negatively affected if its operations and effectiveness or the operations and effectiveness of View Canada (or any of the key personnel or service providers of the foregoing) is compromised or if necessary or beneficial systems and processes are disrupted.

If current global market conditions continue or worsen, or if View cannot or does not maintain operations at a scope that is commensurate with such conditions or are later required to or choose to suspend such operations again, its business, prospects, financial condition, and operating results could be materially harmed.

Risk Factors Relating to Suppliers and Third Parties

While View obtains components from multiple sources whenever possible, the glass component used in its products is purchased by View from a single source supplier. The inability of this supplier, as well as other suppliers, to deliver necessary glass components and other components of View’s products according to its schedule and at prices, quality levels and volumes acceptable to View, or View’s inability to efficiently manage these components, could have an adverse effect on View’s financial condition and operating results.

View’s products contain numerous purchased parts that it sources from multiple direct suppliers. View attempts to mitigate its supply chain risk by entering into long-term agreements where it is practical and beneficial to do so. View also minimizes its risk when it can qualify and obtain components from multiple sources, which it purchases from a variety of suppliers. However, any significant increases in View’s production may require it to procure additional components in a short amount of time, and in the past View has also replaced certain suppliers because of their failure to provide components that met its quality control standards. While View believes that it will be able to secure additional or alternate sources of supply for most of its components in a relatively short time frame, there is no assurance that it will be able to do so or develop its own replacements for certain highly customized components of its products. If View encounters unexpected difficulties with key suppliers and if it is unable to fill these needs from other suppliers, View could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting its products.

View obtains important glass components of its products from a single source third-party supplier. Should such supplier cease to manufacture the products View purchases from them or become unable to timely deliver these products in accordance with View’s requirements, or should such other suppliers of other components choose not to do business with View, View may be required to locate alternative suppliers in the open market. Any disruption in the supply of components or materials could temporarily disrupt research and development activities or production of View’s products until an alternative supplier is able to supply the required material. Replacing a supplier could require the expenditure of additional resources and time to redesign and resource these products. To the extent View’s suppliers experience any delays in providing or developing the necessary materials, View could experience delays in delivering on its timelines. This could result in loss of future revenue and could have a material adverse effect on View’s business, financial condition, cash flows or results of operations. Also, if components and materials were found to be defective, View might not be able to recover the costs associated with the recall, repair or replacement of such products, across View’s business customer base, and the diversion of personnel and other resources to address such issues could have a material adverse effect on View’s financial condition, cash flows or results of operations.

Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, currency fluctuations, trade barriers, tariffs, shortages, natural disasters and other factors beyond View’s and its suppliers’ control, could also affect View’s suppliers’ ability to deliver components to it on a timely basis or significantly increase freight charges, raw material costs and other expenses associated with View’s business. The loss of a supplier or the disruption in the supply of components from these suppliers could lead to delays in product deliveries to View’s business customers, which could hurt its relationships with its business customers and result in negative publicity, damage to its brand and a material and adverse effect on its business, prospects, financial condition and operating results.

View may also experience cost increases from its suppliers in order to meet its quality targets and development timelines as well as due to its design changes, and View may experience similar cost increases in the future. View may not be able to control fluctuation in the prices for these materials or negotiate agreement with its suppliers on terms that are beneficial to View. Substantial increases in the prices for View’s raw materials or components would increase its operating costs and negatively impact View’s prospects.

There is no assurance that these suppliers will ultimately be able to sustainably and timely meet View’s cost, quality and volume needs. Furthermore, as the scale of View’s production increases, it will need to accurately forecast, purchase, warehouse and transport to its manufacturing facilities components at much higher volumes. If View is unable to accurately match the timing and quantities of component purchases to its actual needs, including for its different product variants, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in its supply chain, View may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on its financial condition and operating results.

Failure by View’s component suppliers to use ethical business practices and comply with applicable laws and regulations may adversely affect View’s business.

View does not control its contract manufacturers or suppliers or their business practices. Accordingly, View cannot guarantee that they follow ethical business practices such as fair wage practices and compliance with environmental, safety, and other local laws. A lack of demonstrated compliance could lead View to seek alternative manufacturers or suppliers, which could increase its costs and result in delayed delivery of its products, product shortages, or other disruptions of its operations. Violation of labor or other laws by View’s manufacturers or suppliers or the divergence of a supplier’s labor or other practices from those generally accepted as ethical in the U.S. or other markets in which View does business could also attract negative publicity for it and harm its business.

Risk Factors Relating to Future Performance

View’s future operating and financial results are uncertain.

Prior growth rates in Legacy View’s revenue and other operating and financial results of Legacy View should not be considered indicative of View’s future performance. View’s future performance and operating results depend on, among other things: (i) View’s ability to renew and/or upgrade contracts with existing business customers and maintain business customer satisfaction with existing business customers; (ii) View’s ability to generate new business customers, including View’s ability to scale the number of new business customers generated through inside sales and other channels; (iii) View’s ability to increase the density of View’s business customer base for existing markets or continue to expand into new geographic markets; (iv) View’s ability to successfully develop and market new and innovative products and services; (v) the level of product, service and price competition; (vi) the degree of saturation in, and View’s ability to further penetrate, existing markets; (vii) View’s ability to manage growth, revenue, origination or acquisition costs of new business customers and attrition rates, the cost of servicing View’s existing business customers and general and administrative costs; and (viii) View’s ability to attract, train and retain qualified employees. If View’s future operating and financial results suffer as a result of any of the other reasons mentioned above, or any other reasons, there could be a material adverse effect on View’s business, financial condition, cash flows or results of operations.

The historical financial results of Legacy View and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what View’s actual financial position or results of operations will be.

The historical financial results of Legacy View included in this prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those View will achieve in the future. View’s financial condition and future results of operations could be materially different from amounts reflected in Legacy View’s historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare View’s future results to historical results or to evaluate its relative performance or trends in its business.

As a privately held company, Legacy View was not required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a result of the Merger, View is a public company with significant operations, and as such (and particularly after View is no longer an “emerging growth company” or “smaller reporting company”), faces increased legal, accounting, administrative and other costs and expenses as a public company that Legacy View did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and makes certain activities more time-consuming. A number of those requirements require View to carry out activities it has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), View could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, View has purchased director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities.

If View is unable to establish and maintain confidence in its long-term business prospects among business customers, analysts and within its industries, then View’s financial condition, operating results, and business prospects may suffer materially.

Business customers may be less likely to purchase View’s products if they are not convinced that its business will succeed or that View’s service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with View if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, View must maintain confidence among business customers, suppliers, analysts, ratings agencies and other parties in its long-term financial viability and business prospects. Maintaining such confidence may be complicated by certain factors, such as View’s limited operating history, negative press, business customer unfamiliarity with its products, any delays in scaling manufacturing, delivery and service operations to meet demand, competition and uncertainty regarding the future of smart glass or View’s other products and services, View’s quarterly production and sales performance compared with market expectations, and any other negative publicity related to View. Many of these factors are largely outside View’s control, and any negative perceptions about its long-term business prospects, even if exaggerated or unfounded, such as speculation regarding the sufficiency or stability of View’s management team, could harm its business and make it more difficult to raise additional funds if needed.

View’s management has limited experience in operating a public company.

View’s executive officers have limited experience in the management of a publicly traded company. View’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of View. View may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for View to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that View will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

We will incur costs and demands upon our management as a result of complying with the laws and regulations affecting public companies in the U.S., which may harm our business.

As a public company listed in the U.S., we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and Nasdaq may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from regular business activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

Risk Factors Relating to Growth and Expansion

View faces risks associated with its national and future global operations and expansion, including unfavorable regulatory, political, economic, tax and labor conditions, and with establishing itself in new markets, all of which could harm its business.

View currently has domestic operations in the United States and a subsidiary in Canada, and it plans to continue to expand and optimize its products domestically and internationally. Accordingly, View is subject to a variety of legal, political and regulatory requirements and social and economic conditions over which it has little control. For example, View may be impacted by trade policies, political uncertainty and economic cycles involving geographic regions where it has significant operations.

View may become subject to a number of risks associated in particular with international business activities that may increase its costs, impact its ability to sell its products and require significant management attention. These risks include conforming View’s products to various international regulatory and safety requirements, organizing local operating entities, difficulty in establishing, staffing and managing foreign operations, challenges in attracting business customers, foreign government taxes, regulations and permit requirements, View’s ability to enforce its contractual rights; trade restrictions, customs regulations, tariffs and price or exchange controls, and preferences of foreign nations for domestically manufactured products.

If View fails to scale its business operations and otherwise manage future growth and adapt to new conditions effectively as View rapidly grows, including internationally, View may not be able to produce, market, sell and service its products successfully.

Any failure to manage View’s growth effectively could materially and adversely affect its business, prospects, operating results and financial condition. View’s future operating results depend to a large extent on its ability to manage its expansion and growth successfully and to correctly forecast demand for its products in different markets, including with respect to reduced demand for commercial real estate resulting from the COVID-19 pandemic. View may not be successful in undertaking this expansion if View is unable to control expenses and avoid cost overruns and other unexpected operating costs, establish sufficient nationwide and international service in a timely manner, adapt its products and conduct its operations to meet local requirements, implement required local infrastructure, systems and processes, and find and hire a significant number of additional manufacturing, engineering, service, construction and administrative personnel.

Risk Factors Relating to Markets and Competition

The markets in which View operates are highly competitive, and View may not be successful in competing in these industries. View currently faces competition from new and established national and international competitors and expects to face competition from others in the future, including competition from companies with new technology.

The smart glass market is highly competitive today and View expects it will become even more so in the future. There is no assurance that View’s products will be successful in the respective markets in which they compete. View’s current and potential competitors could, in the future, have significantly greater financial, technical, manufacturing, marketing, product sales resources and networks than View does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. These competitors also may have greater access to business customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, smart glass manufacturers may continue to reduce cost and expand supply of conventional glass and therefore reduce the prospects for View’s business or negatively impact the ability for View to sell its products at a market-competitive price and yet at sufficient margins. Increased competition could result in lower smart glass unit sales, price reductions, revenue shortfalls, loss of business customers and loss of market share, which could harm View’s business, prospects, financial condition and operating results.

Developments in alternative smart glass or improvements in smart glass technology made by competitors may materially adversely affect the sales, pricing and gross margins of View Smart Glass. If a competing technology is developed that has superior operational or price performance, View’s business will be harmed. Similarly, if View fails to accurately predict and ensure that its smart glass technology can address business customers’ changing needs or emerging technological trends, or if View’s business customers fail to achieve the benefits expected from View Smart Glass products, View’s business will be harmed.

View must continue to commit significant resources to develop its smart glass technology in order to establish a competitive position, and these commitments will be made without knowing whether such investments will result in products potential business customers will accept. There is no assurance View will successfully identify new consumer requirements, develop and bring its smart glass to market on a timely basis, or that products and technologies developed by others will not render View Smart Glass obsolete or noncompetitive, any of which would adversely affect View’s business and operating results.

If View is unable to attract and/or retain key employees and hire qualified personnel, View’s ability to compete could be harmed.

View’s success depends on its ability to attract and retain its executive officers and key technology, sales, marketing, research and development, engineering, manufacturing and support personnel, and its operations may be severely disrupted if it lost their services. As View builds its brand and becomes more well known, there is increased risk that competitors or other companies will seek to hire View personnel. None of View’s employees are bound by a non-competition agreement. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm View’s business and prospects.

The loss of the services of any of View’s key employees or executive officers could disrupt its operations, delay the development and introduction of its products and services, and negatively impact its business, prospects and operating results. In addition, View is highly dependent on the services of Rao Mulpuri, its Chief Executive Officer, and other senior technical and management personnel, including its executive officers, who would be difficult to replace. If Dr. Mulpuri or other key personnel were to depart, View may not be able to successfully attract and retain senior leadership necessary to grow its business.

Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in View’s industry with the breadth of skills and experience required to successfully develop, sell and service View’s products. Competition to hire from this limited pool is intense, and View may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous smart glass companies for similar personnel.

Although View has employment agreements with its key employees, these employment agreements provide for at-will employment, which means that any of View’s employees could leave its employment at any time, with or without notice. View’s continued success depends upon its continued ability to hire new employees in a timely manner, especially to support View’s high-volume manufacture of products and expansion plans, and to retain current employees or replace departed senior employees with qualified and experienced individuals, which is typically a time-consuming process, and any failure or delay in doing so could adversely impact View’s business, prospects, financial condition and operating results.

Key talent may leave View due to various factors, such as a competitive labor market for talented individuals with business or technology experience, or negative publicity related to View. This competition affects both View’s ability to retain key employees and hire new ones. Moreover, View has in the past conducted reductions in force in order to optimize its organizational structure and reduce costs, and certain senior personnel have also departed for various reasons. Additionally, View competes with both mature and prosperous companies that have far greater financial resources than it does and start-ups and emerging companies that promise short-term growth opportunities. Difficulties in retaining current employees or recruiting new ones could have an adverse effect on View’s performance and results.

Risk Factors Relating to Supply, Demand and Production

View may be unable to meet its growing production demand, product sales, delivery plans and servicing needs, or accurately project and manage this growth nationwide or internationally, which could harm View’s business and prospects.

Legacy View experienced in the past, and View may experience in the future, delays or other complications in the design, manufacture, launch, and production ramp of its products, including View Smart Glass or may not realize its manufacturing cost targets, which could harm View’s brand, business, prospects, financial condition and operating results. View’s manufacturing facility may require significant cash investments and management resources for these plans, and View may not meet its expectations with respect to additional sales of its products. In addition, Legacy View introduced in the past, and View may introduce in the future, new manufacturing technologies, techniques and processes. There is no guarantee that it will be able to successfully and timely introduce and scale any such new processes or features.

View’s production plans for its products are based on many key assumptions, including:

•	Ability to utilize manufacturing capacity to achieve the planned production yield. View assumes that it will be able to sustain and further expand its high-volume production and its products at the

Olive Branch facility, including with the introduction of new product features, without exceeding its projected costs and on its projected timeline;

•

Ability to maintain View’s desired quality levels and optimize design and production changes. View assumes that the equipment and processes which it has selected for production will be able to accurately manufacture high volumes of the different variants of its products within specified design tolerances and with high quality;

•

Suppliers’ ability to support View’s needs. View assumes that it will be able to maintain suppliers for the necessary components on terms and conditions that are acceptable to it and that it will be able to obtain high-quality components on a timely basis and in the necessary quantities to support high-volume production; and

•

Ability to hire and retain skilled employees. View assumes that it will be able to attract, recruit, hire, train and retain skilled employees to operate its planned high-volume production facilities to support its products, including at the Olive Branch facility.

If one or more of the foregoing assumptions turns out to be incorrect, View’s ability to meet its projections, including for production, on time and at volumes and prices that are profitable, the demand for and deliveries of its products, as well as its business, prospects, operating results and financial condition, may be materially and adversely impacted.

Concurrent with developing, launching and ramping its products, View’s success will depend on its ability to continue to significantly increase its sales, deliveries, and servicing, while allocating its available resources among multiple products simultaneously. View is the sole servicer of its products, providing internet connectivity of products and servicing warranty. Although View has a plan for selling and delivering increased volumes of its products, it has limited experience developing, manufacturing, selling, servicing and allocating its available resources at the scale to which it expects to grow. If View is unable to realize its plans, its brand, business, prospects, financial condition and operating results could be materially damaged.

View continuously evaluates, and as appropriate evolves, its operations and product offerings in order to maximize its reach and optimize its costs. However, there is no guarantee that each step in View’s evolving strategy will be perceived as intended by developers, tenants, and the construction industry. Likewise, as View develops and grows its products and services in North America, and possibly worldwide, its success will depend on its ability to correctly forecast demand in different markets.

View may also face difficulties meeting its sales and delivery goals in both existing markets as well as new markets into which it expands. There is no assurance that View will be able to ramp its business to meet its sales and delivery targets in North America or even globally, or that its projections on which such targets are based will prove accurate. This ongoing expansion in North America and potentially internationally, which includes planned entry into markets in which View has limited or no experience selling, delivering, and servicing its products at scale, and which may pose legal, regulatory, labor, cultural and political challenges that it have not previously encountered, may not have the desired effect of increasing sales and expanding View’s brand presence to the degree it is anticipating. Moreover, View may not be successful in managing its national and future international operations if it is unable to avoid cost overruns and other unexpected operating costs, adapt its products and conduct its operations to meet local requirements and regulations, implement required local infrastructure, systems and processes, and find and hire as needed additional sales, service, construction and administrative personnel. If View fails to manage its growth effectively, it could result in negative publicity and damage to its brand and have a material adverse effect on its business, prospects, financial condition and operating results.

View relies on complex machinery for its operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

View relies heavily on complex machinery for its operations and the production of its products that suffers unexpected malfunctions from time to time and requires repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of View’s production equipment may significantly affect intended operational efficiency. In addition, the operational performance and costs associated with this equipment can be difficult to predict and may be influenced by factors outside of View’s control, such as, but not limited to, failures by suppliers to deliver necessary machinery components in a timely manner and at prices and volumes acceptable to View, which could have a material adverse effect on View’s operational performance, cash flows, financial condition or prospects.

Catastrophic events may disrupt View’s business.

Unforeseen events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States, Canada or elsewhere, could disrupt View’s operations, disrupt the operations of suppliers or business customers or result in political or economic instability. These types of events outside of View’s control could adversely affect operating results for View Canada. View cannot assure that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect View’s ability to manufacture products and provide services. These events could reduce demand for View’s products and services, make it difficult or impossible to receive equipment from suppliers or impair View’s ability to deliver products and services to business customers on a timely basis. Any such disruption could damage View’s reputation and cause business customer attrition. View could be subject to claims or litigation with respect to losses caused by such disruptions. View’s insurance may not cover a particular event at all or be sufficient to fully cover View’s losses.

Risk Factors Relating to Quality of Products

If View’s products fail to perform as expected, View’s ability to develop, market and sell its products and services could be harmed.

If View’s products contain defects in design and manufacture that cause them not to perform as expected or that require repair, or certain features of its products take longer than expected to become enabled or are legally restricted, View’s ability to develop, sell, and service its products could be harmed. Although View attempts to remedy any issues it observes in its products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of its business customers. While Legacy View performed extensive internal testing on the products it manufactures, it currently has a limited frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of its products. There can be no assurance that View will be able to detect and fix any defects in its products prior to their sale to business customers.

View’s inability to provide products or services in a timely manner, legal restrictions on product features, or defects in View’s products or services, including products and services of third parties that View incorporates into View’s offerings, could adversely affect View’s reputation, result in delivery delays, product recalls, product liability claims, and significant warranty and other expenses, and subject View to claims or litigation. In addition, View’s inability to meet business customers’ expectations with respect to View’s products or services could increase attrition rates or affect View’s ability to generate new business customers and thereby have a material adverse effect on View’s business, financial condition, cash flow or results of operations.

View may choose to or be compelled to undertake product recalls or take other similar actions, which could adversely affect View’s brand image and financial performance.

Any product recall with respect to View’s products may result in adverse publicity, damage its brand and adversely affect its business, prospects, operating results and financial condition. In the future, View may at various times, voluntarily or involuntarily, initiate a recall if any of its products prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by View or its suppliers, could involve significant expense and could adversely affect its brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

In 2019, Legacy View identified a quality issue with certain materials purchased from one of its suppliers utilized in the manufacturing of certain IGUs. Legacy View stopped using the affected materials upon identification in 2019. As of December 31, 2020, Legacy View had a low warranty claim rate related to this matter. Legacy View replaced, and View expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. Legacy View analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, Legacy View estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes Legacy View’s expectations regarding future reductions in production costs, which are primarily comprised of materials, labor, and factory overhead. Based on its analysis, Legacy View recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in Legacy View’s consolidated statement of comprehensive loss for the year ended December 31, 2019. Legacy View recognized a corresponding warranty liability of $1.6 million in accrued expenses and other current liabilities and $22.9 million in other liabilities on its consolidated balance sheet as of December 31, 2019. As of December 31, 2020, the warranty liability related to this matter included in accrued expenses and other current liabilities and other liabilities was $3.8 million and $18.3 million, respectively, on Legacy View’s consolidated balance sheet. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures, and the number of defective IGUs, View is unable to estimate the amount of any potential additional losses.

Legacy View recorded a net credit of $1.0 million for the reduction in product warranties liability and an expense of $24.1 million for product warranties to cost of revenue in the consolidated statements of comprehensive loss for the years ended December 31, 2020 and 2019, respectively.

Risk Factors Relating to Technology

View must successfully maintain and upgrade View’s information technology systems.

View relies on various information technology systems to manage its operations, including general, non-proprietary information technology systems in its facility and proprietary information technology systems in its products. As necessary, View implements modifications and upgrades to these systems, and replaces certain of its legacy systems with successor systems with new functionality.

The technology and capital equipment View employs may become old or obsolete, which could require significant capital expenditures for upkeep and upgrade over time. View’s products and services interact with the hardware and software technology of systems and devices located at View’s business customers’ property. View may be required to implement new technologies or adapt existing technologies in response to changing market conditions, business customer preferences, industry standards or inability to secure necessary intellectual property licenses, which could require significant capital expenditures. View’s inability to adapt to changing technologies, market conditions or subscriber preferences in a timely manner could have a material adverse effect on View’s business, financial condition, cash flows or results of operations.

There are inherent costs and risks associated with modifying or changing these systems and implementing new systems, including potential disruption of View’s internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into View’s current systems. While management seeks to identify and remediate issues, View can provide no assurance that View’s identification and remediation efforts will be successful or that View will not encounter additional issues as View completes the implementation of these and other systems. In addition, View’s information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. The implementation of new information technology systems may also cause disruptions in View’s business operations and have an adverse effect on View’s business, cash flows and operations.

View relies on certain third-party providers of licensed software and services integral to the operations of View’s business.

Certain aspects of the operation of View’s business may depend on third-party software and service providers. With regard to licensed software technology, View may become dependent upon the ability of third parties to maintain, enhance or develop their software and services on a timely and cost-effective basis, to meet industry technological standards and innovations to deliver software and services that are free of defects or security vulnerabilities, and to ensure their software and services are free from disruptions or interruptions. Further, these third-party services and software licenses may not always be available to View on commercially reasonable terms or at all.

If the third-party software or services become obsolete, fail to function properly, are incompatible with future versions of View’s products or services, or are defective or otherwise fail to address View’s needs, there is no assurance that View would be able to replace the functionality provided by any future third-party software or services with software or services from alternative providers. Any of these factors could have a material adverse effect on View’s financial condition, cash flows or results of operations.

Risk Factors Relating to Intellectual Property

View’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on View’s ability to prevent others from interfering with its commercialization of its products.

View’s patent applications may not result in issued patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to View’s. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, View cannot be certain that the patent applications that it files will result in patents being issued, or that its patents and any patents that may be issued to View will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which View has developed and is developing its technology. In addition to those who may claim priority, any of View’s existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus View cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if View’s patent applications succeed and it is issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide View with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from View’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to View’s. The intellectual property rights of others could also bar View from licensing and exploiting any patents that issue from its pending applications. In addition, patents issued to View may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect its business, prospects, financial condition and operating results.

View may need to defend itself against and may face liability in respect of claims for infringing, misappropriating or otherwise violating the intellectual property rights of others, which may be time-consuming and could cause View to incur substantial costs and/or materially impact View’s ability to operate.

From time to time, legal action by View may be necessary to enforce View’s patents and other intellectual property rights, to protect View’s trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement, misappropriation or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect View’s business, operating results and financial condition. Others, including View’s competitors, may hold or obtain patents, copyrights, trademarks or other proprietary rights that could prevent, limit or interfere with View’s ability to make, use, develop, or sell its products and services, which could make it more difficult for View to operate its business. View may receive inquiries from holders of patents or trademarks inquiring whether View is infringing their proprietary rights and/or seek court declarations that they do not infringe upon View’s intellectual property rights.

View may consider the entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses could significantly increase its operating expenses. Companies holding patents or other intellectual property rights relating to smart glass may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if View is determined to have infringed upon a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain components or intellectual property into the goods and services it offers, to pay substantial damages and/or license royalties, obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, to redesign its products and services, and/or to establish and maintain alternative branding for its products and services. In the event that View was required to take one or more such actions, its business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

View cannot be certain that View’s products and services or those of third parties that View incorporates into View’s products do not and will not infringe the intellectual property rights of others. Many of View’s competitors and others may now and in the future have significantly larger or more mature patent portfolios than View has. View has been in the past, and may be in the future, subject to claims based on allegations of infringement, misappropriation or other violations of the intellectual property rights of others, including litigation brought by competitors, potential competitors or special purpose or so-called “non-practicing” entities that focus solely on extracting royalties and settlements by enforcing intellectual property rights and against whom View’s patents may therefore provide little or no deterrence or protection.

Regardless of their merits, intellectual property claims divert the attention of View’s personnel and are often time-consuming and expensive. In addition, to the extent claims against View are successful, View may have to pay substantial monetary damages (including, for example, treble damages if View is found to have willfully infringed patents and increased statutory damages if View is found to have willfully infringed copyrights) or discontinue or modify certain products or services that are found to infringe another party’s rights or enter into licensing agreements with costly royalty payments. Defending against claims of infringement, misappropriation or other violations or being deemed to be infringing, misappropriating or otherwise violating the intellectual property rights of others could impair View’s ability to innovate, develop, distribute and sell View’s current and planned products and services. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of View’s confidential information could be compromised by the discovery process. View has in the past and will continue in the future to seek one or more licenses to continue offering certain products or services, which could have a material adverse effect on View’s business, financial condition, cash flows or results of operations. Although claims of this kind have not materially affected View’s business to date, there can be no assurance material claims will not arise in the future.

In some cases, View indemnifies certain parties against claims that View’s products infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Such claims could arise out of View’s indemnification obligation with View’s partners and business customers, whom View typically indemnifies against such claims. Conversely, View may seek indemnification from its licensors under its license contracts with them. However, View’s rights to indemnification may be unavailable or insufficient to cover its costs and losses, depending on its use of the technology, whether it chooses to retain control over conduct of the litigation, and other factors.

Although third parties may offer a license to their technology or other intellectual property, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause View’s business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive, and therefore View’s competitors may have access to the same technology licensed to View. If a third party does not offer View a license to its technology or other intellectual property on reasonable terms, or at all, View could be enjoined from continued use of such intellectual property. As a result, View may be required to develop alternative, non-infringing technology, which could require significant time (during which View could be unable to continue to offer View’s affected products, subscriptions or services), effort, and expense and may ultimately not be successful. Furthermore, a successful claimant could secure a judgment or View may agree to a settlement that prevents View from distributing certain products, providing certain subscriptions or performing certain services or that requires View to pay substantial damages, royalties or other fees. Any of these events could harm View’s business, financial condition and results of operations.

View may need to acquire intellectual property that if View is unable to obtain, or if View is unable to adequately protect its intellectual property, View could be competitively disadvantaged.

View’s intellectual property, including View’s patents, trademarks, copyrights, trade secrets and other proprietary rights, constitutes a significant part of View’s value. View’s success depends, in part, on View’s ability to protect View’s proprietary technology, brands and other intellectual property against dilution, infringement, misappropriation and competitive pressure. To protect View’s proprietary technology, View relies on a combination of patent, copyright and trade secret laws of the United States, Canada and other countries, a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection. In addition, View may be required to acquire rights to intellectual property necessary for View’s operations in the future. However, there can be no assurance that these measures will be successful in any given case, particularly in those countries where the laws do not protect View’s proprietary rights as fully as in the United States. View may not be able to prevent unauthorized use of its intellectual property, which could harm its business and competitive position.

View owns a portfolio of issued U.S. and foreign patents and pending U.S. and foreign patent applications that relate to a variety of technologies utilized in View’s business. View may file additional patent applications in the future in the United States and internationally. The process of obtaining patent protection is expensive and time-consuming, and View may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner all the way through to the successful issuance of a patent. View may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. In addition, issuance of a patent does not guarantee that View has an absolute right to practice the patented invention.

Patent, copyright, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, View’s intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of View’s intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Failure to adequately protect View’s intellectual property rights could result in its competitors using View’s intellectual property to offer products, potentially resulting in the loss of some of View’s competitive advantage and a decrease in its revenue which, would adversely affect its business, prospects, financial condition and operating results.

If View is unable to acquire the intellectual property rights it may require in the future or to adequately protect or assert View’s intellectual property rights, competitors may dilute View’s brands, manufacture and market similar products and services or convert View’s business customers, which could adversely affect View’s market share and results of operations. View may not receive patents or trademarks for all View’s pending patent and trademark applications, and existing or future patents may not provide competitive advantages for View’s products and services. Furthermore, it is possible that the scope of View’s issued patents will be insufficient or not have the coverage originally sought, or that View’s issued patents will not provide View with any competitive advantages. View’s competitors may challenge, invalidate or avoid the application of View’s existing or future intellectual property rights that View obtains. In addition, patent rights may not prevent View’s competitors from developing, using or selling products or services that are similar to or address the same market as View’s products and services. The loss of protection for View’s intellectual property rights could reduce the market value of View’s brands and View’s products and services, reduce new business customer originations or sales upgrades to existing business customers, lower View’s profits, and could have a material adverse effect on View’s business, financial condition, cash flows or results of operations.

View’s policy is to require View’s employees that were hired to develop material intellectual property included in View’s products to execute written agreements in which they assign to View their rights in intellectual property created within the scope of their employment (or, with respect to consultants and service providers, their engagement to develop such intellectual property), but View cannot assure you that View has adequately protected View’s rights in every such agreement or that View has executed an agreement with every such party. Finally, in order to benefit from the protection of patents and other intellectual property rights, View must monitor and detect infringement, misappropriation or other violations of View’s intellectual property rights and pursue infringement, misappropriation or other claims in certain circumstances in relevant jurisdictions. Monitoring unauthorized use of View’s intellectual property is difficult and costly, and the steps View has taken or will take to prevent misappropriation may not be sufficient. As a result, View may not be able to obtain adequate protection or to effectively enforce View’s issued patents or other intellectual property rights. Any enforcement efforts View undertakes, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm its business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard View’s intellectual property portfolio.

Despite View’s efforts to protect View’s proprietary technologies and View’s intellectual property rights, unauthorized parties, including View’s employees, consultants, service providers or business customers, may attempt to copy aspects of View’s products or obtain and use View’s trade secrets or other confidential information. View generally enters into confidentiality agreements with View’s employees and third parties that have access to View’s material confidential information, and generally limits access to and distribution of View’s proprietary information and proprietary technology through certain procedural safeguards. In addition, View seeks to protect its intellectual property rights through nondisclosure and invention assignment agreements with its employees and consultants, and through non-disclosure agreements with business partners and other third parties. These agreements may not effectively prevent unauthorized use or disclosure of View’s intellectual property or technology, could be breached or otherwise may not provide meaningful protection for View’s trade secrets and know-how related to the design, manufacture or operation of View’s products and may not provide an adequate remedy in the event of unauthorized use or disclosure. View cannot assure you that the steps taken by

View will prevent misappropriation or infringement of View’s intellectual property rights. Competitors may independently develop technologies or products that are substantially equivalent or superior to View’s solutions or that inappropriately incorporate View’s proprietary technology or they may hire View’s former employees who may misappropriate View’s proprietary technology or misuse View’s confidential information. In addition, if View expands the geography of View’s service offerings, the laws of some foreign countries where View may do business in the future may not protect intellectual property rights and technology to the same extent as the laws of the United States, and these countries may not enforce these laws as diligently as government agencies and private parties in the United States.

If View is unable to protect View’s intellectual property and technology, View may find itself at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative products that have enabled View to be successful to date.

Risk Factors Relating to Privacy and Security

View is continuously expanding and improving its information technology systems and uses security measures designed to protect its systems against breaches and cyber-attacks. If these efforts are not successful, View’s business and operations could be disrupted and its operating results and reputation could be harmed.

View is continuously expanding and improving its information technology systems, including implementing new internally developed systems, to assist it in the management of its business. In particular, View’s volume production of multiple products necessitates continued development, maintenance and improvement of its information technology systems in the U.S. and other locations abroad, which include product data management, procurement, inventory management, production planning and execution, sales, service and logistics, dealer management, financial, tax and regulatory compliance systems. View also maintains information technology measures designed to protect View against intellectual property theft, data breaches and other cyber-attacks. The implementation, maintenance and improvement of these systems require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving and expanding View’s core systems as well as implementing new systems, including the disruption of its data management, procurement, manufacturing execution, finance, supply chain and sales and service processes. These risks may affect View’s ability to manage its data and inventory, procure parts or supplies or manufacture, sell, and deliver products, or achieve and maintain compliance with, or realize available benefits under, tax laws and other applicable regulations.

View cannot be sure that these systems or their required functionality will be effectively implemented, maintained or expanded as planned. If View does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and/or timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact its ability to certify its financial results. Moreover, View’s proprietary information could be compromised or misappropriated and its reputation may be adversely affected. If these systems or their functionality do not operate as View expects them to, View may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Any unauthorized control or manipulation of View’s products’ systems could result in loss of confidence in View and its products and harm View’s business.

View’s products contain complex information technology systems. Legacy View designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks, its products and their systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, products and systems to gain control of, or to change, its products’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by its products. View encourages reporting of potential vulnerabilities in the security of its products via its security vulnerability reporting policy, and View aims to remedy any reported and verified vulnerability. However, there can be no assurance that vulnerabilities will not be exploited in the future before they can be identified, or that View’s remediation efforts are or will be successful.

Any unauthorized access to or control of View’s products or their systems or any loss of data could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to View’s products, their systems or data, as well as other factors that may result in the perception that View’s products, their systems or data are capable of being “hacked,” could negatively affect View’s brand and harm its business, prospects, financial condition and operating results.

If View’s security controls are breached or unauthorized or inadvertent access to business customers’ information or other data are otherwise obtained, View’s services may be perceived as insecure, View may lose existing business customers or fail to attract new business customers, View’s business may be harmed, and View may incur significant liabilities.

View’s future products may involve the collection, storage, transmission and processing of personal, payment, credit and other confidential and private information of View’s business customers, and may in certain cases permit access to View’s business customers’ property or help secure them. Such future products that may present privacy and data risks may be subject to privacy and data protection laws and regulations. View also maintains and processes other confidential and proprietary information in View’s business, including View’s employees’ and contractors’ personal information and confidential business information. View relies on proprietary and commercially available systems, software, tools and monitoring to protect against unauthorized use or access of the information View processes and maintains. View’s services and the networks and information systems View utilizes in View’s business are at risk for breaches as a result of third-party action, employee, vendor or partner error, malfeasance, or other factors. For example, View may experience instances of View’s employees, contractors and other third parties improperly accessing View’s and/or View’s business customers’ systems and information in violation of View’s internal policies and procedures.

Criminals and other nefarious actors may use increasingly sophisticated methods, including cyberattacks, phishing, social engineering and other illicit acts to capture, access or alter various types of information, to engage in illegal activities such as fraud and identity theft, and to expose and exploit potential security and privacy vulnerabilities in corporate systems and websites. Unauthorized intrusion into the portions of View’s systems and networks and data storage devices that process and store business customers’ confidential and private information, the loss of such information or the deployment of malware or other harmful code to View’s services or View’s networks or systems may result in negative consequences, including the actual or alleged malfunction of View’s products or services. In addition, third parties, including View’s partners and vendors, could also be sources of security risks to View in the event of a failure of their own security systems and infrastructure. The threats View faces continue to evolve and are difficult to predict due to advances in computer capabilities, new discoveries in the field of cryptography and new and sophisticated methods used by criminals. There can be no assurances that View’s defensive measures will prevent cyber-attacks or that View will discover network or system intrusions or other breaches on a timely basis or at all. View cannot be certain that View will not suffer a compromise or breach of the technology protecting the systems or networks that house or access View’s products and services or on which View or View’s partners or vendors process or store personal information or other sensitive information or data, or that any such incident will not be believed or reported to have occurred. Any such actual or perceived compromises or breaches to systems, or unauthorized access to, or acquisition or loss of, data, whether suffered by View, View’s partners or vendors or other third parties, whether as a result of employee error or malfeasance or otherwise, could harm View’s business. They could, for example, cause interruptions in operations, loss of data, loss of confidence in View’s services and products and damage to View’s reputation, and could limit the adoption of View’s services and products. They could also subject View to costs, regulatory investigations and orders, litigation, contract damages, indemnity demands and other liabilities and materially and adversely affect View’s business customer base, sales, revenue and profits. Any of these could, in turn, have a material adverse impact on View’s business, financial condition, cash flows or results of operations.

Further, if a high profile security breach occurs with respect to another provider of smart glass, View’s existing and potential business customers may lose trust in the security of View’s services or in smart glass generally, which could adversely impact View’s ability to retain existing business customers or attract new ones. Even in the absence of any security breach, business customers’ concerns about security, privacy or data protection may deter them from using View’s service. View’s insurance policies covering errors and omissions and certain security and privacy damages and claim expenses may not be sufficient to compensate for all potential liability. Although View maintains cyber liability insurance, View cannot be certain that View’s insurance coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to View on economically reasonable terms, or at all.

Risk Factors Relating to Regulations

View’s products and its website, systems, and data it maintains may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact its reputation and future sales.

View may face significant challenges with respect to information security and maintaining the security and integrity of its systems and other systems used in its business, as well as with respect to the data stored on or processed by these systems. Advances in technology, an increased level of sophistication, and an increased level of expertise of hackers, new discoveries in the field of cryptography or others can result in a compromise or breach of the systems used in its business or of security measures used in its business to protect confidential information, personal information, and other data.

The availability and effectiveness of View’s products, and View’s ability to conduct its business and operations, depend on the continued operation of information technology and communications systems, some of which View has yet to develop or otherwise obtain the ability to use. Systems used in View’s business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. View anticipates using outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as View. Some of the systems used in View’s business will not be fully redundant, and its disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in View’s business could result in lengthy interruptions in its service.

View’s products and services are subject to substantial regulations, which are evolving, and unfavorable changes or failure by View to comply with these regulations could substantially harm its business and operating results.

Smart glass is subject to substantial regulation under international, federal, state and local laws. View incurs significant costs in complying with these regulations and may be required to incur additional costs to comply with any changes to such regulations, and any failures to comply could result in significant expenses, delays or fines. View may become subject to laws and regulations applicable to the supply, manufacture, import, sale and service of smart internationally. For example, in countries outside of the U.S., View may be required to meet standards relating to safety that are often materially different from requirements in the U.S., thus resulting in additional investment into the products and systems to ensure regulatory compliance in those countries. This process may include official review and certification of View’s products by foreign regulatory agencies prior to market entry, as well as compliance with foreign reporting and recall management systems requirements.

View is subject to various government regulations that could impose substantial costs upon View and negatively impact its ability to operate its manufacturing facility.

As a manufacturing company, including with respect to its facility in Olive Branch, Mississippi, View is and will be subject to complex environmental, manufacturing, health and safety laws and regulations, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials. The costs of compliance, including remediating contamination if any is found on our properties and any changes to our operations mandated by new or amended laws, may be significant. View may also face unexpected delays in obtaining permits and approvals required by such laws in connection with its manufacturing facility, which would hinder its operation of this and future facilities. Such costs and delays may adversely impact View’s business prospects and operating results. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of View’s operations. View may also be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, for instance, in connection with its sales to airports. Non-compliance with such laws can subject View to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.

There may be laws in jurisdictions View has not yet entered or laws it is unaware of in jurisdictions it has entered that may restrict its sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with View’s ability to commercialize its products could have a negative and material impact on its business, prospects, financial condition and results of operations.

Many of View’s products must comply with local building codes and ordinances, and failure of View’s products to comply with such codes and ordinances may have an adverse effect on its business.

Many of View’s products must comply with local building codes and ordinances. Building codes may also affect the products View’s customers are allowed to use, and, consequently, changes in building codes may also affect the sale of View’s products. These codes and ordinances are subject to future government review and interpretation. If View’s products fail to comply with such local building codes or ordinances, its ability to market and sell such products would be impaired. Also, should these codes and ordinances be amended or expanded, or should new laws and regulations be enacted, View could incur additional costs or become subject to requirements or restrictions that require View to modify its products or adversely affect its ability to market and sell its products. If View’s products do not adequately or quickly adapt to building standards, View may lose market share to competitors, which would adversely affect its business, results of operation, financial condition, and cash flows. Furthermore, failure of View’s products to comply with such codes or ordinances could subject it to negative publicity or damage its reputation.

Compliance with the regulations of the U.S. Occupational Safety and Health Administration (“OSHA”) can be costly, and non-compliance with such requirements may result in potentially significant monetary penalties, operational delays, negative publicity and adverse effect on View’s financial condition.

View’s operations are subject to regulation under OSHA and other state and local laws and regulations. OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the applicable regulatory authorities and various recordkeeping, disclosure and procedural requirements. Changes to OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If View fails to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, it may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject View to adverse publicity, damage its reputation and competitive position and adversely affect its business.

Legacy View incurred, and View will continue to incur, capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA and other state, local and foreign laws and regulations. While Legacy View invested, and View will continue to invest, substantial resources in worker health and safety programs, there can be no assurance that View will avoid significant liability exposure. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect View’s financial condition, results of operations or cash flows. In addition, if View’s safety record were to substantially deteriorate, or if it suffered substantial penalties or criminal prosecution for violation of health and safety regulations, business customers could cancel existing contracts and not award future business to View, which could materially adversely affect its liquidity, cash flows and results of operations.

View is subject to labor and employment laws and regulations, which could increase View’s costs and restrict View’s operations in the future.

View’s business is subject to a variety of employment laws and regulations and may become subject to additional requirements in the future. Although View believes View is in material compliance with applicable employment laws and regulations, in the event of a change in requirements, View may be required to modify its operations or to utilize resources to maintain compliance with such laws and regulations. Moreover, View may be subject to various employment-related claims, such as individual or class actions or government enforcement actions relating to alleged employment discrimination, employee classification and related withholding, wage-hour disputes, labor standards or healthcare and benefit issues. View’s failure to comply with applicable employment laws and regulations and related legal actions against View may affect View’s ability to compete or have a material adverse effect on View’s business, financial condition, cash flows or results of operations.

Failure to comply with various privacy and data protection laws and regulations relating to privacy and data protection and information security to which View is subject could harm View.

View’s products may process, transmit and store personal, payment and other confidential and private information of View’s business customers, thus posing a privacy and data risk in the future. View’s privacy policy is posted on its website, and any failure by it or other partners to comply with it or with federal, state or international privacy, data protection or security laws or regulations could result in regulatory or litigation-related actions against View, legal liability, fines, damages and other costs. Substantial expenses and operational changes may be required in connection with maintaining compliance with such laws, and in particular certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Although View takes steps to protect the security of its business customers’ personal information, it may be required to expend significant resources to comply with data breach requirements if third parties improperly obtain and use the personal information of View’s business customers or it otherwise experiences a data loss with respect to business customers’ personal information. A major breach of View’s network security and systems could have negative consequences for its business and future prospects, including possible fines, penalties and damages, reduced demand for its products and harm to its reputation and brand.

View’s collection, retention, transfer and use of this information may be governed by U.S. and foreign laws and regulations relating to privacy, data protection and information security, industry standards and protocols, or it may be asserted that such industry standards or protocols apply to View. The regulatory framework for privacy and information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. In North America, federal and various state and provincial governmental bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding the collection, distribution, use, disclosure, storage, and security of certain categories of information. Some of these requirements include obligations of companies to notify individuals of security breaches involving particular personal information, which could result from exploitation of a vulnerability in View’s systems or services or breaches experienced by View’s service providers and/or partners. For example, the State of California enacted the California Consumer Privacy ACT (“CCPA”), effective in January 2020. The CCPA expands the scope of what is considered “personal information” and creates new data access and opt-out rights for consumers, which may create new requirements for View and other companies that operate in California.

Many jurisdictions have established their own data security and privacy legal and regulatory frameworks with which View or View’s vendors or partners must comply to the extent View’s operations expand into these geographies or the laws and regulations in these frameworks otherwise may be interpreted to apply to View. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, internet protocol addresses. View is also bound by contractual requirements relating to privacy, data protection and information security, and may agree to additional contractual requirements addressing these matters from time to time.

View’s compliance with these various requirements increases View’s operating costs, and additional laws, regulations, standards or protocols (or new interpretations of existing laws, regulations, standards or protocols) in these areas may further increase View’s operating costs and adversely affect View’s ability to effectively market View’s products and services. In view of new or modified legal obligations relating to privacy, data protection or information security, or any changes in their interpretation, View may find it necessary or desirable to fundamentally change View’s business activities and practices or to expend significant resources to modify View’s products and services and otherwise adapt to these changes. View may be unable to make such changes and modifications in a commercially reasonable manner or at all, and View’s ability to develop new services and features could be limited.

Further, View’s failure or perceived failure to comply with any of these laws, regulations, standards, protocols or other obligations could result in a loss of business customers’ data, fines, sanctions and other liabilities and additional restrictions on View’s collection, transfer or use of business customers’ data. In addition, View’s failure to comply with any of these laws, regulations, standards, protocols or other obligations could result in a material adverse effect on View’s reputation, business customer attrition, new business customer origination, financial condition, cash flows or results of operations.

View may fail to obtain or maintain necessary licenses or otherwise fail to comply with applicable laws and regulations.

View’s business focuses, and Legacy View’s business focused, on contracts and transactions with business customers and therefore is and was subject to a variety of laws, regulations and licensing requirements that govern View’s and Legacy View’s interactions with business customers, including those pertaining to privacy and data security, business customer financial transactions and warranties. View is and Legacy View was a licensed service provider in each market where such licensure is and was required. View’s business may become subject to additional such requirements in the future. In certain jurisdictions, View is and Legacy View was also required to obtain licenses or permits to comply with standards governing marketing and sales efforts, servicing of business customers, monitoring station employee selection and training and to meet certain standards in the conduct of View’s and Legacy View’s business. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. View strives, and Legacy View strived, to comply with all applicable laws and regulations relating to View’s and Legacy View’s interactions with business customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules, View’s practices or Legacy View’s practices. View’s or Legacy View’s non-compliance with any such law or regulations could also expose View or Legacy View to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect View’s or Legacy View’s business. Delays in obtaining, or failing to obtain, approvals or rights, such as permitting, interconnection, or land usage approvals or rights, could affect View’s business customers’ builds. View may incur significant expenses to comply with such laws and regulations, and increased regulation of matters relating to View’s interactions with business customers could require View to modify View’s operations and incur significant additional expenses, which could have an adverse effect on View’s business, financial condition and results of operations. If View expands the scope of View’s products or services or View’s operations in new markets, View may be required to obtain additional licenses and otherwise maintain compliance with additional laws, regulations or licensing requirements.

Changes in these laws or regulations or their interpretation, as well as new laws, regulations or licensing requirements which may be enacted, could dramatically affect how View does business, acquire business customers, and manage and use information View collects or Legacy View collected from and about current and prospective customers and the costs associated therewith. In addition, federal, state and local governmental authorities have considered, and may in the future consider, implementing consumer protection rules and regulations, which could impose significant constraints on View’s sales channels.

View is subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect its business, results of operation and reputation.

View is subject to federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. View’s suppliers are also subject to federal, state and local environmental laws and regulations, and their use of hazardous materials may adversely impact their operations and the availability of raw materials. While View adapts its manufacturing and distribution processes to the environmental control standards of regulatory authorities, it cannot completely eliminate the risk of accidental contamination or injury from hazardous or regulated materials, including injury of its employees, individuals who handle its products, or others who claim to have been exposed to its products, nor can View completely eliminate the unanticipated interruption or suspension of operations at its facilities due to such events. View may be held liable for significant damages or fines in the event of contamination or injury, and such assessed damages or fines could have an adverse effect on its financial performance and results of operations.

There are capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require View to manufacture with alternative technologies and materials. Non-compliance with such regulations may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

View may face regulatory limitations on its ability to sell products directly which could materially and adversely affect its ability to sell its products.

View sells its products directly to business customers. There may be laws in jurisdictions View has not yet entered or laws View is unaware of in jurisdictions it has entered that may restrict its sales or other business practices. Even for those jurisdictions View has analyzed, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with View’s ability to sell products directly to business customers could have a negative and material impact its business, prospects, financial condition and results of operations.

Risk Factors Relating to Liabilities

View could be subject to liability, penalties and other restrictive sanctions and adverse consequences arising out of certain governmental investigations and proceedings.

View may cooperate with certain government investigations. However, View cannot predict the outcome or impact of any future potential matters, and there exists the possibility that View could be subject to liability, penalties and other restrictive sanctions and adverse consequences if the SEC, the United States Department of Justice, or any other government agency were to pursue legal action in the future. Moreover, View expects to incur costs in responding to related requests for information and subpoenas, and if instituted, in defending against any governmental proceedings.

View’s insurance strategy may not be adequate to protect it from all business risks.

View may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against it, for which it may have no insurance coverage. A loss that is uninsured or which exceeds policy limits may require View to pay substantial amounts, which could adversely affect its financial condition and operating results.

View is subject to all of the ordinary course operating hazards and risks that may come with the provision of View’s products and services and business operations. In addition to contractual provisions limiting View’s liability to business customers and third parties, View maintains insurance policies in such amounts and with such coverage and deductibles as required by law and that View believe are reasonable and prudent. Nevertheless, such insurance may not be adequate to protect View from all the liabilities and expenses that may arise from claims for personal injury, death or property damage arising in the ordinary course of View’s business and current levels of insurance may not be able to be maintained or be available at economical prices. If a significant liability claim is brought against View that is not covered by insurance, then View may have to pay the claim with View’s own funds, which could have a material adverse effect on View’s business, financial condition, cash flows or results of operations. View may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and are forced to make a claim under its policy.

Litigation, complaints or adverse publicity or unauthorized use of View’s brand name could negatively impact View’s business, financial condition and results of operations.

From time to time, View engages in the defense of, and may in the future be subject to, certain investigations, claims and lawsuits arising in the ordinary course of View’s business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential business customers and suppliers, intellectual property matters, personal injury claims (e.g., OSHA), environmental issues, tax matters and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Any resulting actions or negative publicity could reduce the volume of View’s new business customer origination or increase attrition of existing business customers. Any of the foregoing may materially and adversely affect View’s business, financial condition, cash flows or results of operations.

Unauthorized use of View’s brand name by third parties may also adversely affect View’s business and reputation, including the perceived quality and reliability of View’s products and services. View relies on trademark law, internal policies and agreements with View’s employees, business customers, business partners and others to protect the value of View’s brand name. Despite View’s precautions, View cannot provide assurance that those procedures are sufficiently effective to protect against unauthorized third-party use of View’s brand name. View may not be successful in investigating, preventing or prosecuting all unauthorized third-party use of View’s brand name. Future litigation with respect to such unauthorized use could also result in substantial costs and diversion of View’s resources. These factors could adversely affect View’s reputation, business, financial condition, results of operations and cash flows.

View may become subject to product liability claims, which could harm its financial condition and liquidity if View is not able to successfully defend or insure against such claims.

Although View designs its products and tempers its glass to be the safest smart glass in the industry, product liability claims, even those without merit, could harm its business, prospects, operating results and financial condition. View faces inherent risk of exposure to claims in the event its products do not perform or are claimed to not have performed as expected. A successful product liability claim against View could require it to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about its products and business and could have a material adverse effect on its brand, business, prospects and operating results.

View’s current and future warranty reserves may be insufficient to cover future warranty claims which could adversely affect its financial performance.

If View’s warranty reserves are inadequate to cover future warranty claims on its products, its business, prospects, financial condition and operating results could be materially and adversely affected. View evaluates warranty reserves on an ongoing basis and record liabilities for matters in which losses are probable and the amount of loss can be reasonably estimated.

In 2019, Legacy View identified a quality issue with certain materials purchased from one of its suppliers utilized in the manufacturing of certain IGUs. Legacy View stopped using the affected materials upon identification in 2019. As of December 31, 2020, Legacy View had a low warranty claim rate related to this matter. Legacy View replaced, and View expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. Legacy View analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, Legacy View estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes Legacy View’s expectations regarding future reductions in production costs, which comprise of materials, labor, and factory overhead. Based on its analysis, Legacy View recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in Legacy View’s consolidated statement of comprehensive loss for the year ended December 31, 2019. Legacy View recognized a corresponding warranty liability of $1.6 million in accrued expenses and other current liabilities and $22.9 million in other liabilities on its consolidated balance sheet as of December 31, 2019. As of December 31, 2020, the warranty liability related to this matter included in accrued expenses and other current liabilities and other liabilities was $3.8 million and $18.3 million, respectively, on Legacy View’s consolidated balance sheet. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures, and the number of defective IGUs, View is unable to estimate the amount of any potential additional losses.

Legacy View recorded a net credit of $1.0 million for the reduction in product warranties liability and an expense of $24.1 million for product warranties to cost of revenue in the consolidated statements of comprehensive loss for the years ended December 31, 2020 and 2019, respectively.

View’s business may be adversely affected by any disruptions caused by union activities.

Although View’s employees are currently not unionized and it has not experienced any work stoppages since its inception, it is not uncommon for employees at manufacturing companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Although View works diligently to provide the best possible work environment for its employees, its employees may decide to join or seek recognition to form a labor union in the future, or View may be required to become a union signatory. If a work stoppage occurs, it could delay the manufacture and sale of View’s products and have a material adverse effect on its business, prospects, operating results or financial condition.

Risk Factors Relating to Debt and Credit

Adverse developments in the credit markets may impair View’s ability to secure debt financing.

In past economic downturns, such as the financial crisis in the United States that began in mid-2007 and during other times of extreme market volatility, many commercial banks and other financial institutions stopped lending or significantly curtailed their lending activity. In addition, in an effort to stem losses and reduce their exposure to segments of the economy deemed to be high risk, some financial institutions limited routine refinancing and loan modification transactions and even reviewed the terms of existing facilities to identify bases for accelerating the maturity of existing lending facilities. The United States and global economies suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis, as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. If these conditions recur or persist, it may be difficult for View to obtain desired financing to finance the growth of its investments on acceptable economic terms, or at all.

The COVID-19 pandemic has, and until fully resolved could again, result in, among other things, increased draws by borrowers on revolving lines of credit and increased requests by borrowers for amendments, modifications and waivers of their credit agreements to avoid default or change payment terms, increased defaults by such borrowers and/or increased difficulty in obtaining refinancing at the maturity dates of their loans. The duration and effectiveness of responsive measures implemented by governments and central banks cannot be predicted. The commencement, continuation, or cessation of government and central bank policies and economic stimulus programs, including changes in monetary policy involving interest rate adjustments or governmental policies, may contribute to the development of or result in an increase in market volatility, illiquidity and other adverse effects that could negatively impact the credit markets and View.

If View is unable to consummate credit facilities on commercially reasonable terms, its liquidity may be reduced significantly. If View is unable to repay amounts outstanding under any facility it may enter into and are declared in default or are unable to renew or refinance any such facility, it would limit its ability to initiate significant originations or to operate its business in the normal course. These situations may arise due to circumstances that View may be unable to control, such as inaccessibility of the credit markets, a severe decline in the value of the U.S. dollar, a further economic downturn or an operational problem that affects third parties or View, and could materially damage its business. Moreover, View is unable to predict when economic and market conditions may become more favorable. Even if such conditions improve broadly and significantly over the long term, adverse conditions in particular sectors of the financial markets could adversely impact its business.

Risk Factors Relating to Financial Results and Ownership of View’s Class A Common Stock

Loss of a major customer could result in a decrease in View’s future sales and earnings.

In any given quarter or year, sales of View’s products may be concentrated in a few major customers, including glaziers and low voltage electricians. For the year ended December 31, 2020, one customer accounted for 10.3% of total revenue. For the year ended December 31, 2019, one customer accounted for 11.0% of total revenue. One customer accounted for 23.6% of accounts receivable, net as of December 31, 2020 and two customers accounted for 20.9% and 14.4% of accounts receivable, net as of December 31, 2019.

View anticipates that a limited number of customers in any given period may account for a substantial portion of its total net revenue for the foreseeable future. The business risks associated with this concentration, including increased credit risks for these and other customers and the possibility of related bad debt write-offs, could negatively affect View’s margins and profits. Additionally, the loss of a major customer, whether through competition or consolidation, or a disruption in sales to such a customer, could result in a decrease of View’s future sales and earnings.

If View is unable to achieve its targeted manufacturing costs for its products, View’s financial condition and operating results will suffer.

While View is continuing to and expects in the future to realize cost reductions by both it and its suppliers, including through increased production, there is no guarantee View will be able to achieve sufficient cost savings to reach its gross margin and profitability goals, or its other financial targets. View incurs significant costs related to procuring the materials required to manufacture its products and compensating its personnel. If View’s efforts to continue to decrease manufacturing costs are not successful, it may incur substantial costs or cost overruns in utilizing and increasing the production capability of its manufacturing facility. Many of the factors that impact View’s manufacturing costs are beyond its control, such as potential increases in the costs of its materials and components. If View is unable to continue to control and reduce its manufacturing costs, its operating results, business and prospects will be harmed.

View’s business model of manufacturing smart glass is capital-intensive, and View may not be able to raise additional capital on attractive terms, if at all, which could be dilutive to stockholders. If View cannot raise additional capital when needed, its operations and prospects could be materially and adversely affected.

The development, design, manufacture and sale of View’s products is a capital-intensive business, for which significant amounts of capital have already been invested at its facility. As a result of its investments of capital, View maintains a facility with an operating line that can meet its near-term projections for sale and production. Over time, until View is consistently generating positive free cash flows, View expects that it will need to raise additional funds, including through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with View’s principal sources of liquidity, ongoing costs such as research and development relating to its products, any significant unplanned or accelerated expenses, new strategic investments, or refinancing of View’s significant consolidated indebtedness, even if not required to do so by the terms of such indebtedness. View cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and its financial condition, results of operations, business and prospects could be adversely affected.

Additionally, View uses capital from third-party investors to enable its business customers access to its products. The availability of this financing depends upon many factors, including the confidence of the investors in the smart glass industry, the quality and mix of View’s business customer contracts, any regulatory changes impacting the economics of its existing business customer contracts, changes in law (including tax law), risks or government incentives associated with these financings, and its ability to compete with other smart glass companies for the limited number of potential investors. Moreover, while interest rates remain at low levels, they have risen in recent periods. If the rate of return required by investors rises as a result of a rise in interest rates, it will reduce the present value of the business customer payment streams underlying, and therefore the total value of, View’s financing structures, increasing its cost of capital. If View is unable to establish new financing funds on favorable terms for third-party ownership arrangements, its cost of capital could increase and its liquidity may be negatively impacted, which would have an adverse effect on its business, financial condition and results of operations.

View may fail to meet its publicly announced guidance or other expectations about its business in the future, which could cause View’s future stock price to be adversely affected.

View may provide guidance in the future regarding its expected financial and business performance, such as projections regarding sales and production, as well as anticipated future revenue, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process, and View’s guidance may not ultimately be accurate, such as the timing of new product manufacturing ramps. View’s guidance may be based on certain assumptions such as those relating to global and local economic conditions, anticipated production and sales volumes (which generally are not linear throughout a given period), average sales prices, supplier and commodity costs and planned cost reductions. If View’s guidance is not accurate or varies from actual results due to its inability to meet its assumptions or the impact on its financial performance that could occur as a result of various risks and uncertainties, the market value of View common stock could be adversely affected in the future.

Future sales, or the perception of future sales, by View or its stockholders in the public market could cause the market price for View Class A common stock to decline.

The sale of shares of View Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of View Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for View to sell equity securities in the future at a time and at a price that it deems appropriate.

As of the consummation of the Merger, View had a total of approximately 217,076,712 shares of View Class A common stock outstanding. Except for shares subject to lock-up as further descried herein, all shares issued in the Merger are freely tradable without registration under the Securities Act, and without restriction by persons other than View’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including View’s directors, executive officers and other affiliates.

As described herein, the Founder Shares, which were converted into shares of View Class A common stock, are subject to lock-up. In addition, on November 30, 2020, Legacy View and View entered into the Lock-Up Agreements restricting the transfer of View securities held by such contracting parties immediately following the Closing Date until the earlier of: (i) six (6) months after the Closing, or (ii) the date after the Closing on which View consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the Closing which results in all of View’s stockholders having the right to exchange their equity holdings in View for cash, securities or other property.

In addition, the shares of View Class A common stock reserved for future issuance under the 2021 Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. A total of 58,631,907 shares of View Class A common stock have been reserved for future issuance under the 2021 Equity Incentive Plan. View is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of View Class A common stock or securities convertible into or exchangeable for shares of View Class A common stock issued pursuant to the 2021 Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, View may also issue its securities in connection with investments or acquisitions. The amount of shares of View Class A common stock issued in connection with an investment or acquisition could constitute a material portion of View’s then-outstanding shares of Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to View’s stockholders.

View is exposed to fluctuations in currency exchange rates, which could affect its financial results.

A small portion of View’s revenue is denominated in Canadian Dollars. Accordingly, View may be adversely affected by currency fluctuations in the U.S. Dollar versus Canadian Dollar. Weaker foreign currencies relative to the U.S. Dollar may result in lower levels of reported revenue with respect to foreign currency-denominated sales on View’s U.S. Dollar-denominated financial statements. Foreign exchange rates are influenced by many factors outside of View’s control, including but not limited to: changing supply and demand for a particular currency, monetary policies of governments (including exchange-control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or an investment by residents of a country in other countries), changes in balances of payments and trade, trade restrictions and currency devaluations and revaluations. The resulting fluctuations in the exchange rates for the other currencies could have an adverse effect on View’s financial condition and results of operations.

View is subject to collection risks.

View may face normal collection risks with business customers and suppliers. If View fails to collect from its business customers, View’s business and operating results could be adversely affected.

Risk Factors Relating to Acquisitions

Future transactions could pose risks.

View frequently evaluates strategic opportunities both within and outside View’s existing lines of business. View expects from time to time to pursue additional business opportunities and may decide to eliminate or acquire certain businesses, products or services. There are various risks and uncertainties associated with potential acquisitions and divestitures, including: (i) availability of financing; (ii) difficulties related to integrating previously separate businesses into a single unit, including product and service offerings, distribution and operational capabilities and business cultures; (iii) general business disruption; (iv) managing the integration process; (v) diversion of management’s attention from day-to-day operations, (vi) assumption of costs and liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated; (vii) failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements; (viii) potentially substantial costs and expenses associated with acquisitions and dispositions; (ix) failure to retain and motivate key employees; and (x) difficulties in applying View’s internal control over financial reporting and disclosure controls and procedures to an acquired business. Any or all of these risks and uncertainties, individually or collectively, could have material adverse effect on View’s business, financial condition, cash flow or results of operations. View can offer no assurance that any such strategic opportunities will prove to be successful. Among other negative effects, View’s pursuit of such opportunities could cause View’s cost of investment in new business customers to grow at a faster rate than View’s recurring revenue and fees collected at the time of sale. Additionally, any new product or service offerings could require developmental investments or have higher cost structures than View’s current arrangements, which could reduce operating margins and require more working capital.

View’s business could be materially adversely affected as a result of the risks associated with acquisitions and investments. In particular, View may not succeed in making acquisitions or be effective in integrating such acquisitions.

View may make acquisitions and investments in the future as part of its growth strategy. View will evaluate the tactical or strategic opportunities available related to complementary businesses, products or technologies. There can be no assurance that View will be successful in making future acquisitions. Even if View is successful in making acquisitions, integrating an acquired company’s business into its operations or investing in new technologies may (i) result in unforeseen operating difficulties and large expenditures and (ii) absorb significant management attention that would otherwise be available for the ongoing development of its business, both of which may result in the loss of key business customers or personnel and expose View to unanticipated liabilities. Further, View may not be able to retain the key employees that may be necessary to operate the business it acquires and it may not be able to attract, in a timely manner, new skilled employees and management to replace them.

View may not be able to consummate acquisitions or investments that it has identified as crucial to the implementation of its strategy for other commercial or economic reasons. Further, View may not be able to obtain the necessary regulatory approvals, including those of competition authorities and foreign investment authorities, in countries where it seeks to consummate acquisitions or make investments. For those and other reasons, View may ultimately fail to consummate an acquisition, even if it announces the intended acquisition.

Risk Factors Relating to Smaller Reporting and Emerging Growth Company Status

View has identified material weaknesses in its internal control over financial reporting. If View’s remediation of such material weaknesses is not effective, or if it fails to develop and maintain proper and effective internal control over financial reporting, View’s ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired.

As a privately-held company, Legacy View was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404.

As a public company, View has significant requirements for enhanced financial reporting and internal control over financial reporting. The process of designing and implementing effective internal control over financial reporting is a continuous effort that requires View to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain internal control over financial reporting that is adequate to satisfy its reporting obligations as a public company. If View is unable to establish or maintain appropriate internal control over financial reporting, it could cause View to fail to meet its reporting obligations on a timely basis, result in material misstatements in its consolidated financial statements, increase compliance costs, negatively impact share trading prices, and otherwise harm its results of operations. In addition, View will be required, pursuant to Section 404, to furnish a report by management on its assessment of the effectiveness of View’s internal control over financial reporting in the second annual report following the completion of this offering.

This assessment will need to include disclosure of any material weaknesses identified in View’s internal control over financial reporting. The rules governing the standards that must be met for its management to assess its internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining its internal control over financial reporting may divert View’s management’s attention from other matters that are important to its business.

In connection with the preparation of Legacy View’s financial statements as of December 31, 2019 and 2018 and for the years then ended, Legacy View identified material weaknesses in its internal control over financial reporting, which were unremediated as of December 31, 2020. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Legacy View did not design or maintain an effective control environment that met Legacy View’s accounting and reporting requirements. Specifically, Legacy View did not have a sufficient complement of personnel with an appropriate degree of accounting knowledge and experience to appropriately analyze, record and disclose accounting matters commensurate with Legacy View’s accounting and reporting requirements and lacked related internal controls necessary to satisfy Legacy View’s accounting and financial reporting requirements. This material weakness contributed to the following additional material weaknesses:

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Legacy View did not maintain effective controls over risk assessment, including designing and maintaining formal accounting policies, procedures, and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including with respect to revenue and receivables, inventory, and period-end financial reporting.

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Legacy View did not design and maintain effective control over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. Specifically, Legacy View did not design and maintain: (i) program change management control for financial systems relevant to Legacy View’s financial reporting to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Legacy View personnel; (iii) computer operations controls to ensure critical data interfaces between systems are appropriately identified and monitored, data backups are authorized and monitored, and restorations are tested; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The material weaknesses related to the control environment and risk assessment resulted in adjustments to several accounts and disclosures. The IT deficiencies did not result in an adjustment to the financial statements; however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Additionally, each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim condensed consolidated financial statements that would not be prevented or detected.

To address its material weaknesses, View has taken the following steps thus far to enhance its internal control over financial reporting and it plans to take additional steps to remediate the material weaknesses:

•	hired new leadership in the accounting and finance team, including a corporate controller, with appropriate technical accounting knowledge and public company experience in finance and accounting;

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hired a qualified assistant corporate controller and assistant factory controller, and will continue to hire qualified technical accounting and SEC reporting professionals to execute key controls related to various financial reporting processes, in addition to utilizing third-party consultants to supplement View’s internal resources;

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engaged a global accounting advisory firm to assist with the documentation, evaluation, remediation and testing of View’s internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by COSO;

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performed a comprehensive risk assessment that identified the risks of material misstatement whether due to error or fraud in the consolidated financial statements and have begun implementing new controls and redesigning existing controls, including transactional controls, review controls, IT general controls and user access controls to mitigate the identified risks of material misstatements; and

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performed a segregation of duties analysis and have started to segregate conflicting roles and removing unnecessary access to financial reporting systems and applications relevant to the preparation of the financial statements;

While View is designing and implementing measures to remediate its existing material weaknesses, it cannot predict the success of such measures or the outcome of its assessment of these measures at this time. View can give no assurance that these measures will remediate any of the deficiencies in its internal control over financial reporting or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. View’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm View’s operating results or cause it to fail to meet its reporting obligations.

View’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after View is no longer an “emerging growth company” as defined in the JOBS Act. View may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 or View’s independent registered public accounting firm may not issue an unqualified opinion. If either View is unable to conclude that it has effective internal control over financial reporting or View’s independent registered public accounting firm is unable to provide it with an unqualified report, investors could lose confidence in View’s reported financial information, which could have a material adverse effect on the trading price of View Common Stock.

View is an “emerging growth company” as defined in the JOBS Act and a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is able to avail itself of reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies, which could make its common stock less attractive to investors and adversely affect the market price of its common stock in the future.

View is an “emerging growth company,” as defined in the JOBS Act. View will remain an emerging growth company until the earlier of (i) the last day of View’s fiscal year in which View has total annual gross revenue of at least $1.07 billion; (ii) the last day of View’s first fiscal year following the fifth anniversary of CF II’s IPO; (iii) the date on which View has issued more than $1 billion in non-convertible debt securities during the previous three years; or (iv) the date on which View is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of View Common Stock that is held by non-affiliates exceeds $700.0 million. For so long as View remains an emerging growth company, it is permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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providing only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “View, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure for certain filings;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholders approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. View has elected to use the extended transition period for new or revised accounting standards during the period in which it remains an emerging growth company; however, View may adopt certain new or revised accounting standards early. Changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in View’s business could significantly affect its financial position and results of operations. In addition, View’s independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of View’s internal control over financial reporting so long as View qualifies as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in View’s internal control over financial reporting go undetected. Likewise, so long as View qualifies as a “smaller reporting company” or an “emerging growth company,” it may elect not to provide stockholders or investors with certain information, including certain financial information and certain information regarding compensation of its executive officers, that it would otherwise have been required to provide in filings View makes with the SEC, which may make it more difficult for investors and securities analysts to evaluate its company.

View is a “smaller reporting company” as defined in the Exchange Act. View may continue to be a smaller reporting company even after it is no longer an emerging growth company. View may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that its voting and non-voting common stock held by non-affiliates is more than $250.0 million measured on the last business day of its second fiscal quarter, or its annual revenue are more than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is more than $700.0 million measured on the last business day of its second fiscal quarter.

View may choose to take advantage of some, but not all, of the available exemptions as an emerging growth company and a smaller reporting company. View will take advantage of reduced reporting burdens. In particular, in this filing, View has provided only two years of audited financial statements and has not included all of the executive compensation information that would be required if it were not an emerging growth company or smaller reporting company. View cannot predict whether investors will find its common stock less attractive if View relies on these exemptions. If some investors find View Common Stock less attractive as a result, there may be a less active trading market for View Common Stock and its stock price may be more volatile.

View is required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of its internal control over financial reporting. If View is unable to achieve and maintain effective internal controls, its operating results and financial condition could be harmed.

View is an emerging growth company, and thus it is exempt from the auditor attestation requirement of Section 404(b) of Sarbanes-Oxley until such time as it no longer qualifies as an emerging growth company. Regardless of whether View qualifies as an emerging growth company, it will still need to implement substantial internal control systems and procedures in order to satisfy the reporting requirements under the Exchange Act and applicable requirements.

In connection with the preparation of Legacy View’s financial statements as of December 31, 2019 and 2018 and for the years then ended, Legacy View identified material weaknesses in its internal control over financial reporting, which were unremediated as of December 31, 2020, and which View may not be able to remediate in a timely manner. See also “View has identified material weaknesses in its internal control over financial reporting. If View’s remediation of such material weaknesses is not effective, or if it fails to develop and maintain a proper and effective internal control over financial reporting, View’s ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.” View cannot be certain as to the timing of completion of its remediation actions or their effect on its operations. If View is unable to remediate in a timely manner, this may impede its ability to file timely and accurate reports with the SEC. Any of the above could cause investors to lose confidence in View’s reported financial information, which could have a negative effect on the trading price of View Common Stock.

Risk Factors Relating to View’s Governance Documents

View’s certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Unless View consents in writing to the selection of an alternative forum, derivative actions brought in View’s name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Unless View consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive, and this exclusive forum provision does not purport to waive, compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice of forum provision may limit the ability of a View stockholder to bring a claim in a judicial forum that the stockholder finds favorable for disputes with View or any of View’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although stockholders of View will not be deemed to have waived View’s compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in the Amended Charter to be inapplicable or unenforceable in an action, View may incur additional costs associated with resolving such action in other jurisdictions, which could harm View’s business, financial condition and results of operations.

The provision of the View charter that authorizes the View Board to issue preferred stock from time to time based on terms approved by the View Board may delay, defer or prevent a tender offer or takeover attempt that public stockholders might consider in their best interest.

The provision of the View charter that authorizes the View Board to issue preferred stock from time to time based on terms approved by the View Board may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest.

Risk Factors Relating to Nasdaq Listing Standards

There can be no assurance that View will be able to comply with the continued listing standards of Nasdaq.

Our Class A common stock and warrants are listed on Nasdaq. There is no guarantee that these securities will remain listed on Nasdaq in the future. If Nasdaq delists View’s securities from trading on its exchange for failure to meet the listing standards and View is not able to list such securities on another national securities exchange, the securities of View could be quoted on an over-the-counter market. If this were to occur, View and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for View’s securities;

•	reduced liquidity for View’s securities;

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a determination that View’s Class A common stock is a “penny stock,” which will require brokers trading View Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of View Class A common stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock and warrants are listed on Nasdaq, our Class A common stock and warrants qualify as covered securities under such statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Risk Factors Relating to View’s Management

The ability of View’s management to operate the business successfully will be largely dependent upon the efforts of certain key personnel of View. The loss of such key personnel could negatively impact the operations and financial results of View.

The ability of View’s management to operate the business successfully is dependent upon the efforts of certain key personnel of View. Although View expects key personnel to remain with View, there can be no assurance that they will do so. It is possible that View will lose some key personnel, the loss of which could negatively impact the operations and profitability of View. Furthermore, certain of the key personnel of View may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause View to have to expend time and resources helping them become familiar with such requirements.

Risk Factors Relating to Dividends

View does not expect to declare any dividends in the foreseeable future.

View does not anticipate declaring any cash dividends to holders of its common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Risk Factors Relating to Analysts

If securities or industry analysts do not publish or cease publishing research or reports about View, its business, or its market, or if they change their recommendations regarding View’s securities adversely, the price and trading volume of View’s securities could decline.

The trading market for View’s securities will be influenced by the research and reports that industry or securities analysts may publish about View, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on View. If no securities or industry analysts commence coverage of View, View’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover View change their recommendation regarding View’s shares of common stock adversely, or provide more favorable relative recommendations about View’s competitors, the price of View’s shares of common stock would likely decline. If any analyst who may cover View were to cease coverage of View or fail to regularly publish reports on it, View could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Risk Factors Relating to Warrants

Private Placement Warrants will become exercisable for our Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Private Placement Warrants to purchase an aggregate approximately 366,666 shares of our Class A common stock will become exercisable on August 31, 2021. The exercise price of these Private Placement Warrants will be $11.50 per share. To the extent such Private Placement Warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Private Placement Warrants may be exercised could adversely affect the market price of our Class A common stock.

There is no guarantee that our Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our Warrants is $11.50 per share of Class A common stock. There is no guarantee that any of our Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to a Warrant holder, thereby making the Warrants worthless.

We have the ability to redeem outstanding Warrants at any time while they are exercisable and prior to their expiration, provided that the last sales price of the Class A common stock reported has been at least $18.00 per share (subject to certain adjustments) on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given. If and when the Warrants become redeemable by us, we may exercise our redemption right. Redemption of the outstanding Warrants could force Warrant holders to: (1) exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (2) sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants or (3) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants.

In addition, we may redeem Warrants after they become exercisable for a number of shares of Class A common stock determined based on the redemption date and the fair market value of our Class A common stock. Please see “Description of Securities—Warrants.” Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case Warrants holders would lose any potential embedded value from a subsequent increase in the value of the Class A common stock had the Warrants remained outstanding.

The Warrants may not be in the money after they become exercisable, they may expire worthless and the terms of the Warrants may be amended in a manner that may be adverse to holders of our Warrants with the approval by the holders of a majority of the then outstanding Public Warrants, or, in the case of an amendment solely to the Private Placement Warrants, the approval of a majority of the holders of the then outstanding Private Placement Warrants. As a result, the exercise price of the Warrants could be increased, the Warrants could be converted into cash or stock (at a ratio different than initially provided), the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a Warrant could be decreased, all without a Warrant holder’s approval.

The Warrants may never be in the money, and they may expire worthless. Our Warrants were issued in registered form under a warrant agreement, dated as of August 26, 2020, between Continental and us (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Warrant Agreement or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties thereto may deem necessary or desirable and that the parties thereto deem shall not adversely affect the interest of the Warrant holders, and (ii) to provide for the delivery of Alternative Issuance (as defined in the Warrant Agreement) pursuant to Section 4.4 of the Warrant Agreement. All other modifications or amendments require the vote or written consent of the holders of a majority of the then outstanding Public Warrants. Any amendment solely to the Private Placement Warrants require the vote or written consent of a majority of the holders of the then outstanding Private Placement Warrants. Notwithstanding the foregoing, we may lower the price per share at which the shares of Class A common stock may be purchased at the time a Warrant is exercised or extend the duration of the exercise period pursuant to Sections 3.1 and 3.2 of the Warrant Agreement, respectively, without the consent of the Warrant holders.

Accordingly, we may amend the terms of the Warrant Agreement in a manner adverse to a holder if the holders of a majority of the then outstanding Public Warrants approve of such amendment or, in the case of an amendment solely to the Private Placement Warrants, if a majority of the holders of the then outstanding Private Placement Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the appropriate consent(s) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a Warrant.

Risk Factors Relating to Ownership of Our Securities

We may issue additional securities without your approval, which would dilute your ownership interests and may depress the market price of our securities.

We may issue additional shares of Class A common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in our company will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding common stock may be diminished; and

•	the market price of our securities may decline.

Resales of our securities may cause the market price of our securities to drop significantly, even if our business is doing well.

Subject to certain exceptions, a number of View stockholders are contractually restricted from selling or transferring their shares until the earlier of (i) six (6) months after the Closing, or (ii) the date after the Closing on which View consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the Closing which results in all of View’s stockholders having the right to exchange their equity holdings in View for cash, securities or other property. However, following the expiration of such lockups, the View stockholders will not be restricted from selling their securities, other than by applicable securities laws.

The 119,860,088 shares subject to the Lock-Up Agreements constitute approximately 55.5% of our outstanding Class A common stock. Additionally, 17,033,303 shares of our Class A common stock will be issuable upon the exercise of our Warrants. All of the Founder Shares, PIPE Shares, Private Placement Shares, the shares under the Engagement Letter, the shares issuable upon the vesting of Restricted Stock Units, and the Private Placement Warrants have been registered for resale under the Securities Act on the registration statement of which this prospectus is a part. As restrictions on resale end, the warrants become exercisable and registration statements are available for use, the sale or possibility of sale of shares could have the effect of increasing the volatility in our share price or the market price of our securities could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The trading price of our Class A common stock and warrants may be volatile.

The trading price of our Class A common stock and warrants may be highly volatile and subject to wide fluctuations due to a number of factors such as the following, some of which will be beyond our control. Some of the factors that could negatively affect the market price of our Class A common stock and warrants or result in significant fluctuations in price, regardless of our actual operating performance, include:

•	actual or anticipated variations in our quarterly operating results;

•	results of operations that vary from the expectations of securities analysts and investors;

•	the impact of the continued effects of and responses to the ongoing COVID-19 pandemic;

•	changes in financial estimates by us or by any securities analysts who might cover our securities;

•	conditions or trends in our industry;

•	changes in the market valuations of similar companies;

•	changes in the markets in which we operate;

•	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the smart glass industry;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures, capital commitments, strategic partnerships or divestitures;

•	investors’ general perceptions of our company and our business;

•	announcements by third parties of significant claims or proceedings against us;

•	actions by stockholders, including the sale of shares of our common stock;

•	speculation in the press or investment community;

•	recruitment or departure of key personnel;

•	overall performance of the equity markets;

•

disputes or other developments relating to intellectual property rights, including patents, litigation matters and our ability to obtain, maintain, defend, protect and enforce patent and other intellectual property rights for our technologies;

•	uncertainty regarding economic events;

•	changes in interest rates;

•	general market, political and economic conditions, including an economic slowdown;

•	our operating performance and the performance of other similar companies;

•	our ability to accurately project future results and our ability to achieve those and other industry and analyst forecasts;

•	new legislation or other regulatory developments that adversely affect us, our markets or our industry; and

•	other events or factors, many of which are beyond our control.

Furthermore, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, and often occurs without regard to the operating performance of the affected companies. Therefore, factors that have little or nothing to do with us could cause the price of our Class A common stock and warrants to fluctuate, and these fluctuations or any fluctuations related to our company could cause the market price of our Class A common stock and warrants to decline materially.

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $195.9 million from the exercise of all Warrants assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock and warrants are currently listed on Nasdaq under the symbols “VIEW” and “VIEWW,” respectively. CF II’s units, common stock and warrants were historically quoted on Nasdaq under the symbols “CFIIU”, “CFII”, and “CFIIW”, respectively. As of March 31, 2021, our issued and outstanding share capital consisted of: (i) 217,076,712 shares of Class A common stock, held of record by approximately 91 holders, (ii) 0 shares of preferred stock and (iii) 20,428,170 warrants to purchase shares of Class A common stock. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names. We currently do not intend to list the Private Placement Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

The payment of cash dividends in the future will be dependent upon View’s revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the View Board. We do not currently intend to pay any cash dividends in the foreseeable future.

In addition, under Delaware law, the View Board may declare dividends only to the extent of View’s surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of View’s net profits for the then-current and/or immediately preceding fiscal year.

BUSINESS COMBINATION

This subsection describes the material provisions of the certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Summary of the Business Combination

On the Closing Date, View, Inc. (formerly known as CF Finance Acquisition Corp. II), consummated the Business Combination pursuant to that certain Merger Agreement, by and among the Company, Merger Sub, and View Operating Corporation (formerly known as View, Inc.). As contemplated by the Merger Agreement, Merger Sub merged with and into View Operating Corporation, with View Operating Corporation continuing as the surviving entity and as a wholly owned subsidiary of CF Finance Acquisition Corp. II.

On March 5, 2021, CF Finance Acquisition Corp. II’s stockholders, at a special meeting of CF Finance Acquisition Corp. II, approved and adopted the Merger Agreement, and approved the Business Combination proposal and the other related proposals presented in the Proxy Statement and the Supplement.

At the Effective Time,

(1)

each share of Legacy View capital stock that was issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, or Legacy View capital stock held in treasury or by CF II, the Sponsor or any of their Affiliates, as defined in the Merger Agreement), was automatically cancelled and ceased to exist in exchange for the right to receive such fraction of a share of newly issued Class A common stock equal to 0.02325 (the “Exchange Ratio”), without interest, subject to rounding up such fractional shares of each holder to the nearest whole share of Class A common stock (after aggregating all fractional shares of Class A common stock that otherwise would be received by such holder),

(2)

each share of Merger Sub common stock outstanding immediately prior to the Effective Time was automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of Class A common stock;

(3)

each Legacy View option that was outstanding immediately prior to the Effective Time, whether vested or unvested, was assumed by CF II and converted into an option exercisable for that number of shares of Class A common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Legacy View common stock subject to the Legacy View option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, such option having a per share exercise price for each share of Class A common stock issuable upon exercise of the option equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of Legacy View common stock subject to such Legacy View option immediately prior to the Effective Time by (ii) the Exchange Ratio, and, except as specifically provided in the Merger Agreement, each option to continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy View option immediately prior to the Effective Time; and

(4)

each Legacy View warrant that was outstanding immediately prior to the Effective Time was assumed by CF II and converted into a warrant exercisable for that number of shares of Class A common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Legacy View capital stock subject to the Legacy View warrant immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, such warrant having a per share exercise price for each share of Class A common stock issuable upon exercise of the warrant equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of Legacy View capital stock subject to the Legacy View warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, and, except as specifically provided in the Merger Agreement, each warrant to continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy View warrant immediately prior to the Effective Time.

Concurrently with the execution of the Merger Agreement, CF II entered into the Initial Subscription Agreements with certain of the PIPE Investors, and on January 11, 2021, CF II entered into the Additional Subscription Agreement with GIC Private Ltd. Pursuant to the Subscription Agreements, the PIPE Investors purchased an aggregate of 42,103,156 shares of Class A common stock in a private placement, in the case of the Initial Subscription Agreements at a price of $10.00 per share and in the case of the Additional Subscription Agreement at a price of $11.25 per share, for an aggregate purchase price of approximately $441.1 million. The PIPE Investment was consummated in connection with the consummation of the Business Combination. See “—Related Agreements” below for a summary of the Subscription Agreements.

On the Closing Date, in connection with the Business Combination, we entered into certain related agreements which are described below.

Related Agreements

Registration Rights Agreement

On November 30, 2020, concurrently with the execution of the Merger Agreement, CF II and certain Legacy View stockholders (the “Investors”) entered into the Registration Rights Agreement, which became effective at the Closing. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file one or more registration statements to register the resales of Class A common stock held by such Investors, on the terms set forth in the Registration Rights Agreement. Investors holding at least 25% of the registrable securities owned by all Investors are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Investors may demand at any time or from time to time, that the Company files a registration statement on Form S-1 (or any similar short-form registration which may be available at such time) to register the resale of the registrable securities of the Company held by such Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, CF II agreed to indemnify such Investors and certain persons or entities related to such Investors such as their officers, directors, employees, agents and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investors’ misstatement or omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify CF II and certain persons or entities related to CF II such as its officers and directors and underwriters against all losses caused by their misstatements or omissions in those documents.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Sponsor Registration Rights Agreement

Prior to the Closing, CF II entered into an amendment (the “Sponsor RRA Amendment”) to that certain Registration Rights Agreement, dated as of August 26, 2020 (the “Original Sponsor RRA” and together with the

Sponsor RRA Amendment, the “Sponsor Registration Rights Agreement”), by and among CF II, Sponsor and the other parties thereto, to provide that Sponsor’s and the other party’s thereto rights thereunder with respect to an Underwritten Offering (as defined in the Sponsor Registration Rights Agreement) shall be pari passu to the rights of the holders of registrable securities under the Registration Rights Agreement.

Under the Sponsor Registration Rights Agreement, the Founder Shares, with certain exceptions, are not transferable, assignable or salable until the period ending on the earlier of (A) March 8, 2022 (one year after the completion of the Business Combination) or (B) subsequent to the Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which View completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of View’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. The 1,100,000 Private Placement Shares and the 366,666 Private Placement Warrants issued to the Sponsor in the Private Placement, with certain exceptions, are not transferable, assignable or salable until April 7, 2021 (the period ending 30 days after the completion of the Business Combination).

The foregoing description of the Sponsor Registration Rights Agreement is qualified in its entirety by reference to the full text of the Original Sponsor RRA and the Sponsor RRA Amendment, copies of which are attached hereto as Exhibits 10.5 and 10.6, respectively, and which are incorporated herein by reference.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF II entered into a Sponsor Support Agreement with the Sponsor and Legacy View, pursuant to which, among other things: (i) for the benefit of Legacy View, the Sponsor agreed to comply with its obligations under the letter agreement, dated as of August 26, 2020 (the “Insider Letter”), by and among CF II, the Sponsor and certain officers and directors of CF II to not transfer, to not participate in the “Redemption” (defined as the election of an eligible (as determined in accordance with the CF II governing documents) holder of shares of CF II common stock to redeem all or a portion of the shares of CF II common stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the trust account (including any interest earned on the funds held in the trust account, but net of taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the CF II governing documents) in connection with the Business Combination) and to vote its shares of CF II Common Stock in favor of the Merger Agreement and the Business Combination (including the merger), and CF II agreed to enforce such provisions, and CF II and the Sponsor provided Legacy View with certain consent rights with respect to transfers of CF II Common Stock owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) to waive its anti-dilution rights with respect to its shares of Class B common stock under the existing charter, (iii) to release CF II, Legacy View, Merger Sub and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions and (iv) the Sponsor subjected 4,970,000 of its shares of Class B common stock (the “Sponsor Earn-Out Shares”) to vesting and potential forfeiture (and related transfer restrictions) after the Closing based on a five year post-Closing earnout, with (a) 50% of the Sponsor Earn-Out Shares being released if the stock price of Class A common stock exceeds $12.50 for 5 out of any 10 trading days, (b) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A common stock exceeds $15.00 for 5 out of any 10 trading days and (c) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A common stock exceeds $20.00 for 5 out of any 10 trading days, in each case, subject to early release for a View sale, change of control or going private transaction or delisting after the Closing.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, CF II and Legacy View entered into the Lock-Up Agreements with a number of View stockholders, pursuant to which the View common stock held by such View stockholders would be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The View securities held by such View stockholders would be locked-up until the earlier of: (i) six (6) months after the Closing, or (ii) the date after the Closing on which View consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the Closing which results in all of View’s stockholders having the right to exchange their equity holdings in View for cash, securities or other property.

Subscription Agreements

Contemporaneously with the execution of the Merger Agreement, CF II entered into the Initial Subscription Agreements with certain of the PIPE Investors, including the Sponsor and certain Legacy View stockholders, pursuant to which those PIPE Investors agreed to purchase, and CF II agreed to sell to those PIPE Investors, an aggregate of up to 30,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, with the Sponsor’s Initial Subscription Agreement accounting for $50.0 million of such aggregate investment. On January 11, 2021, CF II entered into the Additional Subscription Agreement with GIC Private Ltd. pursuant to which GIC Private Ltd. agreed to purchase, and CF II agreed to sell to GIC Private Ltd. at $11.25 per share a number of shares equal to the lesser of (i) 17,777,778 shares of Class A common stock, and (ii) a number of shares of Class A common stock such that GIC Private Ltd. would own (together with any other shares of Class A common stock that it or its affiliates owned on the date of the Additional Subscription Agreement) 9.85% of View’s issued and outstanding shares of View Class A common stock as of the completion of the Business Combination and the issuance and sale of the PIPE Shares, for gross proceeds to View of a maximum of $200.0 million. The Initial Subscription Agreements permitted PIPE Investors that were not Legacy View Stockholders or affiliates of CF II prior to the Closing to offset and reduce the number of shares that they were required to purchase at the Closing by acquiring shares of Class A common stock in the open market or private transactions and not redeeming such shares in the Redemption. The PIPE Investors purchased an aggregate of 42,103,156 shares of Class A common stock for an aggregate purchase price of approximately $441.1 million.

Pursuant to the PIPE Subscription Agreements, the Company agreed that, within 30 calendar days after the Closing, the Company would file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and the Company would use its reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the registration statement) following the Closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

BUSINESS

Our Vision

Our vision is that technology can help create a better world. We believe in first-principles based innovation, where we start with the fundamentals, rather than just incremental to others’ framing of issues and opportunities.

We started this journey with two main objectives: Solving climate change, and improving human health, two of the biggest challenges and opportunities of our times.

As humans, we are continuing to understand our bodies and the universe better each day. We are learning about human evolution, our bodies and minds—our physiology, biochemistry and psychology, while at the same time understanding our universe, the interdependence of our planet and its ecosystem, and the periodic table of the elements—and better able to assemble the atoms and use bits to activate them to serve us and our planet better. View plays at the intersection of the human body and its interplay with the universe.

Our Mission

View is on a mission to create delightful environments.

The real estate industry, the largest asset class, and the construction industry, which employs over 500 million people and uses over 50% of all the resources in the world, have consistently under-participated in innovation compared to the rapid improvements we have experienced in other industries.4 Buildings consume 40% of all energy, more than any other sector, and humans spend 90% of their time inside buildings compared to just 5% inside an automobile.5 Yet, comparatively the real estate industry has experienced very little innovation in the last several decades.

We believe that innovation and advances in materials, processes, business practices, and ways of thinking will drive significant advancements. This creates a unique opportunity to transform this massive industry and the human experience in buildings. At View, we are accomplishing this mission by making buildings:

•	healthier,

•	more sustainable,

•	smarter, and

•	more fun.

Our Story

Humans are an outdoor species. We are wired to crave natural daylight and a connection to the outdoors. This is why buildings are built with windows to let in natural light and provide unobstructed views. We as humans are lucky to have discovered glass, this magical material – a wall you can see through. However, conventional glass suffers from two significant issues – glare and heat. While conventional glass lets in natural light, it also causes significant glare and heat from the rays of the sun. People compensate for these visual and thermal discomforts by hanging blinds, shades or curtains; however, blinds defeat the entire purpose of having windows by blocking the view. Further, once the shades are drawn down, they typically tend to stay down.

[4]	2018 Global Status Report, Global Alliance for Buildings and Construction.
[5]	U.S. Environmental Protection Agency. 1989. Report to Congress on indoor air quality: Volume 2. EPA/400/1-89/001C. Washington, DC.

Conventional glass also allows heat into buildings, primarily from solar radiation; architects compensate for this heat by installing larger air conditioning and HVAC systems. While larger HVAC systems alleviate the problem, they do not fully solve heat issues and leave thermally hot zones near the windows, while still adding substantial cost and increasing materials and energy usage.

Our experience inside buildings also leaves a lot to be desired. We frequently suffer from insufficient natural light, upset circadian cycles, poor air quality, and a lack of connection to the outdoors. These conditions often manifest themselves in the form of increased eye strain, headaches, drowsiness, and depression, leading to increased stress and absenteeism, and lower productivity.

View’s innovations and products enable people to lead healthier and more productive lives by allowing in more natural daylight and views while still minimizing glare and heat, and simultaneously reducing the building’s carbon footprint and energy usage. We have achieved these transformations by designing, manufacturing, and providing electrochromic or “smart” glass panels to which we add a 1 micrometer (approximately 1/100th the thickness of human hair) proprietary electrochromic coating that fundamentally changes the building’s thermodynamics and the health of the humans inside it. Through our proprietary network infrastructure, each View Smart Glass window is provided an individual IP-addressable location and when combined with our proprietary software and algorithms, View Smart Glass intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa. In addition, we now offer a suite of fully integrated, cloud-connected smart-building products that we believe will enable us to further optimize the human experience within buildings ensuring a truly delightful experience.

Our Products

View Smart Glass

View Smart Glass is our base product launched in 2012 that includes electrochromic glass panels in the form of insulating glass units (“IGUs”) and a network infrastructure comprised of our proprietary wiring and controls system that provides an IP-addressable location to every glass panel, as well as software and algorithms that control the behavior of each glass panel in real time (“View Smart Glass”). View Smart Glass panels utilize our proprietary electrochromic technology. Electrochromism is the phenomenon by which the light transmission through a transparent material changes when an electrical voltage is applied to it. By using electrochromism, View Smart Glass windows can modulate ultraviolet, visible and infrared light simultaneously and on demand. View Smart Glass windows can block more than 90% of solar radiation, achieving up to 20% reductions in HVAC energy consumption and peak loads.6 This ability to control the transmittance of light enables us to automatically control the amount of glare and heat entering a space, while reducing the energy consumption of the building.

View Net

View Net is our new cloud-connected, network infrastructure offering that can incorporate and power smart building devices from View and other companies, in addition to View Smart Glass windows (“View Net”). View Net is a scalable, secure, fault-tolerant, enterprise-grade, smart building platform that can be upgraded remotely or “over-the-air” to incorporate performance improvements and new features. By having the ability to incorporate other smart building devices, View Net reduces redundant cabling, installation costs and materials. It also future-proofs buildings by providing the capability to add smart devices and applications over an open IP protocol, thus providing integrated capabilities and saving future complexity, cost, time and materials. View Net became commercially available in 2020.

[6]	Based on View Smart Glass product performance specification in data sheet. View Smart Glass has standard Tint 4 SHGC as 0.09 or ~10%.

View Immersive Experiences

View Immersive Experience transforms View Smart Glass windows into transparent, digital, interactive surfaces by incorporating see-through, high-definition displays directly onto the windows (“View Immersive Experiences”). Users can use these interactive surfaces to communicate and conduct video conference calls right on the View Smart Glass windows, collaborate by writing on these touch-sensitive surfaces with their fingers, and display information to educate and entertain. View Smart Glass windows provide the contrast, glare control and UV-protection required to achieve high quality experiences and product durability. Once confined to the realm of science fiction movies, this technology is now commercially available in 2020.

View Sense

View Sense modules provide the ability to measure and optimize light, humidity, temperature, air quality, dust, and noise—environmental variables which directly impact the human experience and health in buildings (“View Sense”). View Sense combines several sensors into integrated modules, reducing the number of discrete sensors, cabling, labor and installation effort in a building, while also incorporating machine learning and artificial intelligence to optimize environmental conditions and generate new insights. View Sense modules can be monitored and controlled remotely, and also upgraded through software to incorporate new features and performance improvements. View Sense became commercially available in 2020.

View Smart Protect

View Smart Protect is our intrusion detection solution that can be deployed on all View Smart Glass windows to improve the security of a building by detecting glass breakage (“View Smart Protect”). By leveraging our proprietary network infrastructure, View Smart Protect can be deployed to monitor any break in the electrical circuit of View Smart Glass windows. View Smart Protect eliminates the need to add additional glass breakage sensors to enhance security, thereby saving materials and additional maintenance and installation costs, while also improving aesthetics. View Smart Protect became commercially available in 2018.

Our Benefits

View’s products provide multiple benefits to users, building owners and operators, and more broadly to society.

•

Sustainability and Energy Efficiency: View Smart Glass reduces energy usage in buildings by blocking heat from entering buildings and thus reducing peak cooling loads. View Smart Glass also helps harvest natural light, thus reducing daytime lighting energy loads. Building owners can also realize significant contributions to their Leadership in Energy and Environmental Design (“LEED”) certifications, and path to Net-Zero Energy performance by using View Smart Glass windows.

•

Improved Human Health and Productivity: Independent research has shown that increased exposure to natural light and views leads to significant reductions in the incidence of eyestrain, headaches and drowsiness, improved productivity and longer sleep. In addition, View Sense modules provide information to report and optimize indoor environmental factors such as temperature, air quality, light levels and the level of carbon dioxide, which have been shown to impact cognitive function.[7]

•	Better User Comfort and Experience: While people enjoy sitting next to windows because of the benefits of natural light and a connection to the outdoors, they often feel uncomfortable and are unable

[7]

Cornell University. Hedge A and Nou D. (2018). Worker Reactions to Electrochromic and Low-E Glass Office Windows. Ergonomics International Journal, 2(7): 000167. DOI: 10.23880/eoij-16000166; University of Illinois Urbana-Champaign and SUNY Upstate Medical University. Boubekri M, Lee J, MacNaughton P,Woo M, Schuyler L, Tinianov B, Satish U. The Impact of Optimized Daylight and Views on Sleep Duration and Cognitive Performance of Office Workers. International Journal of Environmental Research and Public Health, 2020, 17(9), 3219.

to do so with conventional glass windows because of the presence of glare and heat. View Smart Glass windows mitigate both heat and glare while still maintaining unobstructed views and a connection to the outdoors, thus keeping users comfortable and providing them with a superior experience.

•

Improved Utilization of Real Estate: Building operators today often leave the last few feet around the perimeter of a building unoccupied because of the presence of uncomfortable heat and glare. By using View Smart Glass windows, they are able to eliminate this discomfort and reclaim usable space inside the building perimeter.

•

Design Flexibility: Many architects prefer to design buildings with large windows because of the benefits of natural light and to cater to occupant preferences. However, conventional glass lets in heat because of incidental sunlight, making it a relatively energy-inefficient material. This has forced architects to either reduce the size of windows or spend more on other mitigation strategies to meet regulatory requirements and user preferences. View Smart Glass, which modulates the amount of heat entering the building, provides architects with greater design flexibility—allowing for larger windows and more natural light while still meeting energy codes and regulatory requirements.

•

Future-Proofing of Assets: By using View Smart Glass and View Net, building owners gain the capability to make future performance improvements to their buildings at lower costs and complexity, and to potentially realize higher rents or faster lease-ups, which in turn may improve the monetary value of the building.

Our Strengths

We believe View has several strengths that will allow us to drive the rapid adoption of View products and to maintain our market leading position:

•

Complete product solution: View offers complete product solutions, in which we design all critical aspects of the product, including the electrochromic nano-coatings, smart glass panels, electronics, cabling, network, algorithms, and software. Having complete design control over our products enables us to provide a superior, more elegant and more integrated solution and experience to customers and end users as compared to our competitors.

•

Proven product durability: We have demonstrated projected lifetimes of our electrochromic nano-coating of over 30 years, with no degradation in performance, in tests conducted by independent laboratories.[8]

•	Strong record of execution: View Smart Glass has now been installed in over 20 million square feet of buildings of significant scale and prominence.

•

Manufacturing scale: View has a manufacturing footprint of over one million square feet in North America and has full control of its manufacturing processes, allowing us to rapidly scale while reducing production costs and maintaining quality.

•

Intellectual property portfolio: View has over 1,000 patents and patent filings, 12 years of R&D experience, and continues to drive innovation across materials science, electronics, networking, hardware, software, and human factors research.

•

Smart building platform: View’s smart building platform and network architecture offers a competitive advantage, as it has greater functionality, utilizes less cabling, and we believe is significantly simpler and cheaper to install than solutions from competing smart glass suppliers. As “smart buildings” grow in popularity, our enterprise-grade network and smart building platform provide yet another reason for building owners to choose smart glass.

[8]	Verified by National Renewable Energy Laboratory (NREL) testing as per ASTM E2141 for accelerated aging of electrochromic devices.

•

Growing product portfolio: View has continued to develop several new products that will optimize the human experience in buildings, help reduce energy usage and carbon footprint, and make buildings more intelligent and adaptable.

•

Strong ecosystem relationships: In the course of supplying View Smart Glass to over 20 million square feet of buildings of significant scale and prominence, View has developed strong relationships with members of the construction ecosystem including architects, general contractors, glaziers and low voltage electricians. In addition, we have built strong relationships with owners, tenants, and building developers who are in the best position to recognize and appreciate the multiple benefits we bring to their employees and tenants, as well as their energy efficiency initiatives. Over 50% of our and Legacy View’s design wins over the last two years have been from building owners, developers and tenants that have previously had View Smart Glass installed in their buildings. See “Our Customers” below for more details on our sales process.

•	Experienced leadership team: View has built an experienced leadership team with a strong track record of driving product innovation, revenue growth and profitability in several technology businesses.

•

Company culture: Most importantly, we have built a strong culture of safety, inclusion, curiosity, customer delight, iterative learning, commitment to excellence, ownership, and teamwork. This has enabled us to tackle hard technical and business problems and opportunities, challenge conventional wisdom, deliver value to our customers, and build a strong competitive advantage over incumbents and other entrants.

Our Market Opportunity / Key Trends

We believe that the total addressable market for smart glass will include all exterior windows in buildings and expect smart glass to eventually be as prevalent as air conditioning or elevators in buildings.

We expect four secular megatrends to continue to drive the demand for smart glass windows in modern architectural designs:

•

Increased focus on climate change, ESG and sustainability: There is both a growing awareness in society of the need to reduce energy usage and to mitigate or reverse the human impact on climate change, and growing regulatory pressure to reduce energy consumption in buildings. View’s Smart Glass panels and products help reduce energy usage in buildings and contribute in a positive and material manner to the Environmental, Social, and Corporate Governance (“ESG”), LEED and energy initiatives of building owners and occupants.

•

Growing focus on human health inside buildings: Based on scientific knowledge and general societal move towards healthier living, we believe that there is a growing focus within the real estate industry by architects, developers and building owners to construct buildings that are healthier. The recent COVID-19 pandemic has only increased the awareness in broader society of the environmental conditions inside buildings, including a greater focus on how air quality affects human health. Independent studies have shown that View’s products improve the health and wellness of people in buildings.[9]

•

Better human experience: We believe that people have growing expectations for comfort, wellness and experience from their workspaces and indoor environments. This has been reflected in society over the

[9]

Cornell University. Hedge A and Nou D. (2018). Worker Reactions to Electrochromic and Low-E Glass Office Windows. Ergonomics International Journal, 2(7): 000167. DOI: 10.23880/eoij-16000166; University of Illinois Urbana-Champaign and SUNY Upstate Medical University. Boubekri M, Lee J, MacNaughton P,Woo M, Schuyler L, Tinianov B, Satish U. The Impact of Optimized Daylight and Views on Sleep Duration and Cognitive Performance of Office Workers. International Journal of Environmental Research and Public Health, 2020, 17(9), 3219.

last two decades, where companies have increasingly offered their employees better amenities and facilities, so they are more comfortable and more productive. Independent research has demonstrated that natural light and views are among the highest desired amenities by employees, and tenants pay higher rents for buildings with these features.[10] View enhances both natural light and views through its smart glass panels, and we anticipate this to be a strong driver of market growth.

•

Growing demand for smart buildings: We believe that a confluence of factors, including societal changes and customer needs, the availability of high-performance sensors and electronics at reasonable prices, and advancements in software, machine learning and artificial intelligence, are driving demand for smart buildings. View is well positioned to leverage these trends with a smart building platform, and a growing portfolio of smart building products can be added to this platform.

Our Customers

We sell our products across multiple verticals of the real estate industry, including commercial offices, airports, hospitals and healthcare facilities, multi-family residential, and educational buildings. Within the commercial office space, our end users include companies who commission and own buildings for their own use as well as developers who construct buildings to lease or rent to tenants. We also expect to expand into additional verticals of the real estate industry over time, including single-family residential.

We engage and build relationships directly with members of the real estate ecosystem, including building owners, glaziers, low-voltage electricians, tenants, developers and general contractors. We believe that market adoption of our products is strongly influenced by engagement with end-users such as owners, tenants and building developers as they are well positioned to appreciate and value the benefits offered by our products, such as the improvement of human health, reduced energy usage, superior tenant experience, higher asset values, and future-proofing assets through technology. We secure design wins typically through non-binding agreements with such parties to design View products into a building project. As building projects commence, we negotiate and enter into legally binding agreements for the sale of our products and services with our customers that typically consist of glaziers and low voltage electricians that install our products at building sites, but can be any one or a combination of ecosystem partners.

Our Competition

We compete in the commercial window industry, the electrochromic glass industry as well as within the larger smart building product industry, each of which is highly competitive and continually evolving as participants strive to distinguish themselves within their markets, including through price and product improvement. We believe that our main sources of competition are existing commercial window manufacturers, electrochromic glass manufacturers, and companies developing smart building products and intrusion detection solution technologies. We believe the primary competitive factors in our markets are:

•	Technological innovation,

•	Product performance,

•	Product quality, durability, and price,

•	Execution track record, and

•	Manufacturing efficiency.

[10]

CBRE journal research: ‘Which Green Office Building Features Do Tenants Pay for? A Study of Observed Rental Effects.” Journal of Real Estate Research (2017)’ and JLL Market Report for Seattle, May 2015.

Growth Strategies

Each of the below growth initiatives will be propelled by our ability to develop mainstream acceptance of our products. We continuously work to market our product and believe we will have mainstream acceptance of our products through the execution of the following:

•

Compelling, proven product with growing installed base: Our technology is patented, functional and proven, with an increasing number of installations across major markets in North America driving both greater product awareness and higher interest from the real estate ecosystem. We expect this trend to accelerate as our base of installations continues to grow. Over 50% of our and Legacy View’s design wins over the last two years have been from building owners, developers and tenants that have previously had View Smart Glass installed in their buildings.

•

New product introduction: We have significantly expanded our product portfolio and offer several smart building products, services and subscriptions to the market. In addition to a strong existing installed base who we believe will be likely adopters of these products, we also anticipate that strong interest in our smart building products will accelerate adoption of View Smart Glass.

•

Sales channel expansion: We plan to create greater awareness and education among building owners and tenants, of the significant benefits of View, by forming business relationships with real estate brokers. Given the large number of commercial real estate brokers across North America, such business arrangements have the potential to significantly increase the awareness and recognition of View, our products and our benefits multiple fold.

•

Deepen delivery ecosystem relationships: In the course of supplying View Smart Glass to over 20 million square feet of buildings of significant scale and prominence, View has developed strong relationships with members of the construction delivery ecosystem including architects, general contractors, glaziers and low voltage electricians. We will continue to focus on developing stronger relationships with these partners to facilitate smooth execution and positive momentum.

•

Expansion into new geographies: View currently derives the majority of its business from select markets in North America. We believe our solutions will have universal appeal, and anticipate significant growth opportunities to expand our business in additional regions in North America and in international markets around the world.

•

Serving new applications and industries: We believe there are significant benefits to using smart glass solutions in automotive applications such as windows and glass roofs that automatically adjust to sunlight, mobile phones and computing, wearables, mixed and augmented reality applications, and in other industries. We anticipate serving these applications in the future.

By focusing on innovation, continually enhancing our product offerings and leveraging our platform to offer new products, we believe we can increase building project originations, product usage and customer satisfaction, which we believe will increase revenue per customer and also reduce customer attrition. With over 12 years of experience and over 1,000 patents and patent applications, our research and development and engineering teams include people with expertise in all aspects of the development process, including materials science, electronics and networking, product design, software development, machine learning and AI, and quality assurance. Our research and development activities are conducted at our headquarters in Milpitas, California and also at our manufacturing facility located in Olive Branch, Mississippi.

Manufacturing and Supply

Manufacturing Process

View Smart Glass panels are manufactured at our production facility located in Olive Branch, Mississippi. We operate a sophisticated manufacturing facility designed for performance, scale, durability, and repeatability.

Our manufacturing combines talent, equipment, and processes from the semiconductor, flat panel display, solar and glass processing industries. Our proprietary manufacturing facility has been in use since 2010. We currently operate one production line in our facility with a name-plate capacity of approximately 5 million square feet of smart glass per year. In addition, we have partially completed the construction of a second production line at our Olive Branch facility. Once operational, we expect it to produce an additional 7.5 million square feet of smart glass per year, bringing total name-plate capacity of our facility to 12.5 million square feet per year. We expect to incur additional capital expenditures with respect to facility automation and completion of the second production line. The existing facility enables us to achieve economies of scale, increase production and decrease costs.

The electronic components comprising our View Net, View Immersive Experiences and View Sense products are manufactured through various contract manufacturers in accordance with our proprietary designs. We use outsourced manufacturing facilities to limit our capital expenditures, take advantage of third-party manufacturing expertise, and gain the flexibility and scalability to respond to changing demands for our products. Our manufacturers order components that have long lead times based on our demand forecasts and purchase other components as needed. We do not have any long-term supply agreements with any of the contract manufacturers that manufacture or supply any of the electronic components comprising our View Net, View Immersive Experiences and View Sense products.

Intellectual Property

Our ability to create, obtain and protect intellectual property is important to the success of our business and our ability to compete. We create IP in our operations globally, and we work to protect and enforce our IP rights. We consider our trademarks valuable assets, including well-known marks such as “VIEW”, “VIEW NET”, “INTELLIGENCE”, “VIEW SENSE”, “VIEW DISPLAY”, AND “SMARTPROTECT”.

In addition, we integrate licensed third party technology and IP into certain aspects of our products. Although certain third party proprietary IP rights are important to our success, we do not believe we are materially dependent on any particular third party IP.

As of March 31, 2021, we had: 412 patents; 771 pending, published or allowed patent applications; 68 registered trademarks and 44 pending trademark applications.

Raw Materials

We utilize various commodity raw materials in the manufacture of our product, including glass, deposition targets, and glass spacers. Before we use these materials in our manufacturing process, a supplier must undergo an extensive qualification process, depending on the type of raw material. When appropriate and feasible, we secure raw material supplies through long-term contracts; however, currently we primarily purchase our product inputs through periodic purchase orders, including for glass which is a critical raw material. We obtain raw materials and supplies from a variety of sources whenever possible, although the glass component used in our products is purchased from a single source supplier. We believe our sources and supplies of raw materials are adequate for our needs.

Facilities

We are headquartered in Milpitas, California and manufacture our product at our facility located in Olive Branch, Mississippi. Our research and development activities are conducted at both our Milpitas and Olive Branch locations. We lease over 1.3 million square feet of manufacturing space in Olive Branch under two leases: (i) approximately 804,104 square feet expiring in March 2028 and (ii) 510,350 square feet expiring in February 2029. We also lease office space of 77,200 square feet in Milpitas under a lease expiring in September 2028. As of September 30, 2020, we have invested $407.5 million in capital expenditures, primarily in the Olive

Branch facility which continues to be our sole manufacturing hub since 2010. We believe our current facilities are secure under long-term leases and will support our anticipated growth over the next several years. As demand for our products increases, we expect to expand our operations in Olive Branch through the completion of a second production line, but do not intend to add new facilities in the near future.

Government Regulation and Compliance

United States

We are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. We are also required to obtain various licenses and permits from state and local authorities in connection with the operation of our businesses, including but not limited to licensing, permitting and inspection requirements applicable to electricians and engineers; building codes; and permitting and inspection requirements applicable to construction projects.

Our sales and marketing practices are regulated by federal, state and local agencies. These laws and regulations typically place restrictions on the manner in which products and services can be advertised and sold, and to provide consumers with certain rescission rights.

Our operations include the use, handling, storage, transportation, generation and disposal of hazardous materials. We are subject to various federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, and occupational health and safety. While we believe we are currently in substantial compliance with such regulations, we could incur in the future substantial costs, fines and civil or criminal sanctions and costs arising from third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities.

Our facility is also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. We believe that we are in substantial compliance with all applicable laws and regulations relating to worker health and safety.

We are also subject to federal and state laws regarding privacy and the protection of user data. Certain state data protection, privacy, consumer protection, content regulation and other laws and regulations may be more restrictive than federal laws. There are also a number of legislative proposals pending before the U.S. Congress and various state legislative bodies concerning data protection that could affect us. We take reasonable efforts to comply with all applicable laws, policies, legal obligations and certain industry codes of conduct relating to privacy and data protection, and security. However, it is possible that the obligations imposed on us by applicable data privacy laws and regulations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices in other jurisdictions.

We believe we are currently in substantial compliance with applicable governmental or regulatory requirements. However, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of unknown environmental conditions, may require expenditures that could have a material adverse effect on our business, results of operations or financial condition.

Dynamic Glass Act

The Dynamic Glass Act of 2019 (the “Dynamic Glass Act”) was introduced in the U.S. Congress on June 13, 2019 and is currently pending. This bill classifies electrochromic glass as energy property for purposes of investment tax credit, and amends the Code to ensure that electrochromic glass qualifies as energy property for purposes of energy tax credit. Under the Dynamic Glass Act, “electrochromic glass” is defined as glass which uses electricity to change its light transmittance properties to heat or cool a structure, which would include View’s products. The current U.S. presidential administration has made public statements indicating that it has made clean energy revolution and environmental justice a priority, and members of the U.S. Congress have conducted hearings and proposed new legislations in line with that objective, such as the Dynamic Glass Act.

Under the Dynamic Glass Act, a thirty percent (30%) federal tax credit is granted on all engineering, materials, and labor costs for electrochromic glass windows and facades. Accordingly, under the Dynamic Glass Act, View’s existing and prospective customers would receive benefit from this federal tax credit when they use electrochromic glass. If the Dynamic Glass Act is enacted in the U.S. Congress in the near future, it could result in a net cost to View’s current and prospective customers that is comparable to the net cost of conventional, low-e glass.

Canada

Companies operating in the smart glass industry in Canada are subject to provincial regulation of their business activities, including the sale, installation and maintenance of smart building and electronic security systems. Consumer protection laws in Canada also require that certain terms and conditions be included in the contract between the service provider and the consumer.

Human Capital Resources

Employee Overview

Our employees are instrumental in helping inspire us to achieve our purpose. They bring a wide range of talents, experience, and perspectives to drive the innovation that is changing the world. We believe in the recognition of employee contributions and, for that reason, we make significant efforts to consider individual job performance as an important factor for promotions, job retention, and salary adjustments. We are an equal opportunity employer, and it is our policy to make employment decisions and opportunities based on merit, qualifications, potential, and competency.

As of March 31, 2021, we had 709 employees, including 466 in factory operations in Olive Branch, MS, 113 in sales and marketing and customer support, and 20 in G&A. Our Milpitas, CA headquarters office has a strong engineering base and a smaller research and development facility. Our products rely heavily on the strength of our research and development, as well as engineering capabilities, and we have 103 employees focused on these areas. We have several smaller sales offices in New York City, Chicago, Seattle, Los Angeles, Boston, and various other locations. To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be strong. Our employees are not represented by a labor union or subject to a collective bargaining agreement, nor have there been any known union organizing activities at any of our facilities.

Talent and Human Capital Management

Our human capital is governed by various federal, state and local regulations. We monitor key employment activities, such as hiring, termination and pay practices to ensure compliance with established regulations across the world. Attracting, developing and retaining the best people globally is critical to View’s long-term success.

Diversity and Inclusion

We are focused on attracting, developing and retaining diverse teams. We embrace diversity and inclusion and strive to provide an environment rich with diverse skills, backgrounds and perspectives.

Health & Safety

The safety of our employees remains our top priority. We have developed a robust set of health and safety policies in order to provide our employees and contractors with the knowledge and tools necessary to reduce the risks associated with their work responsibilities. Our training programs are developed in response to federal, state, and local regulations, as well as insurance agency requirements and institutional needs.

From the start of the COVID-19 crisis, we adopted extensive safety protocols to minimize potential workplace virus exposure, as the employees at our Olive Branch, MS facility have been deemed essential workers. Our safety protocols include, but are not limited to, specific traffic flow patterns, a check-in system, social distancing, temperature checks, and vigorous cleaning procedures.

View’s Board believes that human capital management is an important component of View’s continued growth and success, and is critical to our ability to attract, retain and develop talented and skilled employees. We pride ourselves on a culture that respects co-workers and values concern for others. Management regularly reports to the Board on human capital management topics, including corporate culture, safety, diversity and inclusion, employee development and compensation and benefits. The Board provides input on important decisions, including with respect to safety, talent retention and development.

Employee Incentives and Benefits

We are committed to providing equity incentives to all our employees through the grant of equity incentive awards under our equity incentive plan, in order to align their interests with stockholders as “owners” of the business. We also provide cash incentives to our employees under our annual bonus program, pursuant to which employees are eligible to earn annual cash bonuses based on a percentage of their base salaries and overall company performance. These cash and equity incentive programs allow us to be competitive with comparable companies in our industry by giving us the resources to attract, motivate and retain talented individuals.

In addition, we provide health, welfare and retirement benefits for our employees, including medical, dental, vision, life insurance, short- and long-term disability, vacation, paid time off, various voluntary insurance programs and our 401(k) retirement plan, which allow us to enhance employee productivity and loyalty through the provision of competitive benefits. Furthermore, our employee assistance program offers employees and their families information, referrals, and short-term counseling for personal issues affecting their work or personal life in order to help protect the physical, emotional, and financial wellbeing of our employees.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings in the ordinary course of business. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business, results of operations, cash flows or financial condition.

VIEW, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and notes thereto included elsewhere in this prospectus. In addition to historical financial information, this discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” in this prospectus. Please also see the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

View is a technology company that makes buildings smart and connected to improve people’s health, productivity and experience, while simultaneously reducing energy consumption. Our market leading innovations and products enable people to lead healthier and more productive lives by allowing in more natural daylight and views while minimizing glare and heat, and simultaneously reducing the building’s carbon footprint and energy usage. We have achieved these transformations by designing, manufacturing, and providing electrochromic or “smart” glass panels to which we add a 1 micrometer (approximately 1/100th the thickness of human hair) proprietary electrochromic coating that fundamentally changes the building’s thermodynamics and the health of the humans inside it. Through our proprietary network infrastructure, each View Smart Glass window is provided an individual IP-addressable location and when combined with our proprietary software and algorithms, View Smart Glass intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa. In addition, we now offer a suite of fully integrated, cloud-connected smart-building products that we believe will enable us to further optimize the human experience within buildings ensuring a truly delightful experience.

To date, we have devoted substantially all of our efforts towards the development, manufacture and sale of our product platforms, which we believe have begun to show strong market traction. For fiscal years ended December 31, 2020 and 2019, Legacy View’s revenue was $32.3 million, and $24.3 million, respectively, representing year-over-year growth of 32.8%.

Key Factors Affecting Operating Results

Execution of Growth Strategies

We believe that we are just beginning to address our market opportunity, which we expect to be driven by four secular megatrends: (i) climate change, ESG and sustainability, (ii) a growing focus on human health inside buildings, (iii) increased desire for better human experiences in buildings, and (iv) growing demand for smart buildings.

To capitalize on these trends and our market opportunity, we must execute on multiple growth initiatives, each of which will be propelled by our ability to develop mainstream acceptance of our products, including (i) increasing awareness of our products and their benefits across major markets in North America and internationally, (ii) increasing recurring sales, (iii) expanding our product portfolio, (iv) expanding our sales channels to include real estate brokers, (v) continuing to develop strong relationships with ecosystem partners such as building owners, developers, tenants, architects, contractors, low voltage electricians and glaziers, and (vi) expanding outside North America into international markets.

Technology Innovation

With over 1,000 patents and patent filings and 12 years of research and development experience, we have a history of technological innovation. We have a strong research and development team, including employees with expertise in all aspects of the development process, including materials science, electronics, networking, hardware, software, and human factors research. As we have since inception, we intend to continue making significant investments in research and development and hiring top technical and engineering talent to improve our existing products and develop new products, which will increase our differentiation in the market. For example, in 2020, we introduced a new suite of products to complement our market-leading Smart Glass windows and optimize the human experience while making buildings more intelligent:

•	View Net. Our high bandwidth power and data network that serves as the backbone to an intelligent building platform.

•	View Immersive Experiences. Our transparent, digital, interactive surfaces product that incorporates see-through, high definition displays directly onto the window.

•	View Sense. Modules that provide the ability to measure and optimize light, humidity, temperature, air quality, dust and noise to improve occupant wellness.

We expect our research and development expenses to increase in absolute dollars over time to maintain our differentiation.

Competition

We compete in the commercial window industry, the electrochromic glass industry, as well as within the larger smart building products industry, each of which is highly competitive and continually evolving as participants strive to distinguish themselves within their markets, including through price and product improvement. We believe that our main sources of competition are existing commercial window manufacturers, electrochromic glass manufacturers, and companies developing smart building products and intrusion detection solution technologies. We believe the primary competitive factors in our markets are:

•	Technological innovation,

•	Product performance,

•	Product quality, durability, and price,

•	Execution track record, and

•	Manufacturing efficiency.

Capacity

View Smart Glass panels are currently manufactured at our production facility located in Olive Branch, Mississippi. We operate a sophisticated manufacturing facility designed for performance, scale, durability, and repeatability. Our manufacturing combines talent, equipment, and processes from the semiconductor, flat panel display, solar and glass processing industries. Our proprietary manufacturing facility has been in use since 2010. We currently operate one production line in our facility with a name-plate capacity of approximately 5 million square feet of smart glass per year. In addition, we have partially completed the construction of a second production line at our Olive Branch facility. We expect the name-plate capacity of the second production line to be 7.5 million square feet of smart glass per year, bringing total name-plate capacity of our facility to 12.5 million square feet per year. We believe our facility, including the second production line, will enable us to achieve economies of scale, meet future demand, and achieve profitability. As of December 31, 2020, Legacy View had invested $409.6 million in capital expenditures, primarily in the factory. We expect to incur additional factory capital expenditure of up to approximately $160.0 million over the next two to four years with respect to facility automation and completion of the second production line to support the expected growth in demand for our products.

Capital Needs

Legacy View incurred net losses and negative cash flows from operations since its inception. Legacy View primarily funded its operations with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities and customer payments. Until we achieve profitability, we expect to primarily fund cash needs through a combination of equity and debt financing. See the section “Liquidity and Capital Resources” below for our near-term and long-term capital needs.

Impact of COVID-19

During March 2020, the World Health Organization declared the rapidly growing coronavirus outbreak (COVID-19) to be a global pandemic. The COVID-19 pandemic has impacted health and economic conditions throughout the United States, including the construction industry. The extent to which COVID-19 impacts our operations will depend on future developments, which cannot be predicted with certainty, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain or treat its impact, among others.

COVID-19’s disruptions to the construction industry may reduce or delay new construction projects or result in cancellations or delays of existing planned construction. Supply of certain materials used by us in the manufacture of our products that are sourced from a limited number of suppliers may also be disrupted. Any one or a combination of such events could have a material adverse effect on our financial results.

To address these conditions, we established effective protocols to continue business operations as an essential industry, insulated our supply chain from delays and disruptions, and assessed our business operations and financial plans as a result of COVID-19. We optimized our financial plan by focusing on sales growth and by reducing and delaying incremental spending on operating and capital expenditures compared with the pre-COVID business plan. In particular, we have reduced operating costs in absolute dollars through headcount reductions and reduction of operating expenditures for third party contractors.

The long-term effects of COVID-19 on one of our key markets, office space, cannot be accurately predicted as employers design their work-from-home policies. Conversely, we expect to see an accelerated interest in the renovation market, potential increased spending on public buildings and infrastructure, movement to suburban office spaces, and increased investment in life sciences and laboratory buildings. We also expect to see changes in the market in response to COVID-19 including increased aversion to blinds that collect dirt and dust. Finally, we have seen COVID-19 accelerate societal perspective on the importance of the environment on personal health which could drive adoption of our sensor products that measure and monitor health aspects in buildings.

Components of Results of Operations

Revenue

We generate revenue from the manufacturing and sale of IGUs that are coated on the inside with a proprietary technology and are designed, programmed, and built to customer specifications that include sizes for specific windows, skylights, and doors in specified or designated areas of a building. The IGUs, when combined with the Controls, Software and Services (“CSS”) which includes commissioning services, that we sell make the specified IGU tint. A full solution to the end-user includes IGU and CSS. The assembly and installation of the IGU and CSS is performed by glaziers and electricians, and is currently not included in our offerings. We do not have a role in arranging for the assembly nor the installation. The entire project is commissioned by us after the final assembly and installation to configure the operation of the windows at the building site and ensure proper functionality. Our revenue primarily relies on securing design wins with end-users of our products and services, which typically are the owners, tenants or developers of buildings. We start the selling process by pitching the View Smart Glass benefits and business outcomes to the building owners, tenants, or developers. The pricing for a project is primarily driven by the make-up, size, shape, and total units of the IGU and associated CSS. The design win is typically secured through a non-binding agreement with the owners, tenants or developers of the buildings. Once a design win is secured, we enter into legally binding agreements with our customers (glaziers, low voltage electricians, owners, tenants, developers of buildings, general contractors or a combination thereof) to deliver IGUs and CSS.

Our IGUs are custom-built and sold to customers through legally binding contracts. Each contract to provide IGUs includes multiple distinct IGUs. We recognize revenue from our IGU contracts over time as the work progresses and IGUs are produced, using cost-to-cost basis as a measure for percentage-of-completion of the performance obligation.

Our contracts for CSS contain promises to deliver multiple goods and services including sky sensors, window controllers, control panels and embedded software, cables and connectors, electrical connection schema and commissioning services. We recognize revenue allocated to each performance obligation at the time the related performance obligation is satisfied by transferring control of the promised good or service to a customer, which generally occurs upon shipment or delivery. Commissioning services requires acceptance from the customer, and we recognize commissioning revenue when customer acceptance is obtained.

Cost of Revenue

Cost of revenue consists primarily of the costs to manufacture and source our products, including the costs of materials, customer support, outside services, shipping, personnel expenses, including salaries and related personnel expenses and stock-based compensation expense, equipment and facility expenses including depreciation of manufacturing equipment, rent and utilities, and insurance and taxes, warranty costs, and inventory valuation provisions.

The primary factors that impact our cost of revenue are manufacturing efficiencies, cost of material, and mix of products. Given our advanced investment in capacity to capture future demand, we expect to continue to incur significant fixed costs that will be amortized over larger volumes of production as we scale our business.

Research and Development Expense

Research and development expenses consist primarily of costs related to research, design, maintenance, and minor enhancements of our software that are expensed as incurred. Research and development expense consist primarily of costs incurred for salaries and related personnel expenses, including stock-based compensation expense, for personnel related to the development of improvements and expanded features for our products, materials and supplies used in development and testing, payments to consultants, outside manufacturers, patent related legal costs, facility costs and depreciation. We expect that our research and development expenses will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in development of new products and offerings. However, we expect that our research and development expenses will decrease as a percentage of our revenue over time.

Selling, General, and Administrative Expense

Selling, general, and administrative expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, related to sales and marketing, finance, legal and human resource functions, contractor and professional services fees, audit and compliance expenses, insurance costs, advertising and promotional expenses and general corporate expenses, including allocated facilities and information technology expenses.

We expect our selling, general, and administrative expenses to increase in absolute dollars for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC and Nasdaq, legal, audit, higher expenses for directors and officer insurance, investor relations activities, and other administrative and professional services. Over time, we expect our selling, general, and administrative expenses to decline as a percentage of revenue.

(Income) Loss from Legal Settlement

(Income) loss from legal settlement in fiscal year 2019 represents a receivable for a malpractice legal settlement from one of Legacy View’s former attorneys.

Interest and Other Income (Expense), net

Interest and other income (expense), net comprises interest income, interest expense, other expense, net, (loss) gain arising out of change in fair value of redeemable convertible preferred stock and embedded derivative liabilities and loss on extinguishment of debt.

Interest income consists primarily of interest received or earned on Legacy View’s cash and cash equivalents balances.

Interest expense consists primarily of interest paid on Legacy View’s debt facilities and amortization of debt discounts and issuance costs.

Other expense, net primarily consists of foreign exchange gains and losses and realized gains and losses from the sale of short-term investments.

Legacy View’s redeemable convertible preferred stock warrant and embedded derivatives liabilities are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of Legacy View’s redeemable convertible preferred stock warrant liabilities are recognized in the consolidated statements of operations. We will continue to adjust the preferred stock warrant liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of our redeemable convertible preferred stock into our common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable.

Loss on extinguishment of debt comprises a loss arising from the extinguishment of debt from cash redemption or conversion into redeemable convertible preferred stock, if the conversion was not exercised pursuant to original conversion term of the notes, by recording the difference between the reacquisition price and the net carrying amount of the debt being extinguished.

Provision for Income Taxes

Our provision for income taxes consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in tax law. Due to the level of Legacy View’s historical losses, we maintain a valuation allowance against U.S. federal and state deferred tax assets as we have concluded it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of the years ended December 31, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated (in thousands, except percentages):

	2020	2019	Change($)	Change(%)
Revenue	$32,302	$24,324	$7,978	32.8%
Costs and expenses:
Cost of revenue	123,110	179,675	(56,565)	(31.5)%
Research and development	69,491	77,696	(8,205)	(10.6)%
Selling, general, and administrative	77,445	72,905	4,540	6.2%
Income from legal settlement	—	(22,500)	22,500	(100.0)%
Total costs and expenses	270,046	307,776	(37,730)	(12.3)%
Loss from operations	(237,744)	(283,452)	45,708	(16.1)%
Interest and other income (expense), net:
Interest income	499	5,591	(5,092)	(91.1)%
Interest expense	(26,820)	(10,594)	(16,226)	153.2%
Other expense, net	(32)	(108)	76	(70.4)%
Gain on fair value change	7,155	1,750	5,405	308.9%
Loss on extinguishment of debt	—	(3,040)	3,040	(100.0)%
Interest and other income (expense), net	(19,198)	(6,401)	(12,797)	(199.9)%
Loss before provision of income taxes	(256,942)	(289,853)	32,911	(11.4)%
Provision for income taxes	(40)	(51)	11	(21.6)%
Net loss	$(256,982)	$(289,904)	$32,922	(11.4)%

Revenue

The following table presents revenue by geographic area and is based on the shipping address of the customers (in thousands, except percentages):

	Years Ended December 31,
	2020	2019	$ Change	% Change
USA	$30,066	$19,763	$10,303	52.1%
Percentage of total revenue	93.1%	81.2%
Canada	1,351	4,474	(3,123)	(69.8)%
Percentage of total revenue	4.2%	18.4%
Other	885	87	798	*
Percentage of total revenue	2.7%	0.4%
Total Consolidated	$32,302	$24,324	$7,978	32.8%

*	not meaningful

The following table presents our revenue by product and services (in thousands, except percentages):

	Years Ended December 31,
	2020	2019	$ Change	% Change
Product	$31,103	$23,861	$7,242	30.4%
Percentage of total revenue	96.3%	98.1%
Commissioning service	1,199	463	736	159.0%
Percentage of total revenue	3.7%	1.9%
Total	$32,302	$24,324	$7,978	32.8%

Legacy View’s total revenue increased by $8.0 million or 32.8% from $24.3 million for the year ended 2019 to $32.3 million in the year ended December 31, 2020. Of the total revenue increase, the increase in average selling price resulted in an increase in revenue of $6.2 million, and the increase in volume resulted in an increase in revenue of $1.8 million. The increase in total volume was attributable to a greater market awareness of its products and stronger relationships with ecosystem partners. The increase in average selling price represents greater recognition of the benefits brought to the building owners, tenants and developers.

The revenue from the USA as a percentage of total revenue increased from 81.2% to 93.1% due to the growth in the USA. The growth in the USA was driven by increase in design wins in the previous years and converting more design wins to revenue. Revenue in Canada as a percentage of total revenue decreased year over year because of slower conversion of design wins in Canada during the year ended December 31, 2020 as compared to the year ended December 31, 2019. Revenue in other countries increased due to increased sales in Europe.

Product revenue increased by 30.4% in the year ended December 31, 2020 as compared to the year ended December 31, 2019 because of increase in total volume recognized and higher average selling price. Commissioning service revenue increased by 159.0% in the year ended December 31, 2020 as compared to the year ended December 31, 2019 because of increased number of sites commissioned and a higher average selling price per site.

Cost of Revenue

Cost of revenue decreased by $56.6 million or 31.5%, from $179.7 million in the year ended December 31, 2019 to $123.1 million in the year ended December 31, 2020. The decrease in the cost of revenue was primarily related to the three following factors:

(a) A decrease of $25.5 million related to a one-time warranty accrual for faulty materials from one of Legacy View’s suppliers used in the manufacturing of IGUs.

In 2019, Legacy View identified a quality issue with certain materials purchased from one of its suppliers utilized in the manufacturing of certain IGUs. Legacy View stopped using the affected materials upon identification in 2019. As of December 31, 2020, Legacy View had a low warranty claim rate related to this matter. Legacy View replaced, and View expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. Legacy View analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, Legacy View estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes Legacy View’s expectations regarding future reductions in production costs, which comprise of materials, labor, and factory overhead. Based on its analysis, Legacy View recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in Legacy View’s consolidated statement of comprehensive loss for the year ended December 31, 2019. Legacy View recognized a corresponding warranty liability of $1.6 million in accrued expenses and other current liabilities and $22.9 million in other liabilities on its consolidated balance sheet as of December 31, 2019. As of December 31, 2020, the warranty liability related to this matter included in accrued expenses and other current liabilities and other liabilities was $3.8 million and $18.3 million, respectively, on Legacy View’s consolidated balance sheet. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures, and the number of defective IGUs, View is unable to estimate the amount of any potential additional losses.

Legacy View recorded a net credit of $1.0 million for the reduction in product warranties liability and an expense of $24.1 million for product warranties to cost of revenue in the consolidated statements of comprehensive loss for the years ended December 31, 2020 and 2019, respectively. See “Critical Accounting Policies and Estimates—Product Warranties.”

(b) A $15.5 million decrease in customer support expense, consisting of a $7.9 million decrease in customer support expenses due to cost reductions efforts and a $7.6 million decrease in customer support expenses primarily comprising of payroll and outside services costs, due to a reassignment of resources from performing activities related to satisfaction of performance obligations under revenue contracts with customers to performing sales and marketing support activities. The reassignment of resources during the year ended December 31, 2020 was due to the broadening of the scope of customer support organization toward marketing & sales activities such as sales enablement, customer education, site visits, and product optimization. This was accentuated by COVID-19 driven delays in construction projects at our customer sites, and such activities were deemed necessary to restore growth and confidence in our business as the world continues to recover from the impact of COVID-19.

(c) A decrease in production cost of $16.0 million, consisting of a decrease in Legacy View’s inventory valuation provision of $14.2 million relating to the production of certain standard inventory units considered excess and obsolete in the year ended December 31, 2019, a decrease of $8.5 million in production costs due to change in the mix of products manufactured to satisfy customer orders offset by an increase of $6.7 million in inventory reserves relating to lower of cost or net realizable value and excess and obsolete inventory on raw materials purchased to satisfy customer orders.

Research and Development Expenses

Research and development expenses decreased by $8.2 million or 10.6%, from $77.7 million in the year ended December 31, 2019 to $69.5 million in the year ended December 31, 2020. This was primarily due to a decrease of $10.9 million in material, personnel and overhead costs offset by an increase in outside services expenses of $3.0 million primarily related to development activities of new products.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses increased by $4.5 million or 6.2%, from $72.9 million in the year ended December 31, 2019 to $77.4 million in the year ended December 31, 2020. The increase was primarily due to an increase of $7.6 million due to the reassignment of resources from performing activities related to satisfaction of performance obligations under revenue contracts with customers to performing sales and marketing support activities during the year ended December 31, 2020 as described in “Cost of Revenue” above, an increase of $3.0 million due to increase in sales commission expense because of increased customer orders in fiscal year 2020 compared to fiscal year 2019 and an increase of $2.5 million in depreciation expense primarily due to addition of leasehold improvements at the headquarters, offset by a decrease in advertising and promotion expenses of $4.0 million, a decrease of $2.6 million in travel costs due to reduction in travel as a result of COVID-19 related restrictions and a $2.0 million reduction in other costs due to cost reduction efforts.

Income from Legal Settlements

In fiscal year 2019, Legacy View recognized income of $22.5 million from a malpractice legal settlement from one of its former attorneys which accounted for the reduction in income from legal settlement in the year ended December 31, 2020.

Interest and Other Income (Expense), net

Interest Income

Interest income decreased by $5.1 million or 91.1%, from $5.6 million in the year ended December 31, 2019 to $0.5 million in the year ended December 31, 2020. The decrease was primarily due to a decrease in investments and as a result of reduction in yields.

Interest Expense

Interest expense increased by $16.2 million or 153.2% from $10.6 million in the year ended December 31, 2019 to $26.8 million in the year ended December 31, 2020. This was primarily due to the increase of $21.3 million in interest expense related to Legacy View’s revolving debt facility which was offset with a decrease of $4.7 million in interest expense related to its equipment loan, which was repaid in full in October 2019.

Gain on Fair Value Change

The gain related to change in fair value increased by $5.4 million or 308.9% from $1.8 million in the year ended December 31, 2019 to $7.2 million in the year ended December 31, 2020 due to a reduction in the fair value of Legacy View’s redeemable convertible preferred stock warrant liability as of December 31, 2020.

Loss on extinguishment of debt

The loss on extinguishment of debt decreased by $3.0 million or 100.0% from $3.0 million for the year ended December 31, 2019 to nil for the year ended December 31, 2020. In fiscal year 2019, Legacy View had recorded a debt extinguishment loss of $3.0 million related to the repayment of its equipment loan.

Provision for Income Taxes

The provision for income taxes did not fluctuate materially during the year ended December 31, 2020 as compared to the year ended December 31, 2019.

Liquidity and Capital Resources

Sources of Liquidity

Legacy View funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its debt facilities, and customer payments. From inception to December 31, 2020, Legacy View raised aggregate net cash proceeds of $1,428.0 million from the sale of shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H and Series H-1 redeemable convertible preferred stock. As of December 31, 2019, and December 31, 2020, Legacy View had cash, cash equivalents, and restricted cash of $148.7 million and $63.2 million, respectively. Since inception, Legacy View did not achieve profitable operations or positive cash flows from operations. Legacy View’s accumulated deficit aggregated $1,891.2 million as of December 31, 2020 and we expect to incur substantial losses in future periods.

On March 8, 2021, CF II consummated the previously announced merger pursuant to the Merger Agreement. Pursuant to the Merger Agreement, a business combination between CF II and the Company was effected through the merger of Merger Sub with and into Legacy View, with Legacy View surviving as the surviving company and as a wholly-owned subsidiary of CF II. On the Closing Date, CF II changed its name from CF Finance Acquisition Corp. II to View, Inc. and Legacy View changed its name from View, Inc. to View Operating Corporation. As a result of the Business Combination, we raised gross proceeds of $815.2 million including the contribution of $374.1 million of cash held in CF II’s trust account from its initial public offering, net of the redemption of CF II Class A common stock held by CF II’s public stockholders of $125.9 million, $260.8 million private investment in public equity (“PIPE”) at $10.00 per share of CF II’s Class A common stock, and $180.3 million of additional PIPE at $11.25 per share of CF II’s Class A common stock.

We plan to finance our operations with a combination of capital raised from the Business Combination, equipment financing and revenue from product sales. Further, our future operations are dependent on the success of our development and commercialization efforts and, ultimately, upon market acceptance of our products. There can be no assurance that positive cash flows from operations can be achieved or sustained.

Debt

Term Loan

As of December 31, 2020, Legacy View had $15.4 million outstanding under its term loan debt arrangement. On October 22, 2020, Legacy View entered into an amended and restated debt arrangement with the lender. The amended and restated debt arrangement temporarily suspended the payments to resume on June 30, 2022. Starting June 30, 2022, we are required to make semi-annual payments of $0.7 million through June 30, 2032. As of December 31, 2020, the outstanding amount under this arrangement was classified as a long term liability.

The debt arrangement required Legacy View to invest certain amount in land, building and equipment and create a certain number of jobs. As of December 31, 2020, Legacy View had met the requirements. The debt arrangement, as amended, has customary affirmative and negative covenants. As of December 31, 2020, Legacy View was in compliance with all covenants.

Liquidity Requirements

We believe that our cash on hand following the closing of the Business Combination, including the net proceeds from CF II’s cash in trust and the PIPE financing will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus. Until we can achieve profitability, we expect to primarily fund cash needs through a combination of equity, equipment financing, government incentives and other debt financing. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

Legacy View’s principal uses of cash in recent periods has been funding operations and investing in capital expenditures. Our future capital requirements will depend on many factors, including revenue growth rate, the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support research and development efforts, capital expenditures associated with our capacity expansion, the introduction of new products and the continuing market adoption of our products. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products and technologies. In the event that we require additional financing, we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations and financial condition. If adequate funds are not available, we may need to reconsider our expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flows

For the Years Ended December 31, 2020 and 2019

The following table provides a summary of cash flow data (in thousands):

	Years Ended December 31,
	2020	2019
Net cash used in operating activities	$(165,690)	$(234,015)
Net cash used in investing activities	$(4,772)	$(152,659)
Net cash provided by financing activities	$96,481	$399,170

Cash Flows from Operating Activities

Net cash used in operating activities was $165.7 million for the year ended December 31, 2020. The most significant component of Legacy View’s cash used during this period was a net loss of $257.0 million adjusted for non-cash charges of $28.9 million related to stock-based compensation, $26.3 million related to depreciation and amortization and $2.4 million related to accrued interest expense and amortization of debt discount offset by a $7.2 million non-cash gain related to change in fair value of Legacy View’s redeemable convertible preferred stock warrant liability. This was offset by net cash inflows of $40.8 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily due to a $24.0 million decrease in prepaid expenses and other current assets driven by $22.5 million cash collected on a malpractice legal settlement from one of Legacy View’s former attorneys, a $13.8 million increase in accrued compensation and other liabilities as a result of an increase in the accrual for compensation, interest expense and other expenses consistent with the growth of operations, a $3.0 million increase in accounts payable due to timing of payments to suppliers and a $0.9 million increase in deferred revenue due to timing of satisfaction of performance obligations relating to revenue generating contracts with customers offset by an increase of $1.4 million in other assets.

Net cash used in operating activities was $234.0 million for the year ended December 31, 2019. The most significant component of Legacy View’s cash used during this period was a net loss of $289.9 million adjusted for non-cash charges of $29.1 million related to stock-based compensation, $24.4 million related to depreciation and amortization, $4.8 million related to other non-cash charges, and a non-cash gain of $22.5 million related to legal settlement. This was offset by net cash inflows of $20.1 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily due to a $26.1 million increase in accrued compensation and other liabilities as a result of an increase in accrual for product warranty liability and other expenses consistent with the growth of Legacy View’s operations and a $2.2 million increase in accounts payable due to timing of payments to suppliers offset by an increase in accounts receivable of $4.8 million due to increased revenue and timing of collections and $3.2 million increase in inventory due to timing of material purchases.

Cash Flows from Investing Activities

Net cash used in investing activities was $4.8 million for the year ended December 31, 2020 which was primarily due to purchases of property and equipment of $37.6 million mainly related to the expansion of Legacy View’s manufacturing facilities offset by the proceeds from the maturity of short-term investments of $32.9 million.

Net cash used in investing activities was $152.7 million for the year ended December 31, 2019, which was primarily due to purchases of short-term investments of $348.3 million and purchases of property plant and equipment of $119.8 million primarily related to the expansion of Legacy View’s manufacturing facilities offset by proceeds from the maturity from short-term investment of $315.5 million.

Cash Flows from Financing Activities

Net cash provided by financing activities was $96.5 million for the year ended December 31, 2020, which was primarily due to proceeds from draws related to revolving debt facility of $250.0 million as reduced by repayments of $150.0 million under the same facility, offset by the repayments of debt obligations of $1.7 million and payment of capital lease obligations of $1.5 million.

Net cash provided by financing activities was $399.2 million for the year ended December 31, 2019, which was primarily due to proceeds from the issuance of redeemable convertible preferred stock of $299.8 million and proceeds from draws related to our revolving debt facility, net of issuance costs, of $146.0 million, offset by the repayments of debt obligations of $44.8 million and payment of capital lease obligations of $2.6 million.

Contractual Obligations and Commitments

The following table summarizes Legacy View’s contractual obligations and other commitments as of December 31, 2020, and the years in which these obligations are due (in thousands):

	Payments Due By Period
	Total	Less than 1 Year	2 - 3 Years	4 - 5 Years	More than 5 Years
Contractual obligations:
Operating lease obligations	$62,517	$7,543	$15,627	$16,378	$22,969
Capital lease obligations	1,501	775	658	68	—
Debt, including interest(1)	292,193	276,763	2,939	2,939	9,552
Total:	$356,211	$285,081	$19,223	$19,385	$32,521

(1)

Draws under our revolving debt facility were contractually due through October 23, 2023; however, we have classified the outstanding balance of $250.0 million as a current liability as of December 31, 2020 as we violated the stockholders’ equity covenant which was waived by the finance provider only through March 31, 2021. We paid off the facility in full in March 2021 prior to the expiration of the limited waiver.

As of December 31, 2020, Legacy View’s unrecognized tax benefits were $5.8 million, all of which are netted against deferred tax assets. At this time, we are unable to make a reasonably reliable estimate of the timing of payments, if any, in individual years due to uncertainties in the timing or outcomes of either actual or anticipated tax audits. As a result, these amounts are not included in the table above.

Off-Balance Sheet Arrangements

Legacy View did not have during the periods presented any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity GAAP requires us to make judgments, assumptions, and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Note 1 to our consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. The accounting policies described below are significantly affected by critical accounting estimates. Such accounting policies require significant judgments, assumptions, and estimates used in the preparation of the consolidated financial statements, and actual results could differ materially from the amounts reported based on these policies.

The inputs into certain of our judgments, assumptions and estimates considered the economic implications of the COVID-19 pandemic on our critical and significant accounting estimates. The COVID-19 pandemic did not have a material impact on our significant judgments, assumptions and estimates that are reflected in Legacy View’s results for the year ended December 31, 2020. As the COVID-19 pandemic continues to develop, many of our estimates could require increased judgment and carry a higher degree of variability and volatility. As events continue to evolve our estimates may change materially in future periods.

While our significant accounting policies are described in more detail in Note 1 to our consolidated financial statements, we believe the following accounting estimates to be most critical to the preparation of our consolidated financial statements.

Revenue Recognition

We generate revenue from (i) the manufacturing and sale of IGUs that are coated on the inside with a proprietary technology and are designed and built to customer specifications that include sizes for specific windows, skylights, and doors in specified or designated areas of a building and (ii) selling the CSS, which includes electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors that when combined with the IGUs enable the IGUs to tint. Also included in CSS is a commissioning service, in which the installed IGUs and CSS components are tested and tinting configurations are set by us.

Our contracts to provide IGUs include multiple distinct IGUs. Our contracts to deliver CSS contain multiple performance obligations for each promise in the CSS arrangement.

Transaction price is allocated among the performance obligations in a manner that reflects the consideration that we expect to be entitled to for the promised goods or services based on standalone selling prices (SSP). Management judgment is required in determining SSP. SSP is estimated based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, we apply judgment to estimate it taking into account available information, such as internally approved pricing guidelines with respect to geographies, customer type, internal costs, and gross margin objectives, for the related performance obligations. We recognize revenue upon transfer of control of promised goods or services in a contract with a customer in an amount that reflects the consideration we expect to receive in exchange for those products or services. We recognize revenue over time for our IGU performance obligations using cost-to-cost as the basis to measure progress toward satisfying the performance obligation. Management judgment is required to estimate both the total cost to produce and the progress towards completion. Changes in estimated costs to satisfy the IGU performance obligations and the related effect on revenue are recognized using a cumulative catch-up adjustment which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a contract’s progress towards fulfilment of the performance obligation.

Product Warranties

We provide a standard assurance type warranty that our IGUs will be free from defects in materials and workmanship for 10 years from the date of delivery to customers. IGUs with sloped or laminated glass have a warranty of 5 years. Control systems associated with the sale of IGUs have a 5-year warranty. Management judgment is required to estimate the amount of product warranty accrual. Warranty accruals are based on estimates that are updated on an ongoing basis taking into consideration inputs such as changes in the failure rates, volume of claims compared with our historical experience, and the changes in the cost of servicing warranty claims.

There is uncertainty inherent in the failure rate analysis and the projected costs to replace or repair the defective products in future years, as such we evaluate warranty accruals on an ongoing basis and account for the effect of changes in estimates prospectively.

In 2019, Legacy View identified a quality issue with certain materials purchased from one of its suppliers utilized in the manufacturing of certain IGUs. Legacy View stopped using the affected materials upon identification in 2019. As of December 31, 2020, Legacy View had a low warranty claim rate related to this matter. Legacy View replaced, and View expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. Legacy View analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, Legacy View estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes Legacy View’s expectations regarding future reductions in production costs, which comprise of materials, labor, and factory overhead. Based on its analysis, Legacy View recognized

$24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in Legacy View’s consolidated statement of comprehensive loss for the year ended December 31, 2019. Legacy View recognized a corresponding warranty liability of $1.6 million in accrued expenses and other current liabilities and $22.9 million in other liabilities on its consolidated balance sheet as of December 31, 2019. As of December 31, 2020, the warranty liability related to this matter included in accrued expenses and other current liabilities and other liabilities was $3.8 million and $18.3 million, respectively, on Legacy View’s consolidated balance sheet. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures, and the number of defective IGUs, View is unable to estimate the amount of any potential additional losses.

Legacy View recorded a net credit of $1.0 million for the reduction in product warranties liability and an expense of $24.1 million for product warranties to cost of revenue in the consolidated statements of comprehensive loss for the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

Legacy View measured stock-based awards, including stock options, granted to employees and nonemployees based on the estimated fair value as of the grant date. Stock option awards with only service-based vesting conditions were issued. The fair value of stock options were estimated using the Black- Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, the expected volatility of the price of its common stock, risk-free interest rates, and the expected dividend yield of its common stock. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

Legacy View recognized the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense was based on the value of the portion of stock-based awards that was ultimately expected to vest. As such, Legacy View’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The following table summarizes the weighted-average assumptions used in estimating the fair value of employee stock options granted during each of the periods presented:

	Years Ended December 31,
	2020	2019
Expected volatility	70%	49%–70%
Expected terms (in years)	5.4–6.7	5.6–6.7
Expected dividends	0%	0%
Risk-free rate	0.4%–1.5%	1.5%–2.5%

Expected volatility: As Legacy View’s common stock was not yet publicly traded, the expected volatility for its stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to its business corresponding to the expected term of the awards.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Expected dividend yield: The expected dividend rate is zero as we currently have no history or expectation of declaring dividends on our common stock.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Common Stock Valuation

The fair value of Legacy View’s common stock was historically determined by its board of directors with the assistance of management. In the absence of a public trading market for its common stock, on each grant date, Legacy View developed an estimate of the fair value of its common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of its stock, and in part on input from third-party valuations.

The valuations of its common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used to determine the estimated fair value of its common stock were based on numerous objective and subjective factors, combined with management’s judgment, including:

•	valuations of its common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of its convertible preferred stock relative to those of its common stock;

•	the prices paid for common or convertible preferred stock sold to third-party investors by Legacy View for shares repurchased by Legacy View in arm’s-length transactions;

•	the lack of marketability inherent in its common stock;

•	its actual operating and financial performance;

•	its current business conditions and projections;

•	the hiring of key personnel and the experience of its management;

•	the history of the company and the introduction of new products;

•	its stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of the company given prevailing market conditions;

•	the operational and financial performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions and overall economic conditions.

In valuing Legacy View’s common stock, the fair value of its business was determined using various valuation methods, including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows were discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in the industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in Legacy View’s cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company. The valuation methodology also considers both actual transactions of the convertible preferred stock and expected liquidity values where appropriate.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact valuations as of each valuation date and may have a material impact on the valuation of Legacy View’s common stock.

The fair value of our common stock following the Business Combination is based on the closing price as reported on the date of grant on the primary stock exchange on which our common stock is traded.

Recent Accounting Pronouncements.

See Note 1 to our consolidated financial statements for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Internal Control Over Financial Reporting

In connection with the preparation of Legacy View’s financial statements as of December 31, 2019 and 2018 and for the years then ended, Legacy View identified material weaknesses in its internal control over financial reporting, which were unremediated as of December 31, 2020. See the subsection titled “Risk Factors—View has identified material weaknesses in its internal control over financial reporting. If View’s remediation of such material weaknesses is not effective, or if it fails to develop and maintain proper and effective internal control over financial reporting, View’s ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired.”

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(A) of the Securities Act, and have elected to take advantage of the benefits of this extended transition period.

We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 1 to our consolidated financial statements for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the year ended December 31, 2020.

We intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of CF II’s IPO, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

EXECUTIVE COMPENSATION

CF II

Management Compensation

None of CF II’s officers has received any cash compensation for services rendered to CF II. The Sponsor has transferred 20,000 Founder Shares to Robert Hochberg and 10,000 Founder Shares to Charlotte Blechman, independent directors of CF II, for their services on the CF II Board and committees thereof. In addition, Charlotte Blechman has received cash compensation of $100,000 for her services on the CF II Board and committees thereof. Other than as described herein, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been paid by CF II to its officers and directors or to the Sponsor or any affiliate of the Sponsor, prior to, or in connection with any services rendered in order to effectuate the Business Combination.

CF II is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

View

Legacy View’s named executive officers for the year ended December 31, 2020, consisting of its principal executive officer and the next two most highly compensated executive officers, were:

•	Rao Mulpuri, Chief Executive Officer;

•	Vidul Prakash, Chief Financial Officer; and

•	Rahul Bammi, Chief Business Officer.

Compensation Philosophy, Objectives and Rewards

The key objectives of our compensation program are (i) to allow us to attract and retain highly qualified executives, and (ii) to allow employees the opportunity to be owners in the Company. We believe that our ability to keep our senior executive team engaged and productive is tied to our compensation programs. Additionally, for us to be appropriately positioned to attract new talent, we must be prepared to be, and be perceived as, an employer that offers competitive compensation. Providing employees an opportunity to be owners in our business fosters their active engagement in our success and aligns their interests with those of our stockholders.

To achieve its compensation objectives, Legacy View historically provided executives with a compensation package consisting of the following elements:

Compensation Element	Compensation Purpose
Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent

Cash Bonus	Reward employees for contributions to Company performance

Equity Compensation	Promote an employee ownership culture and the maximization of stockholder value by aligning the interests of employees and stockholders

In addition, from time to time, Legacy View provided cash sign-on and retention bonus arrangements as part of an employment offer. The amount of compensation awarded in these circumstances is established through arm’s-length negotiation at the time the individual executive officer is hired based on the executive officer’s role and responsibilities, long-term potential, and Legacy View’s expectations as to the officer’s individual performance or Legacy View performance.

After the Business Combination, our executive compensation program is administered primarily by our compensation committee. We expect that the compensation of our named executive officers will be reviewed at least annually by our compensation committee and will be informed by the recommendations of our CEO. Our compensation committee will then evaluate and determine any recommended compensation adjustments or awards to our named executive officers or make recommendations to our Board for final determination.

Summary Compensation Table

The following table sets forth information concerning the compensation of Legacy View’s named executive officers for the years ended December 31, 2020 and 2019:

Name and Principal Position	Fiscal Year	Salary		Bonus(1)	Option Awards(2)	All Other Compensation(3)	Total
Rao Mulpuri Chief Executive Officer	2020	317,287	(4)	—	—	8,550	325,837
	2019	500,000		—	—	8,400	508,400

Vidul Prakash Chief Financial Officer	2020	350,000		—	—	8,550	358,550
	2019	262,500	(5)	55,233	5,000,000	7,094	5,324,827

Rahul Bammi Chief Business Officer	2020	350,000		—	—	10,166	360,166
	2019	350,000		70,000	—	9.257	429,257

(1)	Reflects cash bonuses paid pursuant to View’s informal annual bonus program.
(2)

The amount reported under the “Option Awards” column represents the aggregate grant date fair value of Mr. Prakash’s new hire grant made in 2019 for an option to purchase 50,000,000 shares of View Common Stock, computed in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 12 to the Company’s financial statements for the year ended December 31, 2019, included herein, for a discussion of the assumptions made by View in determining the grant date fair value of View’s equity awards.

(3)	Amounts reported under “All Other Compensation” reflect employer contributions made pursuant to View’s 401(k) plan for each NEO, as well as a medical waiver for Mr. Bammi.
(4)

Reflects voluntary reduction in Mr. Mulpuri’s annual salary from $500,000 to $70,000 from April 19, 2020 to September 21, 2020 in conjunction with the Company’s cost savings initiatives resulting from the COVID-19 pandemic.

(5)	Reflects pro-rata portion of $350,000 annual salary earned from Mr. Prakash’s start date from March 2019 to year end.

Outstanding Equity Awards as of December 31, 2020

The following table presents information regarding outstanding equity awards held by Legacy View’s named executive officers as of December 31, 2020.

				Option Awards
Name and Principal Position	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Rao Mulpuri Chief Executive Officer and Director	2/15/2011	12/15/2010		139,500	—	$9.04	2/15/2021
	9/5/2012	08/24/2012	(1)	135,973	—	$9.04	9/5/2022
	8/14/2014	8/1/2014	(2)	249,937	—	$11.62	8/14/2024
	11/12/2015	11/12/2015	(3)	249,937	—	$11.62	11/12/2025
	11/21/2018	11/1/2018	(4)	6,308,763	5,804,062	$9.04	11/21/2028

Vidul Prakash Chief Financial Officer
	5/15/2019	3/1/2019	(5)	508,593	653,906	$9.04	5/15/2029

Rahul Bammi Chief Business Officer	8/25/2016	6/1/2016	(6)	209,250	—	$15.92	8/25/2026
	11/21/2018	11/1/2018	(7)	1,034,404	951,652	$9.04	11/21/2028

(1)	Vests 1/48 of the shares underlying the award each month from the vesting commencement date.
(2)	Vests 1/60 of the shares underlying the award each month from the vesting commencement date.
(3)	Vests 1/60 of the shares underlying the award each month from the vesting commencement date.
(4)	Vests in equal monthly installments from the vesting commencement date until November 1, 2022.
(5)

Vests with respect to 1/4 of the shares underlying the stock option on the one-year anniversary of the vesting commencement date and the remaining 3/4 of the shares underlying the option vest in equal monthly installments over the subsequent three years.

(6)	Fully vested as of the grant date.
(7)	Vests in equal monthly installments from the vesting commencement date until November 1, 2022.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for Legacy View’s named executive officers consisted of base salary, cash bonuses under an informal cash bonus plan and incentive compensation delivered in the form of stock option awards. In addition, Legacy View’s named executive officers were eligible to participate in any employee benefit programs generally available to all employees.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, comparable market data and prior salary level. Thereafter, the View board and View’s compensation committee generally has reviewed, and adjusted as necessary, base salaries for each of our executive officers, at a minimum annually. In setting base salary levels for 2020, Legacy View’s compensation committee considered a range of factors, including:

•	the individual’s anticipated responsibilities and experience;

•	our compensation committee members’ collective experience and knowledge in compensating similarly situated individuals at other companies; and

•	the value of the executive officer’s existing equity awards.

Informal Annual Cash Bonus Plan

In 2020, Legacy View maintained an informal annual bonus plan for employees, including its named executive officers. Its named executive officers were eligible for a target bonus, reflected as a percentage of their base salaries, as provided in the table below.

Named Executive Officer	2020 Base Salary	2020 Bonus Target	2020 Bonus Earned
Rao Mulpuri	$500,000	100%	$0
Vidul Prakash	$350,000	100%	$0
Rahul Bammi	$350,000	100%	$0

Equity Compensation

We believe that providing long-term incentives in the form of equity awards encourages our named executive officers to take a long-term outlook and provides them with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. By providing opportunities for our employees, including our named executive officers, to benefit from future successes in the Company through the appreciation of the value of their equity awards, our compensation committee and Board believe that equity awards align employees’ interests and contributions with the long-term interests of the Company’s stockholders. In addition, our compensation committee and Board believe that offering meaningful equity ownership in the Company is helpful in retaining our named executive officers and other key employees.

Stock options have been granted to Legacy View’s named executive officers under the 2018 Plan. No awards other than stock options have been granted under the 2018 Plan. Initial stock option grants to its named executive officers have been subject to a four-year vesting schedule, with 25% of the shares subject to each stock option vesting on the first anniversary of the executive officer’s employment start date and the remainder vesting in equal monthly installments over the subsequent three years, subject to continued employment through each vesting date. Subsequent stock option grants to Legacy View’s named executive officers have been subject to a four-year vesting schedule, vesting in equal monthly installments over four years, subject to continued employment through each vesting date. The stock options granted to its named executive officers may be subject to accelerated vesting in certain circumstances, as described below in the section titled “—Employment Agreements with Executive Officers.”

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Equity Incentive Plan will be an important element of our compensation arrangements for both executive officers and directors.

401(k) Plan

We sponsor a tax-qualified Section 401(k) plan for all employees, including our named executive officers. Employees of the Company are eligible to participate in the 401(k) plan and receive employer contributions upon reaching age 18. Participants may contribute between 1% and 90% of their earnings. In February 2019, Legacy View started making discretionary matching contributions to the 401(k) plan on behalf of employees who are eligible to participate in the 401(k) plan. The Company matches 50% of an employee’s salary deferrals or 3% of the employee’s 401(k) eligible earnings, whichever is less. The total matching does not exceed the match allocated based on IRS annual compensation limits, which was $285,000 in 2020. The maximum match based on this compensation limit was $8,550 in 2020.

Pension Benefits

None of Legacy View’s named executive officers participated in any defined benefit pension plans in 2020.

Nonqualified Deferred Compensation

None of Legacy View’s named executive officers participated in any non-qualified deferred compensation plans, supplemental executive retirement plans or any other unfunded retirement arrangements in 2020.

Other Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; a health savings account and flexible spending accounts. We do not maintain any executive-specific benefit or perquisite programs.

Employment Agreements with Executive Officers

Legacy View entered into employment agreements with its named executive officers, pursuant to which each is entitled to certain payments, rights and benefits in connection with a termination of employment by Legacy View without Cause (as such term is described below) or by the named executive officer for Good Reason (as such term is described below) in connection with a change in control. As a part of the Business Combination, we did not enter into new employee agreements with any of our named executive officers, and, as such, our employment agreements with our named executive officers remain those entered into by Legacy View. A description of the key terms of the named executive officers’ current employments agreements is set forth below:

The employment agreements with each of our named executive officers provides that if the executive’s employment is terminated for any reason, the executive will receive payment of his base salary through the date of termination, reimbursement by the Company of any claims for reimbursement, payment of any accrued but unused PTO and any other accrued rights under any other of our employee benefit plans. In the event the executive’s employment is terminated by us without Cause or the executive resigns for Good Reason as of or within the 13-month period following a Change in Control, the executive will receive (i) a lump-sum payment equal to 100% of the executive’s base salary, (ii) a lump-sum payment equal to the executive’s bonus opportunity under our informal annual bonus program in which the executive participates (assuming achievement of 100% of the applicable performance target(s)), (iii) up to 12 months of Company-paid COBRA premiums and (iv) accelerated vesting of 100% of outstanding equity compensation awards (including, without limitation, the executive’s stock options), subject to the executive signing and not revoking our then-standard separation agreement and release of claims.

In addition to the benefits described above, Dr. Mulpuri’s employment agreement also provides for severance benefits in the event his employment terminates prior to a Change in Control. Specifically, upon termination of his employment by the Company without Cause or his resignation for Good Reason, in either case prior to a Change in Control, Dr. Mulpuri would receive (i) continued payment of the his base salary for 12 months following such termination, (ii) a lump-sum payment equal to his bonus opportunity under the Company’s informal annual bonus program in which he participates, assuming achievement of 100% of the applicable performance target(s), up to 12 months of Company-paid COBRA premiums and accelerated vesting of that portion of the Dr. Mulpuri’s then-outstanding equity compensation awards (including, without limitation, Dr. Mulpuri’s stock options) that would have become vested had Dr. Mulpuri continued employment for a period of 12 months following his termination date, subject to the Dr. Mulpuri signing and not revoking the Company’s then-standard separation agreement and release of claims.

“Cause” for purposes of the named executive officers’ employment agreements means (1) conviction of any felony or conviction of any crime involving moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty against the Company; (3) willful and material breach of the executive’s duties that has not been cured within 30 days after written notice from the Company of such breach; (4) intentional and material damage to the Company’s property; or (5) material breach of the executive’s confidential information agreement.

“Good Reason” for purposes of the named executive officers’ employment agreements means (1) a material reduction of the executive’s authority, duties or responsibilities; (2) a material reduction by the Company (or its successor) in the executive’s base salary as in effect immediately prior to such a reduction, unless the Company also similarly reduces the base salaries of all other executives of the Company; (3) a material change in the geographic location of the executive’s primary work facility or location; provided that a relocation of 50 miles or less from the executive’s then present location or to the executive’s home as his primary work location will not be considered a material change in geographic location; (4) the Company’s material breach of any provision of the employment agreement; or (5) the failure of our successor to assume the employment agreement in connection with a Change in Control. In order for an event to qualify as Good Reason, the executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of (or, if later, the executive’s knowledge of) the grounds for “Good Reason” and providing a reasonable cure period of not less than 30 days following the date of such notice, and such grounds must not have been cured during such time.

The 2021 Equity Incentive Plan and Officer Awards

In March 2021, our Board adopted and our stockholders approved the 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan became effective immediately upon the Closing.

Purpose

The 2021 Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure View’s success and accomplish its goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with View’s stockholders, and (iii) promote the success of View’s business.

Types of Stock Awards

The 2021 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and stock bonus awards (all such types of awards, collectively, “Stock Awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2021 Equity Incentive Plan, the maximum aggregate number of shares that may be issued under the 2021 Equity Incentive Plan is 58,631,907 shares of Class A Common Stock, which number is the sum of (i) 27,500,000 new shares, plus (ii) the number of shares of common stock that, as of the Effective Date, have been reserved but not issued pursuant to any awards granted under the 2018 Plan, View’s 2009 Equity Incentive Plan (as amended through August 25, 2016) and View’s 2007 Stock Plan (the “Existing Plans”) and are not subject to any awards granted thereunder in an amount not to exceed 6,051,304 shares, plus (iii) the number of shares of common stock subject to awards or issued under the Existing Plans that otherwise would have been returned to the Existing Plans on or after the Effective Date on account of the expiration, cancellation, forfeiture or repurchase of awards granted thereunder in an amount not to exceed 25,080,603 shares. The shares may be authorized, but unissued, or reacquired common stock. Furthermore, subject to adjustments as set forth in the 2021 Equity Incentive Plan, in no event will the maximum aggregate number of shares that may be issued under the 2021 Equity Incentive Plan pursuant to incentive stock options exceed 58,631,907 shares of Combined Entity Class A common stock plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the 2021 Equity Incentive Plan.

Lapsed Awards

If all or any part of a stock award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in View acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2021 Equity Incentive Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, the unused shares covered by the stock award will, as applicable, become or again be available for stock award grants under the 2021 Equity Incentive Plan. The payment of dividend equivalents in cash in conjunction with any outstanding stock awards shall not count against the share limit set forth in the 2021 Equity Incentive Plan. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under the 2021 Equity Incentive Plan and shall not be available for future grants of stock awards: (i) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; (ii) shares purchased on the open market with the cash proceeds from the exercise of stock options; and (iii) shares delivered (either by actual delivery or attestation) to View by a participant to satisfy the applicable exercise or purchase price of a stock award and/or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares retained by us from the stock award being exercised or purchased and/or creating the tax obligation).

Assumption or Substitution of Awards by View.

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, in connection with an acquisition, merger or consolidation of such other company, by either: (a) assuming such award under the 2021 Equity Incentive Plan or (b) granting an award under the 2021 Equity Incentive Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an award under the 2021 Equity Incentive Plan if the other company had applied the rules of the 2021 Equity Incentive Plan to such grant. Any awards that are assumed or substituted under the 2021 Equity Incentive Plan will not reduce the number of shares authorized for grant under the Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of View or its subsidiaries are all eligible to participate in the 2021 Equity Incentive Plan. Incentive stock options may only be granted to employees.

Administration

The 2021 Equity Incentive Plan will be administered by View Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). Awards granted to an officer or director of View or any other person whose transactions in Class A Common Stock are subject to Section 16 of the Exchange Act (each, an “Insider”) must be approved by two or more “non-employee directors” of View Board (as defined in the regulations promulgated under Section 16 to the Exchange Act).

Subject to the terms of the 2021 Equity Incentive Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2021 Equity Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the 2021 Equity Incentive Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2021 Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the 2021 Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2021 Equity Incentive Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2021 Equity Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2021 Equity Incentive Plan and stock awards granted pursuant to the 2021 Equity Incentive Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2021 Equity Incentive Plan, any stock award or any stock award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2021 Equity Incentive Plan; (x) modify or amend each stock award (subject to the terms of the 2021 Equity Incentive Plan); (xi) adjust performance goals applicable to a participant with respect to a stock award to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary events or circumstances; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2021 Equity Incentive Plan; (xiii) authorize any person to execute on View’s behalf any instrument required to effect the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2021 Equity Incentive Plan.

However, to the extent permitted by applicable law and listing requirements, the View Board or a committee thereof may delegate to one or more of View’s officers who may be (but are not required to be) Insiders, the authority to (a) designate employees who are not Insiders to be recipients of stock awards and determine the number of shares subject to stock awards granted to such designated employees, subject to certain restrictions that are set forth in the 2021 Equity Incentive Plan and (b) take any and all actions on behalf of the View Board or a committee thereof other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to View or its subsidiaries.

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees of View or its subsidiaries.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of Common Stock or the stock of any of View’s subsidiaries, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of Common Stock or the stock of any of View’s subsidiaries, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in, and in a manner consistent with, Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.

If a participant ceases to be a service provider other than for “Cause” (as defined in the 2021 Equity Incentive Plan), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or “Disability” (as defined in the 2021 Equity Incentive Plan), and three months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause and the participant will be prohibited from exercising his or her stock option from and after the date of such termination.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of Class A Common Stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from View in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, in shares of equivalent value, or in some combination thereof, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of Class A common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Class A common stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash, shares, or a combination of both.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate.

During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the

Plan Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the shares of restricted stock with respect to which they were paid.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Stock Bonus Awards

A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award. A stock bonus award may be paid in cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.

Performance Awards

The Plan Administrator may grant stock options, SARs, restricted stock and RSUs that are subject to the satisfaction of specified performance criteria. The Plan Administrator determines the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria (including any adjustment(s) thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain.

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals, or other performance goals, may apply: (1) sales or non-sales revenue; (2) return on revenue; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Performance goals may differ from participant to participant, performance period to performance period and from stock award to stock award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against the performance of View as a whole or against any of View’s subsidiary(ies), or a particular segment(s), a business unit(s) or a product(s) of View or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

Outside Director Limitations

Stock awards granted during a single fiscal year under the 2021 Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the View Board, will not exceed $750,000 in total value for any outside director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an outside director will not count for purposes of these limits.

Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards will be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between locations or between View and any of its subsidiaries. If an employee holds an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee will be deemed terminated on the first day following such three month period and the incentive stock option will thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Clawback/Recovery

The Plan Administrator may specify in a stock award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2021 Equity Incentive Plan, a stock award granted under the 2021 Equity Incentive Plan will be subject to any clawback policy as may be established and/or amended from time to time by View. The Plan Administrator may require a participant to forfeit or return to and/or reimburse View for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of View’s capital stock or other securities of View or other significant corporate transaction, or other change affecting View’s capital stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2021 Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Code (“Section 409A”).

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of View, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, a stock award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of View’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of View with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of View ‘s then outstanding capital stock, or (iv) a “Change in Control” (as defined in the 2021 Equity Incentive Plan) each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if View is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards; provided, that, if the exercise price or purchase price for such stock awards equals or exceeds the fair market value of the shares subject to such stock awards, then the stock awards may be terminated without payment (provided further, that such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding stock award and lapse of our right to repurchase or re-acquire shares acquired under a stock award or lapse of forfeiture rights with respect to shares acquired under a stock award; or (f) the opportunity for participants to exercise their then-exercisable stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto (whether or not exercisable prior to the consummation of the Corporate Transaction).

Change in Control

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between View or any of its subsidiaries and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2021 Equity Incentive Plan

The 2021 Equity Incentive Plan will continue in effect for a term of 10 years measured from the Effective Date, unless terminated earlier under the terms of the 2021 Equity Incentive Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2021 Equity Incentive Plan.

Officer Awards

Following the Effective Time, the executive officers of Legacy View were granted performance-based restricted stock units for shares of Class A Common Stock of the Company (“Officer RSUs”) and options to purchase Class A Common Stock of the Company (“Officer Options” and together with the Officer RSUs, the “Officer Awards”) under the 2021 Equity Incentive Plan in the amounts set forth next to each executive officer’s name in the table below.

Executive Officer	Officer Options (#)	Officer RSUs (#)
Rao Mulpuri	0	7,500,000
Rahul Bammi	700,000	700,000
Vidul Prakash	1,000,000	1,000,000
Anshu Pradhan	700,000	700,000
Martin Neumann	700,000	700,000
Sridhar Kailasam	700,000	700,000
Nitesh Trikha	700,000	700,000
Bill Krause	500,000	500,000

The Officer RSUs are subject to time- and performance-based vesting conditions. The Officer RSUs time-vest over a four (4)-year period beginning on the Closing Date and performance-vest subject to the following conditions being met during such period: (i) fifty percent (50%) of the Officer RSUs subject to each award vests if the average closing stock price of shares of the Company’s Class A common stock equals or exceeds $15.00 over a sixty (60) trading day period at any time during the four (4)-year vesting period; and (ii) one hundred percent (100%) of the Officer RSUs subject to each award will be deemed earned if the average closing stock price of shares of Class A Common Stock equals or exceeds $20.00 over a sixty (60) trading day period at any time during the four (4)-year vesting period.

The Officer Options vest as to twenty-five percent (25%) of the shares subject to each executive officer’s grant of Officer Options on the twelve (12) month anniversary of the Closing Date, and the remaining seventy-five percent (75%) of the shares subject to each Officer Option vests on a monthly basis over the following thirty-six (36) months.

The CEO Equity Incentive Plan and CEO Option Award

In March 2021, our board of directors adopted and our stockholders approved the CEO Equity Incentive Plan. The CEO Equity Incentive Plan became effective immediately upon the Closing.

Purpose

The CEO Equity Incentive Plan is intended to (i) incentivize the Participant with long-term equity-based compensation to align his interests with the Combined Entity’s stockholders and (ii) promote the success of the Combined Entity’s business.

Permitted Type of Stock Award

The CEO Equity Incentive Plan only permits the grant of the Option Award to the Participant pursuant to the terms set forth in the New Plan Benefits section of this CEO Equity Incentive Plan Proposal.

Share Reserve

Maximum Number of Shares

Subject to adjustments as set forth in the CEO Equity Incentive Plan, the maximum aggregate number of shares of Class A common stock that may be issued under the CEO Equity Incentive Plan shall not exceed

25,000,000 shares of Class A common stock. The shares may be authorized, but unissued, or reacquired shares of Class A common stock. As of December 21, 2020, the closing price of Class A common stock as reported on Nasdaq was $11.20 per share.

Lapsed Awards

Once the CEO Option Award is granted under the CEO Equity Incentive Plan, the shares underlying such award shall reduce the pool available for issuance under the CEO Equity Incentive Plan and, once granted pursuant to the CEO Option Award, such shares shall never be available for future issuance under the CEO Equity Incentive Plan under any circumstances.

Eligibility

Only Dr. Mulpuri is eligible to receive the CEO Option Award under the CEO Equity Incentive Plan.

Administration

The CEO Equity Incentive Plan will be administered by the Combined Entity Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “CEO Plan Administrator”).

Subject to the terms of the CEO Equity Incentive Plan, the CEO Plan Administrator has the authority to (i) grant the CEO Option Award to the Participant pursuant to the terms set forth in the New Plan Benefits section of this CEO Equity Incentive Plan Proposal; (ii) approve the form of option award agreement for use under the CEO Equity Incentive Plan, provided such form of option award agreement is consistent with the terms of the CEO Equity Incentive Plan; (iii) construe and interpret the terms of the CEO Equity Incentive Plan and the CEO Option Award granted pursuant to the CEO Equity Incentive Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the CEO Equity Incentive Plan, the CEO Option Award or the option award agreement; (v) prescribe, amend and rescind rules and regulations relating to the CEO Equity Incentive Plan; (vi) modify or amend the CEO Option Award (subject to the terms of the CEO Equity Incentive Plan); (vii) allow the Participant to satisfy tax withholding obligations in such manner as prescribed in the CEO Equity Incentive Plan; (viii) authorize any person to execute on the Combined Entity’s behalf any instrument required to effect the grant of the CEO Option Award previously granted by the CEO Plan Administrator; (ix) allow the Participant to defer the receipt of the delivery of shares that would otherwise be due to the Participant under the CEO Option Award; and (x) make all other determinations deemed necessary or advisable for administering the CEO Equity Incentive Plan.

Stock Options

As an award of stock options, the CEO Option Award will provide for the purchase of shares of the Combined Entity’s Class A Common Stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date, except with respect to certain substitute awards granted in connection with a corporate transaction. The CEO Option Award will be granted with an exercise price equal to the greater of(i) $10.00 per share or (ii) the closing trading price of the Combined Entity’s Class A Common Stock on the Closing Date.

CEO Option Award

The CEO Option Award will be granted to the Participant on the Closing Date, subject to the Participant remaining employed with View on such date. The CEO Option Award will vest pursuant to the criteria set forth in the New Plan Benefits section of this CEO Equity Incentive Plan Proposal. The CEO Option Award may become exercisable based on the achievement of Performance Goals (as defined below) during a Performance Period (as defined below) as set forth in the New Plan Benefits section of this CEO Equity Incentive Plan Proposal.

Leaves of Absence/Transfer between Locations

The CEO Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of the CEO Option Award will be suspended during any leave of absence; provided that in the absence of such determination, vesting of the CEO Option Award will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). The CEO Option Award will not cease to vest in the case of (i) any leave of absence approved by the CEO Plan Administrator or (ii) transfers between locations or between the Combined Entity and any of its subsidiaries.

Nontransferability of Option Award

The CEO Option Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner.

Clawback/Recovery

The CEO Plan Administrator may specify in the option award agreement that the Participant’s rights, payments, and/or benefits with respect to the CEO Option Award will be subject to reduction, cancelation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of the CEO Option Award. Notwithstanding any provisions to the contrary under the CEO Equity Incentive Plan, the CEO Option Award granted under the CEO Equity Incentive Plan will be subject to any clawback policy as may be established and/or amended from time to time by the Combined Entity. The CEO Plan Administrator may require the Participant to forfeit or return to and/or reimburse the Combined Entity for all or a portion of the CEO Option Award and/or shares issued under the CEO Option Award, any amounts paid under the CEO Option Award, and any payments or proceeds paid or provided upon disposition of the shares issued under the CEO Option Award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of the Common Stock or other significant corporate transaction, or other change affecting the Combined Entity’s capital stock occurs, the CEO Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the CEO Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the CEO Equity Incentive Plan and/or the number, class, kind and price of securities covered by the CEO Option Award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A.

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of the Combined Entity, the CEO Plan Administrator will notify the Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the CEO Option Award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of the Combined Entity’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Combined Entity with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of the Combined Entity’s then outstanding capital stock, or (iv) a “Change in Control” (as defined in the CEO Equity Incentive Plan) the CEO Option Award (vested or unvested) will be treated as the CEO Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of the CEO Option Award (if the Combined Entity is the surviving corporation); (b) the assumption of the CEO Option Award by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for the CEO Option Award; (d) the cancellation of the CEO Option Award in exchange for a payment to the Participant equal to the fair market value of the shares subject to the CEO Option Award as of the closing date of such corporate transaction (provided that such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of vesting and accelerated expiration of the CEO Option Award; or (f) the opportunity for the Participant to exercise the CEO Option Award prior to the occurrence of the corporate transaction and the termination (for no consideration) of the CEO Option Award upon the consummation of such corporate transaction if not exercised prior thereto.

Change in Control

The CEO Option Award may be subject to additional acceleration of vesting upon or after a Change in Control as may be provided in any other written agreement between the Combined Entity or any of its subsidiaries and the Participant, but in the absence of such provision, no such acceleration will occur. In connection with the Business Combination, the Combined Entity expects to assume the Participant’s employment agreement, which provides for, among other things, certain severance payments and benefits and the accelerated vesting of equity in connection with the Participant’s termination of employment or resignation for good reason under various circumstances, including in connection with a change in control of View. See the section below titled “Executive Compensation Arrangements—Post-Closing” for more information.

Amendment, Termination and Duration of the CEO Equity Incentive Plan

If approved by CF II stockholders, the CEO Equity Incentive Plan will continue in effect until the CEO Option Award granted thereunder is no longer outstanding. The CEO Plan Administrator may at any time amend, alter, suspend or terminate the CEO Equity Incentive Plan.

CEO Option Award

Following the Effective Time, Rao Mulpuri received an option to purchase 25,000,000 shares of Class A Common Stock of the Company at an exercise price of $10.00 per share under the CEO Equity Incentive Plan (the “CEO Option Award”), which vests and becomes exercisable upon satisfaction of the performance conditions set forth in the table below, contingent upon Dr. Mulpuri’s continued employment as Chief Executive Officer or as Executive Chairman of the Company on each such vesting date. If Dr. Mulpuri is still employed by the Company in a role other than the specified roles above, the option shares will no longer be able to vest under the option award, but Dr. Mulpuri can continue to hold unexercised vested option shares for the full term of the CEO Option Award.

Tranche	Option Shares (#)	Average Trading Price per Share of the Combined Entity ($)
1	2,500,000	20.00
2	2,500,000	30.00
3	2,500,000	40.00
4	2,500,000	50.00
5	2,500,000	60.00
6	2,500,000	70.00
7	2,500,000	80.00
8	2,500,000	90.00
9	2,500,000	100.00
10	2,500,000	110.00

The 2018 Plan

On October 14, 2018, Legacy View’s board of directors adopted, and on November 16, 2018, Legacy View’s stockholders approved, the 2018 Plan (formerly the 2009 Equity Incentive Plan). The 2018 Plan was terminated in connection with the Business Combination.

The 2018 Plan permitted the grant of options to purchase shares of our common stock intended to qualify as ISOs, NSOs, stock appreciation rights, restricted stock and restricted stock units. ISOs could be granted only to Legacy View’s employees and the employees of any parent corporation or subsidiary corporation. All other awards could be granted to Legacy View’s employees, non-employee directors and consultants and the employees and consultants of its affiliates. Legacy View granted only stock options under the 2018 Plan.

In accordance with the terms of the Merger Agreement, effective upon the Closing, each stock option outstanding under the 2018 Plan was automatically converted into an option to purchase shares of View’s Class A common stock under the 2021 Equity Incentive Plan.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

MANAGEMENT

Below is a list of our executive officers and directors and their respective ages and a brief account of the business experience of each of them.

Name	Age	Position
Rao Mulpuri	52	Chief Executive Officer and Director
Tom Leppert	66	Director
Nigel Gormly	47	Director
Harold Hughes	75	Director
Toby Cosgrove	79	Director
Lisa Picard	51	Director
Vidul Prakash	53	Chief Financial Officer
Rahul Bammi	50	Chief Business Officer
Martin Neumann	44	Senior Vice President, Operations
Nitesh Trikha	46	Senior Vice President, IoT Products
Sridhar Kailasam	47	Senior Vice President, Research & Development
Anshu Pradhan	43	Senior Vice President, Engineering
Bill Krause	40	Senior Vice President, General Counsel & Secretary

Executive Officers

Rao Mulpuri

Dr. Rao Mulpuri served as Legacy View’s Chief Executive Officer and on Legacy View’s board of directors from December 2008 until the Closing Date, and has served as View’s Chief Executive Officer and on View’s Board since the Closing Date. Prior to Legacy View, Dr. Mulpuri held several executive positions at Novellus Systems, most recently as President of Novellus Systems Japan, and Vice President/General Manager of the Integrated Metals Business. Dr. Mulpuri holds a PhD. in Materials Engineering and a MS in Manufacturing Engineering from Boston University and a BE in Mechanical Engineering from Manipal Institute of Technology in India. Dr. Mulpuri also completed the Advanced Management Program at Harvard Business School. Dr. Mulpuri is a member of the Young Presidents Organization and the Urban Land Institute, and the Advisory Board of the College of Engineering at Boston University and the Executive Board of the Silicon Valley Leadership Group. View believes Mr. Mulpuri is qualified to serve as a member of the View Board due to his extensive executive management and technology industry leadership experience as well as his deep knowledge of View’s technology and business operations.

Vidul Prakash

Vidul Prakash served as the Chief Financial Officer of Legacy View from March 2019 until the Closing Date, and has served as View’s Chief Financial Officer since the Closing Date. Prior to Legacy View, Mr. Prakash was the CFO of SunPower Technologies, a $1 billion division of SunPower Corporation, where he also served as the principal accounting officer. Mr. Prakash came to Legacy View with over 25 years of global finance and operations experience in private and public companies ranging from startups to Fortune 100. Prior to SunPower, Mr. Prakash worked at KPMG, Deloitte, and Honeywell. Mr. Prakash holds an MBA in Finance & Accounting from Columbia University, and a BS in Chemical Engineering from the Indian Institute of Technology in India.

Rahul Bammi

Rahul Bammi has served as View’s Chief Business Officer since the Closing Date. Mr. Bammi served as the Chief Business Officer of Legacy View from January 2019 until the Closing Date, and served as Legacy View’s

Chief Marketing Officer from June 2016 to December 2018. Prior to that, Mr. Bammi was the Vice President of Product Management and Marketing at Lumileds, where he helped double LED revenue to over $1 billion in four years. Mr. Bammi brings over 20 years of P&L, product, M&A, business strategy, and engineering experience from leading companies such as Lumileds, KLA, Hynix Semiconductor, National Semiconductor, and Motorola. Mr. Bammi holds an MBA from Stanford University where he was an Arjay Miller scholar; he also holds an MS in Chemical Engineering from Arizona State University, and a BE in Chemical Engineering from the National Institute of Technology in India.

Martin Neumann

Dr. Martin Neumann has served as View’s Senior Vice President of Operations since the Closing Date, and served as the Senior Vice President of Operations of Legacy View from September 2019 until the Closing Date. Prior to that, Dr. Neumann held numerous positions at Legacy View, each contributing towards building View’s technology and market: Vice President of Customer Success (May 2016 to Aug 2019), Sr. Director of Business Development (Feb 2014 to April 2016) and Director of Technology (June 2010 to Jan 2014). He has a proven track record of technology innovation in manufacturing, scaling up operations, corporate strategy, network operations, supply chain logistics and customer service. He has written 13 Journal Articles and 12 Conference Proceedings Papers and has numerous issued patents. Dr. Neumann holds a PhD, MS and BS in Nuclear Engineering, from the University of Illinois at Urbana-Champaign.

Nitesh Trikha

Nitesh Trikha served as the Senior Vice President of IoT Products of Legacy View from January 2020 until the Closing Date, and has served as View’s Senior Vice President of IoT Products since the Closing Date. Mr. Trikha joined Legacy View in April 2017 and previously served as the Senior Vice President of Innovation. Prior to that, Mr. Trikha was the Senior Vice President of Products at July Systems Inc. Prior to July Systems, Mr. Trikha was the Chief Technology Officer at the Industry Solutions Group and the Emerging Solutions Group of Cisco Systems, Inc. Mr. Trikha holds a BS in Engineering from the National Institute of Technology Karnataka in India.

Sridhar Kailasam

Dr. Sridhar Kailasam has served as View’s Senior Vice President of Research & Development since the Closing Date. Dr. Kailasam served as the Senior Vice President of Research & Development of Legacy View from June 2018 until the Closing Date, and joined Legacy View as the Director of Technology in June 2009. Prior to that, Dr. Kailasam was the Global Product Manager of Applied Materials, Inc. Prior to Applied Materials, Dr. Kailasam worked at Novellus Systems, Inc. Dr. Kailasam holds a PhD and MS in Materials Science and Engineering from Renesselaer Polytechnic Institute and a BTech in Metallurgical Engineering from the Banaras Hindu University in India.

Anshu Pradhan

Dr. Anshu Pradhan has served as View’s Senior Vice President of Engineering since the Closing Date. Dr. Pradhan served as the Senior Vice President of Engineering of Legacy View from September 2015 until the Closing Date, and served as Sr. Director, Technology from February 2009 to August 2015. Dr. Pradhan has played a critical role in the development and scaling of electrochromic technology. Prior to Legacy View, Dr. Pradhan was the Technology Manager at Novellus Systems, Inc. Dr. Pradhan holds a PhD in Materials Science and Engineering from University of Delaware and a BTech from the Indian Institute of Technology in India.

Bill Krause

Bill Krause served as the Senior Vice President, General Counsel and Secretary of Legacy View from January 2018 until the Closing Date, and has served as View’s Senior Vice President, General Counsel and

Secretary since the Closing Date. Prior to Legacy View, Mr. Krause was Deputy General Counsel & Assistant Secretary at Rambus, Inc., a publicly traded memory and security company. Mr. Krause has also had significant experience in private practice with the law firm of Pillsbury Winthrop Shaw Pittman, LLP where he advised a wide range of companies with respect to securities compliance, public and private financings, mergers and acquisitions, public company reporting and corporate governance. Mr. Krause is a member of the California State Bar and received a J.D. from Santa Clara University and his bachelor’s degree from Amherst College.

Directors

Tom Leppert

Tom Leppert served as a member of the board of directors of Legacy View from September 2015 until the Closing Date, and has served on View’s Board since the Closing Date. Mr. Leppert has a distinguished record of accomplishment that has spanned managing companies in the role of CEO in a wide range of industries to leading a major US city as the elected Mayor. Mr. Leppert has served as the CEO of Kaplan, Inc., a global multi-billion dollar educational services company; Chairman and CEO of The Turner Corporation, the nation’s largest general building company; Vice Chairman of Pacific Century Financial Corporation and its subsidiary, the Bank of Hawaii; CEO of Castle & Cooke Properties, Inc.; and National Partner at Trammell Crow Company. Mr. Leppert began his career at McKinsey & Co. where he was elected as Principal of the firm. From 2007 to 2011, Mr. Leppert was elected Mayor of Dallas. Mr. Lepper holds an MBA with Distinction from Harvard Business School and graduated cum laude from Claremont McKenna College. Mr. Leppert was selected to serve as a member of the Board based on his deep executive and board level experience at both public and private companies from a wide range of industries, including the construction industry.

Nigel Gormly

Nigel Gormly served as a member of the board of directors of Legacy View from August 2015 until the Closing Date, and now serves on View’s Board. Mr. Gormly initially served as the representative director of the New Zealand Superannuation Fund, and then as an independent director. Until June 2019, Mr. Gormly served as the New Zealand Superannuation Fund’s Head of International Direct Investment primarily responsible for the Fund’s direct investments in energy, infrastructure and expansion capital as well as leading the Fund’s collaboration efforts with global investment partners. Prior to joining the Fund, Mr. Gormly spent 10 years with Fonterra, where he held a number of strategic development and commercial leadership roles, most recently as General Manager of Commercial Ventures. Mr. Gormly’s early career was focused on M&A and corporate finance advisory based in London, with assignments throughout Asia, Latin America and Europe. A Chartered Financial Analyst, Nigel holds a BSc, BCom and a Graduate Diploma in Finance from the University of Auckland. He currently serves on the Board of LanzaTech. Mr. Gormly was selected to serve as a member of the Board based on his extensive experience in the venture capital and investment banking industries.

Harold Hughes

Harold Hughes served as a member of the board of directors of Legacy View from June 2013 until the Closing Date, and has served on View’s board since the Closing Date. Mr. Hughes brings more than 30 years of experience in the high technology industry, including service as a corporate officer in major multi-national companies. He has extensive experience in driving global commercialization of innovative technology-oriented products and has held key leadership positions in pioneering technology companies and brings broad financial, operating and business strategy credentials to View’s board. Mr. Hughes served as a director of Rambus Inc., a chip interface company from 2003 to 2012 and as CEO and President from 2005 to 2012, providing the overall vision and operational leadership necessary to drive growth. Mr. Hughes started his career as a United States Army Officer before starting his private sector career at Intel. He held a variety of positions within Intel including treasurer, vice president of Intel Capital, chief financial officer and vice president of planning and logistics. Following his tenure at Intel, Mr. Hughes was the Chairman and CEO of Pandesic, LLC. He holds an

MBA from the University of Michigan and a BA in Liberal Arts from the University of Wisconsin. Mr. Hughes was selected to serve as a member of the Board based on his extensive experience as an executive and board member of both private and public companies in high technology, as well as his deep corporate finance and accounting expertise.

Toby Cosgrove

Dr. Toby Cosgrove, MD joined the View Board on the Closing Date. From 2004 through 2017, Dr. Cosgrove served as the CEO and president of the Cleveland Clinic where he led the $8 billion organization to new heights of achievement and efficiency, seeing it ranked the #2 hospital in America (U.S. News). Dr. Cosgrove joined the Cleveland Clinic in 1975 and chaired the Department of Thoracic and Cardiovascular surgery from 1989 to 2004. He has performed over 22,000 operations and earned an international reputation in valve repair. Dr. Cosgrove also holds 30 patents for medical innovations. He currently serves as Executive Advisor, working with Cleveland Clinic leadership on strategies for national and international growth. Dr. Cosgrove is a member of the National Academy of Medicine, and a Fellow of the National Academy of Inventors. He graduated from Williams College and the University of Virginia School of Medicine and trained at Massachusetts General Hospital and Brook General Hospital in London. In 1967, he was a surgeon in the U.S. Air Force, earning a Bronze Star. Dr. Cosgrove was selected to serve as a member of the Board based on his extensive experience as an executive and board member, as well as his deep medical expertise.

Lisa Picard

Lisa Picard joined the View Board on the Closing Date. Ms. Picard is currently President and Chief Executive Officer of EQ Office, a U.S. office portfolio company wholly-owned by Blackstone’s real estate funds. Ms. Picard joined EQ Office in 2016 as its Chief Operating Officer and was named CEO in 2017. Prior to joining EQ, Ms. Picard worked as a real estate executive for Skanska developing office and residential properties in the Northwest United States, while also guiding investments for the company in Sweden, Norway and Denmark. Ms. Picard has also held executive roles at Canyon Ranch Spa and Resorts and Hines Interests. She also serves on the Board of Directors for MiiR Holdings, a product-to-project B corporation. Ms. Picard holds two master’s degrees from Massachusetts Institute of Technology and a BS from California State Polytechnic University-Pomona. Ms. Picard was selected to serve as a member of the Board based on her extensive experience as an executive and board member, as well as her deep knowledge of the real estate industry.

Rao Mulpuri

See—Executive Officers

Board Composition

Our business and affairs are organized under the direction of our Board, which currently consists of six members. Mr. Mulpuri serves as Chairman of our Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required.

In accordance with the terms of our Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Any director may be removed from office by our stockholders as provided in Section 141(k) of the DGCL.

Director Independence

The rules of Nasdaq require that a majority of our Board be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We currently have five “independent directors” as defined in the Nasdaq rules and applicable SEC rules. Our Board has determined that each individual on the Board, other than Mr. Mulpuri, qualifies as an independent director under Nasdaq listing standards.

Role of our Board in Risk Oversight/Risk Committee

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not currently have or anticipate having a standing risk management committee, but instead administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Our Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of our audit committee, compensation committee and nominating and corporate governance committee is composed solely of independent directors. Each committee operates under a charter that was approved by our Board and has the composition and responsibilities described below. The following descriptions of the committee charters are qualified in their entirety by reference to the complete text of such charters, each of which is available on our website.

Audit Committee

The members of our audit committee are Harold Hughes, Nigel Gormly and Tom Leppert, with Harold Hughes serving as chair of the audit committee. Each member of the audit committee is financially literate and our Board has determined that Harold Hughes qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•

assisting Board oversight of: (1) our accounting and financial reporting processes, (2) the quality and integrity of our financial statements and the auditing of those financial statements, (3) compliance with legal and regulatory requirements, (4) our independent registered public accounting firm’s qualifications and independence and (5) the design and implementation of our internal audit function, if applicable;

•

the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•

the review and approval of our independent auditor’s annual engagement letter, including the proposed fees contained therein, as well as all audit and permitted non-audit engagements and relationships between us and our independent auditor;

•	reviewing the performance of our independent auditor;

•

obtaining and reviewing, at least annually, a report from our independent auditor describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues;

•

evaluating the independent auditor’s independence by, among other things, reviewing the independent auditor’s relationships with us and any disclosed relationships or services that may impact the independent auditor’s objectivity and independence;

•	monitoring the independent auditor’s compliance with SEC audit partner rotation requirements;

•	monitoring our compliance with SEC employee conflict of interest requirements;

•	overseeing our policies and procedures in our Related Party Transactions policy and reviewing proposed transactions or courses of dealings requiring approval or ratification under such policy; and

•	reviewing legal and regulatory matters, including any matters that may have a material impact on our financial statements.

Compensation Committee

The members of our compensation committee are Lisa Picard, Toby Cosgrove and Harold Hughes, with Lisa Picard serving as chair of the compensation committee.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•

evaluating annually the performance of the Chief Executive Officer and, in light of the goals and objectives of our executive compensation plans, making recommendations to the Board with respect to the Chief Executive Officer’s compensation based on this evaluation;

•	overseeing our compensation and employee benefit plans and practices, including our executive and director compensation plans, and our incentive-compensation and equity-based plans;

•

reviewing at least annually our executive compensation plans, as well as goals and objectives with respect to such plans, and recommending any appropriate amendments or new executive compensation plans;

•	reviewing our compensation discussion and analysis to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC;

•	preparing the compensation committee report in accordance with SEC rules and regulations for inclusion in our annual proxy statement or annual report on Form 10-K; and

•	reviewing any perquisites or other personal benefits granted or to be granted to our executive officers.

The charter also provides that the compensation committee may in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser, and is directly responsible for the appointment, compensation and oversight of the work of any such consultant, legal counsel or other adviser. However, before engaging or receiving advice from a compensation consultant, legal counsel or other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Tom Leppert, Toby Cosgrove and Nigel Gormly, with Tom Leppert serving as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•	identifying and recommending to the Board individuals qualified to serve as directors of View, consistent with criteria approved by the Board;

•	assisting in identifying, recruiting and, if appropriate, interviewing director candidates to fill positions on the Board, consistent with criteria approved by the Board;

•	reviewing, at least annually, the corporate governance guidelines adopted by the Board and recommending any changes to the Board;

•	overseeing the annual self-evaluation process of the Board and its committees and recommending any changes to the Board; and

•	considering any other corporate governance issues that arise from time to time, and developing appropriate recommendations for the Board.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of a third-party search firm, consultant, legal counsel or other adviser, and shall be directly responsible for the appointment, compensation and oversight of the work of any such third-party search firm, consultant, legal counsel or other adviser.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee have ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve on our Board or compensation committee.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, https://investors.view.com/corporate-governance/governance-overview. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Director Compensation

The following table sets forth information regarding the compensation earned for service on our board of directors during the year ended December 31, 2020 by non-employee directors. Mr. Mulpuri’s compensation as a named executive officer is set forth above under “—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Tom Leppert	75,000	—	75,000
Nigel Gormly	—	—	—
Harold Hughes	75,000	—	75,000
Bill Veghte	75,000	—	75,000
Tom Cheung	—	—	—

Under our policy prior to the Business Combination, non-employee directors (other than directors serving as investor representatives) received a compensation package consisting of an annual cash retainer of $75,000 payable quarterly for their service as directors and an initial equity grant of an option to purchase 232,500 shares of common stock upon their appointment to the board (as adjusted by the Exchange Ratio, as defined above). These initial stock option grants have been subject to a four-year vesting schedule, vesting in equal monthly installments over four years, subject to continued service through each vesting date. In addition, Mr. Hughes and Mr. Leppert each received a subsequent grant for an option to purchase approximately 48,825 and 52,312 shares of View Common Stock, respectively, to account for dilution after our Series H round of financing (in each case, as adjusted by the Exchange Ratio, as defined above).

Our board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. We intend to develop a non-employee director compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of our company.

Limitation of Liability and Indemnification of Directors and Officers

Pursuant to its Amended and Restated Certificate of Incorporation, View indemnifies its directors and officers to the fullest extent authorized or permitted by applicable law and such right to indemnification shall continue as to a person who has ceased to be a director or officer of View and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, View is not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the View Board. The right to indemnification includes the right to be paid by View the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by View of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by View.

View may, to the extent authorized from time to time by the View Board, provide rights to indemnification and to the advancement of expenses to employees and agents of View similar to those conferred to directors and officers of View.

In addition, View has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require View to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement incurred by a director or officer in any action or proceeding arising out of their services as one of View’s directors or officers or any other company or enterprise to which the person provides services at View’s request.

View maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as View’s directors and officers. View believes the provisions in its Certificate of Incorporation, Bylaws, and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

DESCRIPTION OF SECURITIES

The following summary of certain material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. You should refer to our Organizational Documents, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

Authorized and Outstanding Stock

Pursuant to the terms of our Certificate of Incorporation, our authorized capital stock consists of a total of 601,000,000 shares of capital stock, consisting of (1) up to 600,000,000 shares of Class A common stock, $0.0001 par value per share, and (2) up to 1,000,000 shares of preferred stock, par value $0.0001 per share.

As of March 31, 2021, our issued and outstanding share capital consisted of: (i) 217,076,712 shares of Class A common stock, held of record by approximately 91 holders, (ii) 0 shares of preferred stock and (iii) 20,428,170 warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Voting Power

Each holder of View common stock is entitled to one (1) vote in person or by proxy for each share of common stock held of record by such holder. The holders of shares of View common stock will not have cumulative voting rights. Except as otherwise required in View’s charter or by applicable law, or as permitted by the rules and regulations of any securities exchange or quotation system on which View’s securities are listed or quoted for trading, any question brought before any meeting of the holders of View capital stock, other than the election of directors, will be decided by the vote of the holders of a majority of the total number of votes of View’s capital stock present at the meeting in person or represented by proxy and entitled to vote on such question, voting as a single class.

Dividends

Subject to any other provisions of View’s charter, each holder of View common stock will be entitled to receive, in proportion to the number of shares of View common stock, such dividends and other distributions in cash, stock or property of View when, as and if declared thereon by the View Board from time to time out of assets or funds of View legally available therefor.

Liquidation, Dissolution and Winding Up

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of View, after payments to creditors of View that may at the time be outstanding, and subject to the rights of any holders of View preferred stock that may then be outstanding, holders of shares of View common stock will be entitled to receive ratably, in proportion to the number of shares of View common stock held by them, all remaining assets and funds of View available for distribution.

Preemptive or Other Rights

No holder of common stock shall be entitled to preemptive or subscription rights.

Election of Directors

The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. View’s Organizational Documents do not provide for a staggered board.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have antitakeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Following the Business Combination, there were 16,666,637 Public Warrants and 366,666 Private Placement Warrants outstanding. Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on August 31, 2021 (12 months from the closing of the CF II IPO), except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of our Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on the fifth anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC, and within 60 business days following the Closing of the Business Combination, to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by exchanging the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the warrant price and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the volume weighted last reported average price of the Class A common stock as reported during the 10 trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or its securities broker or intermediary.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above under “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the warrant price and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this Cashless Exercise Option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “fair market value” (defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “fair market value” means the volume weighted last reported average price of the Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. Warrant holders should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement with respect to the CF II IPO, for a description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the Warrant Agreement may be amended without the consent of any holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the warrant agreement as the parties thereto may deem necessary or desirable and that the parties deem shall not adversely affect the interest of any holder and (ii) providing for the delivery of an alternative issuance in the case of a reclassification, reorganization, merger or consolidation, or upon a dissolution. All other modifications or amendments require the vote or written consent of a majority of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, at least a majority of the holders of the then outstanding Private Placement Warrants.

The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Class A common stock held of record on all matters to be voted on by stockholders.

Private Placement Warrants

Sponsor purchased 1,100,000 Private Placement Units, each unit consisting of one share of Class A common stock and one-third of one warrant, at a price of $10.00 per unit for an aggregate purchase price of $11,000,000 in a private placement that occurred concurrently with the IPO. The units separated into their component parts – consisting of the Private Placement Shares and the Private Placement Warrants on the Closing Date. With certain limited exceptions, the Private Placement Warrants are not transferable, assignable or salable (except to our officers and directors and other persons or entities pursuant to the Warrant Agreement, each of whom will be subject to the same transfer restrictions) until the period ending April 7, 2021. The Private Placement Warrants will not be redeemable by us so long as they are held by Sponsor or its permitted transferees.

Sponsor, or its permitted transfers, has the option to exercise the Private Placement Warrants on a cash or cashless basis and is entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants being sold in this offering. If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the warrant price and the “fair market value” (as defined below), by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which notice of exercise of the warrant is sent to the warrant agent. If a holder of private placement warrants is affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

Dividends

The payment of cash dividends in the future will be dependent upon View’s revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the View Board. View does not anticipate declaring any cash dividends to holders of its common stock in the foreseeable future.

In addition, under Delaware law, the View Board may declare dividends only to the extent of View’s surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of View’s net profits for the then-current and/or immediately preceding fiscal year.

Transfer Agent

The transfer agent for our common stock and warrants is Continental Stock Transfer & Trust Company (“Continental”). We have agreed to indemnify and hold harmless Continental (and its officers, directors, employees, affiliates, agents and controlling persons) in its roles as transfer agent from and against any and all losses, claims, damages and liabilities arising out of or in connection with Continental’s duties as transfer agent, except for the willful misconduct, bad faith, or gross negligence of such indemnified party.

Certain Anti-Takeover Provisions of Delaware Law, the Charter and Bylaws

Our Organizational Documents contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Unless otherwise noted, references to certain Articles are to such Articles of View’s Certificate of Incorporation. Certain of these provisions provide:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates (Article FOURTH, Section (b)(2));

•	the requirement that directors may only be removed from the Board for cause (Article FIFTH, Section (d));

•

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board (Article FIFTH, Section (d));

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders (Article EIGHTH); and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company (see Sections 15 and 16 of View’s Bylaws).

Forum Selection

Our Certificate of Incorporation includes a forum selection clause, which provides that, unless View consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of View, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of View to View or View’s stockholders, (iii) any action asserting a claim against View or any current or former director, officer, stockholder, employee or agent of View arising out of or relating to any provision of the DGCL or View’s Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against View or any current or former director, officer, stockholder, employee or agent of View governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless View gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Listing

Our Class A common stock and warrants are traded on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) under the symbols “VIEW” and “VIEWW,” respectively. CF II’s units, common stock and warrants were historically quoted on Nasdaq under the symbols “CFIIU”, “CFII”, and “CFIIW”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of March 31, 2021, we had 217,076,712 shares of Class A common stock outstanding. All of the 12,500,000 Founder Shares owned by the Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of the 42,103,156 PIPE Shares we issued to the PIPE Investors pursuant to the Subscription Agreements are also restricted securities for purposes of Rule 144. The registration statement of which this prospectus is a part registers for resale (i) up to 69,319,822 shares of Class A common stock, comprised of (a) up to 1,100,000 Private Placement Shares, (b) up to 42,103,156 PIPE Shares, (c) up to 12,500,000 Founder Shares, (d) up to 750,000 shares of Class A common stock under the Engagement Letter, (e) up to 12,500,000 shares of Class A common stock issuable upon the vesting of the Restricted Stock Units under the 2021 Equity Incentive Plan and (f) up to 366,666 shares of Class A common stock issuable upon exercise of the Private Placement Warrants, and (ii) up to 366,666 Private Placement Warrants, and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Sponsor Registration Rights Agreement or applicable Subscription Agreements.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-Up Securities

Founder Shares

Upon completion of the Business Combination, the Founder Shares were converted from Class B common stock into shares of Class A common stock. As of the date of this prospectus, the Initial Stockholders collectively own 12,500,000 Founder Shares. With certain exceptions, the Founder Shares are not transferable, assignable or salable until the period ending on the earlier of (A) March 8, 2022 (one year after the completion of the Business Combination) or (B) subsequent to the Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which View completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of View’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Shares Under the Engagement Letter

The shares of Class A common stock issued to CF&Co. under the Engagement Letter are subject to the same transfer restrictions that are applicable to Founder Shares, described in the foregoing paragraph.

Shares Converted in Connection With the Business Combination

Upon completion of the Business Combination, certain of the Legacy View shareholders acquired View shares pursuant to the terms and conditions of the Merger Agreement and are subject to the Lock-Up Agreements entered into concurrently with the execution of the Merger Agreement. As of the date of this prospectus, approximately 119,860,088 shares are subject to the Lock-Up Agreements, constituting 55.5% of our outstanding Class A common stock. With certain exceptions, these shares are not transferable, assignable or salable until the earlier of (i) September 8, 2021 (6 months after the Closing), or (ii) the date after the Closing on which View consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the Closing which results in all of View’s stockholders having the right to exchange their equity holdings in View for cash, securities or other property.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A common stock issued or issuable under our Equity Incentive Plans. We do not intend to file any such Form S-8 registration statement for at least 60 days from the filing of our Form 8-K, which was filed with the SEC on March 12, 2021. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 83,631,907 shares of Class A common stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of shares of the Company’s Class A common stock immediately following consummation of the Business Combination by:

•	each person who is known to be the beneficial owner of more than 5% of the Company’s outstanding Class A common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days, in each case here as of March 31, 2021. Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owners	Number of Shares	Ownership Percentage (%)
Directors and Executive Officers(1)
Rao Mulpuri(2)	8,720,713	4.0
Rahul Bammi(3)	1,491,913	*
Vidul Prakash(4)	653,908	*
Anshu Pradhan(5)	320,862	*
Martin Neumann(6)	309,861	*
Sridhar Kailasam(7)	303,271	*
Nitesh Trikha(8)	257,699	*
Bill Krause(9)	204,031	*
Tom Leppert(10)	188,524	*
Harold Hughes(11)	178,838	*
Nigel Gormly	—	—
Toby Cosgrove(12)	5,091	—
Lisa Picard	—	—
All executive officers and directors as a group (13 individuals)	12,634,711	5.8
5% or More Shareholders:
SVF Excalibur (Cayman) Limited(13)	66,194,110	30.5
Madrone Partners, L.P.(14)	32,142,010	14.8
Guardians of New Zealand Superannuation(15)	27,183,149	12.5
CF Finance Holdings II, LLC(16)	18,570,000	8.6
GIC Private Ltd.(17)	21,382,056	9.8

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of the following individuals is c/o View, Inc., 195 S. Milpitas Blvd, Milpitas, CA 95035.
(2)	Interests shown consist of (a) options to purchase 8,458,721 shares of Class A common stock that are exercisable within 60 days of March 31, 2021 and (b) 261,992 shares of Class A common stock.
(3)	Interests shown consist of options to purchase 1,491,913 shares of Class A common stock that are exercisable within 60 days of March 31, 2021.
(4)	Interests shown consist of options to purchase 653,908 shares of Class A common stock that are exercisable within 60 days of March 31, 2021.

(5)	Interests shown consist of (a) options to purchase 306,330 shares of Class A common stock that are exercisable within 60 days of March 31, 2021 and (b) 14,532 shares of Class A common stock.
(6)	Interests shown consist of (a) options to purchase 306,373 shares of Class A common stock that are exercisable within 60 days of March 31, 2021 and (b) 3,488 shares of Class A common stock.
(7)	Interests shown consist of (a) options to purchase 294,318 shares of Class A common stock that are exercisable within 60 days of March 31, 2021 and (b) 8,953 shares of Class A common stock.
(8)	Interests shown consist of options to purchase 257,699 shares of Class A common stock that are exercisable within 60 days of March 31, 2021.
(9)	Interests shown consist of options to purchase 204,031 shares of Class A common stock that are exercisable within 60 days of March 31, 2021.
(10)	Interests shown consist of options to purchase 188,524 shares of Class A common stock that are exercisable within 60 days of March 31, 2021.
(11)	Interests shown consist of options to purchase 178,838 shares of Class A common stock that are exercisable within 60 days of March 31, 2021.
(12)	Interests shown consist of options to purchase 5,091 shares of Class A common stock that are exercisable within 60 days of March 31, 2021.
(13)

Interests shown consist of (a) 58,694,110 shares of Class A common stock issued in exchange for holder’s Legacy View shares in the Business Combination, and (b) 7,500,000 PIPE Shares. The business address of SVF Excalibur (Cayman) Limited is c/o SB Investment Advisers (UK) Limited, 69 Grosvenor Street, London, W1K 3JP, United Kingdom.

(14)

Interests shown consist of (a) 27,346,469 shares of Class A common stock, (b) 3,750,000 PIPE Shares and (c) 1,045,541 warrants. The business address of Madrone Partners, L.P. is 3000 Sand Hill Road, Building 1, Suite 150, Menlo Park, CA 94025.

(15)

Interests shown consist of (a) 23,055,670 shares of Class A common stock held immediately prior to the Business Combination, (b) 377,479 warrants, and (c) 3,750,000 PIPE Shares. The business address of Guardians of New Zealand Superannuation is Level 12, Jarden House, 21 Queen Street, Auckland 1010, New Zealand.

(16)

Interests shown consist of (a) 1,100,000 Private Placement Shares, (b) 12,470,000 Founder Shares, and (c) 5,000,000 PIPE Shares. The business address of CF Finance Holdings II, LLC is 110 East 59th Street, New York, NY 10022.

(17)

Interests shown consist of (a) 5,357,142 shares of Class A common stock issued in exchange for holder’s Legacy View shares in the Business Combination, and (b) 16,024,914 PIPE Shares. GIC Private Ltd. is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for GIC Private Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CF II’s Related Party Transactions

Founder Shares

In September 2019, the Sponsor purchased 11,500,000 Founder Shares for an aggregate price of $25,000. On June 25, 2020, CF II effectuated a 1.3125-for-1 stock split of its outstanding CF II Common Stock. In addition, in August 2020, the Sponsor returned to CF II, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled, resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by the Sponsor. In August 2020 and December 2020, the Sponsor transferred 20,000 and 10,000 Founder Shares, respectively, to Robert Hochberg and Charlotte Blechman, each an independent director of CF II. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. Up to 1,875,000 Founder Shares were subject to forfeiture if the underwriter’s over-allotment option was not exercised in full. On October 10, 2020, the 45-day over-allotment option granted to underwriters in the IPO expired unexercised and, as a result, 1,875,000 Founder Shares were forfeited for no consideration by the Sponsor in order for it and the other holders of Founder Shares to maintain ownership of 20.0% of the issued and outstanding shares of CF II Common Stock (excluding the Placement Shares). Such forfeited Founder Shares were cancelled by CF II. The Founder Shares automatically converted into shares of View Class A common stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions described herein.

The Sponsor and CF II’s former officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) March 8, 2022 (one year after the Closing) or (B) subsequent to the Closing, (x) if the last reported sale price of View Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which View completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of View’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 1,100,000 Private Placement Units at a price of $10.00 per placement unit ($11,000,000 in the aggregate). Each Private Placement Unit consisted of one share of CF II Class A common stock and one-third of one warrant. Each whole warrant sold as part of the Private Placement Units is exercisable for one share of Class II Class A common stock at a price of $11.50 per share. The warrants included in the Private Placement Units are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The warrants will expire on March 8, 2026 (five years after the Closing), or earlier upon redemption or liquidation.

The Sponsor and CF II’s former officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until April 7, 2021 (30 days after the Closing Date).

Underwriting Agreement

Pursuant to an underwriting agreement, dated August 26, 2020, between CF II and CF&Co. and BTIG, LLC (“BTIG”), CF II paid a total of $10,000,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to BTIG for serving as the qualified independent underwriter.

Business Combination Marketing Agreement

CF II engaged CF&Co., an affiliate of the Sponsor, as an advisor in connection with CF II’s initial business combination to assist CF II in holding meetings with its stockholders to discuss CF II’s initial business combination and the target business’ attributes, introduce CF II to potential investors that were interested in purchasing the CF II’s securities, assist CF II in obtaining stockholder approval for its initial business combination and assist CF II with its press releases and public filings in connection with such transaction. CF II paid CF& Co. a cash fee for such services upon the consummation of its initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO or $17.5 million.

Related Party Loans and Other Transactions

Prior to the IPO, the Sponsor made available to CF II, under a promissory note (the “Note”), up to $300,000 to be used for a portion of the expenses of the IPO. The balance of the Note was paid off at closing of the IPO.

In order to finance transaction costs in connection with an intended business combination, the Sponsor committed up to $750,000 (the “Sponsor Loan”) to be provided to CF II to fund CF II’s expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to the Business Combination. All amounts borrowed by CF II under the Sponsor Loan have been repaid.

Prior to the consummation of the Business Combination, the Sponsor paid certain expenses on CF II’s behalf, all of which have been reimbursed by CF II.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on August 26, 2020, the holders of the Founder Shares and the Private Placement Units (and the Private Placement Shares and the Private Placement Warrants underlying such units), including the Sponsor and certain directors of CF II, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of CF II Class A common stock, such conversion having occurred automatically upon consummation of the Business Combination). These holders will be entitled to certain demand and “piggyback” registration rights. Those shares are being registered pursuant to this registration statement.

Sponsor Registration Rights Agreement

Prior to the Closing, CF II entered into the Sponsor RRA Amendment to the Original Sponsor RRA to provide that Sponsor’s and the other party’s thereto rights thereunder with respect to an Underwritten Offering (as defined in the Sponsor Registration Rights Agreement) shall be pari passu to the rights of the holders of registrable securities under the Registration Rights Agreement. The foregoing description of the Sponsor Registration Rights Agreement is qualified in its entirety by reference to the full text of the Original Sponsor RRA and the Sponsor RRA Amendment, copies of which are attached hereto as Exhibits 10.5 and 10.6, respectively, and which are incorporated herein by reference.

Sponsor PIPE Subscription Agreement in Connection with PIPE Investment

Contemporaneously with the execution of the Merger Agreement, CF II entered into the PIPE Subscription Agreements with the Subscribers, including the Sponsor. Pursuant to the Sponsor’s PIPE Subscription Agreement, the Sponsor agreed to purchase 5,000,000 shares of CF II Class A common stock at a price of $10.00 per share, for an aggregate purchase price $50.0 million. See section titled “Business Combination—Related Agreements—Subscription Agreements.”

Engagement Letters

Pursuant to the Engagement Letter, CF II engaged CF&Co. to act as its financial advisor to perform customary services for CF II in connection with the Business Combination. Prior to the amendment of the Engagement Letter, CF&Co. was entitled to a cash fee of $7.5 million payable upon consummation of the

Business Combination. The Engagement Letter as amended provided that CF&Co.’s fee would be paid in shares of View Class A common stock rather than in cash. Concurrently with the Closing, we issued 750,000 shares of Class A common stock to CF&Co. as payment in full of such fee. The shares of Class A common stock received by CF&Co. are entitled to the same registration rights as the Sponsor as described herein and are subject to the same transfer restrictions that are applicable to Founder Shares, and are being registered pursuant to this registration statement.

Pursuant to an engagement letter, dated October 1, 2020, CF II engaged CF&Co. to act as co-lead placement agent for the PIPE Investment for a placement fee equal to 1.5% of the gross proceeds of any sale of securities of CF II (excluding sales to any affiliate of CF II or Legacy View or any Legacy View stockholder) upon the closing of the PIPE Investment.

Legacy View’s Related Party Transactions

None.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 69,319,822 shares of Class A common stock, comprised of (a) up to 1,100,000 Private Placement Shares, (b) up to 42,103,156 PIPE Shares, (c) up to 12,500,000 Founder Shares, (d) up to 750,000 shares of Class A common stock under the Engagement Letter, (e) up to 12,500,000 shares of Class A common stock issuable upon the vesting of the Restricted Stock Units under the 2021 Equity Incentive Plan and (f) up to 366,666 shares of Class A common stock issuable upon exercise of the Private Placement Warrants, and (ii) up to 366,666 Private Placement Warrants. The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to certain of the Selling Holders in respect of the securities described above.

The Selling Holders may from time to time offer and sell any or all of the shares of Class A common stock and warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A common stock and/or warrants after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A common stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 217,076,712 shares of Class A common stock and 20,428,170 warrants outstanding, in each case as of March 31, 2021. In calculating percentages of shares of Class A common stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A common stock issuable upon exercise of that particular Selling Holder’s warrants, if any, and did not assume the exercise of any other Selling Holder’s warrants. The following tables do not reflect the beneficial ownership of any shares of Class A common stock issuable upon exercise of warrants unless such securities are exercisable or convertible within 60 days of March 31, 2021. However, included in the table below are shares of Class A common stock issuable upon the vesting of Restricted Stock Units, even if such Restricted Stock Units may not be exercisable within 60 days of March 31, 2021.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise noted, the business address of each of the following Selling Holders is c/o View, Inc., 195 South Milpitas Blvd., Milpitas, California, 95035.

Shares of Class A Common Stock

Name of Selling Holder	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
	Number of Shares	%	Number of Shares	%	Number of Shares	%
CF Finance Holdings II, LLC(1)	18,570,000	8.6%	18,570,000	8.6%	0	0%
Robert Hochberg(2)	20,000	*	20,000	*	0	0%
Charlotte Blechman(3)	10,000	*	10,000	*	0	0%
Cantor Fitzgerald & Co.(4)	750,000	*	750,000	*	0	0%
SVF Excalibur (Cayman) Limited(5)	66,194,110	30.5%	7,500,000	3.5%	58,694,110	27.0%
Madrone Partners, L.P.(6)	32,142,010	14.8%	3,750,000	1.7%	28,392,010	13.1%
Guardians of New Zealand Superannuation(7)	27,183,149	12.5%	3,750,000	1.7%	23,433,149	10.8%
Variable Insurance Products Fund III: Growth Opportunities Portfolio(8)	179,413	*	179,413	*	0	0%
Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund(9)	1,205,473	*	1,205,473	*	0	0%
Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund(10)	47,232	*	47,232	*	0	0%
Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC(11)	12,580	*	12,580	*	0	0%
Fidelity NorthStar Fund by its manager Fidelity Investments Canada ULC(12)	55,302	*	55,302	*	0	0%
Alyeska Master Fund, L.P.(13)	2,065,137	*	683,242	*	1,381,895	*
Atlantic Glass, LLC(14)	3,341,947	1.5%	250,000	*	3,091,947	1.4%
CVI Investments, Inc.(15)	266,666	*	200,000	*	66,666	*
Jane Street Global Trading, LLC(16)	986,826	*	500,000	*	486,826	*
Kepos Carbon Transition Master Fund L.P.(17)	95,000	*	95,000	*	0	0%
Linden Capital L.P.(18)	2,322,061	1.1%	255,000	*	2,067,061	1.0%
BEMAP Master Fund LTD(19)	485,030	*	485,030	*	0	0%
Bespoke Alpha MAC MIM LP(20)	56,278	*	56,278	*	0	0%
DS Liquid Div RVA MON LLC(21)	314,300	*	314,300	*	0	0%
Monashee Pure Alpha SPV I LP(22)	271,382	*	271,382	*	0	0%
SFL SPV I LLC(23)	75,553	*	75,553	*	0	0%
Monashee Solitario Fund LP(24)	297,457	*	297,457	*	0	0%
Braslyn Ltd.(25)	70,000	*	70,000	*	0	0%
Future Solution Investments, LLC(26)	2,190,535	1.0%	1,000,000	*	1,190,535	*
Kaul Family Trust(27)	30,105	*	25,000	*	5,105	*
GIC Private Ltd.(28)	21,382,056	9.8%	16,024,914	7.4%	5,357,142	2.5%
Rao Mulpuri(29)	16,220,713	7.5%	7,500,000	3.5%	8,720,713	4.0%
Rahul Bammi(30)	2,191,913	1.0%	700,000	*	1,491,913	*
Vidul Prakash(31)	1,653,908	*	1,000,000	*	653,908	*
Anshu Pradhan(32)	1,020,862	*	700,000	*	320,862	*
Martin Neumann(33)	1,009,861	*	700,000	*	309,861	*
Sridhar Kailasam(34)	1,003,271	*	700,000	*	303,271	*
Nitesh Trikha(35)	957,699	*	700,000	*	257,699	*
Bill Krause(36)	704,031	*	500,000	*	204,031	*

*	Less than 1%
(1)

CF Finance Holdings II, LLC (“CF Holdings II”) is the record holder of such shares. Cantor Fitzgerald, L.P. (“Cantor”) is the sole member of CF Holdings II. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor. Howard W. Lutnick is the Chairman and Chief Executive Officer of CFGM and the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares held directly by CF Holdings II. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of CF Finance Holdings II, LLC is 110 East 59th Street, New York, NY 10022.
(2)

Robert Hochberg served as an independent director of the CF II board from August, 2020 until March 8, 2021. The business address of Robert Hochberg is c/o CF Finance Holdings II, LLC, 110 East 59th Street, New York, NY 10022.

(3)

Charlotte Blechman served as an independent director of the CF II board from November, 2020 until March 8, 2021. The business address of Charlotte Blechman is c/o CF Finance Holdings II, LLC, 110 East 59th Street, New York, NY 10022.

(4)

Howard W. Lutnick, through indirect beneficial ownership of the general partners of Cantor Fitzgerald & Co., has voting and investment control over the shares. Mr. Lutnick disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein. Based on information provided to us by the selling securityholder, the selling securityholder is a registered broker-dealer. Based on such information, the selling securityholder acquired the shares of common stock being registered for investment or transaction-based compensation for investment banking or similar services. The business address of Cantor Fitzgerald & Co. is 499 Park Avenue, New York, New York 10022.

(5)

Masayoshi Son, Rajeev Misra, and Saleh Romeih of the Investment Committee of SB Investment Advisers (UK) Limited, manager of the selling shareholder, may be deemed to beneficially own and have voting and dispositive power over the shares held by SVF Excalibur (Cayman) Limited. The business address of SVF Excalibur (Cayman) Limited is Walkers Corporate Limited, Cayman Corporate Centre, 190 Elgin Avenue, George Town, Grand Cayman OT KY1-9008, Cayman Islands.

(6)

Thomas Patterson, Gregory B. Penner and Jameson J. McJunkin as managers of Madrone Capital Partners LLC may be deemed to beneficially own and have voting and dispositive power over the shares held by Madrone Partners, L.P. The business address of Madrone Partners, L.P. is 3000 Sand Hill Road, Building 1, Suite 150, Menlo Park, CA 94025.

(7)

Held by Guardians of New Zealand Superannuation as manager and administrator of the New Zealand Superannuation Fund being property of Her Majesty the Queen in right of New Zealand and managed by the Guardians of New Zealand Superannuation. Stephen Gilmore, Chief Investment Officer, has direct voting and investment power over such securities. The business address of Guardians of New Zealand Superannuation is Level 12, Jarden House, 21 Queen Street, Auckland 1010, New Zealand.

(8)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of Variable Insurance Products Fund III: Growth Opportunities Portfolio is The Northern Trust Company, Attn: Trade Securities Processing, 333 South Wabash Ave, 32nd Floor, Chicago, IL 60604.

(9)	These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the

Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund is Mag & Co., c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /Vault, 140 Broadway, New York, NY 10005.
(10)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund is State Street Bank & Trust, PO Box 5756, Boston, MA 02206, Attn: WARMWIND + CO fbo Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund.

(11)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of Fidelity U.S. Growth Opportunities Investment Trust is State Street Bank & Trust, PO Box 5756, Boston, MA 02206, Attn: THISBE co fbo Fidelity U.S. Growth Opportunities Investment Trust.

(12)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of

Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of Fidelity NorthStar Fund is State Street Bank & Trust, PO Box 5756, Boston, Massachusetts 02206, Attn: THISBE co fbo Fidelity NorthStar Fund.
(13)

Alyeska Investment Group, L.P., the investment manager of the selling securityholder, has voting and investment control of the shares held by the selling securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the selling securityholder. The business address of Alyeska Master Fund, L.P. is 77 W. Wacker Drive, Suite 700, Chicago, IL 60601.

(14)

Bain Capital Real Estate Investors (Atlantic), LLC (“BCRE Investors”) is the manager of Atlantic US Real Estate, LLC, which wholly owns Atlantic Glass. Mr. Daniel Cummings is a Managing Director of BCRE Investors. By virtue of the relationships described above, Mr. Cummings may be deemed to share voting and dispositive power with respect to shares of common stock held by Atlantic Glass. Mr. Cummings disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The business address of Atlantic Glass, LLC is Bain Capital, 200 Clarendon Street, Boston, MA 02116.

(15)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the registration statement of shares purchased by the investor in this offering. The business address of CVI Investments, Inc. is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(16)

Michael A. Jenkins and Robert A. Granieri as members of the operating committee of Jane Street Group, LLC may be deemed to beneficially own and have voting and dispositive power over the shares held by Jane Street Global Trading, LLC. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of broker-dealers. Based on such information, the selling securityholder acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares. The business address of Jane Street Global Trading, LLC is 250 Vesey Street, New York, NY 10281.

(17)

Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling shareholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The business address of Kepos Carbon Transition Master Fund L.P. is c/o Kepos Capital LP, 11 Times Square, 35th Floor, New York, NY 10036.

(18)

The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and

Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The business address of Linden Capital L.P. is c/o Linden Advisors LP, 590 Madison Avenue, 15th Floor, New York, NY 10022.
(19)

Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by such entities and may be deemed to beneficially own such securities. The business address of BEMAP Master Fund LTD is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(20)

Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by such entities and may be deemed to beneficially own such securities. The business address of Bespoke Alpha MAC MIM LP is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(21)

Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by such entities and may be deemed to beneficially own such securities. The business address of DS Liquid Div RVA MON LLC is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(22)

Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by such entities and may be deemed to beneficially own such securities. The business address of Monashee Pure Alpha SPV I LP is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(23)

Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by such entities and may be deemed to beneficially own such securities. The business address of SFL SPV I LLC is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(24)

Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by such entities and may be deemed to beneficially own such securities. The business address of Monashee Solitario Fund LP is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(25)

Joseph C. Lewis may be deemed to beneficially own and have voting and dispositive power over the shares owned by Braslyn Ltd. The business address of Braslyn Ltd. is Cay House, EP Taylor Drive, N-7776, Lyford Cay, Nassau, Bahamas.

(26)

Randall Edgar may be deemed to beneficially own and have voting and dispositive power over the shares held by Future Solution Investments, LLC. The business address of Future Solution Investments, LLC is 3960 Howard Hughes Pkwy, Suite 500, Las Vegas, NV 89169.

(27)

Samir Kaul as trustee of the Kaul Family Trust may be deemed to beneficially own and have voting and dispositive power over the shares held by the Kaul Family Trust. The business address of Kaul Family Trust is 2128 Sand Hill Road, Menlo Park, CA 94025.

(28)

The Government of Singapore and the Monetary Authority of Singapore may be deemed to beneficially own and have voting and dispositive power over the shares owned by GIC Private Limited. The business address for GIC Private Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(29)

Interests shown consist of (a) options to purchase 8,458,721 shares of Class A common stock that are exercisable within 60 days of March 31, 2021, (b) 261,992 shares of Class A common stock and (c) 7,500,000 shares of Class A common stock issuable upon the vesting of Restricted Stock Units.

(30)

Interests shown consist of (a) options to purchase 1,491,913 shares of Class A common stock that are exercisable within 60 days of March 31, 2021 and (b) 700,000 shares of Class A common stock issuable upon the vesting of Restricted Stock Units.

(31)

Interests shown consist of (a) options to purchase 653,908 shares of Class A common stock that are exercisable within 60 days of March 31, 2021 and (b) 1,000,000 shares of Class A common stock issuable upon the vesting of Restricted Stock Units.

(32)

Interests shown consist of (a) options to purchase 306,330 shares of Class A common stock that are exercisable within 60 days of March 31, 2021, (b) 14,532 shares of Class A common stock and (c) 700,000 shares of Class A common stock issuable upon the vesting of Restricted Stock Units.

(33)	Interests shown consist of (a) options to purchase 306,373 shares of Class A common stock that are exercisable within 60 days of March 31, 2021, (b) 3,488 shares of Class A common stock and (c) 700,000 shares of Class A common stock issuable upon the vesting of Restricted Stock Units.
(34)

Interests shown consist of (a) options to purchase 294,318 shares of Class A common stock that are exercisable within 60 days of March 31, 2021, (b) 8,953 shares of Class A common stock and (c) 700,000 shares of Class A common stock issuable upon the vesting of Restricted Stock Units.

(35)

Interests shown consist of (a) options to purchase 257,699 shares of Class A common stock that are exercisable within 60 days of March 31, 2021 and (b) 700,000 shares of Class A common stock issuable upon the vesting of Restricted Stock Units.

(36)

Interests shown consist of (a) options to purchase 204,031 shares of Class A common stock that are exercisable within 60 days of March 31, 2021 and (b) 500,000 shares of Class A common stock issuable upon the vesting of Restricted Stock Units.

Warrants

Name of Selling Holder	Beneficial Ownership Before the Offering		Securities to be Sold in the Offering		Beneficial Ownership After the Offering
	Number of Warrants	%	Number of Warrants	%	Number of Warrants	%
CF Finance Holdings II, LLC(1)	366,666	1.8%	366,666	1.8%	0	0%

(1)

CF Finance Holdings II, LLC (“CF Holdings II”) is the record holder of such shares. Cantor Fitzgerald, L.P. (“Cantor”) is the sole member of CF Holdings II. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor. Howard W. Lutnick is the Chairman and Chief Executive Officer of CFGM and the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares held directly by CF Holdings II. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of CF Finance Holdings II, LLC is 110 East 59th Street, New York, NY 10022.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Holders and their affiliates see the sections entitled “Business Combination,” “Management,” “Certain Relationships and Related Party Transactions” and “Executive Compensation.”

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 17,033,303 shares of our Class A common stock, which consists of (i) up to 366,666 shares of Class A common stock that are issuable upon the exercise of the Private Placement Warrants and (ii) up to 16,666,637 shares of Class A common stock that are issuable upon the exercise of the Public Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 69,319,822 shares of Class A common stock, comprised of (a) up to 1,100,000 Private Placement Shares, (b) up to 42,103,156 PIPE Shares, (c) up to 12,500,000 Founder Shares, (d) up to 750,000 shares of Class A common stock under the Engagement Letter, (e) up to 12,500,000 shares of Class A common stock issuable upon the vesting of the Restricted Stock Units under the 2021 Equity Incentive Plan and (f) up to 366,666 shares of Class A common stock issuable upon exercise of the Private Placement Warrants, and (ii) up to 366,666 Private Placement Warrants.

Our Class A common stock and warrants are traded on Nasdaq under the symbols “VIEW” and “VIEWW,” respectively.

For information on the total fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby, see “Other Expenses of Issuance and Distribution” below.

The Selling Holders may offer and sell, from time to time, their respective shares of Class A common stock and warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

•	on Nasdaq, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any Selling Holder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	by pledge to secured debts and other obligations;

•	to or through underwriters or agents;

•	“at the market” or through market makers or into an existing market for the securities;

•	any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on Nasdaq or any other exchange or market.

The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Holders party to (i) the Sponsor Registration Rights Agreement, (ii) the Registration Rights Agreement and (iii) the Subscription Agreements have agreed, and the other Selling Holders may agree, to indemnify one or more of the following: an underwriter, broker-dealer or agent of the Company, against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise indicated or the context otherwise requires, references to: (a) “View Inc.” refers to CF II and its consolidated subsidiaries after giving effect to the Business Combination, (b) “Legacy View” refers to View Operating Corporation (formerly known as View, Inc.), a Delaware corporation, prior to the Closing and (c) “CFII” refers to CF Finance Acquisition Corp. II, a Delaware corporation, prior to the Closing. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in the Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2021 and, if not defined in the Form 8-K, the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2021.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, and presents the combination of the historical financial information of CF II and Legacy View adjusted to give effect to the Business Combination and the other events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical unaudited condensed consolidated balance sheet of CF II as of December 31, 2020 with the historical audited consolidated balance sheet of Legacy View as of December 31, 2020 on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, summarized below, had been consummated on December 31, 2020.

CF II and Legacy View have different fiscal years. CF II’s fiscal year ends on March 31, whereas Legacy View’s fiscal year ends on December 31. Concurrent with the consummation of the Business Combination, CF II changed its fiscal year end to December 31. The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2020 combines the historical unaudited condensed consolidated statement of operations of CF II for the nine months ended December 31, 2020 with the historical unaudited condensed consolidated statement of operations of Legacy View for the nine months ended December 31, 2020. Legacy View’s financial results for the nine months ended December 31, 2020 have been derived by removing its results of operations for the three months ended March 31, 2020 from its results of operations for the year ended December 31, 2020. Legacy View’s revenue and net loss for the three months ended March 31, 2020 that were excluded in deriving the financial results for the nine months ended December 31, 2020 were $9.2 million and ($70.9) million, respectively. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 has been prepared utilizing period ends that are within one fiscal quarter of CFII’s year end, as permitted by Rule 11-02 of Regulation S-X, as amended by the final rule, Release No. 33-10786. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 combines the historical audited statement of operations of CF II for the period from September 27, 2019 (inception) through March 31, 2020 with the historical audited consolidated statement of operations of Legacy View for the twelve months ended December 31, 2019. The unaudited pro forma condensed combined statement of operations is presented on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, as summarized below, had been consummated on April 1, 2019.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•

the historical audited financial statements of CF II as of March 31, 2020 and for the period from September 27, 2019 (inception) to March 31, 2020 included in the registration statement of which this prospectus forms a part;

•

the historical unaudited condensed consolidated financial statements of CF II as of and for the nine months ended December 31, 2020 included in the registration statement of which this prospectus forms a part;

•

the historical audited consolidated financial statements of Legacy View as of and for the years ended December 31, 2020 and December 31, 2019 included in the registration statement of which this prospectus forms a part; and

•

other information relating to CF II and Legacy View included herein, including the Merger Agreement and the description of certain terms thereof set forth under the section herein, titled “Business Combination”.

The unaudited pro forma condensed combined financial information should also be read together with other financial information included herein, and the section “View, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the registration statement of which this prospectus forms a part.

Description of the Business Combination

Pursuant to the Merger Agreement, Merger Sub merged with and into Legacy View, with Legacy View surviving the Merger. Legacy View became a wholly owned subsidiary of CF II and was immediately renamed “View Operating Corporation” and CF II was immediately renamed “View, Inc.” Upon the consummation of the Business Combination, all holders of Legacy View Capital Stock, Legacy View Warrants, and Legacy View Options received (or have the right to receive) shares of View Inc. Class A Common Stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio of 0.02325 resulting in 123,211,449 shares of View Inc. Class A Common Stock being immediately issued and outstanding and 28,052,169 shares reserved for the potential future issuance of View Inc. Class A Common Stock upon the exercise of View Inc. stock options and upon the exercise of View Inc. warrants, based on the following transactions contemplated by the Merger Agreement:

•

the cancellation of each issued and outstanding share of Legacy View Capital Stock and the conversion into the right to receive a number of shares of View Inc. Class A Common Stock equal to the Exchange Ratio;

•

the conversion of all outstanding Legacy View Warrants into warrants exercisable for shares of View Inc. Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio; and

•

the conversion of all outstanding vested and unvested Legacy View Options into options exercisable for shares of View Inc. Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio.

Other Events in connection with the Business Combination

Other events that took place in connection with the Business Combination are summarized below:

•

the issuance and sale of (i) 26,078,242 shares of View Inc. Class A Common Stock at a purchase price of $10.00 per share under the Initial PIPE Subscription Agreement and (ii) 16,024,914 shares of CF II Class A Common Stock at a purchase price of $11.25 per share, under the Additional PIPE Subscription Agreement;

•	the repayment of $276.8 million to settle all amounts outstanding under Legacy View’s revolving debt facility following the Closing;

•

the payment of the $17.5 million business combination marketing fees, $7.5 million of M&A advisory fees payable in shares of View Inc. Class A Common Stock, $4.9 million of placement agent fees in relation to the PIPE financing and $5.6 million in legal fees;

•

at Closing, View Inc. granted a nonqualified stock option award to its CEO to purchase 25,000,000 shares of View Inc. Class A Common Stock in ten separate tranches of 2,500,000 shares of View Inc. Class A Common Stock (“CEO Option Award”), which will vest upon the achievement of certain stock price hurdle specified for each tranche. The vesting of the awards is contingent upon the continued employment of the CEO at each such market condition vesting date. The vested shares will be subject to an eighteen-month holding period. The issuance of the shares upon vesting and exercise will dilute all View Inc. Class A Common Stock outstanding at that time;

•

at Closing, View Inc. granted 17,500,000 equity awards underlying View Inc. Class A Common Stock, of which 12,500,000 equity awards was granted as restricted stock units (“Officer RSUs”) and 5,000,000 equity awards was granted as stock options (“Officer Options” and collectively with the Officer RSUs, the “Officer Earnout Awards”). The Officer RSUs are subject to both time and market based vesting conditions. The Officer RSUs time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing and the remaining 75% to vest on a monthly basis over the following thirty-six months, subject to the market based vesting. Additionally, 50% of the Officer RSUs granted will only vest if the share price hurdle of $15.00 is achieved and the remaining 50% of the Officer RSUs will vest if the share price hurdle of $20.00 is achieved. Officer Options time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing and the remaining 75% to vest on a monthly basis over the following thirty-six months. The issuance of the shares upon vesting and exercise of the Officer Earnout Awards will dilute all View Inc. Class A Common Stock outstanding at that time; and

•

at Closing, the Sponsor has subjected 4,970,000 Sponsor Earn-Out Shares to vesting and potential forfeiture (and related transfer restrictions) based on a five year post-Closing earnout, with (a) 50% of the Sponsor Earn-Out Shares being released if the stock price of View Inc. Class A Common Stock exceeds $12.50 for 5 out of any 10 trading days, (b) 25% of the Sponsor Earn-Out Shares being released if the stock price of View Inc. Class A Common Stock exceeds $15.00 for 5 out of any 10 trading days and (c) 25% of the Sponsor Earn-Out Shares being released if the stock price of View Inc. Class A Common Stock exceeds $20.00 for 5 out of any 10 trading days, in each case, subject to early release for a View Inc. sale, change of control or going private transaction or delisting after the Closing (collectively, the “Earn-Out Triggering Events”).

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CF II will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on holders of Legacy View Capital Stock comprising a relative majority of the voting power of View Inc. and having the ability to nominate the majority of the governing body of View Inc., Legacy View’s senior management comprising the senior management of View Inc., and Legacy View’s operations comprising the ongoing operations of View Inc. Accordingly, for accounting purposes, the financial statements of View Inc. will represent a continuation of the financial statements of Legacy View with the Business Combination treated as the equivalent of Legacy View issuing stock for the net assets of CF II, accompanied by a recapitalization. The net assets of CF II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Legacy View in future reports of View Inc.

The contingently forfeitable Sponsor Earn-Out Shares will be accounted for as liability classified instruments because the Earn-Out Triggering Events that determine the number of Earn-Out Shares upon settlement include events that are not solely indexed to the fair value of common stock of View Inc.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information consistent with GAAP necessary for an illustrative understanding of View Inc. upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and do not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of View Inc. following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of filing View, Inc.’s Form 8-K, filed with the SEC on March 12, 2021, and is subject to change as additional information becomes available and analyses are performed. CF II and Legacy View have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information reflects CFII’s stockholders’ approval of the Business Combination on March 5, 2021, and that CFII public stockholders holding 12,587,893 shares have elected to redeem their shares prior to the Closing.

The following summarizes the pro forma View Inc. Class A Common Stock issued and outstanding immediately after the Business Combination:

	Pro Forma Combined	%
CF II Class A stockholders(1)	39,262,107	18.1
CF II Class B stockholders (converted to Class A Common Stock at Closing)(2)	12,500,000	5.8
Former Legacy View stockholders(3)	123,211,449	56.8
PIPE Investment(4)	42,103,156	19.3
Total	217,076,712	100.0

(1)	Includes 750,000 shares issued to CF&Co. upon consummation of the Business Combination pursuant to the Engagement Letter Amendment.
(2)

Includes 4,970,000 Sponsor Earn-out Shares subject to forfeiture if the closing stock price of View Inc. Class A Common Stock does not achieve certain stock price threshold for any five trading days within any ten consecutive trading day during the five-year period following the Closing, as further described herein.

(3)	Former Legacy View stockholders along with View Inc. Class A Common Stock purchased in the PIPE Investment (see note 4 below) will own 64.3%.
(4)

Includes 16,275,000 shares and 5,000,000 shares of View Inc. Class A Common Stock issued to existing Former Legacy View stockholders and CF II stockholders, respectively, that participated in the PIPE Investment.

The unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding CFII Warrants issued in connection with the IPO as such securities are not exercisable until August 26, 2021, which is 12 months from the closing of the CF II initial public offering. These warrants will expire on August 26, 2025. There are also no adjustments for the 28,052,169 shares reserved for the potential future issuance of View Inc. Class A Common Stock upon the exercise of View Inc. stock options and upon the exercise of View Inc. warrants to be issued to holders of Legacy View Stock Options and Legacy View Warrant holders upon the consummation of the Business Combination, as such events have not yet occurred.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2020

(in thousands)

	December 31, 2020	December 31, 2020
	CFII (Historical)	Legacy View (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$32	$63,232	$500,012	A	$557,965
			(276,763)	B
			(18,909)	C
			(24,310)	D
			441,062	E
			(125,879)	L
			(512)	N
Accounts receivable, net	—	12,252	—		12,252
Inventories	—	6,483	—		6,483
Prepaid expenses and other current assets	396	6,881	—		7,277

Total current assets	428	88,848	494,701		583,977
Cash equivalents held in Trust account	500,012	—	(500,012)	A	—
Property and equipment, net	—	282,560	—		282,560
Restricted cash	—	10,461	—		10,461
Deposits with suppliers	—	1,084	—		1,084
Other assets	—	7,862	(4,432)	C	3,430

Total Assets	$500,440	$390,815	$(9,743)		$881,512

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$14,562	$—		$14,562
Accrued expenses and other current liabilities	32	36,480	(14,540)	B	18,282
			(3,690)	C
Payables to related parties	150	—	(140)	D	—
			(10)	N
Sponsor loan—promissory notes	160	—	(160)	N	—
Franchise tax payable	66	—	—		66
Accrued compensation	—	14,665	—		14,665
Deferred revenue	—	2,111	—		2,111
Debt, current	—	247,248	(247,248)	B	—

Total current liabilities	408	315,066	(265,788)		49,686

	December 31, 2020	December 31, 2020
	CFII (Historical)	Legacy View (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Debt, noncurrent	—	15,430	—		15,430
Redeemable convertible preferred stock warrant liability	—	12,323	(12,323)	K	—
Earnout liability	—	—	39,502	M	39,502
Other liabilities	—	36,731	—		36,731

Total liabilities	408	379,550	(238,609)		141,349
Redeemable convertible preferred stock	—	1,812,678	(1,812,678)	G	—
Class A Common stock subject to possible redemption	495,032	—	(495,032)	F	—
Stockholders’ equity (deficit):		—
Class A Common Stock	—	—	5	E	22
			5	F
			1	H
			12	I
			(1)	L
Class B Common Stock	1	—	(1)	H	—
View Common Stock	—	7	522	G	—
			(529)	I
Additional paid-in capital	5,372	89,782	(19,651)	C	2,646,318
			(24,170)	D
			441,057	E
			495,027	F
			1,812,156	G
			517	I
			(373)	J
			12,323	K
			(125,878)	L
			(39,502)	M
			(342)	N
Accumulated deficit	(373)	(1,891,202)	(14,975)	B	(1,906,177)
			373	J

Total stockholders’ equity (deficit)	5,000	(1,801,413)	2,536,576		740,163

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$500,440	$390,815	$(9,743)		$881,512

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss

For the twelve months ended March 31, 2020

(in thousands, except share and per share amounts)

	For the period from September 27, 2019 (inception) through March 31, 2020	Twelve months ended December 31, 2019
	CF II (Historical)	Legacy View (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$24,324	$—		$24,324
Cost and expenses:
Cost of revenue	—	179,675	4,509	AA	184,184
Research and development	—	77,696	9,052	AA	86,748
Selling, general, and administrative	—	72,905	61,403	AA	134,308
Income from legal settlement	—	(22,500)	—		(22,500)
Total cost and expenses	—	307,776	74,964		382,740

Loss from operations	—	(283,452)	(74,964)		(358,416)
Interest and other income (expense), net:
Interest income	—	5,591	—		5,591
Interest expense	—	(10,594)	(11,282)	BB	(21,876)
Other expense, net	(1)	(108)	—		(109)
Gain on fair value change	—	1,750	(1,750)	CC	—
Loss on extinguishment of debt	—	(3,040)	—		(3,040)
Interest and other income (expense), net	$(1)	$(6,401)	$(13,032)		$(19,434)

Loss before provision of income taxes	(1)	(289,853)	(87,996)		(377,850)
Provision for income taxes	—	(51)	—		(51)

Net and comprehensive loss	$(1)	$(289,904)	$(87,996)		$(377,901)

Weighted average shares of CF II Class A Common Stock outstanding					212,106,713
Net loss per share of CF II Class A Common Stock—basic and diluted					$(1.78)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss

For the nine months ended December 31, 2020

(in thousands, except share and per share amounts)

	CFII (Historical)	Legacy View (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$23,135	$—		$23,135
Cost and expenses:		—
Cost of revenue	—	87,538	2,505	AA	90,043
Research and development	—	48,232	5,029	AA	53,261
Selling, general, and administrative	318	54,610	36,967	AA	91,895
Franchise tax expense	67	—	—		67

Total cost and expenses	385	190,380	44,501		235,266
Loss from operations	(385)	(167,245)	(44,501)		(212,131)
Interest and other income (expense), net:
Gain on investments held in Trust Account	12	—	(12)	DD	—
Interest income	—	54	—		54
Interest expense	—	(21,535)	20,173	EE	(1,362)
Other expense, net	—	(9)	—		(9)
Gain on fair value change	—	2,728	(2,728)	CC	—

Interest and other income (expense), net	12	$(18,762)	$17,433		$(25,535)

Loss before provision of income taxes	(373)	(186,007)	(27,068)		(213,448)
Provision for income taxes	—	(34)	—		(34)

Net and comprehensive loss	$(373)	$(186,041)	$(27,068)		$(213,482)

Weighted average shares of CF II Class A Common Stock outstanding					212,106,713
Net loss per share of CF II Class A Common Stock—basic and diluted					$(1.01)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CF II will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of View Inc. will represent a continuation of the financial statements of Legacy View with the Business Combination treated as the equivalent of Legacy View issuing stock for the net assets of CF II, accompanied by a recapitalization. The net assets of CF II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Legacy View in future reports of View Inc.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2020 and twelve months ended March 31, 2020 give pro forma effect to the Business Combination as if it had been consummated on April 1, 2019.

CF II and Legacy View have different fiscal years. CF II’s fiscal year ends on March 31, whereas Legacy View’s fiscal year ends on December 31. Concurrent with the consummation of the Business Combination CF II changed its fiscal year end to December 31. The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2020 combines the historical unaudited condensed statement of operations of CF II for the nine months ended December 31, 2020 with the historical unaudited condensed consolidated statement of operations of Legacy View for the nine months ended December 31, 2020. Legacy View’s financial results for the nine months ended December 31, 2020 have been derived by removing its results of operations for the three months ended March 31, 2020 from its results of operations for the year ended December 31, 2020. Legacy View’s revenue and net loss for the three months ended March 31, 2020 that were excluded in deriving the financial results for the nine months ended December 31, 2020 were $9.2 million and ($70.9) million, respectively. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 has been prepared utilizing period ends that are within one fiscal quarter of CFII’s year end, as permitted by Rule 11-02 of Regulation S-X, as amended by the final rule, Release No. 33-10786. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 combines the audited historical statement of operations of CF II for the period from September 27, 2019 (inception) through March 31, 2020 with the audited historical consolidated statement of operations of Legacy View for the twelve months ended December 31, 2019.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•

the historical audited financial statements of CF II as of March 31, 2020 and for the period from September 27, 2019 (inception) to March 31, 2020 included in the registration statement of which this prospectus forms a part;

•	the historical unaudited condensed financial statements of CF II as of and for the nine months ended December 31, 2020 included in the registration statement of which this prospectus forms a part;

•

the historical audited consolidated financial statements of Legacy View as of and for the years ended December 31, 2020 and December 31, 2019 included in the registration statement of which this prospectus forms a part; and

•	other information relating to CF II and Legacy View included herein, including the section titled “Business Combination”.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to View Inc.’s additional paid-in capital (“APIC”) and are assumed to be cash settled.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 were as follows:

(A)

Reflects the liquidation and reclassification of $500.0 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by View Inc. following the Closing, prior to redemptions. See adjustment note 2 (L) below for actual redemptions in connection with the closing of the Business Combination.

(B)

Reflects the repayment and settlement of all amounts outstanding under View’s revolving debt facility, including $26.8 million of interest due pursuant to the terms of the revolving debt facility, following the Closing.

(C)

Represents the direct and incremental transaction costs of $19.7 million incurred by View prior to, or concurrent with the Closing. Such costs are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the View Inc.’s APIC and are cash settled. As of December 31, 2020, View had deferred transaction costs of $4.4 million, of which $3.7 million was unpaid.

(D)

Represents the direct and incremental transaction costs of $24.3 million incurred by CF II prior to, or concurrent with the Closing which includes $17.5 million in business combination marketing fees, $4.2 million of placement agent fees paid to CF&Co., and $2.6 million in legal and other advisory fees in relation to the transactions contemplated by the Merger Agreement. Such costs are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to View Inc’s APIC and are assumed to be cash settled. Through December 31, 2020, CFII had recorded costs in connection with the Business Combination of $0.1 million in its statement of operations, for which it had a payable to a related party of $0.1 million as of December 31, 2020. Such payable to related party was settled in cash at Closing.

(E)

Reflects the proceeds of $441.1 million comprising (i) $260.8 million from the issuance and sale of 26.1 million shares of Class A Common Stock at $10.00 per share pursuant to the Initial PIPE Subscription Agreements entered into in connection with the Initial PIPE Investment and (ii) $180.3 million from the issuance and sale of approximately 16.0 million shares of Class A Common Stock at $11.25 per share pursuant to the Additional PIPE Subscription Agreement entered into in connection with the Additional PIPE Investment.

Included within the $24.3 million of transaction costs mentioned in (D) above are expenses of $5.0 associated with the PIPE Investment. Such costs are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the View Inc.’s APIC and are assumed to be cash settled.

(F)	Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing.

(G)	Reflects the conversion of Legacy View Preferred Stock into Legacy View Common Stock pursuant to the Merger Agreement.

(H)	Reflects the conversion of 12,500,000 shares of Class B Common Stock into shares of View Inc. Class A Common Stock concurrent with the Closing.

(I)	Represents the recapitalization of common shares between Legacy View’s Common Stock, View Inc. Class A Common Stock and APIC.

(J)	Reflects the elimination of CF II’s historical retained earnings.

(K)

Reflects the reclassification of Legacy View’s redeemable convertible preferred stock warrant liability to APIC as a result of Legacy View Warrants being exchanged for View Inc. Warrants to purchase shares of View Inc. Class A Common Stock.

(L)

Represents the cash disbursed to redeem 12,587,893 shares of Class A Common Stock for $125.9 million allocated to common stock and APIC, using a par value of $0.0001 per share at a redemption price of $10.00 per share.

(M)

Reflects the fair value of the Sponsor Earn-Out Shares contingently issuable to the Sponsor as of the Closing. The fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial information. Refer to Note 5 for more information.

(N)	Reflects settlement of obligations of CF II at Closing for operating expenses incurred by certain parties on behalf of CF II.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the twelve months ended March 31, 2020 and nine months ended December 31, 2020 were as follows:

(AA)

Represents the stock-based compensation charge related to the CEO Option Award, Officer RSUs and Officer Options granted at Closing. The grant date fair values of the equity awards were determined using preliminary valuation techniques and are subject to change as additional information becomes available and additional analyses are performed. See Note 4 for further information.

(BB)

Reflects (i) elimination of interest expense of $3.7 million related to Legacy View’s revolving debt facility as a result of the repayment of the facility at the Closing and (ii) the adjustment for additional non-recurring transaction costs of $15.0 million related to the early repayment and settlement of the loan.

(CC)

Reflects the elimination of the (gain) loss on remeasurement of redeemable convertible preferred stock warrant liability for the twelve month period ended March 31, 2020 and nine month period ended December 31, 2020, as a result of Legacy View Warrants being exchanged for View Inc. Warrants at the Closing and as a result, no longer being liability classified.

(DD)	Represents the elimination of investment income related to the investments held in the CFII Trust Account.

(EE)	Reflects elimination of interest expense related to Legacy View’s revolving debt facility as a result of the repayment of the facility at the Closing.

3. Loss per Share

Represents the net loss per share calculated using the basic and diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. As the Business Combination is being reflected as if it had occurred as of April 1, 2019, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares to be issued and outstanding upon the Closing have been outstanding for the entire periods presented.

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The 4,970,000 Sponsor Earn-Out Shares issued and outstanding are participating securities that contractually entitle the holders of such shares to participate in nonforfeitable dividends. The financial statements reflect a net loss in all periods presented and no loss amounts have been allocated to the Sponsor Earn-Out Shares because they do not have a contractual obligation to share in losses. The 4,970,000 Sponsor Earn-Out Shares are excluded from basic and diluted pro forma net loss per share as such shares are contingently recallable until the share price of View Inc. exceeds specified thresholds that have not been achieved.

The unaudited pro forma condensed combined financial information has been prepared based on the following information:

	Twelve Months Ended March 31, 2020	Nine Months Ended December 31, 2020
Pro forma net loss	$(377,901)	$(213,482)
Weighted average shares outstanding—basic and diluted	212,106,713	212,106,713
Net loss per share—basic and diluted(1)	$(1.78)	$(1.01)
Weighted average shares outstanding—basic and diluted
CF II Class A stockholders	39,262,107	39,262,107
CF II Class B stockholders	7,530,000	7,530,000
PIPE Investors	42,103,156	42,103,156
Former Legacy View stockholders	123,211,449	123,211,449

	212,106,712	212,106,712

The following shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented above because including them would have had an anti-dilutive effect:

CF II warrants to purchase shares of Class A Common Stock	17,033,303
Legacy View Options that will convert into a right to purchase shares of Class A Common Stock	24,657,302
Legacy View Warrants that will convert into a right to purchase shares of Class A Common Stock	3,394,867
Officer Options to be granted at close to purchase shares of Class A Common Stock	5,000,000

Total	50,085,472

The 25,000,000 shares and the 12,500,000 shares of common stock equivalents subject to the CEO Option Award and the Officer RSUs, respectively, are excluded from the pro forma anti-dilutive table as the underlying shares are contingently issuable until the share price of View Inc. exceeds the specified thresholds that have not been achieved.

4. CEO Option Award, Officer RSUs, Officer Options

The CEO Option Award vests upon the achievement of a market condition for each tranche and is also contingent upon the continued employment of the CEO at each vesting date. The Officer RSUs time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing and the remaining 75% to vest on a monthly basis over the following thirty-six months, subject to the market condition and continued employment. The Officer Options time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing and the remaining 75% to vest on a monthly basis over the following thirty-six months.

The estimated grant date fair value for each tranche of CEO Option Award and Officer RSUs is determined by using the Monte Carlo Simulation valuation model and the assumptions below. The estimated grant date fair value of the Officer Options is determined using the Black-Scholes option-pricing model. The valuation models incorporated the following key assumptions:

	CEO Options	Officer RSUs	Officer Options
Expected stock price	$9.19	$9.19	$9.19
Expected volatility	60.0%	65.0%	62.5%
Risk-free rate	1.59%	0.60%	1.07%
Expected term (in years)	10.0	4.0	6.0
Expected dividends	0%	0%	0%
Discount for lack of marketability (“DLOM”)	20%	n/a	n/a

Expected stock price: the expected stock price is determined based on an assumed share price of $9.19 of Class A Common Stock of View Inc. as of the consummation of the business combination based on the closing trading price of CF II Class A Common Stock as of March 8, 2021.

Expected volatility: the expected volatility was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Legacy View’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected term: The expected term for valuation of the CEO Option Awards and the Officer RSUs is their contractual terms of 10 years and 4 years, respectively. The expected term for the Officer Options represents the period these awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Expected dividend yield: The expected dividend rate is zero as there is no history or expectation of declaring dividends.

DLOM: The shares underlying the CEO Option Award are subject to an eighteen month holding period. The DLOM was determined utilizing the Finnerty Model.

The aggregate estimated grant date fair value of the CEO Option Award, Officer RSUs and Officer Options is $102.8 million, $83.8 million and $25.3 million, respectively.

The derived service period under the Monte Carlo Simulation models was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Stock-based compensation expense associated with each tranche under the CEO Option Award and the Officer RSUs is recognized over the longer of (i) derived service period of the tranche and (ii) expected service period, using the accelerated expense recognition method. The stock-based compensation expense for the CEO Option Award and the Officer RSUs will be recognized over 4.84 years and 4.0 years, respectively. Stock-based compensation expense associated with the Officer Options is recognized on a straight-line basis over the vesting term of four years.

5. Sponsor Earn-Out Shares

These Sponsor Earn-Out Shares are expected to be accounted for as liability classified instruments because the Earn-Out Triggering Events that determine the number of Sponsor Earn-Out Shares to be earned back by the Sponsor include events that are not solely indexed to the common stock of View Inc. The preliminary estimated fair value of the Sponsor Earn-Out Shares is $39.5 million.

The preliminary estimated fair value of the Sponsor Earn-Out Shares was determined using a Monte Carlo simulation valuation model using the following assumptions:

Current stock price: the stock price was set at $9.19 per share for Class A Common Stock of View Inc. based on the closing price as of the valuation date of March 8, 2021, which was the date of Closing.

Expected volatility: the volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to Legacy View’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five-year term of the earnout period.

Expected term: The expected term is the five-year term of the earnout period.

Expected dividend yield: The expected dividend rate is zero as View currently has no history or expectation of declaring dividends.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of U.S. federal income tax considerations generally applicable to the ownership and disposition of our shares of Class A common stock and warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership or other pass-through entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership or other pass-through entity holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial holder of our securities who or that, for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of our securities who or that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants) including as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Class A common stock, or as a result of the issuance of a stock dividend to holders of shares of our Class A common stock, in each case that is taxable to such U.S. Holders as described under “—U.S. Holders—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A common stock and warrants which, in general, would include a redemption of Class A common stock or warrants that is treated as a sale of such securities. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A common stock or warrant so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock or warrant will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise, Lapse or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a warrant. The U.S. Holder’s tax basis in the share of our Class A common stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Class A common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Class A common stock received would generally equal the holder’s tax basis in the warrant exercised. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A common stock would commence on the date of exercise of the warrant or the following day. If, however, a cashless exercise is treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the warrant.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered a number of warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the warrants deemed surrendered In this case, a U.S. Holder’s tax basis in the Class A common stock received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Class A common stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities—Warrants” or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A common stock or warrants, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to such non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “—Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “—Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the

non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property, such as securities, to the holders of shares of our Class A common stock, or as a result of the issuance of a stock dividend to holders of shares of our Class A common stock, in each case that is taxable to such non-U.S. Holders as described under “—Non-U.S. Holders—Taxation of Distributions” above. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock or warrants (including an expiration or redemption of our warrants), in each case without regard to whether those securities were held as part of a unit, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty describes otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock or warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We cannot determine whether we will be a United States real property holding corporation in the future until we complete an initial business combination. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. If we are or have been a “United States real property holding corporation,” you are urged to consult your own tax advisors regarding the application of these rules.

Exercise, Lapse or Redemption of a Warrant

The characterization for U.S. federal income tax purposes of the redemption, exercise or lapse of a non-U.S. Holder’s warrant will generally correspond to the characterization described under “—U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the tax consequences to the non-U.S. Holder would be similar to those described above in “—Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends (including constructive dividends) in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California will pass upon the validity of the Class A common stock and warrants covered by this prospectus.

EXPERTS

The audited financial statements of CF II for the period from September 27, 2019 (inception) to March 31, 2020 included in this prospectus have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of View Operating Corporation (formerly known as View, Inc.) as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On March 12, 2021, the Audit Committee of the Board of Directors of the Company dismissed WithumSmith+Brown, PC (“Withum”), who served as the Company’s independent registered public accounting firm prior to the Business Combination, and approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm. PwC previously served as the independent registered public accounting firm for Legacy View, which was acquired by the Company on March 8, 2021.

Withum’s report on the Company’s financial statements as of March 31, 2020 and for the period from September 27, 2019 (inception) until March 31, 2020 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the period of Withum’s engagement by the Company, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Withum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Withum’s engagement and subsequent interim period preceding Withum’s dismissal.

During the period from September 27, 2019 (the Company’s inception) through March 12, 2021, neither the Company nor anyone on its behalf consulted PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Withum with a copy of the disclosures made pursuant to Item 4.01 of the Company’s Current Report on Form 8-K, filed with the SEC on March 12, 2021, prior to the filing of such Form 8-K, and requested that Withum furnish a letter addressed to the Securities and Exchange Commission, as required by Item 304(a)(3) of Regulation S-K, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and if not, stating the respects in which it does not agree.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site where reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC are available. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at https://investors.view.com/financials-and-filings/sec-filings. Our website is www.view.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

View Operating Corporation (formerly known as View, Inc.)

Audited Consolidated Financial Statements of View Operating Corporation (formerly known as View, Inc.)

CF Finance Acquisition Corp. II

Audited Financial Statements of CF Finance Acquisition Corp. II

Report of Independent Registered Public Accounting Firm	F-38
Balance Sheet as of June 30, 2020 (Unaudited) and March 31, 2020	F-39
Statement of Operations for the Three Months Ended June 30, 2020 (Unaudited) and for the Period from September 27, 2019 to March 31, 2020	F-40
Statement of Changes in Stockholder’s Equity for the Three Months Ended June 30, 2020 (Unaudited) and for the Period from September 27, 2019 to March 31, 2020	F-41
Statement of Cash Flows for the Three Months Ended June 30, 2020 (Unaudited) and for the Period from September 27, 2019 to March 31, 2020	F-42
Notes to Financial Statements	F-43

Unaudited Condensed Consolidated Interim Financial Statements of CF Finance Acquisition Corp. II
Condensed Consolidated Balance Sheets as of December 31, 2020 (Unaudited) and March 31, 2020	F-52
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended December 31, 2020	F-53

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Three and
Nine Months Ended December 31, 2020 and for the Period from September 27, 2019 (inception)
Through December 31, 2019

F-54
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended December 31, 2020 and for the Period from September 27, 2019 (inception) Through December 31, 2019	F-55
Notes to Unaudited Condensed Consolidated Financial Statements	F-56

F-i

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of View, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of View Operating Corporation (formerly known as View, Inc.) and its subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 12, 2021

We have served as the Company’s auditor since 2013.

View Operating Corporation (formerly known as View, Inc.)

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$63,232	$138,218
Short-term investments	—	32,866
Accounts receivable, net of allowances of $224 and $200 as of December 31, 2020 and 2019, respectively	12,252	12,147
Inventories	6,483	7,049
Receivable from litigation settlement	—	22,500
Prepaid expenses and other current assets	6,881	9,425
Total current assets	88,848	222,205
Property and equipment, net	282,560	278,595
Restricted cash	10,461	8,456
Deposits with suppliers	1,084	3,074
Other assets	7,862	2,118

Total assets	$390,815	$514,448

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$14,562	$18,488
Accrued expenses and other current liabilities	36,480	19,999
Accrued compensation	14,665	9,233
Deferred revenue	2,111	1,197
Debt, current	247,248	5,143

Total current liabilities	315,066	54,060
Debt, non-current	15,430	158,233
Redeemable convertible preferred stock warrant liability	12,323	19,478
Other liabilities	36,731	43,817

Total liabilities	379,550	275,588

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $0.0001 par value; 9,652,026,330 shares authorized as of December 31, 2020 and 2019; 5,222,852,052 and 5,223,031,714 shares issued and outstanding as of December 31, 2020 and 2019, respectively; aggregate liquidation preference of $1,749,201 and $1,749,261 as of December 31, 2020 and 2019, respectively	1,812,678	1,812,724
Stockholders’ deficit:
Common stock, $0.0001 par value; 11,303,106,892 and 11,303,106,892 shares authorized as of December 31, 2020 and 2019, respectively; 73,482,831 and 71,000,340 shares issued and outstanding as of December 31, 2020 and 2019, respectively	7	7
Additional paid-in capital	89,782	60,349
Accumulated deficit	(1,891,202)	(1,634,220)
Total stockholders’ deficit	(1,801,413)	(1,573,864)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$390,815	$514,448

The accompanying notes are an integral part of these consolidated financial statements

View Operating Corporation (formerly known as View, Inc.)

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$32,302	$24,324
Costs and expenses
Cost of revenue	123,110	179,675
Research and development	69,491	77,696
Selling, general and administrative	77,445	72,905
Income from legal settlement	—	(22,500)
Total costs and expenses	270,046	307,776

Loss from operations	(237,744)	(283,452)
Interest and other income (expense), net
Interest income	499	5,591
Interest expense	(26,820)	(10,594)
Other expense, net	(32)	(108)
Gain on fair value change	7,155	1,750
Loss on extinguishment of debt	—	(3,040)
Interest and other income (expense), net	(19,198)	(6,401)

Loss before provision of income taxes	(256,942)	(289,853)
Provision for income taxes	(40)	(51)

Net and comprehensive loss	$(256,982)	$(289,904)

Net loss per share, basic and diluted	$(3.56)	$(4.29)

Weighted-average shares used in calculation of net loss per share, basic and diluted	72,176,256	67,571,844

The accompanying notes are an integral part of these consolidated financial statements

View Operating Corporation (formerly known as View, Inc.)

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of December 31, 2018	4,541,214	$1,512,915	59,128	$6	$30,531	$(1,344,316)	$(1,313,779)
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $191	681,818	299,809	—	—	—	—	—
Issuance of common stock upon exercise of common stock warrants	—	—	6,675	1	66	—	67
Issuance of common stock upon exercise of stock options	—	—	5,197	—	676	—	676
Stock-based compensation	—	—	—	—	29,076	—	29,076
Net loss	—	—	—	—	—	(289,904)	(289,904)
Balances as of December 31, 2019	5,223,032	1,812,724	71,000	7	60,349	(1,634,220)	(1,573,864)
Cancellation of Series A, Series B, and Series E redeemable convertible preferred stock	(180)	(46)	—	—	46	—	46
Issuance of common stock upon exercise of stock options	—	—	2,483	—	455	—	455
Stock-based compensation	—	—	—	—	28,932	—	28,932
Net loss	—	—	—	—	—	(256,982)	(256,982)

Balances as of December 31, 2020	5,222,852	$1,812,678	73,483	$7	$89,782	$(1,891,202)	$(1,801,413)

The accompanying notes are an integral part of these consolidated financial statements

View Operating Corporation (formerly known as View, Inc.)

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(256,982)	$(289,904)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,258	24,379
Gain on fair value change	(7,155)	(1,750)
Accrued interest expense and amortization of debt discount	2,379	3,523
Loss on extinguishment of debt	—	3,040
Stock-based compensation	28,932	29,076
Income from legal settlement	—	(22,500)
Changes in operating assets and liabilities:
Accounts receivable	(105)	(4,811)
Inventories	566	(3,243)
Prepaid expenses and other current assets	24,044	(467)
Other assets	(1,361)	226
Accounts payable	3,005	2,175
Deferred revenue	914	122
Accrued compensation	5,432	(660)
Accrued expenses and other liabilities	8,383	26,779
Net cash used in operating activities	(165,690)	(234,015)

Cash flows from investing activities:
Purchases of property and equipment	(37,638)	(119,793)
Purchase of short-term investments	—	(348,322)
Maturities of short-term investments	32,866	315,456

Net cash used in investing activities	(4,772)	(152,659)

Cash flows from financing activities:
Proceeds from draws related to revolving debt facility, net of issuance costs	250,000	145,981
Repayment of revolving debt facility	(150,000)	—
Repayment of other debt obligations	(1,714)	(44,750)
Payments of obligations under capital leases	(1,515)	(2,613)
Proceeds from issuance of common stock upon exercise of stock options and warrants	455	743
Payment of transaction costs	(745)	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	299,809
Net cash provided by financing activities	96,481	399,170
Net (decrease) increase in cash, cash equivalents and restricted cash	(73,981)	12,496
Cash, cash equivalents and restricted cash, beginning of period	148,674	136,178

Cash, cash equivalents and restricted cash, end of period	$74,693	$148,674

Supplemental disclosure of cash flow information:
Cash paid for interest	$12,703	$4,356
Cash paid for income taxes	$40	$51
Non-cash investing and financing activities:
Change in accounts payable balance and other liabilities related to purchase of property and equipment	$(9,455)	$7,921
Change in property and equipment acquired under capital lease	$—	$781
Deferred transaction costs included in accounts payable and accrued expenses and other current liabilities	3,687	—

The accompanying notes are an integral part of these consolidated financial statements

View Operating Corporation (formerly known as View, Inc.)

Notes to Consolidated Financial Statements

1.    Organization and Summary of Significant Accounting Policies

Organization

View Operating Corporation (formerly known as View, Inc.) and its wholly-owned subsidiary (collectively “View” or the “Company”) is a technology company that manufactures smart building products to improve people’s health, productivity, and experience, while simultaneously reducing energy consumption. View’s primary product is a proprietary electrochromic or “smart” glass panel that, when combined with View’s proprietary network infrastructure and software, intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa, thereby reducing heat and glare. The Company is devoting substantially all of its efforts towards the manufacturing, sale and further development of its product platforms, and marketing of both custom and standardized product solutions.

The Company is headquartered in Milpitas, California, and was incorporated in the state of Delaware on April 9, 2007 as eChromics, Inc. In October 2007, the Company changed its name to Soladigm, Inc. and in 2012, the Company changed its name to View, Inc.

On March 8, 2021 (the “Closing Date”), CF Finance Acquisition Corp. II (“CF II”), a Delaware corporation, consummated the previously announced merger pursuant to an Agreement and Plan of Merger, dated November 30, 2020 (the “Merger Agreement”), by and among CF II, PVMS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CF II (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, a business combination between CF II and the Company was effected through the merger of Merger Sub with and into the Company, with the Company surviving as the surviving company and as a wholly-owned subsidiary of CF II (the “Merger” and collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, CF II changed its name from CF Finance Acquisition Corp. II to View, Inc. and the Company changed its name to View Operating Corporation. As a result of the Business Combination, the Company raised gross proceeds of $815.2 million, including the contribution of $374.1 million of cash held in CF II’s trust account from its initial public offering, net of the redemption of CF II Class A Common Stock held by CF II’s public stockholders of $125.9 million, $260.8 million private investment in public equity (“PIPE”) at $10.00 per share of CF II’s Class A Common Stock, and $180.3 million of additional PIPE at $11.25 per share of CF II’s Class A Common Stock.

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of View Operating Corporation (formerly known as View, Inc.) and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends on December 31.

During March 2020, the World Health Organization declared the rapidly growing coronavirus outbreak (COVID-19) to be a global pandemic. The COVID-19 pandemic has impacted health and economic conditions throughout the U.S., including the construction industry. The extent to which COVID-19 impacts the Company’s operations will depend on future developments, which cannot be predicted with certainty, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain or treat its impact, among others. COVID-19’s disruptions to the construction industry may reduce or delay new construction projects or result in cancellations or delays of existing planned construction. Supply of certain materials used by the Company in the manufacture of its products that are sourced from a limited number of suppliers may also be disrupted. In addition, long-term effects of COVID-19 on employer work-from-home policies and therefore demand for office space cannot be predicted. Any one or a combination of such events could have a material adverse effect on the Company’s financial results.

To address these conditions, the Company established effective protocols to continue business operations as an essential industry, insulate its supply chain from delays and disruptions, and assessed its business operations and financial plans as a result of COVID-19. The Company optimized its financial plan by focusing on sales growth and by reducing and delaying incremental spending on operating and capital expenditures compared with the pre-COVID business plan. In particular, the Company has reduced operating costs through headcount reductions and reduction of operating expenditures for third-party contractors.

Liquidity

On October 18, 2018, the Company entered into a purchase agreement whereby an investor purchased Series H and Series H-1 redeemable convertible preferred stock, $0.0001 par value per share (“Financing Transaction”) for net cash proceeds of $1,096.4 million. On November 21, 2018, the first closing of the Financing Transaction was completed with $796.6 million in cash paid to the Company for the issuance of 305,967,185 shares of Series H and 1,512,214,633 shares of Series H-1 redeemable convertible preferred stock. In January 2019, the Company received $299.8 million from the second closing of the Financing Transaction and issued 681,818,182 shares of Series H-1 redeemable convertible preferred stock. See Note 10 for further information.

On October 15, 2019, the Company entered into a revolving debt facility, pursuant to which the Company may draw amounts in a maximum aggregate principal amount not to exceed $250.0 million in total, and not to exceed $200.0 million until January 3, 2020, for a total period of 4 years maturing on October 22, 2023. In October 2019, the Company drew a principal amount of $150.0 million under this credit facility. In May 2020, the Company drew the remaining principal amount of $100.0 million under this credit facility. See Note 9 for further information.

On March 8, 2021, the Company completed the Business Combination and raised net proceeds of $771.2 million, net of transaction costs of $44.0 million. In conjunction with the Business Combination, the Company repaid in full the revolving debt facility of $276.8 million, including interest due on the notes of $26.8 million.

Since inception, the Company has not achieved profitable operations or positive cash flows from operations. The Company’s accumulated deficit aggregated to $1,891.2 million through December 31, 2020 and it expects to incur substantial losses in future periods. The Company’s operations have been financed with a combination of capital from investors, loans from financial institutions, and revenue from product sales. The Company’s future operations are also dependent on the success of the Company’s development and commercialization efforts and, ultimately, upon the market acceptance of the Company’s products.

These consolidated financial statements have been prepared on a going concern basis. Management believes that the Company’s current cash and cash equivalents are adequate to meet its needs, including any debt balances due at maturity, for the next twelve months from the issuance of these consolidated financial statements.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Significant estimates include warranty accrual, the fair value of common stock and other assumptions used to measure stock-based compensation, the determination of standalone selling price of various performance obligations and estimation of costs to complete the performance obligations under the insulating glass units (“IGU”) contracts for revenue recognition, and valuation of deferred tax assets and uncertain income tax positions. The Company bases its estimates on historical experience, the current economic environment, and on assumptions that it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ significantly from these estimates.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. Cash and cash equivalents are held by domestic financial institutions with high credit standings. Such deposits may, at times, exceed federally insured limits. Short-term investments consist of investments in money market funds and U.S. treasury bills that carry high-credit ratings and, accordingly, minimal credit risk exists with respect to these balances. As of December 31, 2020, the Company has not experienced any losses on its deposits of cash and cash equivalents and short-term investments.

For the years ended December 31, 2020 and 2019, one customer accounted for 10.3% and 11.0% of total revenue, respectively. One customer accounted for 23.6% of accounts receivable, net as of December 31, 2020 and two customers accounted for 20.9% and 14.4% of accounts receivable, net as of December 31, 2019. Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Certain materials used by the Company in the manufacturing of its products are purchased from a limited number of suppliers. Shortages could occur in these materials due to an interruption of supply or increased demand in the industry. One supplier accounted for 42.8%, and 42.6% of total product purchases, for the years ended December 31, 2020 and 2019, respectively.

Cash, Cash Equivalents, and Short-term Investments

The Company considers all highly liquid investments with original maturities from the date of purchase of three months or less to be cash equivalents. Cash equivalents are invested in demand deposits, U.S. Treasury bills and money market mutual funds. The Company considers investments with original maturities greater than three months and remaining maturities less than one year to be short-term investments. The short-term investments consist of U.S. Treasury bills which are classified as available-for-sale.

Demand deposits and U.S Treasury bills are carried at cost, which approximates fair value and money market funds are reported at fair value based upon quoted market prices. Unrealized gains and losses on available-for-sale securities have not been material as of December 31, 2020. Realized gains and losses earned upon the sale or maturity of available-for-sale securities are derived using the specific-identification method, and amortization of premiums and accretion of discounts are reported in other expense, net in the consolidated statements of comprehensive loss.

Other-than-temporary Impairment

The Company evaluates its short-term investments with unrealized losses for other-than-temporary impairment. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investee, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the consolidated statements of comprehensive loss. No such adjustments were necessary during the periods presented.

Restricted Cash

The Company is required by its bank to collateralize letters of credit issued to the Company’s lessors, suppliers, customers, utility providers, and for the Company’s purchasing card program. All amounts in restricted cash as of December 31, 2020 and 2019 represent funds held in certificates of deposit and are stated at cost, which approximates fair value. Restricted cash is classified as current or non-current on the consolidated balance sheets based on the remaining term of the restriction.

Fair Value Measurement of Financial Assets and Liabilities

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. U.S. GAAP establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1 Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3 Unobservable inputs in which there are little or no market data and which require the Company to develop its own assumptions.

Cash equivalents relating to demand deposits and U.S. Treasury bills, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments. Short- term and long-term debt is carried at amortized cost, which approximates its fair value. See Note 4, for further information.

Accounts Receivable, net

Accounts receivable consist of current trade receivables due from customers recorded at invoiced amount, net of allowances for doubtful accounts. Judgment is required in assessing the realization of these receivables, including the current creditworthiness of each customer and related aging of the past-due balances. The Company establishes allowance for losses on accounts receivable if it determines that it will not collect all or part of the outstanding balance. The Company regularly reviews accounts receivable for collectability and establishes or adjusts the allowance for doubtful accounts as necessary using the specific identification method based on the available facts. The allowance for doubtful accounts as of both December 31, 2020 and 2019 was $0.2 million.

Inventories

Inventories consist of finished goods and stated at the lower of cost or net realizable value. Costs are measured on a first-in, first out basis using standard cost, which approximates actual cost. Net realizable value is the estimated selling price of the Company’s products in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. Inventories are written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value, or are in excess of expected demand. Once inventory is written down, its new value is maintained until it is sold, scrapped, or written down for further valuation losses. The valuation of inventories requires the Company to make judgments based on currently available information about the likely method of disposition and current and future product demand relative to the remaining product life. Inventory valuation losses are classified as cost of revenue in the consolidated statements of comprehensive loss. During the years ended December 31, 2020 and 2019, the Company recorded $11.2 million and $22.4 million, respectively, to reserve for excess and obsolete inventories and adjust ending inventories to net realizable value to cost of revenue in the consolidated statements of comprehensive loss.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally two to fifteen years. The Company reassesses the useful lives of the assets at each reporting period to determine whether events or circumstances may indicate that a revision to the useful life is warranted. Leasehold improvements are stated at cost and amortized using the straight-line method over the estimated useful life of the assets or the remaining lease term, whichever is shorter. Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred. In 2020, the Company recorded a loss of $1.1 million, of which $0.1 million was included in cost of revenue, $0.7 million was included in research and development and $0.3 million was included in selling, general and administrative expenses in the consolidated statement of comprehensive loss for assets that were no longer in service and had no alternative use. In 2019, the Company recorded a loss of $3.9 million in research and development expenses in the consolidated statement of comprehensive loss for an asset that was no longer in service and had no alternative use.

Software Development Costs

Software development costs include costs to develop software to be used to meet internal needs and applications used to deliver the Company’s products. Costs incurred during the application development stage for internal-use software are capitalized if it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized software development costs are amortized using the straight-line amortization method over the estimated useful life of the applicable software. Such software development costs required to be capitalized have not been material through December 31, 2020.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events indicate that a potential impairment may have occurred. If such events arise, the Company will compare the carrying amount of the asset group comprising the long-lived assets to the estimated future undiscounted cash flows expected to be generated by the asset group. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the asset group, an impairment charge is recorded as the amount by which the carrying amount of the asset group exceeds the fair value of the assets, as based on the expected discounted future cash flows attributable to those assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. There were no impairments of long-lived assets during the years ended December 31, 2020 and 2019.

Leases

Leases are evaluated and recorded as capital leases if one of the following is true at inception: (a) the present value of minimum lease payments meets or exceeds 90% of the fair value of the asset, (b) the lease term is greater than or equal to 75% of the economic life of the asset, (c) the lease arrangement contains a bargain purchase option, or (d) title to the property transfers to the Company at the end of the lease. The Company records an asset and liability for capital leases at present value of the minimum lease payments based on the incremental borrowing rate. Assets are depreciated over the useful life in accordance with the Company’s depreciation policy while rental payments and interest on the liability are accounted for using the effective interest method.

Leases that are not classified as capital leases are accounted for as operating leases. Operating lease agreements that have tenant improvement allowances are evaluated for lease incentives. For leases that contain rent abatements or escalating rent payments, the Company recognizes rent expense on a straight-line basis over the lease term, with any lease incentives amortized as a reduction of rent expense over the lease term.

Redeemable Convertible Preferred Stock

The Company records all shares of redeemable convertible preferred stock at their respective fair values less issuance costs on the dates of issuance. The redeemable convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain liquidation events considered not solely within the Company’s control, such as a change in control event and sale of all or substantially all of the Company’s assets, the redeemable convertible preferred stock will become redeemable at the option of the holders. If it becomes probable that the shares will become redeemable, the Company will re-measure the carrying value of the shares to the redemption value to the redemption date. As of December 31, 2020 and 2019, no remeasurements were required, as Management determined that the shares were not probable of becoming redeemable.

Redeemable Convertible Preferred Stock Warrants

Warrants to purchase shares of the Company’s redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets as the underlying preferred stock is contingently redeemable and may require the Company to transfer assets upon exercise. The warrants were recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of the redeemable convertible preferred stock warrant liability are recorded in the consolidated statements of comprehensive loss as part of Interest and other income (expense). The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of redeemable convertible preferred stock into common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the redeemable convertible preferred stock warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in capital, as applicable.

Common Stock Warrants

Warrants to purchase shares of the Company’s common stock are equity classified and recognized within additional paid-in capital upon issuance with no subsequent remeasurement. The issuance date fair value of warrants issued through December 31, 2020 have not been material.

Revenue Recognition

The Company generates revenue from (i) the manufacturing and sale of insulating glass units (“IGU”) that are coated on the inside with a proprietary technology and are designed and built to customer specifications that include sizes for specific windows, skylights, and doors in specified or designated areas of a building and (ii) selling the Controls, Software and Services (“CSS”), which includes electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors that when combined with the IGUs enable the IGUs to tint. Also included in CSS is a commissioning service, in which the installed IGUs and CSS components are tested and tinting configurations are set by the Company.

The IGUs and CSS are typically sold separately to glaziers and low-voltage electricians (“LVE”), respectively. The assembly and installation of the IGUs and the electrical components included in the CSS is performed by the third-party, glaziers and LVEs, respectively, and is not included in the Company’s offerings. The Company does not have a role in arranging for the assembly nor the installation. The entire project is commissioned by the Company after the IGUs and CSS electrical components are installed. The commissioning service is provided by the Company to configure and test the operation of the windows at the building site and ensure proper functionality.

The Company’s revenue is highly dependent on securing design wins with end-users of the Company’s products and services, which typically are the owners, tenants or developers of buildings. The design win is typically secured through a non-binding memorandum of understanding. Once a design-win is secured, the Company enters into separate legally binding agreements with its customers (glaziers, LVEs, owners, tenants, developers of buildings, general contractors (“GC”) or a combination thereof) to deliver IGUs and CSS. The legally binding agreements with each customer constitute the revenue contract with its customers.

The Company’s accounting policy for its contracts with its customers is as follows:

The Company accounts for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. Under ASC 606, revenue is recognized as or when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, the Company performed the following five steps:

Step 1: Identify the contract(s) with a customer;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue as or when the entity satisfies a performance obligation.

Insulating glass units (IGUs)

IGUs are designed and fabricated to building-site specifications and typically sold to glaziers, who are subcontracted by the building general contractor. Each contract to provide IGUs includes multiple distinct IGUs. Each unit is separately identifiable, does not modify or customize one another and each unit is not highly interdependent or interrelated. The Company determines the transaction price based on the consideration expected to be received, which is the contractual selling price. There is no variable consideration. The building-site specific IGUs have no alternative use to the Company once production has commenced as at that time they cannot practically be redirected to another customer. The Company has contractually enforceable rights to proportionate payment of the transaction price for performance completed to date. As such, the Company recognizes revenue over time as the IGU is fabricated, using cost-to-cost as the basis to measure the Company’s progress toward satisfying the performance obligation. Recognizing revenue as costs are incurred provides an objective measure of progress and thereby best depicts the extent of transfer of control to the customer. Management judgment is required to estimate both the total cost to produce and the progress towards completion. Production cost is recognized as incurred. Changes in estimated costs to fabricate the IGU and the related effect on revenue are recognized using a cumulative catch-up adjustment which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a contract’s progress towards fulfilment of the performance obligation. The cumulative catch-up adjustments have not been material for the years ended December 31, 2020 and 2019.

The average term of the contract is less than 12 months and is dependent on the size of the project and the associated construction schedule. Payment terms are generally net 30 upon invoicing, which coincides with shipment of completed IGUs.

Controls, Software and Services (CSS)

Contracts with customers for CSS contain multiple promised goods and services including electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors, and commissioning services. The customer in these arrangements is typically the LVE, GC, building owner or in some limited cases the glazier. The Company assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment requires management to make judgments about the individual promised good or service and whether such good or service is separable from the other aspects of the contractual relationship. Performance obligations in a contract are identified based on the promised goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.

The Company’s contracts to deliver CSS contain multiple performance obligations for each promise in the CSS arrangement. Each of the identified promises, including electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors, and commissioning services are capable of being distinct and each promise is separately identifiable in the context of the contract. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company applies judgment to estimate the standalone selling price taking into account available information, such as internally approved pricing guidelines with respect to geographies, customer type, internal costs, and gross margin objectives, for the related performance obligations. The Company determines the transaction price based on the consideration expected to be received, which is the contractual selling price. There is no variable consideration. Payment terms are generally net 30 upon invoicing, which typically occurs upon delivery of electrical connections schema or shipment of electrical components and completion of the commissioning service.

The Company recognizes revenue allocated to each performance obligation at the time the related performance obligation is satisfied by transferring control of the promised good or service to a customer, which generally occurs upon shipment or delivery of the control panel and electrical components. The commissioning services and the delivery of the electrical connections schema require acceptance from the customer. The Company recognizes revenue from each of these two performance obligations when customer acceptance is obtained, as that is the point in time when control has been deemed to have transferred.

Shipping and Handling Costs

The Company considers shipping and handling activities as costs to fulfill the sales of products. Freight charged to customers is included in revenue when control of the product is transferred to the customer, and the related shipping and handling costs are included in cost of revenue.

Taxes

Taxes imposed by governmental authorities on the Company’s revenue producing activities with customers, such as sales taxes and value added taxes, are excluded from revenue.

Contract Costs

The Company incurs incremental costs of obtaining contracts, primarily sales commissions and related fringe benefits. Incremental costs to obtain contracts are evaluated for recoverability using the expected consideration of both IGU and CSS contracts as the incremental costs are associated with both contracts. The Company currently incurs significant losses on its offerings and as such incremental costs to obtain contracts are not recoverable and have been expensed as incurred.

The Company does not incur significant costs to fulfill contracts prior to transferring control of the products or services.

Product Warranties

The Company provides a standard assurance type warranty that its IGUs will be free from defects in materials and workmanship for 10 years from the date of delivery to customers. IGUs with sloped or laminated glass have a warranty of 5 years. Control systems associated with the sale of IGUs have a 5-year warranty. In resolving warranty claims, the Company has the option of either repairing or replacing the covered product. Based on historical experience, the Company accrues for estimated returns of defective products at the time revenue is recognized. The Company monitors warranty obligations and may make revisions to its warranty reserve if actual costs of product repair and replacement are significantly higher or lower than estimated. Accruals for anticipated future warranty costs are recorded to cost of revenue in the consolidated statements of comprehensive loss and included in other current liabilities and other liabilities on the consolidated balance sheet. Warranty accruals are based on estimates that are updated on an ongoing basis taking into consideration inputs such as changes in the volume of claims compared with the Company’s historical experience, and the changes in the cost of servicing warranty claims. The Company accounts for the effect of such changes in estimates prospectively.

In 2019, the Company identified a quality issue with certain material purchased from one of its suppliers utilized in the manufacturing of certain IGUs. The Company stopped using the affected materials upon identification in 2019. The Company had a low warranty claim rate to-date related to this matter. The Company has replaced and expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. The Company analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, the Company estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes the Company’s expectations regarding future reductions in production costs, which comprise of materials, labor, and factory overhead. Based on its analysis, the Company recognized $24.5 million of expense for the estimated future cost to replace defective IGUs, which was classified in cost of revenue in its consolidated statement of comprehensive loss for the year ended December 31, 2019. The Company recognized a corresponding warranty liability of $1.6 million in accrued expenses and other current liabilities and $22.9 million in other liabilities on its consolidated balance sheet as of December 31, 2019. As of December 31, 2020, the warranty liability related to this matter included in accrued expenses and other current liabilities and other liabilities was $3.8 million and $18.3 million, respectively, on the consolidated balance sheet. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures, and the number of defective IGUs, the Company is unable to estimate the amount of any potential additional losses.

The Company recorded a net credit of $1.0 million for the reduction in product warranties liability and an expense of $24.1 million for product warranties to cost of revenue in the consolidated statements of comprehensive loss for the years ended December 31, 2020 and 2019, respectively.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses include salaries and related personnel expenses, including stock-based compensation, materials and supplies used in pilot operations, payments to consultants, outside manufacturers, patent related legal costs, facility costs, depreciation, and travel expenses.

Stock-Based Compensation

The Company measures stock-based awards, including stock options, granted to employees and nonemployees based on the estimated fair value as of the grant date. Nonemployee stock-based awards have not been material through December 31, 2020. The Company has only granted stock option awards with service-based vesting conditions. Accordingly, the fair value of stock options are estimated using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of the Company’s common stock. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

The Company recognizes the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Employee Benefit Plan

The Company maintains a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the 401(k) plan on the first day of the month following the month in which they commence employment. Participants in the 401(k) plan are allowed to defer a portion of their compensation, not to exceed the Internal Revenue Service (the IRS) annual allowance contribution. In February 2019, the Company started making discretionary matching contributions to the 401(k) plan on behalf of employees who are eligible to participate in the 401(k) plan. The matching contribution is determined as 50% of employee’s salary deferral or 3% of employee’s 401(k) eligible earnings, whichever is less. The Company’s matching contribution in the year ended December 31, 2020 and 2019 was $1.5 million and $1.8 million, respectively.

Advertising Costs

All costs of advertising are expensed as incurred. Advertising and promotion expenses included in selling, general and administrative were $0.8 million and $3.8 million for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

Income tax expense has been provided using the asset and liability method. Deferred tax assets and liabilities are determined based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. The Company provides a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Company’s consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized. The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and includes accrued interest and penalties with the related income tax liability within account payable and accrued liabilities on its consolidated balance sheets.

Segment Reporting

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one reportable and operating segment. The Company’s chief executive officer (“CEO”), who is the chief operating decision maker, reviews financial information on a consolidated basis for purposes of allocating resources and assessing performance. All long-lived assets are maintained in the U.S. See “Concentration of Credit Risk and Other Risks and Uncertainties” for further information on revenue by customer and Note 3, for further information on revenue by geography and categorized by products and services.

Deferred Transaction Costs

Deferred transaction costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Business Combination and that will be charged to stockholders’ equity upon the completion of the Business Combination. These deferred transaction costs are included in as part of other assets in the consolidated balance as of December 31, 2020. There were no such costs as of December 31, 2019.

Other Comprehensive Loss

For the years ended December 31, 2020 and 2019, there was no difference between net loss and total comprehensive loss.

Net Loss per Share

Basic and diluted net loss per share is presented in conformity with the two-class method required for participating securities such that net income is attributed to common stockholders and participating securities based on their participation rights. All outstanding redeemable convertible preferred stock are considered to be participating securities as such stockholders participate in undistributed earnings with common stockholders. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of its redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities outstanding for the period. For purposes of calculating the diluted net loss per share attributable to common stockholders, the redeemable convertible preferred stock, redeemable convertible preferred stock warrants, common stock warrants, and common stock options are considered to be potentially dilutive securities. Because the Company reported a net loss for the years ended December 31, 2020 and 2019, the inclusion of the potentially dilutive securities would be antidilutive, and, accordingly, diluted net loss per share is the same as basic net loss per share for both periods presented.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recent Accounting Pronouncements Adopted

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (“ASU 2016-18”). ASU 2016-18 provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Under ASU 2016-18, the statement of cash flows shall explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and cash equivalents should now be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The Company adopted this ASU beginning on January 1, 2019 using a retrospective transition method to each period presented. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to include share-based payment transactions for acquiring goods and services from non-employees. The amendments specify that the guidance applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments are effective for fiscal years beginning after December 15, 2019, early adoption is permitted. The Company adopted this guidance on January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, to modify the disclosure requirements on fair value measurements based on the concepts in the FASB Concepts Statements, including the consideration of costs and benefits. The amendments in the update are effective for fiscal years beginning after December 15, 2019. The adoption of the new guidance will require the Company to present, on a prospective basis, narrative information regarding the uncertainty of the fair value measurements from the use of unobservable inputs used in recurring fair value measurements categorized in Level 3 of the fair value hierarchy, to disclose the amount of gains and losses recognized in other comprehensive income (loss) for the period for financial instruments categorized within Level 3 of the fair value hierarchy, and quantitative information for the significant unobservable inputs used to develop the Level 3 fair value measurements. The adoption of the new guidance will also allow the Company to discontinue the presentation of information regarding transfers between Level 1 and Level 2 of the fair value hierarchy. As of December 31, 2020 and 2019, the only financial instrument of the Company for which the recurring fair value measurements are categorized in Level 3 of the fair value hierarchy is its redeemable convertible preferred stock warrant liability. The Company adopted this guidance on January 1, 2020 and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and has since issued several updates, amendments, and technical improvements to ASU 2016-02. The guidance requires recognition of lease right-of-use (“ROU”) assets and lease liabilities by lessees for those leases previously classified as operating. The standard also requires additional disclosures about leasing arrangements related to discount rates, lease terms, and the amount, timing, and uncertainty of cash flows arising from leases. Topic 842 is effective for financial statements issued for fiscal years beginning after December 15, 2021. The Company expects to adopt this guidance in fiscal year 2022. The adoption of this guidance will result in recognition of ROU assets and leases liabilities on the consolidated balance sheets. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

In June 2016, FASB issued an ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The FASB also issued amendments and the initial ASU, and all updates are included herein as the Credit Losses standard or Topic 326. The new standard generally applies to financial assets and requires those assets to be reported at the amount expected to be realized. The ASU is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

In March 2020, the FASB issued, ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. The amendment is effective for all entities starting March 12, 2020 and can be adopted through December 15, 2022. The Company has not yet decided the date of adoption of this standard. LIBOR is used to calculate the interest on borrowings under the Company’s 2019 Revolving Debt Facility which terminates on October 22, 2023. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

In August 2020, the FASB issued No. ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (“EPS”) calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company has not yet decided the date of adoption of this standard. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

2.	Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash consisted of the following (in thousands):

	December 31,
	2020	2019
Cash	$24,658	$33,007
Cash equivalents:	38,574	105,211
Cash and cash equivalents	63,232	138,218
Restricted cash included in prepaid expenses and other current assets	1,000	2,000
Restricted cash	10,461	8,456

Total cash, cash equivalents, and restricted cash	$74,693	$148,674

3.	Revenue

Disaggregation of Revenue

The Company disaggregates revenue by geographic market and between products and services that depict the nature, amount, and timing of revenue and cash flows.

The following table summarizes the Company’s revenue by geographic area, which is based on the shipping address of the customers (in thousands):

	Year Ended December 31,
	2020	2019
Revenue:
USA	$30,066	$19,763
Canada	1,351	4,474
Other	885	87
Total	$32,302	$24,324

The following table summarizes the Company’s revenue by products and services (in thousands):

	Year Ended December 31,
	2020	2019
Revenue:
Products	$31,103	$23,861
Commissioning services	1,199	463

Total	$32,302	$24,324

Remaining Performance Obligations

Remaining performance obligations represent the amount of contracted future revenue, including both deferred revenue and non-cancelable contracted amounts that will be invoiced in future periods, not yet recognized as revenue as the amount has been allocated to performance obligations not yet completed, or only partially completed, as of the end of the reporting period. The Company applies the practical expedient to not disclose information about remaining performance obligations that are part of a contract that has an original expected duration of one year or less. The transaction price allocated to remaining performance obligations as of December 31, 2020 and 2019 was $7.3 million and $7.1 million, respectively, that the Company expects to recognize as it satisfies the performance obligations over the next 12 to 24 months which are, among other things, dependent on the construction schedule of the site for which the Company’s products and services are delivered.

Contract Assets and Liabilities

Contract assets consist of accounts receivables and unbilled receivables and are recorded when revenue is recognized in advance of scheduled billings to customers. Accounts receivables relate to the Company’s right to consideration for performance obligations completed (or partially completed) for which the Company has an unconditional right to consideration.

Contract assets related to unbilled receivables as of December 31, 2020 and 2019 were $1.2 million and $1.1 million, respectively, and were included in prepaid expenses and other current assets on the consolidated balance sheets.

Contract liabilities relate to amounts invoiced or consideration received from customers for the Company’s CSS contracts in advance of the Company’s satisfaction of the associated performance obligation. Such contact liabilities are recognized as revenue when the performance obligation is satisfied. Contract liabilities are presented as deferred revenue on the consolidated balance sheets.

Revenue recognized during the years ended December 31, 2020 and 2019, which was included in the opening contract liability balance as of January 1, 2020 and 2019, was $0.6 million and $0.7 million, respectively.

4.	Fair Value

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$38,574	$—	$—	$38,574
Total cash equivalents	38,574	—	—	38,574
Restricted cash:
Certificates of deposit	$—	$11,461	$—	$11,461
Total assets measured at fair value	$—	$11,461	$—	$11,461
Redeemable convertible preferred stock warrant liability	$—	$—	$12,323	$12,323
Total liabilities measured at fair value	$—	$—	$12,323	$12,323

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Treasury bills	$69,848	$—	$—	$69,848
Money market funds	35,363	—	—	35,363

Total cash equivalents	105,211	—	—	105,211
Restricted cash:
Certificates of deposit	—	10,456	—	10,456
Short-term investments in treasury bills:	32,866	—	—	32,866

Total assets measured at fair value	$138,077	$10,456	$—	$148,533
Redeemable convertible preferred stock warrant liability	$—	$—	$19,478	$19,478

Total liabilities measured at fair value	$—	$—	$19,478	$19,478

There were no transfers between Level 1, Level 2 or Level 3 during the years ended December 31, 2020 and 2019.

Valuation of redeemable convertible preferred stock warrants

As of December 31, 2020, the Company used a combination of Black-Scholes option-pricing enterprise allocation model (OPM) and transaction value scenario by assigning 80% weighting to the transaction value scenario described below and 20% weighting to the OPM. As of December 31, 2019, the Company used the OPM, which incorporates assumptions and estimates, to allocate value to the redeemable convertible preferred stock warrants. The enterprise value was estimated utilizing the discounted cash flow model and then allocated to the various securities including the redeemable convertible preferred stock warrants. In the transaction value scenario, the Company determined the fair value per share of the underlying security by taking into consideration trading price of the proposed merger partner and the implied value of the Company and utilized a Black-Scholes option pricing model that includes the term, corresponding volatility and risk-free rate. As a private company, specific historical and implied volatility information of its stock is not available. Therefore, the Company estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the expected term of the redeemable convertible preferred stock warrant. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the redeemable convertible preferred stock warrant. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

The market-based assumptions used in the valuations include the following:

	December 31,
	2020	2019
Expected volatility	70%	70%
Discount rate	11%—55%	20%—55%

	December 31,
	2020	2019
Expected term	2.0 years	2.0 years
Expected dividends	0%	0%
Risk-free rate	0.1%	1.6%

The following table provides a reconciliation of the beginning and ending balances for the level 3 redeemable convertible preferred stock warrant liability measured at fair value using significant unobservable inputs (in thousands):

Redeemable convertible preferred stock warrant liability
Balance as of December 31, 2018	$21,228
Change in fair value	(1,750)

Balance as of December 31, 2019	$19,478
Change in fair value	(7,155)

Balance as of December 31, 2020	$12,323

5.	Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	Estimated Useful Lives (in Years)	December 31,
		2020	2019
Testing and chamber equipment	7	$15,853	$15,050
Tenant improvements	2—15	41,756	24,006
Plant and manufacturing equipment	7—12	174,416	163,660
Computer hardware and software	5	20,269	18,158
Furniture and fixtures	7	3,434	1,821
Construction in progress		151,618	156,169

Property and equipment, gross		407,346	378,864
Less: Accumulated depreciation		(124,786)	(100,269)

Property and equipment, net		$282,560	$278,595

The Company recorded depreciation expense of $26.2 million and $24.3 million, including $1.1 million and $3.9 million related to assets which were no longer in service and had no alternative use for the years ended December 31, 2020 and 2019, respectively.

6.	Accrued Compensation, Accrued Expenses and Other Current Liabilities and Other Liabilities

Accrued compensation consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued vacation	$3,990	$3,839
Other	10,675	5,394

Accrued compensation	$14,665	$9,233

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued interest	$14,540	$3,088
Other	21,940	16,911

Accrued expenses and other current liabilities	$36,480	$19,999

Other liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Warranty accrual	$18,694	$23,430
Legal settlement liability(1)	9,658	11,294
Other	8,379	9,093

Other liabilities	$36,731	$43,817

(1)

In December 2014, the Company finalized the terms of a litigation settlement with a third-party whereby the Company agreed to pay the other party a total of $32.0 million periodically over the next ten years. The Company recorded the present value of future payments as a liability and records interest expense as it accretes the liability. Under the terms of the settlement, the Company paid $2.0 million for each of the years ended December 31, 2020 and 2019. As of December 31, 2020, the Company has to pay the remaining liability amount of $16.0 million through 2025.

7.	Commitments and Contingencies

Operating Leases

The Company had an operating lease of approximately 6,000 square feet of office space in Milpitas, California which expired on December 31, 2020.

The Company has an operating lease of approximately 77,200 square feet of office space in Milpitas, California. The lease will expire on September 30, 2028. The lease requires a letter of credit in the amount of $1.0 million. The letter of credit was issued by the Company’s primary commercial bank and is fully secured by a certificate of deposit. The Company has classified this certificate of deposit as restricted cash on the consolidated balance sheets.

In July 2010, the Company entered into an operating lease with Industrial Developments International for approximately 300,000 square feet of manufacturing space in Olive Branch, Mississippi, which expires in March 2026. The lease requires, in addition to the minimum payments noted below, a letter of credit in the amount of $0.4 million in lieu of a deposit. The letter of credit was issued by the Company’s primary commercial bank and is fully secured by a certificate of deposit. The Company has classified this certificate of deposit as restricted cash on the consolidated balance sheets. In September 2015, the Company amended the lease for an additional 267,300 square feet effective from March 2016. In March 2018, the Company entered into a second amendment for an additional 236,804 square feet, which lease expiring on March 31, 2028.

In January 2019, the Company entered into an industrial facility operating lease with IDIG Crossroads I, LLC for manufacturing space of 510,350 square feet in Olive Branch, Mississippi which expires in February 2029. The lease requires a security deposit in the amount of $1.0 million. The Company has classified this security deposit within other assets on the consolidated balance sheets.

The Company recorded facility rent expense of $7.2 million and $7.5 million for the years ended December 31, 2020 and 2019, respectively.

The future minimum payments at December 31, 2020 under all operating leases are as follows (in thousands):

Year Ending December 31,	Operating Leases
2021	$7,543
2022	7,722
2023	7,905
2024	8,093
2025	8,285
Thereafter	22,969
Total minimum lease payments	$62,517

Indemnifications

From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify the Company’s officers, directors, and employees for liabilities arising out of their employment relationship. Generally, a maximum obligation under these contracts is not explicitly stated. Because the maximum amounts associated with these agreements are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. The Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations on the Company’s consolidated balance sheets.

Standby Letter of Credit

During the course of business, the Company’s banking vendor issues standby letters of credit on behalf of the Company to certain vendors of the Company. As of December 31, 2020, and 2019, the total value of the letters of credit issued by the banking vendor are $11.5 million and $10.5 million, respectively. No amounts have been drawn under the standby letter of credit.

Litigation Settlements

The Company has alleged claims for legal malpractice in relation to legal representation and related services provided by a law firm to the Company in connection with certain corporate matters. Both the Company and the law firm settled their dispute via a mediation regarding claims alleged by the Company against the law firm and signed a formal written settlement agreement in December 2019. Per the terms of the signed agreement, the law firm agreed to pay an amount of $22.5 million as consideration to settle the dispute. The Company recorded $22.5 million as a receivable as part of current assets on the consolidated balance sheet as of December 31, 2019 and income reflecting the recovery of previously incurred losses from the legal settlement in the consolidated statement of comprehensive loss for the year ended December 31, 2019. The Company received this amount in January 2020.

Contractual Commitments

The Company has a non-cancelable commitment to pay a certain vendor $2.0 million for purchase of certain license subscriptions, of which $1.0 million is due to be paid in April 2021 and the remaining $1.0 million in January 2023.

8.	Capital Leases

The Company leases certain of its manufacturing equipment under capital leases. The Company records an asset and liability for capital leases at present value of the minimum lease payments. For the years ended December 31, 2020 and 2019, the Company recorded depreciation expense of $0.8 million and $0.8 million, respectively, related to assets under capital leases in cost of revenue in the consolidated statements of comprehensive loss.

The future minimum payments at December 31, 2020 under all capital leases are as follows (in thousands):

Year Ending December 31,	Capital Leases
2021	$775
2022	360
2023	298
2024	68
Thereafter	—

Total minimum lease payments	1,501

Less: Amounts representing interest	(89)

Present value of minimum lease payments	1,412
Less: long-term portion	(727)

Current portion	$685

9.	Debt

Debt outstanding consisted of the following (in thousands):

	Interest Rate- December 31,	December 31,
	2020	2020	2019
Term loan, due June 30, 2032	0%	$15,430	$17,145
Revolving debt facility, expires October 22, 2023	LIBOR+9.05%	250,000	150,000
Debt discount	—	(2,752)	(3,769)

Total Debt		262,678	163,376
Current portion of long-term debt		247,248	5,143

Long-term debt		$15,430	$158,233

Principal payments on all debt outstanding as of December 31, 2020 are estimated as follows (in thousands):

Year Ending December 31,	Total
2021(1)	$250,000
2022	1,470
2023	1,470
2024	1,470
2025 and thereafter	11,020

Total	$265,430

(1)

Represents principal payments related to revolving debt facility, as the Company violated the stockholders’ equity covenant which was waived by the finance provider only through March 31, 2021. In conjunction with the Business Combination, the Company repaid in full the revolving debt facility of $276.8 million, including interest due on the notes of $26.8 million prior to the expiration of the limited waiver.

Term Loan

On November 22, 2010, the Company entered into a debt arrangement with a lender, in an amount of $40.0 million (“Term Loan”), for the purpose of financing equipment and tenant improvements at its manufacturing facility in Olive Branch, Mississippi. Pursuant to the original terms, the loan provides for interest-free debt to be repaid in semi-annual payments due on the June 30 and December 31 each year. The first installment became due on December 31, 2012. The loan was originally being paid over 24 semi-annual installments through June 30, 2024.

On October 22, 2020, the Company entered into an amended and restated debt arrangement with the lender. The amended and restated debt arrangement temporarily suspended the payments. Starting June 30, 2022, the Company is required to make semi-annual payments of $0.7 million through June 30, 2032.

The term loan agreement, as amended, contains requirements of the Company to: i) invest at least $133.0 million in land, building, and equipment no later than December 31, 2016; and ii) create 330 new full-time jobs within five years of the start of commercial production, no later than December 31, 2017, with an average annual wage of at least $48 thousand per job. Failure to meet these requirements, in whole or in part, may result in acceleration of debt repayment. At the time of issuance of these consolidated financial statements, the Company has met the requirements and was not in default of any of the terms of the debt arrangement.

The term loan agreement, as amended, also carries a covenant for audited consolidated financial statements to be delivered to the lender within 210 days of December 31 of each of the Company’s fiscal year. The Company was in compliance with this covenant at the time of issuance of these financial statements.

Equipment Loan

On June 13, 2017, the Company entered into an Equipment Loan Agreement with a lender for a committed facility up to $60.0 million (“Equipment Loan”), within which $20.0 million was subject to further approval by the lender. In 2017, the Company drew down proceeds of $40.0 million in the form of promissory note. The loan bore interest at a rate of 12.25% to 12.5% per annum, compounded on a monthly basis and is payable over 48 months with principal payments starting the 13th month from the drawdown date. The last month’s principal and interest amount were paid in advance. The loan contained an end of term balloon payment of $5.6 million and the facility fees are $0.3 million each year until the secured obligations are paid in full. The loan is collateralized by specific fixed assets purchased with the proceeds. For the year ended December 31, 2019, the Company recorded interest expense of $4.8 million. In October 2019, the loan and end of term balloon amount were repaid in full prior to its maturity. Upon the prepayment of the term loan, the Company recorded $3.0 million as a loss on extinguishment of debt in the consolidated statement of comprehensive loss.

Revolving Debt Facility

In October 2019, the Company entered into a secured revolving debt facility pursuant to which the Company may draw amounts in a maximum aggregate principal amount of $200.0 million until January 3, 2020 and $250.0 million after such date, for the purpose of paying payables and other corporate obligations (“Revolving Debt Facility”). In October 2019, the Company drew a principal amount of $150.0 million under the facility with weekly maturity dates ranging from 8 days to 364 days. In May 2020, the Company drew the remaining principal amount of $100.0 million available under the facility, which is repayable in May 2021. The facility expires on October 22, 2023, at which time all drawn amounts must be repaid in full. The interest rate applicable to amounts outstanding under the facility is LIBOR, plus 9.05%. As security for the payment and performance of all obligations under the facility, the Company has granted the finance provider a security interest in substantially all of the Company’s assets.

Through October 23, 2022, repaid principal amounts become immediately available to be redrawn under the facility with maturity dates of one year. The maximum draw amount available under the facility is determined by a borrowing base calculated based on a formula consisting of certain eligible assets of the Company. As of December 31, 2020 and 2019, the Company’s available borrowing capacity was nil and $50.0 million, respectively, pursuant to the terms of the debt facility including borrowing base limitation and compliance with other applicable terms. As of December 31, 2019, the Company classified the outstanding balance of $150.0 million as a long-term liability as it had the intent and ability to continuously refinance successive weekly draws after repayment of principal and interest installments at each maturity date, through October 23, 2022, as described above. As of December 31, 2020, the Company has classified the outstanding balance of $250.0 million as a current liability because the Company was in violation of the stockholders’ equity covenant as of such date and the limited waiver from the finance provider waived such violation only through March 31, 2021. Further, the facility has been repaid in full upon close of the Business Combination.

In October 2019, upon the initial draw of $150.0 million, the Company recognized a liability equal to the proceeds received, net of issuance costs. Costs and expenses associated with the closing of this facility are incremental costs related to debt instruments and treated as debt issuance costs. The debt issuance costs are amortized over the life of the debt instrument using the effective interest rate method. There were no costs incurred for the May 2020 drawdown.

In December 2020, the Company entered into an amendment to replace thirteen weekly draws of approximately $2.9 million each, aggregating to $37.5 million in principal amount, with four notes of approximately $9.4 million each, aggregating to $37.5 million in principal amount. Before the amendment, the Company would have paid a total of $42.0 million, consisting of principal and interest amounts, upon maturity on January 6, 2021 through March 31, 2021. As a result of this amendment, the Company will pay a total amount of $42.2 million, consisting of principal and interest amounts, upon maturity on April 9, 2021 through April 16, 2021.

Covenant Compliance

The facility contains customary representations, warranties, and covenants, including covenants that restrict the ability of the Company to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies, amongst others. The facility also includes conditions to draw and certain events of default, upon the occurrence of which events of default and after any applicable grace period, re-payment of outstanding amounts under the facility may be accelerated and the facility may be terminated. Specifically, the facility contains the following financial covenants that if breached, could constitute an event of default:

(i)	borrowing base is less than $100.0 million as reported monthly;

(ii)	cash and cash equivalents as of the last day of each financial quarter is less than $50.0 million;

(iii)

stockholders’ equity (calculated as the sum of the balance of redeemable convertible preferred stock and Total stockholders’ deficit) as of the last day of the Company’s most recently ended financial quarter is less than $50.0 million; and

(iv)	permitted indebtedness is greater than $50.0 million.

In addition, as a condition to draw under the facility, the Company must have a stockholders’ equity as reflected in its quarterly or annual financial statements most recently delivered to the finance provider under the facility of, greater than $75.0 million.

Due primarily to the effects of COVID-19, the audited financial statements were not furnished within 120 days after the end of fiscal year 2019. In addition, the Company’s audited financial statements for the fiscal year ended December 31, 2019 were prepared under the going concern assumption; however, based on the conditions discussed in the Company’s audited financial statements for the year ended December 31, 2019, there was substantial doubt about the Company’s ability to continue as a going concern and as such an explanatory paragraph was included in the Report of Independent Auditors on those consolidated financial statements. As a result of the foregoing, the Company was in violation of these covenant requirements as of the date the 2019 financial statements were issued or available to be issued.

On July 15, 2020, the finance provider issued a limited waiver valid through March 31, 2021. The limited waiver extended the date by which the Company was obligated to deliver its audited consolidated financial statements as of and for the year ended December 31, 2019, from April 30, 2020 to July 30, 2020. The Company delivered the 2019 audited consolidated financial statements on July 29, 2020. The limited waiver also waived the going concern covenant violation for the audited consolidated financial statements for the year ended December 31, 2019. As of September 30, 2020, the Company was in violation of the condition to draw as the Company’s stockholders’ equity balance was below $75.0 million and the Company anticipated the stockholders’ equity balance to fall below $50.0 million by the end of fiscal 2020. On November 27, 2020, the finance provider issued a limited second waiver that waived the above violation of the condition to draw and the anticipated stockholders’ equity covenant violation through March 31, 2021. As of December 31, 2020, the Company was in violation of the condition to draw as well as financial covenant related to stockholders’ equity but these violations have been waived through March 31, 2021 by the limited waiver issued on November 27, 2020.

The facility also requires the Company to furnish within 120 days after the end of each fiscal year the audited consolidated financial statements without a going concern or like qualification or exception and without any qualification or exception as to the scope of such audit. The Company is in compliance of this covenant requirement as of the date the 2020 consolidated financial statements were issued or available to be issued.

10.    Redeemable Convertible Preferred Stock, Repurchases, and Stockholders’ Deficit

Issuance of Redeemable Convertible Preferred Stock for Cash

On October 18, 2018, the Company entered into a purchase agreement whereby an investor agreed to purchase $1,096.4 million in Series H and Series H-1 redeemable convertible preferred stock, $0.0001 par value per share at a per share price of $0.44. The first closing of the Financing Transaction was completed in November 2018, whereby the investor purchased 305,967,185 shares of Series H redeemable convertible preferred stock and 1,512,214,633 shares of Series H-1 redeemable convertible preferred stock for $796.6 million. The second closing of the Financing Transaction was completed in January 2019, whereby the investor purchased 681,818,182 shares of Series H-1 redeemable convertible preferred stock in exchange for $299.8 million.

Redeemable Convertible Preferred Stock.

Redeemable convertible preferred stock consisted of the following (in thousands, except share and per share data):

	Shares Authorized December 31, 2020 and 2019	Liquidation Preference per Share December 31, 2020 and 2019	Shares Outstanding December 31, 2020	Shares Outstanding December 31, 2019	Carrying Value December 31, 2020	Carrying Value December 31, 2019	Liquidation Preference December 31, 2020	Liquidation Preference December 31, 2019
Series
A	999,999	$0.3000	793,165	929,665	$166	$195	$238	$279
B	67,604,204	0.3600	52,346,933	52,372,210	19,210	19,219	18,845	18,854
C	97,839,400	0.4365	26,155,627	26,155,627	11,495	11,495	11,417	11,417
D	114,997,875	0.5020	26,365,354	26,365,254	13,263	13,263	13,235	13,235
E	320,000,000	0.6024	198,141,237	198,159,222	100,225	100,233	119,361	119,371
E-1	5,659,523	0.6626	—	—	—	—	—	—
E-2	4,980,080	0.7530	—	—	—	—	—	—
F	450,000,000	0.9000	209,103,548	209,103,548	175,182	175,182	188,193	188,193
G	2,700,000,000	0.1125	2,059,431,740	2,059,431,740	330,466	330,466	231,686	231,686
G-1	40,000,000	0.9000	—	—	—	—	—	—
H	3,233,440,076	0.4400	456,481,633	456,481,633	197,488	197,488	200,852	200,852
H-1	2,616,505,173	0.4400	2,194,032,815	2,194,032,815	965,183	965,183	965,374	965,374

	9,652,026,330		5,222,852,052	5,223,031,714	$1,812,678	$1,812,724	$1,749,201	$1,749,261

Voting

The holders of redeemable convertible preferred stock, except for Series H-1 which is non-voting, are entitled to the number of votes equal to the number of shares of common stock into which their preferred shares are convertible.

Conversion

Each outstanding share of Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock has the right to convert into an equal number of shares of common stock on a one-to-one basis. The conversion rate is subject to adjustments for any stock dividends, combination, or splits with respect to such shares.

Liquidation

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock are entitled to be paid out of the assets of the Company, prior to and in preference to common stock.

If the assets of the Company are insufficient to make payment in full to all holders of redeemable convertible preferred stock, then the entire remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the redeemable convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive. After payment of the full liquidation preference to the holders of redeemable convertible preferred stock, the remaining assets of the Company are to be distributed pro rata among holders of the common stock in proportion to the number of shares of common stock held by them.

Dividends

The holders of the Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, in the amount of $0.024, $0.0288, $0.0349, $0.0402, $0.0482, $0.0530, $0.0602, $0.072, $0.072, $0.072, $0.0352, and $0.0352 per share, respectively, in each case, subject to adjustment for stock splits, stock dividends, combination of shares, reorganization, recapitalization, reclassification, or other similar event. The dividends are payable in preference and priority to any payment of any dividend on the common stock of the Company and are noncumulative. In addition to the preferred dividends, the holders of redeemable convertible preferred stock also participate with the common stockholders’ in additional dividends in proportion to the number of shares of common stock which would be held by each such holder at the time of declaring such divided on an as converted basis at the then effective conversion rate. No dividends were declared by the Board of Directors for the years ended December 31, 2020 and 2019, respectively.

Common Stock Reserved for Future Issuance

The Company had the following shares of common stock available for future issuance on an as-if converted basis:

	December 31,
	2020	2019
Redeemable convertible preferred stock	5,222,852,052	5,223,031,714
Common stock options outstanding	1,071,604,323	1,151,795,097
Shares reserved for issuance under the 2018 Plan	245,620,133	167,911,850
Common stock warrants	1,726,983	1,726,983
Redeemable convertible preferred stock warrants	144,290,003	145,689,640
	6,686,093,494	6,690,155,284

Stock Warrants

The following table summarizes the redeemable convertible preferred stock and common stock warrants, issued to various service providers, lenders, investors, at various points in time:

Warrant issue date	Types of shares	Number of Warrants outstanding December 31, 2020	Number of Warrants outstanding December 31, 2019	Exercise Price per Warrant	Expiry Date
August 2010—June 2011	Series B redeemable convertible preferred stock	1,999,999	1,999,999	$0.3600	Note 1
August 2011—January 2012	Series C redeemable convertible preferred stock	2,290,946	3,092,778	0.4365	Note 2
August 2012	Series D redeemable convertible preferred stock	1,952,191	2,549,800	0.5020	Note 3
December 2013	Series E redeemable convertible preferred stock	2,722,443	2,722,443	0.6024	Note 1
April 2015—April 2016	Series F redeemable convertible preferred stock	6,944,446	6,944,446	0.9000	Through December 2022
April 2016—November 2018	Series H redeemable convertible preferred stock	48,834,523	48,834,719	0.4400	Note 4
March 2017	Series H redeemable convertible preferred stock	79,545,455	79,545,455	0.3000	March 2027
March 2014	Common stock	100,000	100,000	0.2200	March 2024
August 2015	Common stock k	555,555	555,555	0.2700	August 2025
December 2018	Common stock	1,071,428	1,071,428	0.2100	December 2028
	Total stock warrants	146,016,986	147,416,623

Note 1—Expire two years from the effective date of an initial public offering.

Note 2—In March 2020, 801,832 warrants expired. The remaining 2,290,946 warrants expire two years from the effective date of an initial public offering.

Note 3—In June 2020, 597,609 warrants expired. The remaining 1,952,191 warrants expire two years from the effective date of an initial public offering.

Note 4—Of the total warrants outstanding as of December 31, 2020, 32,414,068 warrants expire in April 2026, 11,875,000 warrants expire in November 2028 and the remaining 4,545,455 warrants expire two years from the effective date of an initial public offering.

The warrants to purchase redeemable convertible preferred stock are classified as liabilities. At the end of each reporting period, the Company determines the fair value of all Series of its outstanding redeemable convertible preferred stock warrants recorded as liabilities and records the change in fair value in interest and other income (expense), net in its consolidated statements of comprehensive loss. The Company recorded a gain of $7.2 million and $1.8 million for the years ended December 31, 2020 and 2019, respectively.

Common Stock Warrants

In January 2019, concurrent with the second closing of the Financing Transaction, the Company issued warrants to purchase a total of 6,675,774 shares of common stock with an exercise price of $0.01 per share. These warrants were fully exercised as of December 31, 2019.

11. Stock-Based Compensation

In July 2007, the Company established the 2007 Stock Plan (the “2007 Plan”) in which 6,666,667 shares of common stock were reserved for the issuance of incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”) to employees, directors, or consultants. In March 2009, the Company replaced the 2007 Stock Plan with the 2009 Equity Incentive Plan (the “2009 Plan”). Upon approval of the 2009 Plan, any shares that, as of the date of stockholder approval, were reserved but not issued pursuant to any awards granted under the Company’s 2007 Plan were rolled into the 2009 Plan. In addition, any shares subject to stock options or similar awards granted under the 2007 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2007 Plan that are forfeited or repurchased by the Company shall roll into the 2009 Plan. In October 2018, the Company renamed the 2009 Plan to the Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides for the discretionary grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock unit awards. Upon the approval of the 2018 Plan, the Company had a total of 1,339,006,755 shares of common stock reserved for issuance of ISOs and NSOs to employees, directors, or consultants under the 2018 Plan. As of December 31, 2020, the Company had 245,620,133 shares of common stock reserved for future issuance of equity awards to employees, officers, directors, or consultants under the 2018 Plan. Per the 2018 Plan, the exercise price of options granted to a stockholder who at the time of grant owns stock representing more than 10% of the voting power of all classes of the stock of the Company shall be no less than 110% of the fair market value per share of the common stock on the date of grant.

Vesting

The options issued under the 2007 Plan and 2009 Plan generally vest 20% upon completion of one year of service and 1/60 per month thereafter. New options issued under the 2018 Plan generally vest 25% upon completion of one year of service and 1/48 per month thereafter. Options under all plans generally expire 10 years from the date of grant. However, in the case of an incentive stock option issued to an optionee who at the time of grant owns stock representing more than 10% of the voting power of all classes of the stock of the

Company, the term of the option will be no more than five years. Stock bonus awards and rights to immediately purchase stock may also be granted under the 2018 Plan, with terms, conditions, and restrictions determined by the Board of Directors.

The following table summarizes the activity under the Company’s stock option plan (in thousands, except per share data and contractual term):

	Options Outstanding
	Shares Available for Future Grant	Number of Shares Subject to Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	167,912	1,151,795	$0.22	8.46	$194
Options granted	(51,040)	51,040	0.20	—	—
Exercised	—	(2,482)	0.18	—	—
Canceled/forfeited	128,748	(128,748)	0.22	—	—
Outstanding as of December 31, 2020	245,620	1,071,605	$0.22	7.59	$20,564

Options vested and expected to vest as of December 31, 2020		997,812	$0.22	7.55	$19,007
Exercisable as of December 31, 2020		594,531	$0.22	7.18	$10,591

The weighted-average grant date fair value per share of stock options granted was $0.12 for each of the years ended December 31, 2020 and 2019. The total grant date fair value of stock options vested was $27.0 million and $25.5 million during the years ended December 31, 2020 and 2019, respectively.

Valuation

The Company records stock-based compensation expense for stock options based on the estimated fair value of stock options on the date of the grant using the Black-Scholes option-pricing model.

The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of redeemable convertible preferred stock and common, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes option-pricing models based on the following assumptions:

	Year Ended December 31,
	2020	2019
Expected volatility	70%	49%—70%
Expected terms (in years)	5.4–6.7	5.6–6.7
Expected dividends	0%	0%
Risk-free rate	0.4%—1.5%	1.5%—2.5%

Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Stock-based Compensation Expense

The Company estimates the number of options that are expected to vest. The Company applies an estimated forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on its actual forfeiture experience, an analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment.

The Company’s stock-based compensation included in its consolidated statements of comprehensive loss was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of revenue	$2,240	$3,084
Research and development	4,438	4,113
Selling, general and administrative	22,254	21,879
Total	$28,932	$29,076

No income tax benefit was recognized for this compensation expense in the consolidated statements of comprehensive loss, as the Company does not anticipate realizing any such benefit in the future.

As of December 31, 2020, total unrecognized compensation cost related to unvested stock options, net of estimated forfeitures, was $41.3 million and is expected to be recognized over a weighted-average service period of 2.0 years. To the extent that the actual forfeiture rate is different than what the Company has anticipated, stock-based compensation related to these awards will be different from expectations.

12. Income Taxes

Income (loss) before income taxes was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Domestic	$(257,029)	$(289,957)
Foreign	87	104
Total	$(256,942)	$(289,853)

The components of the provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current income tax provision:
Federal	$—	$—
State	—	—
Foreign	40	51

Total Current Provision for Income Taxes	40	51
Deferred income tax provision:
Federal	—	—

	Year Ended December 31,
	2020	2019
Current income tax provision:
State	—	—
Foreign	—	—

Total Deferred Provision for Income Taxes	—	—
Total Provision for Income Taxes	$40	$51

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate was as follows:

	Year Ended December 31,
	2020	2019
Tax at statutory rate	21.00%	21.00%
State tax, net of federal benefit	(0.02)%	0.05%
Permanent differences	0.51%	1.62%
Stock-based compensation	(0.03)%	(0.35)%
Change in valuation allowance	(21.81)%	(19.09)%
Research credit not benefitted	0.37%	0.38%
Other	(0.04)%	(3.62)%
Total rate	(0.02)%	(0.01)%

The Company’s net deferred tax assets consisted of the following (in thousands):

	December 31,
	2020	2019
Net operating loss carryforwards	$332,443	$272,194
Intangibles	6,684	7,923
Research and development credits	5,119	3,505
Accruals and other reserves	8,827	10,240
Inventory reserve	20,872	19,868
Stock-based compensation	16,551	9,777
Other	—	2,256

Deferred tax assets before valuation allowance	390,496	325,763
Valuation allowance	(378,637)	(312,772)

Deferred tax assets after valuation allowance	11,859	12,991
Deferred tax liability on fixed assets	(11,859)	(12,991)

Net deferred tax assets	$—	$—

As of December 31, 2020, the Company maintained a valuation allowance of $378.6 million for the deferred tax assets that it does not expect to be realized. The valuation allowance on the Company’s net deferred tax assets increased by $65.9 million and $70.9 million during the years ended December 31, 2020 and 2019, respectively. The changes in valuation allowance are primarily due to additional U.S. deferred tax assets and liabilities incurred in the respective year. The Company continues to monitor the realizability of the U.S. deferred tax assets taking into account multiple factors, including the results of operations and magnitude of excess tax deductions for stock-based compensation. The Company intends to continue maintaining a full valuation allowance on the Company’s U.S. deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. Release of all, or a portion, of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period the release is recorded.

As of December 31, 2020, the Company had $1,296.1 million and $1,052.6 million of federal and state net operating loss carryforwards net of a Section 382 limitation, respectively, available to offset future taxable income. The federal and state net operating loss carryforwards, if not utilized, will generally begin to expire in 2021 through 2027. Of the total federal net operating loss carryforwards, $811.7 million were generated post December 31, 2017 and have no expiration.

As of December 31, 2020, the Company had research and development tax credits available to offset federal and California tax liabilities in the amount of $6.1 million and $5.2 million, respectively. Federal credits will begin to expire in 2027 and California state tax credits have no expiration.

Federal and state laws can impose substantial restrictions on the utilization of net operating loss and tax credit carry-forwards in the event of an “ownership change,” as defined in Section 382 of the Internal Revenue Code. The Company performed a Section 382 study as of December 31, 2020 and determined there will be a Section 382 limitation placed on the utilization of the Company’s net operating loss and tax credit carry-forwards due to prior ownership changes.

No deferred tax liabilities for foreign withholding taxes have been recorded relating to the earnings of the Company’s foreign subsidiaries since all such earnings are intended to be indefinitely reinvested. The amount of the unrecognized deferred tax liability associated with these earnings has not been material.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to the tax depreciation methods for qualified improvement property. The CARES Act had an immaterial impact on the Company’s income taxes in fiscal year 2020.

Uncertain Tax Positions

The Company establishes reserves for uncertain tax positions based on the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company performs a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.

Although the Company believes it has adequately reserved for its uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest and penalties.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2020	2019
Balance at beginning of year	$3,979	$1,917
Decreases related to prior year tax positions	—	—
Increases related to prior year tax positions	—	138
Increases related to current year tax positions	1,794	1,924

Balance at end of year	$5,773	$3,979

The balance of gross unrecognized tax benefits as of December 31, 2020 and 2019 was $5.8 million and $3.9 million, respectively, none of which would affect the Company’s income tax expense if recognized. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2020, the Company had no accrued interest and penalties related to uncertain tax positions.

The Company currently has no federal, state or foreign tax examinations in progress nor has it had any federal, state or foreign examinations since inception. The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2007 through 2020 tax years generally remain subject to examination by U.S. federal and California state tax authorities due to the Company’s net operating loss and credit carryforwards. For significant foreign jurisdictions, the 2016 through 2020 tax years generally remain subject to examination by their respective tax authorities.

13. Net Loss per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	Year Ended December 31,
	2020	2019
Net loss	$(256,982)	$(289,904)
Total weighted-average shares outstanding, basic and diluted	72,176,256	67,571,844

Net loss per share, basic and diluted	$(3.56)	$(4.29)

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	December 31,
	2020	2019
Redeemable convertible preferred stock (on an if-converted basis)	5,222,852,052	5,223,031,714
Stock options to purchase common stock	1,071,604,323	1,151,795,097
Warrants to purchase common stock	1,726,983	1,726,983
Warrants to purchase redeemable convertible preferred stock (on an if-converted basis)	144,290,003	145,689,640

Total	6,440,473,361	6,522,243,434

14. Subsequent Events

The Company evaluated subsequent events through March 12, 2021, the date these consolidated financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s consolidated financial statements or disclosures in the notes to the consolidated financial statements herein, except as follows: on March 8, 2021, CF II consummated the previously announced merger pursuant to the Merger Agreement, by and among CF II, Merger Sub, and the Company. Pursuant to the Merger Agreement, a merger between CF II and the Company was effected through the merger of Merger Sub with and into the Company, with the Company surviving as the surviving company and as a wholly-owned subsidiary of CF II. On the Closing Date, CF II changed its name from CF Finance Acquisition Corp. II to View, Inc. and the Company changed its name to View Operating Corporation. As a result of the Business Combination, the Company raised $815.2 million of gross proceeds including the contribution of $374.1 million of cash held in CF II’s trust account from its initial public offering, net of redemption of CF II Class A Common Stock held by CF II’s public stockholders of $125.9 million, $260.8 million private investment in public equity (“PIPE”) at $10.00 per share of CF II’s Class A Common Stock, and $180.3 million of additional PIPE at $11.25 per share of CF II’s Class A Common Stock.

Upon the consummation of the Business Combination, all holders of common stock, redeemable convertible preferred stock warrants, and stock options received (or have the right to receive) shares of the combined entity Class A Common Stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 0.02325 based on the following transactions contemplated by the Merger Agreement:

•	the cancellation of each issued and outstanding share of the Company common stock and the conversion into the right to receive a number of shares of the combined entity Class A Common stock;

•

the conversion of all outstanding redeemable convertible preferred stock warrants into warrants exercisable for shares of the combined entity Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price; and

•

the conversion of all outstanding vested and unvested stock options into options exercisable for shares of the combined entity Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CF II will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on holders of View capital stock comprising a relative majority of the voting power of the combined entity upon consummation of the Business Combination and having the ability to nominate the majority of the governing body of the combined entity, View’s senior management comprising the senior management of the combined entity, and View’s operations comprising the ongoing operations of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity upon consummation of the Business Combination will represent a continuation of the financial statements of View with the Business Combination treated as the equivalent of View issuing stock for the net assets of CF II, accompanied by a recapitalization. The net assets of CF II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of View in future reports of the combined entity.

Additionally, at the Closing Date,

•

the Company granted a nonqualified stock option award to its CEO to purchase 25,000,000 shares of the Company Class A Common Stock in ten separate tranches of 2,500,000 shares of the Company Class A Common Stock, which will vest upon the achievement of certain stock price hurdle specified for each tranche. The vesting of the awards is contingent upon the continued employment of the CEO at each vesting date. The vested shares will be subject to an eighteen-month holding period;

•

the Company granted 17,500,000 equity awards underlying the Company Class A Common Stock, of which 12,500,000 equity awards were granted as restricted stock units (“Officer RSUs”) and 5,000,000 equity awards were granted as stock options (“Officer Options” and collectively with the Officer RSUs, the “Officer Earnout Awards”). The Officer RSUs are subject to both time and market based vesting conditions. The Officer RSUs time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing Date and the remaining 75% to vest on a monthly basis over the following thirty-six months, subject to the market based vesting. 50% of the Officer RSUs granted will only vest if the share price hurdle of $15.00 is achieved and the remaining 50% of the Officer RSUs will vest if the share price hurdle of $20.00 is achieved. Officer Options time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing Date and the remaining 75% to vest on a monthly basis over the following thirty-six months; and

•	the Company repaid in full the revolving debt facility of $276.8 million, including interest due on the notes of $26.8 million.

Per the terms of the Merger Agreement, CF Finance Holdings II, LLC (the “Sponsor”) will subject 4,970,000 shares (“Earn-out Shares”) to vesting, potential forfeiture and transfer restrictions after the Closing Date based on a five year post-closing earnout, with (a) 50% of Sponsor Earn-Out Shares being released if the stock price of Company Class A Common Stock exceeds $12.50 for 5 out of any 10 trading days, (b) 25% of Sponsor Earn-Out Shares being released if the stock price of Company Class A Common Stock exceeds $15.00 for 5 out of any 10 trading days and (c) 25% of Sponsor Earn-Out Shares being released if the stock price of Company Class A Common Stock exceeds $20.00 for 5 out of any 10 trading days, in each case, subject to early release for a CF II sale, change of control or going private transaction or delisting after the Closing Date (collectively, the “Earn-Out Triggering Events”). Until and unless the Earn-out Shares are forfeited, Sponsor will have full ownership rights to the Earn-out Shares, including the right to vote such shares and to receive dividends and distributions thereon. These Sponsor Earn-Out Shares will be accounted for as liability classified instruments because the Earn-Out Triggering Events that determine the number of Sponsor Earn-Out Shares to be earned back by the Sponsor include events that are not solely indexed to the common stock of combined entity post consummation of the Business Combination. The preliminary estimated fair value of the Sponsor Earn-Out Shares is $39.5 million.

Report of Independent Registered Public Accounting Firm

To the Stockholders of

CF Finance Acquisition Corp. II

Opinion on the Financial Statement

We have audited the accompanying balance sheet of CF Finance Acquisition Corp. II (the “Company”) as of March 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 27, 2019 (inception) through March 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020, and the results of its operations and its cash flows for the period from September 27, 2019 (inception) through March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

August 28, 2020

CF Finance Acquisition Corp. II—Balance Sheets

	June 30, 2020 (unaudited)	March 31, 2020
Assets
Cash	$20,000	$25,000
Deferred offering costs	111,513	—

Total assets	$131,513	$25,000

Liabilities and Stockholder’s Equity
Accrued liabilities	$—	$505
Note payable – related party	505	—
Accrued offering costs	106,513	—

Total liabilities	107,018	505

Stockholder’s equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, Class A $0.0001 par value; 100,000,000 shares authorized, none issued or outstanding	—	—
Common stock, Class B $0.0001 par value; 20,000,000 shares authorized, 14,375,000(1) shares issued and outstanding	1,438	1,438
Additional paid-in-capital	23,562	23,562
Accumulated deficit	(505)	(505)

Total stockholder’s equity	24,495	24,495
Total liabilities and stockholder’s equity	$131,513	$25,000

(1)

Includes an aggregate of up to 1,875,000, shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter. This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6).

See notes to the financial statements.

CF Finance Acquisition Corp. II—Statement of Operations

	For the three months ended June 30, 2020 (unaudited)	For the period from September 27, 2019 (inception) to March 31, 2020
Revenue	$—	$—
Other expenses	—	505

Net loss attributable to common shares	$—	$(505)

Weighted average number of common shares outstanding(1)	12,500,000	12,500,000

Basic and diluted net loss per share	$—	$—

(1)

This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6). Excludes an aggregate of up to 1,875,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter.

See notes to the financial statements.

CF Finance Acquisition Corp. II—Statement of Changes in Stockholder’s Equity

For the three months ended June 30, 2020 (unaudited) and for the period from September 27, 2019 (inception) through March 31, 2020

	Common Stock				Additional Paid-In- Equity	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balances, September 27, 2019	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	14,375,000	1,438	23,562	—	25,000
Net loss	—	—	—	—	—	(505)	(505)

Balances, March 31, 2020	—	$—	14,375,000	$1,438	$23,562	$(505)	$24,495
Net loss	—	—	—	—	—	—	—

Balances, June 30, 2020	—	$—	14,375,000	$1,438	$23,562	$(505)	$24,495

(1)

Includes an aggregate of up to 1,875,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter (see Note 6). This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6).

See notes to the financial statements.

CF Finance Acquisition Corp. II—Statement of Cash Flows

	For the three months ended June 30, 2020 (unaudited)	For the period from September 27, 2019 (inception) to March 31, 2020
Cash flows from operating activities:
Net loss	$—	$(505)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities
Deferred offering costs	(5,000)	—
Payables to related parties	505	—
Accrued liabilities	(505)	505

Net cash used in operating activities	(5,000)	—
Cash flows from financing activities:
Issuance of Class B common stock to Sponsor	—	25,000
Net cash provided by financing activities	—	25,000
Net (decrease) increase in cash	(5,000)	25,000
Cash at beginning of period	25,000	—

Cash at end of period	$20,000	$25,000

Non-cash financing activities:
Deferred offering costs included in accrued offering costs	$106,513	$—

See notes to the financial statements.

Notes to Financial Statements

1. Description of Business and Operations

Description of Business—CF Finance Acquisition Corp. II (the “Company”) was incorporated in Delaware on September 27, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2020, the Company had not yet commenced operations. All activity through June 30, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Proposed Offering. The Company has selected March 31st as its fiscal year end.

The Company’s sponsor is CF Finance Holdings II, LLC (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through the Proposed Offering of 50,000,000 units (each, a “Unit” and collectively, the “Units”) at a purchase price of $10.00 per unit (or 57,500,000 units if the underwriter’s over-allotment option is exercised in full), which is discussed in Note 3. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant (a “Unit”). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Proposed Offering and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation. The Company has granted the underwriter a 45-day option to purchase up to an additional 7,500,000 Units to cover over-allotments, if any. The Sponsor has committed to purchase 1,100,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit (for a total purchase price of $11,000,000) in a private placement to the Sponsor that will close simultaneously with the Proposed Offering.

Initial Business Combination—The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Offering, including the proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock. Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the outstanding shares of its Class A common stock, par value $0.0001 (“Class A common stock”), sold in the Proposed Offering (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Share upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares (as defined below in Note 3) for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share).These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote its Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Proposed Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

Failure to Consummate a Business Combination—If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, except for the Company’s independent registered public accounting firm, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

2. Summary of Significant Accounting Policies

Basis of Presentation—The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The unaudited financial statements are presented in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the balance sheet as of June 30, 2020 and the statement of operations and cash flows for the periods presented. Interim results are not necessarily indicative of results for a full year.

In connection with the Company’s going concern considerations as of June 30, 2020, in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor, and the Sponsor agrees to make those funds available and has financial wherewithal, along with an affiliate of the Sponsor, to provide such funds, that are sufficient to fund the working capital needs until the earlier of the consummation of the Proposed Offering or a minimum of one year from the date of issuance of these financial statements.

Emerging growth company—The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs—Deferred offering costs will consist of legal and accounting fees incurred through the balance sheet dates that are directly related to the Proposed Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. The Company had $111,513 of deferred offering costs as of June 30, 2020. The Company didn’t have any deferred offering costs as of March 31, 2020.

Income Taxes—Income taxes are accounted for under ASC Topic 740, Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is more likely than not that deferred tax assets will not be recognized, a valuation allowance would be established to offset their benefit.

ASC Topic 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes on the statement of operations.

Net Loss per Common Share—The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period, excluding shares of common stock subject to forfeiture by the initial stockholders. Weighted average shares were reduced for the effect of an aggregate of 1,875,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Note 6). As of June 30, 2020 and March 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. As of June 30, 2020 and March 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments—The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement”, approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements—The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Proposed Offering

Pursuant to the Proposed Offering, the Company intends to offer for sale 50,000,000 units (plus up to an additional 7,500,000 if the underwriter’s over-allotment option is exercised) at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of Class A common stock included in the Units being offered, the “Public Shares”), and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

4. Related Party Transactions

Founder shares

In September 2019, the Sponsor purchased 11,500,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On June 25, 2020, the Company effectuated a 1.3125-for-1 stock split. In August 2020, the Sponsor transferred 20,000 Founder Shares to Mr. Hochberg, an independent director (none of which are subject to forfeiture in the event that the underwriters’ over-allotment option is not exercised in full). In addition, in August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled, resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by our sponsor. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. Up to 1,875,000 Founder Shares are subject to forfeiture if the underwriter’s over-allotment option is not exercised in full. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6.

The initial stockholders have agreed to forfeit up to 1,875,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriter so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Offering (not including the placement shares).

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

The Sponsor has agreed to purchase an aggregate of 1,100,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($11,000,000 in the aggregate) in a private placement that will occur simultaneously with the closing of the Proposed Offering. Each Unit will consist of one share of Class A common stock and one-third of one warrant. Each whole warrant sold as part of each Private Placement Unit is exercisable for one whole share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units will be added to the proceeds from the Proposed Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the warrants included in the Private Placement Units will expire worthless. The warrants included in the Private Placement Units will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The warrants will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

The underwriter is an affiliate of the Sponsor (see Note 5).

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor has committed $750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after this offering and prior to the Company’s initial Business Combination.

An affiliate has agreed to make available to the Company, under a promissory note, up to $300,000 to be used for a portion of the expenses of the Proposed Offering. The Promissory Note is non-interest bearing and will be repaid upon the completion of the Proposed Offering. As of June 30, 2020, the Company had $505 outstanding under the promissory note. The Company didn’t have any outstanding balance under promissory note as of March 31, 2020.

5. Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units (and component securities) and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Proposed Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriter, an affiliate of the Sponsor, a 45-day option to purchase up to 7,500,000 additional Units to cover over-allotments, if any, at the Proposed Offering price less the underwriting discounts and commissions.

The underwriter will be entitled to an underwriting discount of $0.20 per Unit, or $10,000,000 in the aggregate, even if the underwriter’s over-allotment is exercised in full, payable upon the closing of the Proposed Offering.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company agreed to pay the independent underwriter a fee of $100,000 upon the completion of the Proposed Offering in consideration for its services and expenses as the qualified independent underwriter. The independent underwriter will receive no other compensation.

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co. as an advisor in connection with the Company’s initial Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Cantor Fitzgerald &Co. a cash fee for such services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the base offering and 5.5% of the gross proceeds from the full or partial exercise of the underwriters’ over-allotment option.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

6. Stockholder’s Equity

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2020 and March 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2020 and March 31, 2020, there were 14,375,000 shares of Class B common stock outstanding, of which an aggregate of up to 1,875,000 shares are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Offering (not including placement shares).

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

On June 25, 2020, the Sponsor effectuated a recapitalization of the Company, which included a 1.3125-for-1 stock split. In addition, in August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by the Sponsor (1,875,000 of which are subject to forfeiture if the underwriter’s over-allotment option is not exercised in full). Information contained in the financial statements has been adjusted for this split and Founder Shares cancellation.

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2020 and March 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants included in the Private Placement Units will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that the warrants included in the Private Placement Units and the Class A common stock issuable upon the exercise of the warrants included in the Private Placement Units will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the warrants included in the Private Placement Units will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the warrants included in the Private Placement Units are held by someone other than the initial purchasers or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the warrants included in the Private Placement Units):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

7. Subsequent Events

In August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by the Sponsor (1,875,000 of which are subject to forfeiture if the underwriter’s over-allotment option is not exercised in full). Information contained in the financial statements has been adjusted for the Founder Shares cancellation.

The Company evaluates subsequent events and transactions that occur after the balance sheet date through the date that the financial statements were issued. Through August 28, 2020, the Company did not identify any subsequent events, except as disclosed above, that would have required adjustment or disclosure in the financial statements.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

CF FINANCE ACQUISITION CORP. II

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	March 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$31,906	$25,000
Prepaid expenses	395,833	—

Total current assets	427,739	—
Cash equivalents held in Trust Account	500,012,467	—

Total Assets	$500,440,206	$25,000

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$31,556	505
Payables to related party	150,000	—
Sponsor loan—promissory notes	160,000	—
Franchise tax payable	66,667	—
Income tax payable	50	—

Total current liabilities	408,273	505
Commitments and Contingencies (Note 5)
Class A common stock, 49,503,193 and -0- shares subject to possible redemption at $10.00 per share at December 31, 2020 and March 31, 2020, respectively	495,031,930	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,596,807 and -0- shares issued and outstanding (excluding 49,503,193 and -0- shares subject to possible redemption) at December 31, 2020 and March 31, 2020, respectively	160	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 12,500,000 and 14,375,000 (1) shares issued and outstanding at December 31, 2020 and March 31, 20	1,250	1,438
Additional paid-in capital	5,371,827	23,562
Accumulated deficit	(373,234)	(505)

Total Stockholders’ Equity	5,000,003	24,495

Total Liabilities and Stockholders’ Equity	$500,440,206	$25,000

(1)

Includes an aggregate of up to 1,875,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter (see Note 6). This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6). On October 10, 2020, upon the expiration of the 45-day over-allotment period and the underwriters not exercising the over-allotment option, 1,875,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF FINANCE ACQUISITION CORP. II

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended December 31, 2020	For the Nine Months Ended December 31, 2020
General and administrative costs	$265,855	$318,453
Franchise tax expense	50,000	66,667

Loss from operations	(315,855)	(385,120)
Gain on investments held in Trust Account	12,467	12,467

Loss before income tax expense	(303,388)	(372,653)
Income tax expense	50	76

Net loss	$(303,438)	$(372,729)

Weighted average number of common stock outstanding:
Class A—Public shares	50,000,000	50,000,000
Class A—Private placement	1,100,000	1,100,000
Class B—Common stock(1)	12,500,000	12,500,000
Basic and diluted net income (loss) per share:
Class A—Public shares	$(0.00)	$(0.00)
Class A—Private placement	$(0.02)	$(0.03)
Class B—Common stock	$(0.02)	$(0.03)

(2)

Excludes an aggregate of up to 1,875,000 shares that were subject to forfeiture if the over-allotment option is not exercised in full by the underwriter (see Note 6). This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6). On October 10, 2020, upon the expiration of the 45-day over-allotment period and the underwriters not exercising the over-allotment option, 1,875,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF FINANCE ACQUISITION CORP. II

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MARCH 31, 2020 THROUGH DECEMBER 31, 2020

(UNAUDITED)

	For the three and nine months ended December 31, 2020
	Common Stock					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Capital	Shares		Capital
Balance—March 31, 2020	—	$—	14,375,000	(1)	$1,438	$23,562	$(505)	$24,495

Net loss	—	—	—		—	—	—	—

Balance—June 30, 2020 (unaudited)	—	$—	14,375,000	(1)	$1,438	$23,562	$(505)	$24,495

Sale of units in initial public offering	50,000,000	5,000	—		—	499,995,000	—	500,000,000
Offering costs	—	—	—		—	(10,619,833)	—	(10,619,833)
Sale of private placement units to Sponsor in private placement	1,100,000	110	—		—	10,999,890	—	11,000,000
Class A common stock subject to possible redemption	(49,533,537)	(4,953)	—		—	(495,330,417)	—	(495,335,370)
Net loss	—	—	—		—	—	(69,291)	(69,291)

Balance—September 30, 2020 (unaudited)	1,566,463	$157	14,375,000	(1)	$1,438	$5,068,202	$(69,796)	$5,000,001

Net loss	—	—	—		—	—	(303,438)	(303,438)
Class A common stock subject to possible redemption	30,344	3	—		—	303,437	—	303,440
Forfeiture of Class B common stock	—	—	(1,875,000)		(188)	188	—	—

Balance—December 31, 2020 (unaudited)	1,596,807	$160	12,500,000		$1,250	$5,371,827	$(373,234)	$5,000,003

For the period from September 27, 2019 (inception) through December 31, 2019
	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Amount	Capital	Amount	Capital
Balance—September 27, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Balance—September 30, 2019 (unaudited)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	14,375,000	1,438	23,562	—	25,000
Balance—December 31, 2019 (unaudited)	—	$—	14,375,000	$1,438	$23,562	$—	$25,000

(1)

Includes an aggregate of up to 1,875,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter (see Note 6). This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6). On October 10, 2020, upon the expiration of the 45-day over-allotment period and the underwriters not exercising the over-allotment option, 1,875,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF FINANCE ACQUISITION CORP. II

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended December 31, 2020	For the Period from September 27, 2019 (inception) through December 31, 2019
Cash Flows from Operating Activities:
Net loss	$(372,729)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party	187,696	—
Gain on investments held in Trust Account	(12,467)	—
Changes in operating assets and liabilities:
Prepaid expenses	79,167	—
Accrued expenses	31,051	—
Franchise tax payable	66,667	—
Income tax payable	50	—

Net cash used in operating activities	(20,565)	—

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(500,000,000)	—

Net cash used in investing activities	(500,000,000)	—

Cash Flows from Financing Activities:
Proceeds from note payable to related parties	160,000	—
Repayment of note payable to related party	(697,575)	—
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds received from initial public offering, gross	500,000,000	—
Proceeds received from private placement	11,000,000	—
Offering costs paid	(10,434,954)	—

Net cash provided by financing activities	500,027,471	25,000

Net change in cash	6,906	25,000
Cash—beginning of the period	25,000	—

Cash—end of the period	$31,906	$25,000

Supplemental disclosure of noncash activities:
Offering costs included in note payable	$184,879	$—

Initial classification of Class A common stock subject to possible redemption	$495,404,630	$—

Change in Class A common stock subject to possible redemption	$372,700	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

CF Finance Acquisition Corp. II (the “Company”) was incorporated in Delaware on September 27, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced operations. All activity through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, relates to the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of net gains on investments, dividends and interest income on U.S. Treasury Securities, investments in money market funds that invest in U.S. Treasury Securities, and cash from the proceeds derived from the Initial Public Offering. The Company has selected March 31 as its fiscal year end.

The Company’s sponsor is CF Finance Holdings II, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 26, 2020. On August 31, 2020, the Company consummated the Initial Public Offering of 50,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at a purchase price of $10.00 per Unit, generating gross proceeds of $500,000,000, which is described in Note 3. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation. The Company granted the underwriter a 45-day option to purchase up to an additional 7,500,000 Units to cover over-allotments, if any. The over-allotment option expired unexercised on October 10, 2020.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,100,000 Units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $11,000,000, which is described in Note 4.

Transaction costs amounted to approximately $10,600,000, consisting of $10,100,000 of underwriting fees and approximately $500,000 of other costs. In addition, approximately $500,000 of cash from the Initial Public Offering was held outside of the Trust Account and was available for working capital purposes.

Following the closing of the Initial Public Offering on August 31, 2020, and the concurrent sale of Private Placement Units, an amount of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 4) was placed in a trust account (“Trust Account”) located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment

Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

Initial Business Combination - The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined below in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), their shares underlying the Private Placement Units and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

On November 30, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among PVMS Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and View, Inc., a Delaware corporation (“View”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the closing of the transactions contemplated thereby (the “Closing’), Merger Sub will merge with and into View (the “Merger”), whereby the separate corporate existence of Merger Sub will cease and View will be the surviving corporation of the Merger and become a wholly owned subsidiary of the Company. At the Closing, the Company will amend its charter to, among other matters, change its name to “View, Inc.” For more information about the business combination, see the Company’s Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2020 and as amended from time to time and the Form 8-K filed with the SEC on November 30, 2020.

In connection with the execution of the Merger Agreement, on November 30, 2020, the Company entered into Subscription Agreements with certain investors (the “PIPE Investors”), including the Sponsor, pursuant to which, contemporaneously with the Closing, such PIPE Investors will purchase an aggregate of 30,000,000 shares of the Company’s Class A common stock (the “PIPE Shares”) at $10.00 per share for an aggregate purchase price of $300,000,000 (the “PIPE Investments”), with the Sponsor’s Subscription Agreement accounting for $50,000,000 of such aggregate PIPE Investments.

Failure to Consummate a Business Combination – The Company has until August 31, 2022 to consummate a Business Combination (or a later date approved by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation, the “Combination Period”). If the Company is unable to complete a Business Combination by the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The unaudited condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2020 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on August 28, 2020 and September 4, 2020, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $32,000 in its operating bank account, and working capital of approximately $19,000.

The Company’s liquidity needs through December 31, 2020 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, the pre-IPO loan of approximately $185,000 from the Sponsor pursuant to a promissory note dated August 10, 2020 (the “Pre-IPO Note”) (see Note 4), the proceeds from the consummation of the Private Placement not held in the Trust Account, and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note as of August 31, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor has committed up to $750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors intend, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2020, there were $160,000 outstanding under the Sponsor Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased, and interests in certain money market funds regulated pursuant to Rule 2a-7 under the Investment Company Act, to be cash equivalents. The Company had approximately $500 million and $0 in cash equivalents held in the Trust Account as of December 31, 2020 and March 31, 2020, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and cash equivalents held in the Trust Account. At December 31, 2020 and March 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Merger Sub, at December 31, 2020. The Merger Sub had no assets or liabilities as of December 31, 2020. All significant inter-company transactions and balances have been eliminated in consolidation.

Fair Value of Financial Instruments

As of December 31, 2020 and March 31, 2020, the carrying values of cash, cash equivalents held in Trust Account, accrued expenses, notes payable – related party, and franchise tax payable approximate their fair values due to the short-term nature of the instruments.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its shares of Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 49,503,193 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

Income taxes are accounted for under ASC Topic 740, Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is more likely than not that deferred tax assets will not be recognized, a valuation allowance would be established to offset their benefit.

ASC Topic 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes on the statement of operations.

Net Income Per Share

Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 17,033,303, of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed consolidated statements of operations include a presentation of income per share for Class A common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for shares of Class A common stock are calculated by dividing the gain on investments (net), dividends and interest earned on cash equivalents held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account by the weighted average number of shares of Class A common stock outstanding for the period, excluding 1,100,000 shares of Class A common stock held by the Sponsor and the Company’s officers and directors, which is not subject to redemption. Net loss per share, basic and diluted for shares of Class B common stock is calculated by dividing the net income, less income attributable to the shares of redeemable Class A common stock by the weighted average number of shares of Class B common stock and 1,100,000 shares of Class A common stock held by the Sponsor and the Company’s officers and directors outstanding for the period.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

In the Initial Public Offering, the Company sold 50,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

Note 4—Related Party Transactions

Founder Shares

In September 2019, the Sponsor purchased 11,500,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On June 25, 2020, the Company effectuated a 1.3125-for-1 stock split. In August 2020, the Sponsor transferred 20,000 Founder Shares to Mr. Robert Hochberg, an independent director (none of which were subject to forfeiture in the event that the underwriters’ over-allotment option was not exercised in full). In addition, in August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled, resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by the Sponsor. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. On October 10, 2020, the 45-day over-allotment option expired unexercised and, as a result, 1,875,000 shares of Class B common stock were forfeited for no consideration by the Sponsor in order for it to maintain ownership of 20.0% of the issued and outstanding shares of common stock of the Company (excluding the Private Placement Units). Such forfeited shares were cancelled by the Company. The Founder Shares will automatically convert into shares of Class A common stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions (see Note 6).

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 1,100,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($11,000,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Shares”) and one-third of one warrant. Each whole warrant sold as part of the Private Placement Units is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units have been added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the warrants included in the Private Placement Units will expire worthless. The warrants included in the Private Placement Units will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination. The Sponsor and the Company’s officers and directors have further agreed to waive their redemption rights with respect to any Founder Shares or Private Placement Shares held by them and any public shares they may acquire during or after this offering in connection with the completion of our initial Business Combination or otherwise.

Underwriter

There were two underwriters involved in the Initial Public Offering. One of them is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co., an affiliate of the Sponsor, as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Cantor Fitzgerald & Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount equal to $17,500,000 in the aggregate, which is equal to 3.5% of the gross proceeds of the Initial Public Offering.

Related Party Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor has committed up to $750,000 in the sponsor loan (“Sponsor Loan”) to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Business Combination. As of December 31, 2020, the Company had $160,000 outstanding under the Sponsor Loan. As of March 31, 2020, the Company had no outstanding amounts under the Sponsor Loan.

Prior to the Initial Public Offering, the Sponsor agreed to make available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. As of December 31, 2020 and March 31, 2020, the Company had no outstanding amounts under the Pre-IPO Note.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the

Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor. The unpaid balance is included in Payables to related parties on the accompanying condensed consolidated balance sheets. As of December 31, 2020, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of approximately $150,000.

Note 5—Commitments and Contingencies

Registration and Stockholder Rights

Pursuant to a registration rights agreement entered into on August 26, 2020, the holders of Founder Shares and Private Placement Units (and component securities) will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted Cantor Fitzgerald & Co., as representative of the underwriters of the Initial Public Offering, a 45-day option to purchase up to 7,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 10, 2020, the 45-day over-allotment option expired unexercised.

The underwriters of the Initial Public Offering were paid a cash underwriting discount of $10,000,000.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The independent underwriter received no other compensation.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co. as an advisor in connection with the Business Combination. (see Note 4).

Note 6—Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share.

As of December 31, 2020, there were 1,596,807 shares of Class A common stock issued and outstanding, excluding 49,503,193 shares subject to possible redemption. Class A common stock includes 1,100,000 shares included in the Private Placement Units. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption feature contained in the shares sold in the Initial Public Offering.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2020, there were 12,500,000 shares of Class B common stock issued and outstanding. Prior to the consummation of the Business Combination, only holders of Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

On June 25, 2020, the Sponsor effectuated a recapitalization of the Company, which included a 1.3125-for-1 stock split. In addition, in August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled. On October 10, 2020, the 45-day over-allotment option expired unexercised and, as a result, 1,875,000 shares of Class B Common Stock were forfeited by the Sponsor. Such forfeited shares were cancelled by the Company, resulting in an aggregate of 12,500,000 Founder Shares outstanding and held by the Sponsor and the other initial stockholders.

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants included in the Private Placement Units are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the warrants included in the Private Placement Units and the Class A common stock issuable upon the exercise of the warrants included in the Private Placement Units are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the warrants included in the Private Placement Units will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the warrants included in the Private Placement Units are held by someone other than the initial purchasers or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the warrants included in the Private Placement Units):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants will expire worthless.

Note 7—Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets held in Trust Account:
U.S. Treasury Securities	$500,012,467	$—	$—	$500,012,467

Total	$500,012,467	$—	$—	$500,012,467

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three and nine months ended December 31, 2020.

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 8—Subsequent Events

On January 11, 2021, the Company entered into a Subscription Agreement (the “Additional Subscription Agreement”) with GIC Private Ltd., Singapore’s sovereign wealth fund (the “Subscriber”), pursuant to which the Subscriber agreed to purchase, and the Company agreed to sell to the Subscriber a number of shares (the “Additional PIPE Shares”) equal to the lesser of (i) 17,777,778 shares of the Company’s Class A common stock, and (ii) a number of shares of the Company’s Class A common stock such that the Subscriber would own (together with any other shares of Class A common stock that it or its affiliates owned on the date of the Additional Subscription Agreement) 9.85% of the Company’s issued and outstanding shares of Class A common stock after completion of the Merger and the issuance and sale of the PIPE Shares and the Additional PIPE Shares (as further described in the Additional Subscription Agreement). The purchase price for the Additional PIPE Shares will be $11.25 per share, for a maximum aggregate purchase price of $200.0 million.

On January 26, 2021, the Company established January 27, 2021 as the record date for the special meeting of stockholders that was held with respect to the previously announced business combination with View (see Note 1).

The Company evaluates subsequent events and transactions that occur after the unaudited condensed consolidated financial statements date through the date that the unaudited condensed consolidated financial statements are issued. Based upon this statements’ review, other than what is already disclosed, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby. Unless otherwise noted, the amounts presented in the following table are estimates.

SEC registration fee		$81,944.40
Printing fees and expenses		*
Registrar and transfer agent fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Federal taxes		*
State taxes and fees		*
Insurance premiums		*
Miscellaneous		*
Total	$	*

*	Estimates not presently known.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Pursuant to its Amended and Restated Certificate of Incorporation, View indemnifies its directors and officers to the fullest extent authorized or permitted by applicable law and such right to indemnification shall continue as to a person who has ceased to be a director or officer of View and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, View is not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the View Board. The right to indemnification includes the right to be paid by View the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by View of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by View.

View may, to the extent authorized from time to time by the View Board, provide rights to indemnification and to the advancement of expenses to employees and agents of View similar to those conferred to directors and officers of View.

In addition, View has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require View to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement incurred by a director or officer in any action or proceeding arising out of their services as one of View’s directors or officers or any other company or enterprise to which the person provides services at View’s request.

View maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as View’s directors and officers. View believes the provisions in its Certificate of Incorporation, Bylaws, and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since September 27, 2019 (inception):

1)

In September 2019, CF II issued 11,500,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.002 per share, in connection with CF II’s organization.

2)

In August 2020, CF II issued 1,100,000 units, each consisting of (a) one share of Class A common stock, par value $0.0001 per share, and (b) one-third of one warrant, each warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share, at a price of $10.00 per unit for an aggregate purchase price of $11.0 million.

3)

In March 2021, concurrently with the closing of the Business Combination, we issued an (a) an aggregate of 26,078,242 shares of Class A common stock for an aggregate purchase price of approximately $260.8 million to qualified institutional buyers and accredited investors, at a purchase price of $10.00 per share, and (b) 16,024,914 shares of Class A common stock for an aggregate purchase price of approximately $180.3 million to GIC Private Ltd., at a purchase price of $11.25 per share.

4)

In March 2021, concurrently with the closing of the Business Combination, we granted to certain executive officers (a) options to purchase an aggregate of 5,000,000 shares of our Class A common stock under the 2021 Equity Incentive Plan at an exercise price of $10.00 per share, and (b) an aggregate of 12,500,000 restricted stock units based on shares of Class A common stock under the 2021 Equity Incentive Plan.

5)

In March 2021, concurrently with the closing of the Business Combination, we granted to our Chief Executive Officer an option to purchase 25,000,000 shares of our Class A common stock under the CEO Incentive Plan at an exercise price of $10.00 per share.

6)

Legacy View granted certain of its employees, directors and consultants, options to purchase an aggregate of 260,271,139 shares of Class A common stock at exercise prices of $0.19 to $0.37 per share under its Amended and Restated 2018 Equity Incentive Plan. Upon the closing of the Business Combination, such options were automatically and without any required action on the part of any holder or beneficiary thereof, assumed by us and converted into options to purchase an aggregate of 6,051,304 shares of Class A common stock at exercise prices of $8.18 to $15.92 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Exhibit Title

2.1+	Agreement and Plan of Merger, dated as of November 30, 2020, by and among CF Finance Acquisition Corp. II, PVMS Merger Sub, Inc., and View, Inc. (incorporated by reference to Exhibit 2.1 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on February 11, 2021).

3.1	Amended and Restated Certificate of Incorporation of View, Inc. (incorporated by reference to Exhibit 3.3 to View, Inc.’s Form 8-K, filed with the SEC on March 12, 2021).

3.2	Amended and Restated Bylaws of View, Inc. (incorporated by reference to Exhibit 3.5 to View, Inc.’s Form 8-K, filed with the SEC on March 12, 2021).

4.1	Warrant Agreement, dated August 26, 2020, by and between Continental Stock Transfer & Trust Company and CF Finance Acquisition Corp. II (incorporated by reference to Exhibit 4.1 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on September 1, 2020).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to CF Finance Acquisition Corp. II’s Registration Statement on Form S-1, filed with the SEC on August 14, 2020).

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1	Form of Subscription Agreement, by and between CF Finance Acquisition Corp. II and the undersigned subscriber thereto (incorporated by reference to Exhibit 10.1 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on February 11, 2021).

10.2	Subscription Agreement, dated January 11, 2021, by and between CF Finance Acquisition Corp. II and the Subscriber named therein (incorporated by reference to Exhibit 10.1 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on January 11, 2021).

10.3	Form of Lock-Up Agreement, by and among CF Finance Acquisition Corp. II, View, Inc. and the undersigned holder thereto (incorporated by reference to Exhibit 10.4 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on February 11, 2021).

10.4	Registration Rights Agreement, by and among CF Finance Acquisition Corp. II and the undersigned investors listed thereto (incorporated by reference to Exhibit 10.5 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on February 11, 2021).

10.5	Registration Rights Agreement, dated as of August 26, 2020, by and among CF Finance Acquisition Corp. II, CF Finance Holdings II, LLC and the other parties thereto (incorporated by reference to Exhibit 10.3 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on September 1, 2020).

10.6	First Amendment to Registration Rights Agreement, dated as of March 8, 2021, by and among CF Finance Acquisition Corp. II, CF Finance Holdings II, LLC and the undersigned investors listed thereto (incorporated by reference to Exhibit 10.5 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on March 12, 2021).

Exhibit Number	Exhibit Title

10.7	Sponsor Support Agreement, dated as of November 30, 2020, by and among CF Finance Acquisition Corp. II, CF Finance Holdings II, LLC, and View, Inc. (incorporated by reference to Exhibit 10.3 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on February 11, 2021).

10.8	Form of Director Indemnification Agreement, by and between View, Inc. and the undersigned director thereto (incorporated by reference to Exhibit 10.8 to CF Finance Acquisition Corp. II’s Form S-4, filed with the SEC on December 23, 2020).

10.9	2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to View, Inc.’s Form 8-K, filed with the SEC on March 12, 2021).

10.10	2021 Chief Executive Officer Incentive Plan (incorporated by reference to Exhibit 10.7 to View, Inc.’s Form 8-K, filed with the SEC on March 12, 2021).

10.11*	Forms of Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement under the 2021 Equity Incentive Plan

10.12*	Forms of Notice of Stock Option Grant and Stock Option Agreement under the 2021 Equity Incentive Plan

10.13*	Notice of Stock Option Grant and Stock Option Agreement under the 2021 Chief Executive Officer Incentive Plan

10.14	Form of Executive Officer Employment Agreement, by and between View, Inc. and the undersigned executive officer thereto (incorporated by reference to Exhibit 10.9 to CF Finance Acquisition Corp. II’s Form S-4, filed with the SEC on December 23, 2020).

10.15	Employment Agreement, dated November 21, 2018, by and between View. Inc. and Rao Mulpuri (incorporated by reference to Exhibit 10.10 to CF Finance Acquisition Corp. II’s Form S-4, filed with the SEC on December 23, 2020).

10.16	Industrial Lease Agreement, dated May 31, 2012, by and between Soladigm, Inc. and Bryan Family Partnership II, LTD (incorporated by reference to Exhibit 10.13 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on January 26, 2021).

10.17	First Amendment to Industrial Lease Agreement, dated October 7, 2014, by and between View, Inc. and 195 S. Milpitas Boulevard, LLC (incorporated by reference to Exhibit 10.14 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on January 26, 2021).

10.18	Second Amendment to Industrial Lease Agreement, dated October 2, 2017, by and between View, Inc. and Jefferson Fields, LLC (incorporated by reference to Exhibit 10.15 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on January 26, 2021).

10.19	Industrial Lease Agreement, dated July 30, 2010, by and between Soladigm, Inc. and Industrial Developments International, Inc. (incorporated by reference to Exhibit 10.16 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on January 26, 2021).

10.20	First Amendment To Industrial Lease Agreement, dated September 10, 2015, by and between View, Inc. and Industrial North American Properties XI, LLC (incorporated by reference to Exhibit 10.17 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on January 26, 2021).

10.21	Second Amendment to Industrial Lease Agreement, dated March 1, 2018, by and between View, Inc. and Industrial North American Properties XI, LLC (incorporated by reference to Exhibit 10.18 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on January 26, 2021).

Exhibit Number	Exhibit Title

10.22+	Form of Stockholder Voting Agreement, by and among CF Finance Acquisition Corp. II and certain stockholders of View, Inc. (incorporated by reference to Exhibit 10.2 to CF Finance Acquisition Corp. II’s Form S-4/A, filed with the SEC on February 11, 2021).

16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission, dated March 12, 2021 (incorporated by reference to Exhibit 16.1 to View, Inc.’s Form 8-K, filed with the SEC on March 12, 2021).

21.1	List of Subsidiaries of View, Inc. (incorporated by reference to Exhibit 21.1 to View, Inc.’s Form 8-K, filed with the SEC on March 12, 2021).

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm for View, Inc.

23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.3*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for CF Finance Acquisition Corp. II.

24.1*	Power of Attorney (included on signature page).

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definitions Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
**	To be filed by amendment.
+

Certain schedules to this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. View hereby agrees to furnish supplementally a copy of all omitted schedules to the SEC upon request; however, the Registrant may request confidential treatment of omitted items.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)

each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milpitas, CA, on April 7, 2021.

VIEW, INC.

By:	/s/ Vidul Prakash
Name: Vidul Prakash
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vidul Prakash and Bill Krause, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ Rao Mulpuri Rao Mulpuri	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 7, 2021

/s/ Vidul Prakash Vidul Prakash	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	April 7, 2021

/s/ Tom Leppert Tom Leppert	Director	April 7, 2021

/s/ Harold Hughes Harold Hughes	Director	April 7, 2021

/s/ Nigel Gormly Nigel Gormly	Director	April 7, 2021

/s/ Toby Cosgrove Toby Cosgrove	Director	April 7, 2021

/s/ Lisa Picard Lisa Picard	Director	April 7, 2021